As filed with the Securities and Exchange Commission on September 25, 2025.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Exzeo Group, Inc.

(Exact name of registrant as specified in its charter)

Florida	6331	85-2578837
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1000 Century Park Drive

Tampa, Florida 33607

813-776-1000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Paresh Patel, Chief Executive Officer

Kevin Mitchell, President

Exzeo Group, Inc.

1000 Century Park Drive

Tampa, Florida 33607

813-776-1000

(Name, address, including zip code, and telephone number including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Curt P. Creely Carrie Long Megan Odroniec Foley & Lardner LLP 100 North Tampa Street, Suite 2700 Tampa, Florida 33602 (813) 229-2300	Thomas S. Levato DLA Piper LLP (US) 1251 Avenue of the Americas 27th Floor New York, New York 10020 (212) 335-4500

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell, and it is not soliciting an offer to buy, these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated September 25, 2025

PRELIMINARY PROSPECTUS

    Shares

Common Stock

This is an initial public offering of     shares of our common stock.

Prior to this offering, there has been no public market for our common stock. It is currently estimated that the initial public offering price will be between $     and $     per share. We intend to apply to list our common stock on the New York Stock Exchange (“NYSE”) under the symbol “XZO”.

Immediately after this offering, HCI Group, Inc., or HCI, will own 75,000,000 shares of our common stock, which will represent approximately     % of our total outstanding shares of common stock and voting power. As long as HCI continues to control shares representing a majority of our voting power, it will generally be able to determine the outcome of all corporate actions requiring shareholder approval, including the election of directors. As a result, we believe we are eligible for, but do not intend to take advantage of, the “controlled company” exemptions to the corporate governance rules for NYSE-listed companies.

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), and, as such, are subject to reduced public company reporting requirements. See “Prospectus Summary — Emerging Growth Company Status.”

Investing in our common stock involves risks. See “Risk Factors” beginning on page 13 to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission or other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial Public Offering Price	$	$
Underwriting Discounts and Commissions(1)	$	$
Proceeds, Before Expenses, to Exzeo Group, Inc.	$	$

(1)	See “Underwriting” for a description of the compensation payable to the underwriters.

The underwriters have options for a period of 30 days from the date of this prospectus to purchase up to a maximum of     additional shares of our common stock from us at the initial public offering price, less the underwriting discounts and commissions.

At our request, the underwriters have reserved up to 5% of the shares of common stock offered by this prospectus for sale, at the initial public offering price, to certain individuals associated with us and our stockholders. See “Underwriting—Directed Share Program.”

Delivery of the shares of common stock will be made on or about    , 2025.

Joint Bookrunning Managers

Truist Securities

Citizens Capital Markets	William Blair

Co-Manager

Fifth Third Securities

The date of this prospectus is    , 2025.

Neither we nor the underwriters have authorized anyone to provide you with any information other than that contained in this prospectus and any free writing prospectus prepared by or on behalf of us that we have referred to you. If anyone provides you with additional, different or inconsistent information, we and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, such information. Offers to sell, and solicitations of offers to buy, shares of our common stock are being made only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. Our business, financial condition, operating results and prospects may have changed since such date.

Presentation and Other Information

In this prospectus, “Exzeo,” the “company,” “our company,” “we,” “us” and “our” refer to Exzeo Group, Inc. and its consolidated subsidiaries.

No action is being taken by us or the underwriters in any jurisdiction outside the United States to permit a public offering of shares of common stock or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States must inform themselves about and observe any restrictions relating to this offering and the distribution of this prospectus applicable to that jurisdiction.

Certain monetary amounts, percentages and other figures included in this prospectus have been subject to rounding adjustments. Percentage amounts included in this prospectus have not in all cases been calculated on the basis of such rounded figures, but on the basis of such amounts prior to rounding. For this reason, percentage amounts in this prospectus may vary from those obtained by performing the same calculations using the figures in our consolidated financial statements or the figures included elsewhere in this prospectus. Certain other amounts that appear in this prospectus may not sum due to rounding.

Market and Industry Data

This prospectus includes industry and market data that we obtained from periodic industry publications, third-party studies and surveys, filings of public companies in our industry and internal company surveys. These sources include government and industry sources. Industry publications and surveys generally state that the information contained therein has been obtained from sources believed to be reliable. Although we believe the industry and market data to be reliable as of the date of this prospectus, this information could prove to be inaccurate. Industry and market data could be wrong because of the method by which sources obtained their data and because information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. In addition, we do not know all of the assumptions regarding general economic conditions or growth that were used in preparing the forecasts from the sources relied upon or cited herein. Such data and assumptions, including those relating to a specified market’s projected growth or future performance, are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors.” These and other factors could cause future performance to differ materially from such data and estimates. See “Cautionary Note Regarding Forward-Looking Statements.”

Non-GAAP Financial Measures

We present our results of operations in a way that we believe will be the most meaningful and useful to investors, analysts, rating agencies and others who use our financial information to evaluate our performance. Some of the measurements are not required by, or presented in accordance with, accounting principles generally accepted in the United States of America (“GAAP”) under SEC rules and regulations. We refer to these measures as “non-GAAP financial measures.” For example, in this prospectus, we present Adjusted EBITDA and Adjusted Revenue, which are non-GAAP financial measures as defined in Item 10(e) of SEC Regulation S-K. We believe that non-GAAP financial measures, which may be defined and calculated differently by other companies, help explain and enhance the understanding of our results of operations. However, these measures should not be viewed as a substitute for those determined in accordance with GAAP. Reconciliations of our non-GAAP financial measures to the most comparable GAAP figures are included in this prospectus. For further discussion, see “Prospectus Summary—Summary Consolidated Financial Information.”

Trademarks and Service Marks

This prospectus contains references to a number of trademarks and service marks which are our registered trademarks or service marks or which are our trademarks or service marks for which we have pending applications or common law rights. Trade names, trademarks and service marks of other companies appearing in this prospectus are the property of their respective holders. Solely for convenience, the trademarks, service marks and trade names are referred to in this prospectus without the ®, TM or SM symbols, but such references are not intended to indicate, in any way, that we or other owner thereof will not assert, to the fullest extent under applicable law, our or such owner’s rights to these trademarks, service marks and trade names. We do not intend our use or display of other companies’ trademarks, service marks or trade names to imply a relationship with, or endorsement or sponsorship of us by, such other companies.

Until      , all dealers that buy, sell or trade these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscription.

PROSPECTUS SUMMARY

The following summary contains selected information about us and about this offering. It does not contain all of the information that may be important to you. You should review this prospectus in its entirety, including matters set forth under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the Consolidated Financial Statements and the notes thereto included elsewhere in this prospectus. Some of the statements in the following summary constitute forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements.”

Our Business

Who We Are

Exzeo provides turnkey insurance technology and operations solutions to insurance carriers and their agents based on a proprietary platform of purpose-built software and data analytics applications that are specifically designed for the property and casualty, or P&C, insurance ecosystem. Exzeo’s Insurance-as-a-Service (IaaS) platform, which we refer to as the “Exzeo Platform,” currently includes nine highly configurable software and data analytics applications that are purpose-built to serve insurance companies and other customers in the insurance value chain.

Through the Exzeo Platform, Exzeo provides technology-based solutions and services for all operational and administrative activities and functions needed by P&C insurance carriers and their agents, including quoting and underwriting, policy management, claims processing management, data reporting, and financial reporting. As a result, the Exzeo Platform streamlines and automates the interaction between insurance carriers and their policyholders.

Exzeo was established in 2012 as the technology and innovation division of HCI Group, Inc., or HCI, a leading underwriter of homeowners insurance in Florida and 12 other states. Exzeo’s initial customers are insurance carriers or their managing general agent that are owned or managed by HCI and its subsidiaries, and Exzeo has derived substantially all of its revenues to date from such customers. In addition to working with existing customers to expand their business, Exzeo intends to develop new customer partnerships with additional carriers and their agents by introducing them to the advantage of our technology. Exzeo was founded with a clear mission: to develop a platform that enhances underwriting margins, reduces operating expenses, enables rapid expansion across both geographic markets and product lines, and delivers a streamlined, user-friendly experience for both carriers and policyholders.

Exzeo’s data-centric technology and mission inspired its name, which is derived from the combination of three words that describe the “Big Data” it collects and utilizes in its products and services: Exabyte (a million trillion – 1018 – bytes), Zettabyte (1021 bytes) and Yottabyte (1024 bytes).

Exzeo generates revenue from underwriting and management services, claim services, and other technology services that are provided through and powered by the Exzeo Platform. Exzeo provides its solutions and technologies to customers under contracts with a variable fee structure that is typically based on a percentage of premium managed through the Exzeo Platform. Exzeo believes that this fee structure is beneficial to customers because it is designed to allow customers to scale while optimizing for operational efficiencies and without significant up-front technology expenditures.

We currently hold insurance agency or managing general agent licenses, as appropriate, in 29 states. Through the Exzeo Platform, we currently provide services in the following 13 states in which our customers have operations: Florida, Connecticut, Georgia, Massachusetts, Montana, North Carolina, New Jersey, New Mexico, Nevada, Rhode Island, South Carolina, South Dakota, and Utah. We intend to expand our operations (and obtain additional licenses as needed) in the 21 remaining states based upon growth plans of our existing customers or the existing geographies and growth plans of new customers with which we engage.

The Exzeo Platform

The Exzeo Platform is a proprietary software, analytics, and visualization tools platform that can support, enhance and/or replace legacy operational systems that are inefficient but commonplace across the insurance industry. With the Exzeo Platform, Exzeo has created and refined several out-of-the-box software offerings that can be tailored to a customer’s specific insurance portfolio and operational needs. The Exzeo Platform accumulates, verifies, and analyzes proprietary and third-party data within its large data warehouse that is critical to making profitable insurance decisions in near real-time, and without the need of human underwriting input. A team of over 175 developers and data scientists work and collaborate daily to build, implement, and upgrade the Exzeo Platform.

The Exzeo Platform is designed to be highly scalable and to optimize the performance of companies that operate in the insurance markets to the benefit of policyholders, capital providers, and other participants in the P&C insurance value chain. Exzeo’s technology-led solutions currently support the management of over $1.2 billion of in-force premium across 13 states and 4 insurance companies.

Long-Standing P&C Software Development

Source: Company data

(1)	Customer Premiums-in-Force managed by Exzeo.

The Exzeo Platform has three core components: advanced underwriting solutions, data analytics solutions, and insurance management solutions.

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Advanced Underwriting Solutions – Successful decision-making in the insurance industry requires the ability both to consume large sets of structured and unstructured data and to transform those data into actionable underwriting decisions. Exzeo has a 13-year track-record of turning Big Data into predictive algorithms to enhance underwriting decisions. Exzeo’s technology platform uses a micro-site organizational structure to give customers maximum flexibility to optimize for underwriting characteristics specific to an individual insurance company’s risk appetite. By making precise decisions at the individual risk level, Exzeo’s models help insurers build portfolios focused on profitable risk accumulation.

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Data Analytics Solutions – The Exzeo Platform transforms both structured and unstructured data into an actionable format to power its advanced decision-based models and workflow systems. We believe that this purely data-driven decision approach enhances capabilities across a carrier’s entire organization, including underwriting, portfolio construction, and claims management.

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Insurance Management Solutions – The Exzeo Platform is designed to handle all day-to-day activities of insurance carriers. Exzeo provides front-end distribution management, underwriting and pricing models, policy administration and claims management, and currently supports the operations of managing general agents, attorney-in-fact companies, and insurance/reinsurance carriers and capital providers. The Exzeo Platform utilizes automated underwriting that requires minimal information from the insurance agent and leverages the extensive internal data repository that Exzeo develops and curates. Delivered through a flexible, web-based interface, Exzeo’s suite of applications offers scalable and efficient solutions for insurance company management and operations.

The Exzeo Value Proposition

Exzeo has an innovative approach that we believe enables customers to fundamentally reimagine their investments in technology. Exzeo offers a differentiated platform designed to achieve two paramount objectives:

•	Delivering a comprehensive suite of products that supports the full underwriting infrastructure, and

•	Providing a technology solution purpose-built to drive enhanced underwriting performance for its customers.

The Exzeo Platform is structured primarily as a variable-cost model to its customers, wherein insurance companies are charged based on the volume of premium managed through the platform. Upfront expenditures by customers to begin utilizing the platform are minimal, enabling carriers to adopt the solution with limited initial financial burden.

We believe that this model inherently aligns Exzeo’s incentives with those of its customers. Exzeo is motivated to support customers in optimizing profitability within their existing premium portfolios while facilitating growth in the most profitable lines of business. Consequently, we believe that the success of Exzeo is directly and meaningfully aligned with the success of its customers.

We believe that the effectiveness of the Exzeo Platform is demonstrated by its initial carrier customers’ market-leading results. Exzeo’s customers experienced an approximate 12 percentage point improvement in their average loss ratio compared with the Florida homeowners’ insurance industry average loss ratio during the years 2017-2024 (representing the period post-application of the Exzeo Platform to our initial customers), and Exzeo’s customers enjoyed increased efficiency with an expense ratio (i.e., the dollar amount of operating cost needed to manage $1 of premium) of its customers improving by approximately 14 percentage points in 2024 compared to 2017. See “Our Business – Exzeo Platform Customer Case Studies – HCI’s Industry Leading Underwriting Margins.”

Solutions Overview

Exzeo generates revenue from three primary sources: underwriting and management services, claim services, and other technology services. Underwriting and management services include policy issuance and renewal, reinsurance placement, and administrative support, with fees tied to a percentage of premiums written or assumed, plus related policy fees. Claim services involve investigating, adjusting, and settling claims, including catastrophe-related claims, with pricing based on percentage of premiums written or assumed, fees per claim or a percentage of the covered loss. Other technology services are primarily derived from proprietary software solutions offered through Software-as-a-Service, or SaaS, service agreements, with fees based on a combination of policy or claim volumes, fixed charges, or percentages of claims handled.

Our Growth Strategy

Based on the use of the Exzeo Platform and the performance and growth of our current customers to date, we intend to pursue multiple opportunities to expand our customer base and grow managed premium for current and future customers. The following are the key elements of our growth strategy:

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Improve customer margins: We intend to work with our existing customers to enable them to continue to profitably grow their premium over time and to work with new carriers to profitably grow their business with the use of the Exzeo Platform and our solutions.

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Expand customer base: In addition to working with existing customers to expand their business, we intend to develop new customer partnerships with additional carriers and their agents by introducing them to the advantage of our technology and variable fee structure. While we currently have one customer that is not affiliated with HCI, we do not expect to generate significant revenue from this customer in the current fiscal year. As such, a key component of our growth strategy is to broaden our customer base beyond affiliates of HCI and reduce our reliance on a concentrated group of customers over time.

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Facilitate the rapid growth of our customers: Insurance companies have different approaches to growth due to capital flexibility, market opportunity, and other factors. Exzeo gives customers flexibility to pursue their growth objectives including quickly capitalizing on growth opportunities in a cost-efficient manner, while giving them the tools to make sound underwriting decisions. We intend to work with customers to facilitate rapid growth through the use and advantages of our platform.

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Allow customers to grow into new states: Exzeo will work with existing and new customers on our platform to execute on expansion into new states and across the nation and to seize on customers’ growth opportunities.

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Allow customers to enter new lines of business: Exzeo’s variable-fee structure means that customers can grow new product lines at a pace that meets both their growth and profitability targets. We intend to work with customers to explore and expand into new lines to facilitate their growth.

Summary Risk Factors

There are a number of risks that you should understand before making an investment decision regarding this offering. These risks are discussed more fully in the section entitled “Risk Factors” following this prospectus summary. If any of these risks actually occur, our business, financial condition, or results of operations would likely be materially and adversely affected. In such case, the trading price of our common stock would likely decline, and you may lose all or part of your investment. These risks include, but are not limited to:

Risks Related to Our Business and Industry

•	We may not maintain profitability in the future.

•	We expect a number of factors to cause our results of operations to fluctuate on a quarterly and annual basis, which may make it difficult to predict our future performance.

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We may lose our existing customers and/or fail to acquire new customers. We expect to continue to rely on a relatively small number of customers (including our existing customers) for a substantial portion of our revenue.

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Our success will depend on the continuous development and improvement of our proprietary Insurance-as-a-Service platform of products and services, including the development and implementation of new features and analytical models.

•	We face intense competition in our industry, which could negatively impact our business, results of operations, and financial condition and cause our market share to decline.

•

Natural catastrophes and environmental risks may have significant adverse effects on our customers’ property and casualty insurance businesses, which may prevent us from maintaining or expanding our customer base and increasing our revenue.

Risks Related to Intellectual Property, Data Privacy, and Cybersecurity

•	Our intellectual property and proprietary rights are valuable, and any inability to obtain, maintain, protect, defend, and enforce them could reduce the value of our products and brand.

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An unauthorized disclosure or loss of customer or employee data or information or other sensitive, confidential or personal information, including by cyber-attack or other security breach, or a suspected or actual violation of federal or state data privacy or protection laws, regulations or other obligations, could cause a loss of data or information, give rise to remediation or other expenses, expose us to liability under federal and state laws, and subject us to litigation and investigations, which could have an adverse effect on our business, cash flows, financial condition, and results of operations.

•	Our information technology systems may fail or be disrupted or subject to errors, bugs, vulnerabilities, or defects, which could adversely affect our business.

•

Any disruption of our Internet connections, including to any third-party cloud providers that host any of our websites or web-based services, could affect the success of our Insurance-as-a-Service platform of products and services and our business.

Risks Related to Regulation of Our Business

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We operate in a highly regulated environment, and any failure to comply with applicable insurance, data privacy, or other regulatory requirements could materially and adversely affect our business, financial condition, and results of operations.

•	Regulatory scrutiny of delegated authority and claims administration functions may increase our regulatory compliance costs, limit our flexibility, and adversely affect our business.

•	We are subject to stringent fiduciary duties with respect to insurance premium funds, and noncompliance could result in regulatory enforcement or reputational harm.

•	We are subject to extensive and evolving data privacy and cybersecurity regulation, which could increase our compliance burden and exposure to liability.

•	Our international operations in India expose us to regulatory risks under Indian law and cross-border compliance obligations.

Risks Related to Our Relationship with HCI

•	HCI controls the direction of our business, and the concentrated ownership of our common stock will prevent you and other shareholders from influencing significant decisions.

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If HCI sells a controlling interest in us to a third party in a private transaction, you may not realize any change-of-control premium on shares of our common stock, and we may become subject to the control of a currently unknown third party.

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HCI’s interests may conflict with our interests and the interests of our other shareholders. Conflicts of interest between HCI and us could be resolved in a manner unfavorable to us and our other shareholders.

•	Our Chief Executive Officer and Chairman of our board of directors may have actual or potential conflicts of interest because of his financial interests in HCI or because of his positions with HCI.

•	We have, and expect to continue to have, significant customer concentration, and substantially all of our revenues to date are from customers who are affiliated with our controlling shareholder, HCI.

•	We may be unable to achieve some or all of the anticipated benefits of being a standalone public company.

Risks Related to Our Common Stock and the Securities Markets

•	There is no existing market for our common stock and an active, liquid trading market for our common stock may not develop following this offering.

•	The market price of our common stock may be highly volatile, and you may not be able to resell your shares at or above the initial public offering price.

•	Holders of our common stock may be diluted and our stock price may decline due to equity issuances.

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We are an emerging growth company and the information we provide shareholders may be different from information provided by other public companies, which may result in a less active trading market for our common stock and higher volatility in our stock price.

Emerging Growth Company Status

We are an “emerging growth company,” as defined by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). We will continue to be an emerging growth company until the earliest to occur of the following:

•	the last day of the fiscal year in which our total annual gross revenues first meet or exceed $1.235 billion (as adjusted for inflation);

•	the date on which we have, during the prior three-year period, issued more than $1.0 billion in non-convertible debt;

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the last day of the fiscal year in which we (i) have an aggregate worldwide market value of common stock held by non-affiliates of $700 million or more (measured at the end of each fiscal year) as of the last business day of our most recently completed second fiscal quarter and (ii) have been a reporting company under the Securities Exchange Act of 1934 (the “Exchange Act”), for at least one year (and have filed at least one annual report under the Exchange Act); or

•

the last day of the fiscal year following the fifth anniversary of the date of the first sale of our common stock pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”).

For as long as we are an emerging growth company, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements in the assessment of our internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements, and exemptions from the requirement of holding a nonbinding advisory vote on executive compensation and shareholder approval on golden parachute compensation not previously approved. We may choose to take advantage of some or all of these reduced burdens. For example, we have taken advantage of the reduced disclosure obligations regarding executive compensation in this prospectus.

For as long as we take advantage of the reduced reporting obligations, the information we provide shareholders may be different from information provided by other public companies. In addition, it is possible that some investors will find our common stock less attractive as a result of these elections, which may result in a less active trading market for our common stock and higher volatility in the price of our common stock.

We have elected to not take advantage of the extended transition period that allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies, which means that the financial statements included in this prospectus, as well as financial statements we file in the future, will be subject to all new or revised accounting standards generally applicable to public companies. Our election not to take advantage of the extended transition period is irrevocable.

Our Corporate Information

Exzeo Group, Inc. is the registrant and the issuer of the common stock being sold in this offering. Our corporate headquarters is located at 1000 Century Park Dr, Tampa, FL 33607. Our telephone number is (813) 776-1000. Our website address is www.exzeo.com. Information contained on, or that can be accessed through, our website is not part of, and is not incorporated into, this prospectus.

Exzeo was established in 2012 as the technology and innovation division of HCI. We are now a majority owned subsidiary of HCI. HCI is a Florida corporation and publicly traded company listed on the New York Stock Exchange under the symbol “HCI” with operations in homeowners’ insurance, reinsurance, real estate, and information technology. Immediately prior to this offering, HCI holds approximately 90.69% of our outstanding common stock, and current and former employees and directors of Exzeo hold the remaining approximately 9.31%.

We were incorporated in the State of Florida on July 21, 2020 as TypTap Insurance Group, Inc. In February 2025, we changed our name to Exzeo Group, Inc. Exzeo Group, Inc. operates through the following wholly owned subsidiaries: (i) Exzeo Insurance Services, Inc., a Florida corporation that, among other things, handles claims processing, policyholder service, and marketing; (ii) Exzeo USA, Inc., a Florida corporation focused on developing software products to modernize the insurance industry; (iii) Dark Horse Re, LLC, a Florida limited liability company that provides reinsurance intermediary brokerages; and (iv) Cypress Tech Development Company, Inc., a Florida corporation which also owns Exzeo Software Private Limited, a subsidiary domiciled in India. Following this offering, Exzeo Group, Inc. will continue to be majority owned by HCI but will be managed and operated primarily as an independent public company. After giving effect to the offering at a price per share of $    (the midpoint of the range set forth on the cover of this prospectus) and assuming the exercise in full of the underwriters’ option, HCI will own approximately    % of our outstanding common stock, current and former employees and directors of Exzeo will own approximately    %, and investors in this offering will own approximately    %.

The chart below displays the structure described above.

The Offering

Common stock offered by us	shares (or shares if the underwriters exercise in full their option to purchase additional shares).

Underwriters’ option to purchase additional shares of common stock	The underwriters have an option to purchase up to additional shares of common stock from us at the initial public offering price, less underwriting discounts and commissions. The underwriters can exercise this option at any time within 30 days from the date of this prospectus.

Common stock to be outstanding after this offering	shares (or shares if the underwriters exercise their option to purchase additional shares from us in full).

Use of proceeds	We estimate that we will receive net proceeds from the sale of shares of our common stock in this offering of approximately $ million, assuming an initial public offering price of $ per share (the midpoint of the range set forth on the cover of this prospectus), and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds from this offering for general corporate purposes, including working capital, software development, operating expenses and capital expenditures. Additionally, we may use a portion of the net proceeds to acquire or invest in businesses or technologies. However, currently we do not have agreements or commitments for any material acquisitions or investments. Pending the use of proceeds from this offering as described above, we plan to invest the net proceeds that we receive in this offering in short-term and intermediate-term interest-bearing obligations, investment-grade investments, certificates of deposit, or direct or guaranteed obligations of the U.S. government. Our management will have broad discretion in the application of the net proceeds from this offering and investors will be relying on the judgment of our management regarding the application of the proceeds. See “Use of Proceeds.”

Dividend policy	We do not expect to pay any dividends on our common stock for the foreseeable future. See “Dividend Policy.”

Trading symbol	We intend to apply to list our common stock on the New York Stock Exchange (“NYSE”) under the symbol “XZO”.

Directed share program

At our request, the underwriters have reserved up to 5% of the shares of common stock offered by this prospectus for sale, at the initial public offering price, to certain individuals associated with us and our stockholders. The sales will be administered by Truist Securities, Inc., an underwriter in this offering, and its affiliates. The number of shares of common stock available for sale to the general public will be reduced to the extent these persons purchase such reserved shares of common stock. Any reserved shares of common stock that are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares of common stock offered by this prospectus. See “Underwriting—Directed Share Program.”

Risk factors	Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 13 of this prospectus for a discussion of factors you should carefully consider before investing in our common stock.

The number of shares of our common stock that will be outstanding immediately after this offering is based on shares of our common stock outstanding as of     , 2025.

The number of shares of our common stock to be outstanding after this offering excludes:

•	6,350,000 shares of our common stock issuable upon the exercise of options granted under our 2021 Omnibus Incentive Plan, or 2021 Omnibus Plan, at an exercise price of $23.00 per share;

•

3,275,776 shares of common stock reserved for future issuance under the 2021 Omnibus Plan, as well as any automatic increases in the number of shares of common stock reserved for future issuance under the plan; and

•

10,000,000 shares of our common stock reserved for future issuance under our 2025 Omnibus Incentive Plan, or 2025 Omnibus Plan, which will become effective in connection with this offering (which number includes 3,275,776 shares of common stock available for future issuance under the 2021 Omnibus Plan), and shares of our common stock that become available pursuant to provisions in the 2025 Omnibus Plan that automatically increase the share reserve under the 2025 Omnibus Plan.

Unless the context otherwise requires, the information in this prospectus:

•	assumes that the shares of our common stock to be sold in this offering are sold at $ per share (the midpoint of the range set forth on the cover of this prospectus);

•	assumes that all shares of our common stock offered hereby are sold;

•	assumes no exercise by the underwriters of their option to purchase additional shares; and

•

gives effect to the filing and effectiveness of our amended and restated articles of incorporation and the adoption of our amended bylaws, each of which will occur immediately prior to the completion of this offering.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

The following tables present summary historical consolidated financial data of Exzeo Group, Inc. and its consolidated subsidiaries.

The summary historical consolidated financial and other data presented below do not purport to be indicative of the results that can be expected for any future period and should be read together with “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included elsewhere in this prospectus.

	As of June 30,	As of December 31,
	2025	2024	2023
($ in thousands)	(Unaudited)
Cash and cash equivalents	$110,732	$54,502	$15,055
Assets of discontinued operations	—	—	576,376
Total assets	160,812	89,441	625,007
Contract liabilities	82,205	55,576	40,080
Liabilities of discontinued operations	—	—	439,975
Total liabilities	104,261	73,934	554,142
Total liabilities, redeemable preferred stock and stockholders’ equity	160,812	89,441	625,007

	For the Six Months Ended June 30,		For the Years Ended December 31,
	2025	2024	2024	2023	2022
($ in thousands)	(Unaudited)	(Unaudited)
Revenue	$108,498	$60,305	$133,948	$88,333	$45,631
Cost of revenue	46,122	36,919	80,739	71,061	71,740

Gross profit (loss)	62,376	23,386	53,209	17,272	(26,109)

Operating expenses
Selling, general and administrative	5,666	4,232	8,343	7,898	7,339
Research and development	4,575	3,290	6,514	6,528	4,130
Depreciation and amortization	211	156	335	292	175

Total operating expenses	10,452	7,678	15,192	14,718	11,644

Operating income (loss)	51,924	15,708	38,017	2,554	(37,753)

Operating margin (1)	48%	26%	28%	3%	(83% )

Income (loss) from continuing operations, after taxes	$39,614	$9,111	$26,068	$12,901	$(42,014)

Net cash provided by (used in) operating activities	57,526	18,227	49,266	10,153	(13,990)
Net cash provided by (used in) investing activities	(1,252)	(1,802)	(3,334)	(3,247)	(21,448)
Net cash provided by (used in) financing activities	—	(3,016)	(6,398)	(7,124)	12,066
Other data
Adjusted EBITDA (2)	$54,769	$18,323	$43,958	$7,670	$(32,581)
Adjusted Revenue (3)	102,412	56,414	120,169	80,633	33,899
Adjusted EBITDA Margin (4)	53.5%	32.5%	36.6%	9.5%	(96.1% )

(1)	We define Operating margin as Operating income (loss) as a percentage of Revenue.

(2)

We define Adjusted EBITDA, as net income (loss), adjusted to exclude income tax, interest expense, investment income, depreciation and amortization, and stock-based compensation expense. We use Adjusted EBITDA as a key measure of our operating performance and to assess the results of our business excluding certain items that we believe are not indicative of our core operating results. However, Adjusted EBITDA should not be viewed in isolation or as a substitute for Net income (loss) calculated in accordance with GAAP, and other companies may define Adjusted EBITDA differently. Refer to “Management’s Discussion and Analysis - Non-GAAP Financial Measures” for additional details.

(3)

We define Adjusted Revenue as the portion of total GAAP revenue that is earned through services delivered directly via our proprietary platform technology, without being outsourced to third-party service providers. This metric excludes revenue associated with services primarily within claims management that we outsource to a subsidiary of HCI. Although this revenue is recognized on a gross basis because we are considered the principal in the transaction, the economics are largely neutral, as the related costs incurred from outsourced service providers closely match the revenue recognized. We believe the Adjusted Revenue provides investors with useful insight into the performance and scalability of our core platform services and helps clarify the underlying revenue contribution from internally delivered operations. This metric also assists management and investors in evaluating period-over-period trends in technology-driven revenue streams, excluding variability associated with outsourced service arrangements. This non-GAAP measure should not be considered in isolation or as a substitute for total revenue or any other performance measure calculated in accordance with GAAP. Refer to “Management’s Discussion and Analysis - Non-GAAP Financial Measures” for additional details.

(4)

We define Adjusted EBITDA Margin, as Adjusted EBITDA expressed as a percentage of Adjusted Revenue. This measure provides management and investors with additional insight into our operating efficiency and the scalability of our business model, as it reflects our progress toward long-term profitability.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the following risks and uncertainties, together with all of the other information contained in this prospectus, before deciding to invest in our common stock. Our business, financial condition, results of operations, and prospects could be materially and adversely affected by any of these risks or uncertainties, as well as by risks or uncertainties not currently known to us, or that we do not currently believe are material. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to Our Business and Industry

We may not maintain profitability in the future.

We may incur significant losses in the future for a number of reasons, including insufficient growth in the number of new customers, a failure to retain our existing customers, and increasing competition, as well as other risks described in this “Risk Factors” section, and we may encounter unforeseen expenses, difficulties, complications and delays, and other unknown factors. We expect to continue to make investments in the development and expansion of our business, which may not result in increased or sufficient revenue or growth, as a result of which we may not be able to maintain profitability in the future.

We expect a number of factors to cause our results of operations to fluctuate on a quarterly and annual basis, which may make it difficult to predict our future performance.

Our revenue and results of operations could vary significantly from quarter to quarter and year to year and may fail to match periodic expectations as a result of a variety of factors, many of which are outside of our control. Our results may vary from period to period as a result of fluctuations in the number of customers purchasing our insurance technology and operations solutions as well as fluctuations in the timing and amount of our expenses. In addition, the property and casualty insurance industry we serve is subject to its own cyclical trends and uncertainties, including periods of intense pricing competition due to excessive underwriting capacity, periods when shortages of underwriting capacity permit more favorable underwriting profits as well as extreme weather which is often seasonal and may result in volatility in claims reporting and payment patterns. Fluctuations and variability across the industry may also affect our revenue. As a result, comparing our results of operations on a period-to-period basis may not be meaningful, and the results of any one period should not be relied on as an indication of future performance. Our results of operations may not meet the expectations of investors or public market analysts who follow us, which may adversely affect our stock price. In addition to other risk factors discussed in this “Risk Factors” section and elsewhere in this prospectus, factors that may contribute to the variability of our quarterly and annual results include:

•	our ability to attract and retain new customers and retain our existing customers, including in a cost-effective manner;

•	our ability to accurately forecast revenue and losses and appropriately plan our expenses;

•	the effects of increased competition on our business;

•	our ability to successfully expand our business in existing markets and successfully enter new markets;

•	our ability to obtain, maintain, protect, defend, and enforce our existing intellectual property and to create or otherwise acquire new intellectual property;

•	our ability to grow our business and effectively manage that growth;

•	our ability to keep pace with technology changes in the insurance technology industry and the property and casualty insurance industry;

•	the success of our sales and marketing efforts;

•	costs associated with defending claims, including intellectual property infringement, misappropriation, or other claims and related judgments or settlements;

•	the impact of, and changes in, governmental or other regulations affecting our business;

•	the attraction and retention of qualified employees and key personnel;

•	the effectiveness of our internal controls; and

•	changes in our tax rates or exposure to additional tax liabilities.

We may lose our existing customers and/or fail to acquire new customers.

Our future operating results will depend, in part, on the rate at which we acquire new customers and on our ability to maintain our relationships with existing customers as measured by the amount of managed premium on our Insurance-as-a-Service platform. Our ability to support this expansion depends on the performance of our customer, onboarding, and support teams, which are critical to ensuring high customer satisfaction, adoption, and retention.

We believe that growth of our business and revenue depends upon our ability to expand our business in the geographic markets that we currently serve by retaining our existing customers and adding new customers and to expand our business into new geographic markets across the nation. Expanding into new geographic markets takes time, requires us to navigate and comply with new regulations, and may occur more slowly than we expect. If we lose our existing customers, our value will diminish, materially and adversely impacting our business, operating results and financial condition, our ability to implement our business plan, and, unless we have acquired significant new customers, our ability to continue to operate. In addition, the loss of future customers could lead to diminished revenue, which would adversely impact our profitability. If we fail to remain competitive on customer experience, pricing, and service options, our ability to grow our business may also be adversely affected.

Further, our ability to attract new customers may be adversely affected by the fact that we are majority-owned by HCI, who competes with certain potential customers. Prospective customers who view HCI as a competitor may be reluctant to engage with us, or may elect to seek products and services from other providers, which could materially and adversely impact our growth prospects and results of operations. In addition, customers who compete with HCI may be hesitant to share sensitive business information or data with us, out of concern that such information or data could be accessible to, or used by, HCI to the detriment of the customer, which may further inhibit our ability to win new business.

While a key part of our business strategy is to retain and add customers in our existing markets, we also intend to expand our operations into new markets. In doing so, we may incur losses or otherwise fail to enter new markets successfully. Our expansion into new markets may place us in unfamiliar competitive environments and involve various risks, including competition, government regulation, the need to invest significant resources, and the possibility that returns on such investments will not be achieved for several years or at all.

There are many factors that could negatively affect our ability to grow our customer base, including if:

•	our proprietary Insurance-as-a-Service platform of products and services fails to achieve market acceptance;

•

competing platforms, solutions, products, and services that serve as substitutes for, or represent an improvement over, our platform, solutions, products, and services are introduced and gain market share;

•	we lose customers to new market entrants and/or existing competitors;

•	we do not obtain regulatory approvals necessary for expansion into new markets;

•	we fail to effectively market and advertise;

•	we suffer reputational harm to our brand including from negative publicity, whether accurate or inaccurate;

•	we fail to provide effective updates to our existing platform, solutions, products, and services or to keep pace with technological improvements in our industry;

•

technical or other problems frustrate the policyholder experience, particularly if those problems prevent us from processing and paying claims in a fast and reliable manner, or affect the functionality of the policy administration and underwriting systems; or

•	we fail to obtain, maintain, protect, defend, and enforce our intellectual property and proprietary rights.

Our inability to overcome these challenges could impair our ability to attract and retain new customers and retain our existing customers and could have a material adverse effect on our business, operating results, and financial condition.

In addition, if the market for our platform, solutions, products, and services grows more slowly than anticipated, or if demand for our platform, solutions, products, and services does not grow as quickly as anticipated, whether as a result of competition, pricing sensitivities, product obsolescence, technological change, unfavorable economic conditions, uncertain geopolitical environment, budgetary constraints of our customers, or other factors, our business, results of operations, and financial condition would be adversely affected.

We have relied on a small number of customers, all of which are affiliated with HCI, for all of our revenue, and we expect to continue to rely on a relatively small number of customers (including our existing customers) for a substantial portion of our revenue. The loss of any of these customers would significantly harm our business, results of operations, and financial condition.

All of our revenue prior to this offering comes from a small number of customers, all of which are affiliated with HCI, and we expect that our future revenue will continue to be dependent on a relatively small number of customers in the property and casualty insurance industry, which may be adversely affected by worldwide economic, environmental, public health, and political conditions. While we expect this reliance to decrease over time as our customer base and revenue grow, we expect that we will continue to depend upon a relatively small number of customers (including our existing customers) for a significant portion of our revenue for the foreseeable future. The loss of any of these customers or a reduction in revenue from any of these customers would significantly harm our business, results of operations, and financial condition. If we fail to successfully sell our insurance technology and operations solutions to one or more of these anticipated or existing customers or fail to identify additional potential customers or such customers purchase fewer of our insurance technology and operations solutions, defer or terminate agreements, fail to renew their agreements or otherwise terminate or scale back their relationship with us, our business, results of operations, and financial condition would be harmed. Additionally, if one or more of these anticipated customers do not enter into an agreement with us in any particular period, or if we fail to achieve any required performance criteria for one or more of these relatively small number of customers, our quarterly and annual results of operations may fluctuate significantly.

Our success will depend on the continuous development and improvement of our proprietary Insurance-as-a-Service platform of products and services, including the development and implementation of new features and analytical models.

To date, our Insurance-as-a-Service platform of products and services has only been utilized internally by affiliates of our company. Our future success will depend on the continuous development and improvement of our proprietary Insurance-as-a-Service platform of products and services, including further refinements and enhancements to our data engine, analytical models, proprietary underwriting algorithms, and agent and customer interfaces. The success of our efforts to further develop and refine our Insurance-as-a-Service platform depends on several factors, including the timely completion, introduction and effectiveness of such refinements and enhancements. We may not be successful in either developing these refinements and enhancements or in bringing them into use in a timely fashion. Our Insurance-as-a-Service platform is expensive and complex, and its continuous development, maintenance and operation may entail unforeseen difficulties, including performance problems or undetected defects, errors, failures, bugs, or vulnerabilities. We may encounter technical obstacles, especially in implementing our platform for new third-party customers, and it is possible that we may discover additional problems that prevent our technology from operating properly. Any of these possibilities would result in a material adverse effect on our business, results of operations, and financial condition.

Estimates of market opportunity may prove to be inaccurate.

Market opportunity estimates, including those we have generated ourselves, are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. The variables that go into the calculation of our market opportunity are subject to change over time, and there is no guarantee that any particular number or percentage of potential customers covered by our market opportunity estimates will purchase our insurance technology and operations solutions at all or generate any particular level of revenue for us. Any expansion of our business depends on a number of factors, including the cost, performance, and perceived value associated with our platform, solutions, products, and services and those offered by our competitors.

We face intense competition in our industry, which could negatively impact our business, results of operations and financial condition and cause our market share to decline.

The market for our insurance technology and operations solutions is intensely competitive and fragmented. This market is subject to changing technology, shifting customer needs, and introductions of new products, solutions, and services. Competitors vary in size and in the breadth and scope of the products, solutions, and services offered. In addition, the competitors we face in any particular sale may change depending on, among other things, the breadth and scope of the products, solutions, and services being sold, the geography in which we are operating, and the size of the insurance carrier to which we are selling. The principal competitive factors in our industry include total cost of ownership, product functionality, flexibility, and performance, customer references, and in-depth knowledge of the property and casualty insurance industry. Competitors may also compete on the basis of the time and cost required for implementation of the applicable products, solutions, and services and/or unique features or functions.

Additionally, we believe that many of our prospective customers operate firmly entrenched legacy systems, some of which have been in operation for decades. We expect that our implementation cycles will be lengthy and variable and will require the investment of significant time and expense. These expenses and associated operating risks attendant on any significant process of technology implementation may cause prospective customers to prefer maintaining their legacy systems. Also, maintaining legacy systems may be so time consuming and costly for prospective customers that they do not have adequate resources to devote to the purchase and implementation of our insurance technology and operations solutions. We also expect to compete against technology consulting firms that either helped create such legacy systems or may own, in full or in part, subsidiaries that develop software and systems for the property and casualty insurance industry. As we work to expand our business and begin to market our insurance technology and operations solutions to new customers who are not affiliates of HCI, we will also begin to compete with software and service providers we have not competed against previously. Such potential competitors offer data and analytics tools that may, in time, become more competitive with our offerings. In addition, instead of purchasing property and casualty insurance technology and operations solutions from a third party, including one of our direct competitors, our customers may decide to internally develop their own systems.

We expect the intensity of competition to remain high in the future. In addition to existing competitors in this market, we believe investment in emerging insurance technology or InsurTech companies, which seek to innovate and disrupt the insurance industry, is growing rapidly and could produce new competitive threats. Continuing intense competition could result in increased pricing pressure, increased sales and marketing expenses, and greater investments in research and development, each of which could negatively impact our profitability. In addition, the failure to increase or the loss of market share would harm our business, results of operations, financial condition, and/or future prospects.

Current and potential competitors have longer operating histories, greater name recognition, and greater financial, technical, sales, marketing and other resources than we do, as well as larger customer bases. As a result, such competitors may be able to devote greater resources to the development, promotion and sale of their solutions, products, and/or services than we can devote to ours, which could allow them to respond more quickly than we can to new or emerging technologies and changes in customer needs, thus leading to their wider market acceptance. To the extent any competitor has existing relationships with potential customers for other applications, those customers may be unwilling to purchase our solutions because such existing relationships create customer “stickiness.” For instance, if a potential customer uses one product or solution from a competitor that is key to the customer’s day-to-day operations, they may be more likely to turn to such competitor in the future to the extent they require further products or solutions, rather than purchasing products or solutions from us. We may not be able to compete effectively and competitive pressures may prevent us from acquiring and maintaining the customer base necessary for us to increase our revenue and profitability.

In addition, our industry is evolving rapidly, and we anticipate the market for products, solutions, and services like those we provide will become increasingly competitive. New competitors may emerge that offer products, solutions, and services either comparable to ours or better suited than ours to address the demand for such products, solutions, and services, which could reduce demand for our offerings. To compete effectively, we will likely be required to increase our investment in product development and technology, as well as the personnel and third-party services required to improve reliability and lower the cost of delivery of our solutions. This may increase our costs more than we anticipate and may adversely impact our results of operations.

Current and potential competitors may also establish cooperative relationships among themselves or with third parties to further enhance their resources and offerings. Current or potential competitors may be acquired by other vendors or third parties with greater available resources. As a result of such acquisitions, current or potential competitors might be more able than we are to adapt quickly to new technologies and customer needs, to devote greater resources to the promotion or sale of their solutions, products, and services, to initiate or withstand substantial price competition, or to take advantage of emerging opportunities by developing and expanding their offerings more quickly than we can. Additionally, they may hold larger portfolios of patents and other intellectual property rights as a result of such relationships or acquisitions. If we are unable to compete effectively with these evolving competitors for market share, our business, results of operations, and financial condition would be materially and adversely affected.

Natural catastrophes and environmental risks may have significant adverse effects on our customers’ property and casualty insurance businesses, which may prevent us from maintaining or expanding our customer base and increasing our revenue.

Our customers are property and casualty insurers that have experienced, and will continue to experience in the future, losses from catastrophes that have adversely impacted and may in the future adversely impact their businesses. Catastrophes can be caused by various events, including, without limitation, hurricanes, tsunamis, floods, typhoons, windstorms, earthquakes, hail, tornadoes, explosions, volcanic eruptions, severe weather, excessive heat, epidemics, pandemics, and fires. Climate change and other environmental factors are contributing to an increase in erratic weather patterns globally and intensifying the impact of certain types of catastrophes. The risks associated with natural catastrophes are inherently unpredictable, and it is difficult to forecast the timing of such events or estimate the amount of losses they will generate. Recently, for example, various parts of the United States have suffered extensive damage due to hurricanes, droughts, floods, severe heat and cold events, fires, and other natural disasters. The combined and expected effect of those losses on insurance carriers is significant. Such losses and losses due to future events may adversely impact our existing and potential customers, which may prevent us from maintaining or expanding our customer base and increasing our revenue, as such events may cause customers to postpone new service engagements, discontinue or reduce existing service engagements, or, in severe cases, cease operations entirely. The failure of our existing or one or more potential customers due to these external pressures could result in the loss of those customers or otherwise negatively affect our revenue and growth.

There may be consolidation in the insurance industry, which could reduce the use of our platform, solutions, products, and services and adversely affect our revenues.

Mergers or consolidations among our customers could reduce our number of existing customers and potential customers. This could adversely affect our revenues even if these events do not reduce the aggregate number of customers or the activities of the consolidated entities. If our existing customers or future customers merge with or are acquired by other entities that are not our customers, or that purchase more limited solutions, products, and services from us, they may discontinue or reduce the scope of solutions, products, and services we provide to them. Any of these developments could materially and adversely affect our business, results of operations, and financial condition.

Large potential customers may have substantial negotiating leverage, which may require that we agree to terms and conditions that result in increased cost of sales, decreased revenue, and lower average selling prices and gross margins, all of which could harm our results of operations.

Our target market for potential customers includes large property and casualty insurers. These customers may have significant bargaining power when negotiating new agreements with us and have the ability to buy similar products, solutions, and services from other companies or to develop such products, solutions, and services internally. These customers may have and may continue to seek advantageous pricing and other commercial and performance terms that may require us to develop additional features in the products we utilize in providing services to them or add complexity to our customer agreements. These customers may also delay making payments under agreements, or at renewal, in an attempt to obtain more favorable terms from us. We may be required to reduce the average price of our products, solutions, and services in response to these pressures. If we are unable to avoid reducing our average prices, our results of operations could be harmed.

We may fail to set the optimal pricing and packaging of our insurance technology and operations solutions, which could negatively impact our growth strategy and ability to effectively compete in the market.

We may face challenges in selling our insurance technology and operations solutions to insurers that have internally developed their own proprietary software, and we face competition from emerging and established vendors. As a result, these companies may offer lower prices, additional solutions, products, or services, or other incentives that may impact our ability to maintain our prices.

The market for our insurance technology and operations solutions is constantly evolving, and our pricing and packaging decisions are made based on the best information available at the time, but may change significantly in the future from our expectations. We expect that we will continually analyze and refine our pricing and packaging models to adapt to this dynamic environment. For example, we may need to change our pricing in future periods in response to market demands, the inflation and interest rate environment, or increased costs. Our contracts are generally multi-year in duration and unforeseen changes could impact the profitability of certain contracts. Further, as competitors introduce new solutions, products, and services that compete with ours or reduce their prices, we may be unable to attract new customers or retain existing customers based on our historical pricing. In addition, if our mix or bundle of solutions, products, and services sold changes, then we may need to, or choose to, revise our pricing. As a result, we may be required or choose to reduce our prices or change our pricing model, which could harm our business, results of operations, and financial condition. In addition, we cannot predict whether our current or prospective customers, or the market in general, will accept these changes. If these adjustments do not gain acceptance, our business and operational results could be adversely affected. Failure to identify an optimal pricing and packaging strategy may harm our business and operational outcomes. Should customers reject our new or modified pricing plans, we may face increasing challenges in attracting new customers and retaining existing ones, particularly if we attempt to apply new pricing models to current customers.

Because the business conducted by our customers is highly concentrated in Florida and other coastal states, adverse economic conditions, natural disasters, or regulatory changes in these states could adversely affect our customers’ and, in turn, our financial condition, results of operations, and cash flows.

A significant portion of the business conducted by our customers is concentrated in Florida and other coastal states. The insurance business is primarily a state-regulated industry, and therefore, state legislatures may enact laws that adversely affect the insurance industry. Because the business conducted by our customers is concentrated in Florida and other coastal states, both we and our customers face greater exposure to unfavorable changes in regulatory conditions in those states than companies whose operations are more diversified through a greater number of states. In addition, the occurrence of adverse economic conditions, natural or other disasters, or other circumstances specific to or otherwise significantly impacting these states could adversely affect the financial condition, results of operations, and cash flows of our customers, which could, in turn, adversely affect our financial condition, results of operations, and cash flows in the event that our customers are unable to pay us in accordance with the terms of our agreements with them.

We expect that our sales cycles may be lengthy and variable, may depend upon factors outside our control, and may cause us to expend significant time and resources.

The sales cycle for our Insurance-as-a-Service platform of products and services may be lengthy and unpredictable, require extensive pre-purchase evaluation by potential new customers, involve a significant operational decision by potential new customers, and be affected by factors outside of our control. Our sales efforts will involve educating potential new customers about the use and benefits of our platform, including the technical capabilities of our platform, the potential cost savings achievable by organizations deploying our platform, and the benefits and risks associated with cloud-based products. Customers may undertake a significant evaluation process, involving not only our platform of products and services, but also those of our competitors. We expect to spend substantial time, effort, and money in our sales efforts without any assurance that our efforts will produce sales, and our customers have significant negotiating power during the sales process which may result in a lengthy sales cycle and significant contractual complexity. Additionally, we may be unable to predict the size and terms of the initial contract with a potential customer until late in the sales cycle, which would affect our ability to accurately forecast revenue. In addition, if we commit to include specific features in our platform at the request of a customer or group of customers, we may be unable to recognize revenue until the specific features have been delivered as part of our platform of products and services. Providing this additional functionality may be time consuming and may involve factors that are outside of our control. Potential future customers may also insist that we commit to certain time frames in which our platform of products and services will be operational or that, once operational, our platform of products and services will be able to meet certain operational requirements. Our ability to meet such timeframes and requirements may involve factors that are outside of our control, and failure to meet such timeframes and requirements could result in us failing to attract and/or retain new customers, incurring penalties and costs, and/or making additional resource commitments, which would adversely affect our business and results of operations.

Before our Insurance-as-a-Service platform of products and services can be utilized by our customers, it must be integrated with our customers’ and/or third parties’ systems and customer and/or third-party data must be added to it. This process can be complex, time consuming, and expensive for our customers and can result in delays in the implementation and deployment of our platform of products and services. Failing to meet the expectations of our customers with respect to our platform of products and services could result in a loss of customers and negative publicity about us and our platform of products and services. Such failure could result from deficiencies in our platform’s capabilities, performance issues, or inadequate service by us. The consequences of such failure could include monetary credits, reduced fees for additional products or services or upon renewal of existing agreements for products and services, potential reversals of previously recognized revenue, renegotiating existing customers’ contractual terms, and a customer’s refusal to pay their contractually obligated fees and costs. In addition, time-consuming and delayed implementations may also increase the amount of services personnel we must allocate to the implementation for it to be successful, thereby increasing our costs and adversely affecting our business, results of operations, and financial condition.

We utilize models to provide services to our customers in key areas such as underwriting, reserving, risk management, reinsurance purchasing, and the evaluation of catastrophe risk, and our customers and our business could be adversely impacted if these models are inadequate or unfit for the purpose for which they are being used.

We employ various modeling techniques (for example, scenario, predictive, stochastic, and/or forecasting models) to analyze and estimate exposures and risks for our customers. We utilize modeled outputs and related analyses to assist us in providing services to our customers, for example, related to underwriting and pricing, reserving, risk management, reinsurance purchasing, and the evaluation of catastrophe risk through estimates of probable maximum losses, or “PMLs.” The modeled outputs and related analyses, both from proprietary and third-party models, are subject to various assumptions, professional judgment, uncertainties, and the inherent limitations of any statistical analysis, including the use and quality of historical internal and industry data. These models may turn out to be inadequate representations of the underlying subject matter, including as a result of inaccurate inputs or application thereof (whether due to data error, human error, or otherwise). Further, to the extent we incorporate automation and machine learning as part of our modeling process, this may lead to heightened risk. Consequently, actual losses from loss events, whether from individual components (for example, wind, flood, earthquake, etc.) or in the aggregate, may differ materially from modeled results. If, based upon these models or other factors, we misprice products or underestimate the frequency and/or severity of loss events, our results of operations, financial condition, and liquidity may be adversely affected. In addition, PMLs are based on results of stochastic models that consider a wide range of possible events, their losses and probabilities. It is important to consider that stochastic events are not an exact representation of actual events. Thus, an actual event does not necessarily resemble one of the stochastic events, and the specific characteristics of the actual event can lead to substantial differences between actual and modelled losses.

With respect to the evaluation of catastrophe risk, our modeling utilizes a mix of historical data, scientific theory, and mathematical methods. Output from multiple commercially available vendor models serves as a key input in our PML estimation process. We believe that there is considerable inherent uncertainty in the data and parameter inputs for these vendor models. In that regard, there is no universal standard in the preparation of insured data for use in the models and the running of modeling software. In our view, the accuracy of the models depends heavily on the availability of detailed insured loss data from actual recent large catastrophes. Due to the limited number of events, there is significant potential for substantial differences between the modeled loss estimate and actual company experience for a single large catastrophe event. This potential difference could be even greater for perils with limited or no modeled annual frequency. We perform our own vendor model validation (including sensitivity analysis and backtesting, where possible) and supplement model output with historical loss information and analysis and management judgment. In addition, we derive our own estimates for non-modeled perils. Despite this, our PML estimates are subject to a high degree of uncertainty, and actual losses from catastrophe events may differ materially.

We rely on highly skilled and experienced personnel and if we are unable to attract, retain, or motivate key personnel or hire qualified personnel, our business may be seriously harmed. In addition, the loss of our Chief Executive Officer and Chairman, President, Chief Financial Officer or other key senior management personnel could harm our business and future prospects.

Our performance largely depends on the talents and efforts of highly-skilled and experienced individuals. Our future success depends on our continuing ability to identify, hire, develop, motivate, and retain highly skilled and experienced personnel and, if we are unable to hire and train a sufficient number of qualified employees for any reason, we may not be able to maintain or implement our current business strategy or grow our business. Moreover, certain of our competitors in the insurance and insurance technology or InsurTech industries may seek to hire our existing employees, may compete with us in hiring new employees, and may have greater resources than we do. We cannot assure you that we will provide adequate incentives to attract, retain, and motivate employees in the future. If we do not succeed in attracting, retaining, and motivating highly qualified personnel, our business may be seriously harmed. Our operations are highly dependent on the efforts of our senior executive officers, particularly our Chief Executive Officer and Chairman of our board of directors, Paresh Patel, our President, Kevin Mitchell, and our Chief Financial Officer, Suela Bulku. The loss of Paresh Patel, architect of our proprietary policy administration and underwriting technology, Kevin Mitchell, or Suela Bulku could materially adversely impact our business, results of operations, and financial condition. Further, to the extent that our business grows, we will need to attract and retain additional qualified management personnel in a timely manner, and we may not be able to do so. Our future success depends on our continuing ability to identify, hire, develop, motivate, retain, and integrate highly skilled personnel in all areas of our organization.

We may not continue to grow at historical rates in the future.

Our limited operating history may make it difficult to evaluate our current business and our future prospects. While our revenue has grown in recent periods, this growth rate may not be sustainable and should not be considered indicative of future performance, and we may not realize sufficient revenue to maintain profitability in the future. As we focus on growing our business, we expect our revenue growth rates may slow in future periods for a number of reasons, which may include lack of a broader demand for our products, increasing competition, a decrease in the growth of our overall market, and our failure to capitalize on growth opportunities.

We may require additional capital to support business growth, and this capital might not be available on acceptable terms, if at all.

We intend to continue to make investments to support our business growth and may require additional funds to respond to business challenges, including the need to develop new platform features, solutions, products, and services or enhance our existing platform, solutions, products, and services, improve our operating infrastructure, or acquire complementary businesses and technologies. Many factors will affect our capital needs as well as their amount and timing, including our growth and profitability, regulatory requirements, market disruptions, and other developments. If our present capital is insufficient to meet our current or future operating requirements, we may need to raise additional funds through financings or curtail our growth. We expect to evaluate financing opportunities from time to time, and our ability to obtain financing in the future will depend, among other things, on our development efforts, business plans, and operating performance, as well as the condition of the capital markets at the time we seek financing. We cannot be certain that financing will be available to us on favorable terms, or at all.

If we raise funds through future issuances of equity or convertible debt securities, our existing shareholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences, and privileges superior to those of holders of our common stock. Moreover, any debt financing that we secure in the future could subject us to restrictive covenants relating to our capital raising activities, our ability to make certain types of investments or payments, and other financial and operational matters, which may increase our difficulty to obtain capital or to pursue business opportunities, including new platform, product, and service offerings and potential acquisitions. We may not be able to obtain financing on terms favorable to us, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to support our business growth and to respond to business challenges could be impaired, and our business, revenue, results of operations, and financial condition may be materially harmed.

Future acquisitions or investments contain inherent strategic, execution, and compliance risks that could disrupt our business and harm our financial condition.

We may pursue acquisitions or investments to grow our business in line with our strategic objectives. There is no guarantee that these acquisitions or investments (whether for internal technology or products used or for external uses) will achieve the desired return sought. Or, these acquisitions or investments could cause additional risk due to the liabilities or unforeseen expenses such acquisitions or investments may bring, such as higher than expected costs due to market competition for the acquisition/investment, regulatory approval requirements, delays in implementation, lost opportunities that could have been pursued with cash being used, litigation or regulatory enforcement post-acquisition or investment, contingent liabilities, implementation cost, misalignment of culture, loss of technology through theft or trade secrets exchanged, loss of key partners/vendors, timing within overall economic environment, carrying costs, and tax liabilities. Additionally, the risks from future acquisitions or investments could result in impairment charges against goodwill or increases in the liabilities on our consolidated balance sheet, as well as missed earnings results.

Litigation and legal proceedings filed by or against us and our subsidiaries could have a material adverse effect on our business, results of operations and financial condition.

From time to time, we may be subject to allegations and may be party to litigation and other legal proceedings relating to our business operations. Litigation and other legal proceedings may include complaints from or litigation by customers related to alleged breaches of contract or otherwise.

We expect to face risks associated with litigation of various types arising in the normal course of our business operations, including, without limitation, general commercial, breach of contract, indemnification, and employment disputes. We cannot predict with any certainty what impact such litigation would have on our business. If we were to be involved in litigation and it was determined adversely, it could require us to pay significant damages or to change aspects of our operations, either of which could have a material adverse effect on our financial results. Even claims without merit can be time-consuming and costly to defend and may divert management’s attention and resources away from our business and adversely affect our business, results of operations, and financial condition. In addition to increasing costs, a significant volume of customer complaints or litigation could also adversely affect our brand and reputation, regardless of whether such allegations have merit or whether we are liable. We cannot predict with certainty the costs of defense, the costs of prosecution, insurance coverage, or the ultimate outcome of litigation or other legal proceedings filed by or against us, including remedies or damage awards, and adverse results in such litigation and other legal proceedings may harm our business and financial condition.

Our business may be materially adversely impacted by U.S. and global market and economic conditions adverse to the insurance industry.

We expect to continue to derive most of our revenue from the insurance technology and operations solutions we provide to the property and casualty insurance industry. Given the concentration of our business activities in this industry, we will be particularly exposed to certain economic downturns affecting the insurance industry, in particular the property and casualty insurance industry. U.S. and global market and economic conditions have been, and continue to be, disrupted and volatile. General business and economic conditions that could affect us and our customers include fluctuations in economic growth, debt and equity capital markets, liquidity of the global financial markets, the availability and cost of credit, investor and consumer confidence, inflation, and the strength of the economies in which our customers operate. A poor economic environment could result in significant decreases in demand for our insurance technology and operations solutions, including the delay, reduction in scope or duration or cancellation of current or anticipated agreements, or could present difficulties in collecting accounts receivables from our customers due to their deteriorating financial condition. In addition, customers may be acquired by or merged into other entities that use our competitors’ products, or they may decide to terminate their relationships with us for other reasons. As a result, our sales could decline if a customer is merged with or acquired by another company that has a poor economic outlook or is closed.

Our brand may not become as widely known or accepted as competitors’ brands or the brand may become tarnished.

Many of our competitors have brands that are well-recognized. As a new entrant into the broader insurance technology and services market, we expect to spend considerable amounts of money and other resources on creating brand awareness and building our reputation with potential customers. We may not be able to build brand awareness to levels matching our competitors, and our efforts at building, maintaining, and enhancing our reputation with customers could fail and/or may not be cost-effective. Complaints or negative publicity about our business practices, our marketing and advertising campaigns, our compliance with applicable laws, data privacy or security issues, and other aspects of our business, whether real or perceived, could diminish confidence in our brand, which could adversely affect our reputation and business. As we work to enter new markets, we will need to establish our reputation with new customers, and to the extent we are not successful in creating positive impressions, our business in these newer markets could be adversely affected. While we may choose to engage in a broader marketing campaign to further promote our brand, this effort may not be successful or cost effective. If we are unable to maintain or enhance our reputation or enhance customer awareness of our brand in a cost-effective manner, our business, results of operations, and financial condition could be materially adversely affected.

Risks Related to Intellectual Property, Data Privacy, and Cybersecurity

Our intellectual property and proprietary rights are valuable, and any inability to obtain, maintain, protect, defend, and enforce them could reduce the value of our products and brand.

Our trade secrets, trademarks, copyrights, and other intellectual property rights are important assets for us. Our ability to compete effectively will be dependent in part on our ability to obtain, maintain, protect, defend, and enforce our intellectual property and other proprietary rights, including our proprietary technology. We rely on, and expect to continue to rely on, various agreements with our employees, independent contractors, consultants, and other third parties with whom we have relationships, as well as trademark, trade dress, domain name, copyright, and trade secret laws and regulations, to protect our brand and other intellectual property rights. Such agreements, laws, and regulations may not effectively prevent unauthorized use or disclosure of our confidential information, intellectual property, or technology and may not provide an adequate remedy in the event of unauthorized use or disclosure of our confidential information, intellectual property, or technology, and we may fail to consistently obtain, police, and enforce such agreements. Additionally, various factors outside our control pose a threat to our intellectual property rights, as well as to our products and technologies. For example, we may fail to obtain effective intellectual property protection. Also, the efforts we have taken to protect our intellectual property rights may not be sufficient or effective in all cases. For example, governmental entities that grant intellectual property rights may deny our applications for such rights despite our best efforts. Additionally, granted intellectual property rights are subject to challenge. Successful challenges may result in such rights being narrowed in scope or declared invalid or unenforceable. Despite our efforts to obtain and protect broad intellectual property rights, there can be no assurance our intellectual property rights will be sufficient to protect against others offering platforms and solutions that are substantially similar to ours and compete with our business, and unauthorized parties may attempt to copy aspects of our technology and use information that we consider proprietary. Competitors or other third parties may also attempt to circumvent or design around our intellectual property rights. In each case, our ability to compete could be significantly impaired.

We have filed, and may continue in the future to file, applications to protect certain of our innovations and intellectual property. We have not applied for any patents and cannot give assurances that any patent applications will be made by us or that, if they are made, they will be granted. We do not know whether any of our applications will result in the issuance of a trademark or copyright, as applicable, or whether the examination process will require us to narrow our claims or otherwise limit the scope of such intellectual property. In addition, we may not receive competitive advantages from the rights granted under our intellectual property. Our existing intellectual property, and any intellectual property granted to us or that we otherwise acquire in the future, may be contested, circumvented, or invalidated, and we may not be able to prevent third parties from infringing our intellectual property rights. Therefore, the exact effect of the protection of this intellectual property cannot be predicted with certainty. Because obtaining patent protection requires disclosing our inventions to the public, such disclosure may facilitate our competitors developing improvements to our innovations. Given this risk, we have chosen not to, and in the future may sometimes choose not to seek patent protection for certain innovations and instead rely on trade secret protection. Any failure to adequately obtain such patent protection, or other intellectual property protection, could later prove to adversely impact our business.

We currently hold various domain names relating to our brand, including Exzeo.com. Failure to protect our domain names could adversely affect our reputation and brand and make it more difficult for users to find our website. We may be unable, without significant cost or at all, to prevent third parties from acquiring domain names that are similar to, infringe upon, or otherwise decrease the value of our trademarks and other proprietary rights.

In addition to registered intellectual property rights such as trademark and domain name registrations, we rely on non-registered proprietary information and technology, such as trade secrets, confidential information, know-how, and technical information. Certain information or technology that we endeavor to protect as trade secrets may not be eligible for trade secret protection in all jurisdictions, or the measures we undertake to establish and maintain such trade secret protection may be inadequate. In order to protect our proprietary information and technology, we rely in part on agreements with our employees, independent contractors, consultants, and other third parties that place restrictions on the use and disclosure of this intellectual property and confidential information. In some cases, these agreements may not adequately protect our trade secrets or confidential information, these agreements may be breached, or this intellectual property, including trade secrets, may otherwise be disclosed or become known to our competitors, which could cause us to lose a competitive advantage resulting from this intellectual property. However, our employees, independent contractors, consultants, or other third parties with whom we do business may nonetheless use intellectual property owned by others in their work for us, and disputes may arise as to the rights in related or resulting know-how and inventions. Current or future legal requirements may require us to disclose certain proprietary information or technology, such as our proprietary algorithms to regulators or other third parties, including our competitors, which could impair or result in the loss of trade secret protection for such information or technology. In addition, any changes in, or unexpected interpretations of, intellectual property laws may compromise our ability to enforce our trade secret and intellectual property rights. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain protection of our trade secrets or other proprietary information could harm our business, results of operations, and competitive position.

We may be required to spend significant resources in order to monitor and protect our intellectual property rights, and some violations may be difficult or impossible to detect. To prevent substantial unauthorized use of our intellectual property and proprietary rights, it may be necessary to prosecute actions for infringement, misappropriation, or other violations of our intellectual property and proprietary rights against third parties. In addition, third parties may seek to challenge, invalidate, or circumvent our trademarks, copyrights, trade secrets, or other intellectual property and proprietary rights, or any applications for any of the foregoing, including through administrative processes such as re-examination or interference, or litigation. The legal standards relating to the validity, enforceability, and scope of protection of intellectual property and proprietary rights are uncertain and still evolving. The value of our intellectual property and proprietary rights could also diminish if others assert rights therein or ownership thereof, and we may be unable to successfully resolve any such conflicts in our favor or to our satisfaction. Litigation to protect and enforce our intellectual property rights could be costly, time-consuming, and distracting to management and could result in the impairment or loss of portions of our intellectual property. There can be no assurance that we will be successful in such action, even when our rights have been infringed, misappropriated, or otherwise violated. Our efforts to enforce our intellectual property rights may be met with defenses, counterclaims, and countersuits attacking the validity and enforceability of our intellectual property rights or asserting that we infringe third-party intellectual property rights, and if such defenses, counterclaims, or countersuits are successful, we could lose valuable intellectual property and proprietary rights. The unauthorized copying or use of our proprietary technology, as well as any costly litigation or diversion of our management’s attention and resources, could impair the functionality of our platform, delay introductions of enhancements to our platform, result in our substituting inferior or more costly technologies into our platform, or harm our reputation or brand. In addition, we may be required to license additional technology from third parties to develop and market new offerings or platform features, which may not be on commercially reasonable terms or at all and could adversely affect our ability to compete.

While we take precautions designed to protect our intellectual property, it may still be possible for competitors and other unauthorized third parties to copy our technology and use our proprietary brand, content, and information to create or enhance competing products, which could adversely affect our competitive position in our rapidly evolving and highly competitive industry. Some license provisions that protect against unauthorized use, copying, transfer, and disclosure of our technology may be unenforceable under the laws of certain jurisdictions and foreign countries. While we enter into confidentiality and invention assignment agreements with our employees and consultants and enter into confidentiality agreements with our third-party providers and strategic partners, we cannot guarantee that we have entered into such agreements with each party that has or may have had access to our proprietary information, know-how, and trade secrets or that has developed intellectual property on our behalf, and these agreements may be insufficient to protect us, especially if breached. Further, no assurance can be given that these agreements will be effective in controlling access to, and use, distribution, misuse, misappropriation, reverse engineering, or disclosure of, our technology, platform, products, and proprietary information. Further, these agreements do not prevent our competitors from independently developing technologies that are substantially equivalent or superior to our offerings. Moreover, these agreements may not provide an adequate remedy for breaches or in the event of unauthorized use or disclosure of our confidential information or technology, or infringement of our intellectual property. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret or know-how is difficult, expensive, and time-consuming, and the outcome is unpredictable. In addition, trade secrets and know-how can be difficult to protect and some courts inside and outside the United States are less willing or unwilling to protect trade secrets and know-how. If any of our trade secrets were to be lawfully obtained or independently developed by a competitor or other third party, we would have no right to prevent them from using that technology or information to compete with us, and our competitive position would be materially and adversely harmed. Additionally, individuals not subject to invention assignment agreements may make adverse ownership claims to our current and future intellectual property, and, to the extent that our employees, independent contractors, consultants, or other third parties with whom we do business use intellectual property owned by others, as to the rights in related or resulting know-how and inventions.

Changes to existing laws or regulations or new laws or regulations could impede our use of our confidential information, intellectual property, or technology, or require that we disclose our confidential information, intellectual property, or technology to our competitors, which could impair our competitive position and could have a material adverse effect on our business, operating results, and financial condition.

We use open source software in our proprietary Insurance-as-a-Service platform, which may pose particular risks in a manner that could have a negative effect on our business.

We use open source software in our proprietary Insurance-as-a-Service platform and anticipate continuing to use open source software in the future. Some open source software licenses require those who distribute open source software as part of their own software product to publicly disclose all or part of the source code of such software product or to make available any derivative works of the open source code on unfavorable terms or at no cost, and we may be subject to such terms. The terms of certain open source licenses to which we are subject have not been interpreted by U.S. or foreign courts, and there is a risk that open source software licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our ability to provide our platform of products and services. Additionally, we could face claims from third parties claiming ownership of, or demanding release of, the open source software or derivative works that we develop using such software, which could include our proprietary source code, or otherwise seeking to enforce the terms of the applicable open source license. These claims could result in litigation and could require us to make our software source code freely available, purchase a costly license, or cease offering the implicated products and services unless and until we can re-engineer such source code to eliminate use of such open source software. This re-engineering process could require us to expend significant additional research and development resources, and we may not be able to complete the re-engineering process successfully. We may also incur significant legal expenses defending such allegations or be subject to significant damages. If we are required by the terms of any open source license to release our proprietary source code, it could allow our competitors to create similar software with lower development effort and time and ultimately could result in a loss of customers for us.

In addition to risks related to license requirements, use of certain open source software can lead to greater risks than use of third-party commercial software, as open source licensors generally do not provide warranties, assurance of title, or controls on the origin or operation of the open source software, which are risks that cannot be eliminated, and could, if not properly addressed, negatively affect our business. There is typically no support available for open source software, and we cannot ensure that the authors of open source software will implement or push updates to address security risks or will not abandon further development and maintenance. We have established processes to help alleviate these risks, including a review process for screening requests from our development teams for the use of open source software, but we cannot be sure that all of our use of open source software is in a manner that is consistent with our current policies and procedures, or will not subject us to liability. Any of these risks could be difficult to eliminate or manage, and, if not addressed, could have a negative effect on our business, financial condition and operating results.

Claims by others that we infringe, misappropriate, or otherwise violate, or have infringed, misappropriated, or otherwise violated, their proprietary technology or other intellectual property rights could harm our business.

From time to time, third parties may assert claims of infringement, misappropriation, or other violations of intellectual property rights against us. As we become more well known and face increasing competition, the possibility of receiving a larger number of intellectual property claims against us grows. In addition, various “nonpracticing entities” and other intellectual property rights holders may attempt to assert intellectual property claims against us or seek to monetize intellectual property rights they own to extract value through licensing or other settlements. Although we may have meritorious defenses, there can be no assurance that we will be successful in defending against these allegations or in reaching a business resolution that is satisfactory to us. Many potential litigants, including some of our competitors, have the ability to dedicate substantial resources to the assertion of their intellectual property rights. Any claim of infringement by a third party, even those without merit, could cause us to incur substantial costs defending against the claim, could distract our management from our business, and could require us to cease use of such intellectual property.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, we risk compromising our confidential and proprietary information during this type of litigation. We may be required to pay substantial damages, royalties, or other fees in connection with a claimant securing a judgment against us, we may be subject to an injunction or other restrictions that prevent us from using or licensing our intellectual property, or from operating under our brand, or we may agree to a settlement that prevents us from using, selling, or licensing certain portions of our insurance technology and operations solutions, which could adversely affect our business, results of operations, and financial condition. In addition, we could be found liable for significant monetary damages, including treble damages and attorneys’ fees, if we are found to have willfully infringed a patent or other intellectual property right. Our use of third-party software, data, and other intellectual property rights also may be subject to claims of infringement or misappropriation. In addition, to the extent we hire personnel from competitors, we may be subject to allegations that such personnel have divulged proprietary or other confidential information to us. Further, we may be unaware of intellectual property rights or proprietary rights of others that may cover some or all of our insurance technology and operations solutions.

With respect to any intellectual property rights claim, we may have to seek out a license to continue operations found or alleged to violate such rights, which may not be available, or if available, may not be available on favorable or commercially reasonable terms and may significantly increase our operating expenses. Some licenses may be non-exclusive, and therefore our competitors may have access to the same technology licensed to us. If a third party does not offer us a license to its intellectual property on reasonable terms, or at all, we may be required to develop alternative, non-infringing technology, which could require significant time (during which we would be unable to continue to use, sell, or license the affected part of our insurance technology and operations solutions), effort, and expense and may ultimately not be successful. Any of these events could adversely affect our business, results of operations, and financial condition.

Our business and Insurance-as-a-Service platform make extensive use of third-party data.

We utilize third-party data to support and develop our Insurance-as-a-Service platform of products and services. We anticipate that we will continue to rely on this third-party data in the future. We cannot ensure that this third-party data will continue to be available to us on commercially reasonable terms, if at all. Any defects or errors in the third-party data could adversely affect the operation of our Insurance-as-a-Service platform. Many of the risks associated with the use of third-party data cannot be eliminated, and these risks could negatively affect our brand and business.

In addition, we leverage data, technology, and proprietary underwriting algorithms to enhance risk management. For instance, we leverage dynamic data sources obtained through various sources and apply advanced statistical methods to model that data into our pricing algorithm. We expect to improve our ability to manage risk and price risk accurately over time as we incorporate new external data sources and utilize the experience gained over time with our own customer base. These enhancements are expected to lead to better underwriting, lower loss frequency, and lower loss ratios over time – after adjusting for weather-related events. Our success in this area depends on our ability to continuously incorporate new data sources as they become available and effectively apply them to improve our ability to accurately and competitively price risk.

An unauthorized disclosure or loss of customer or employee data or information or other sensitive, confidential, or personal information, including by cyber-attack or other security breach, or a suspected or actual violation of federal or state data privacy or protection laws, regulations, or other obligations, could cause a loss of data or information, give rise to remediation or other expenses, expose us to liability under federal and state laws, and subject us to litigation and investigations, which could have an adverse effect on our business, cash flows, financial condition, and results of operations.

As part of our normal operations, we collect, retain, use, store, transmit, and otherwise process certain sensitive and confidential information, including personal information. We are subject to various federal and state privacy laws, rules and regulations, and contractual obligations regarding the use, storage, sharing, disclosure, protection, and other processing of certain sensitive or confidential information, including the Gramm-Leach-Bliley Act and its state-law progeny. For example, we may currently be, or may become, subject to certain state and federal privacy laws that require enhanced protection of certain types of data or new obligations with regard to data retention, transfer, disclosure, or other processing, all of which may significantly impact our business. Given the rapid development of data protection, privacy, and security laws and regulations, we expect to encounter inconsistent interpretation and enforcement of these laws and regulations.

Our facilities and systems, and those of our third-party service providers and vendors, may be vulnerable to cyber-attacks, security breaches, ransomware, unauthorized activity and access, malicious code, acts of vandalism, computer viruses, theft of data, misplaced or lost data, fraud, misconduct or misuse, social engineering attacks and denial of service attacks, phishing attacks, programming or human errors, physical break-ins, or other disruptions, any of which could result in the loss or disclosure of confidential or personal policyholder or employee information or our own proprietary information, software, methodologies, and business secrets. Our information security risks have increased recently in part because of new technologies, the use of the internet and telecommunications technologies (including mobile and other connected devices) to conduct financial and other business transactions, and the increased sophistication and activities of organized crime, perpetrators of fraud, hackers, terrorists, and others. In addition to cyber-attacks or other security breaches involving the theft of sensitive, confidential, or personal information, we and our third-party service providers now also face threats from sophisticated hackers who engage in attacks against organizations that are designed to disrupt key business services.

We rely on service providers and vendors to provide certain technology, systems, and services that we use in connection with various functions of our business, including PCI DSS (Payment Card Industry Data Security Standard) compliant credit card processing, and we may entrust them with confidential or personal information. The information systems of our third-party service providers and vendors are also vulnerable to an increasing threat of continually evolving cybersecurity risks. Unauthorized parties may attempt to gain access to these systems or our information through fraud or other means of deceiving our associates, third-party service providers, or vendors. Hardware, software, or applications we obtain from third parties may contain defects in design or manufacture or other problems that could unexpectedly compromise information security. The methods used to obtain unauthorized access, disable or degrade service, or sabotage systems are also constantly changing and evolving and may be difficult to anticipate or detect for long periods of time. Ever-evolving threats mean our third-party service providers and vendors must continually evaluate and adapt their own respective systems and processes, and there is no assurance that they will be adequate to safeguard against all data security breaches or misuses of data. Any future significant compromise or breach of our data security via a third-party service provider or vendor could result in additional significant costs, lost revenues, fines, lawsuits, and damage to our reputation.

Notwithstanding our efforts to create security barriers to such threats, it is virtually impossible for us to entirely mitigate these risks, and we cannot ensure that we will be able to identify, prevent, or contain the effects of possible cyber-attacks or other cybersecurity risks in the future that may bypass our security measures or disrupt our information technology systems or business. While we have implemented safeguards and processes to thwart unwanted intrusions and to protect the data in our platform and computer systems, whether housed internally or externally by third parties, such safeguards and the cybersecurity measures taken by our third-party service providers may be unable to anticipate or detect these techniques or implement adequate preventative measures quickly enough to prevent all attempts to compromise our platform. Additionally, our remediation efforts may not be successful or timely. Further, notwithstanding any contractual rights or remedies we may have, because we do not control our third-party service providers, including their security measures and the processing of data by our third-party service providers, we cannot ensure the integrity or security of measures they take to protect customer information and prevent data loss.

Noncompliance or perceived noncompliance with any privacy or security laws, rules, regulations, or contractual obligations, or our privacy policies, or any security breach, cyber-attack, or cybersecurity breach, and any incident involving the misappropriation, loss, or other unauthorized disclosure or use of, or access to, sensitive, confidential, or personal information, could require us to expend significant capital and other resources to continue to modify or enhance our protective measures and to remediate any damage caused by such breaches or violations. In addition, this could result in interruptions to our operations and damage to our reputation, misappropriation of confidential or personal information, or regulatory enforcement actions or investigations, material fines and penalties, litigation, or other liability or actions which could have a material adverse effect on our business, cash flows, financial condition, and results of operations. As the regulatory environment related to information security, data collection and use, and privacy becomes increasingly rigorous, with new and constantly changing requirements applicable to our business, compliance with those requirements could also result in additional costs.

We make public statements about our use and disclosure of personal information through our privacy policies, information provided on our website and/or press statements. Although we endeavor to comply with our public statements and documentation, we may at times fail to do so or be alleged to have failed to do so. The publication of our privacy policies and other statements that provide promises and assurances about data privacy and security can subject us to potential government or legal action if they are found to be deceptive, unfair, or misrepresentative of our actual practices. Moreover, from time to time, concerns may be expressed about whether our platform, products, solutions, and services compromise the privacy of customers and others. Any concerns about our data privacy and security practices, even if unfounded, could damage the reputation of our business, discourage potential customers from using our platform, products, solutions, and services, and have a material adverse effect on our business.

In addition, our insurance coverage may not be adequate to cover costs, expenses, and losses associated with such events, and in any case, such insurance may not cover all of the types of costs, expenses, and losses we could incur to respond to and remediate a security breach. Any incidents may result in loss of, or increased costs of, our cybersecurity insurance. We also cannot ensure that our existing insurance coverage will continue to be available on acceptable terms or will be available in sufficient amounts to cover one or more large claims related to a security incident or breach, or that the insurer will not deny coverage as to any future claim. The successful assertion of one or more large claims against us that exceed available insurance coverage, or the occurrence of changes in our insurance policies, including premium increases or the imposition of large deductible or coinsurance requirements, could adversely affect our reputation and our business, financial condition, and results of operations. In addition to costs associated with investigating and fully disclosing a data breach, we could be subject to regulatory proceedings or private claims by affected individuals resulting in substantial monetary fines or damages, and our reputation would likely be harmed.

Our information technology systems may fail or be disrupted or subject to errors, bugs, vulnerabilities, or defects, which could adversely affect our business.

Our business and our Insurance-as-a-Service platform of products and services are highly dependent upon the successful and uninterrupted functioning of our computer and data processing systems. Our information technology systems are complex, and therefore undetected errors, failures, bugs, vulnerabilities, or defects may be present in our products and services or occur in the future in our products and services, our technology or software, or technology or software we license in from third parties, including open source software, especially when updates or new products are released. The failure or disruption of these systems could interrupt our operations and result in a material adverse effect on our business.

The growth of our business is dependent upon the successful development and implementation of advanced computer and data processing systems as well as the development and deployment of new information technologies to streamline our operations, including our policy administration, underwriting, and data analytics services. The failure of these systems to function as planned could slow our growth and adversely affect our future business volume and results of operations. Real or perceived errors, failures, bugs, vulnerabilities, or defects in our information technology systems could result in negative publicity, loss of or delay in market acceptance of our products and services, harm to our brand, and weakening of our competitive position. In such an event, we may be required, or may choose, for customer relations or other reasons, to expend significant additional resources in order to help correct the problem. Any real or perceived errors, failures, bugs, vulnerabilities, or defects in our information technology systems could also impair our ability to attract new customers, retain existing customers, or expand their use of our products and services, which would adversely affect our business, results of operations, and financial condition. Additionally, our computer and data processing systems could become obsolete or could cease to provide a competitive advantage which could negatively affect our future results of operations. We may also be subject to liability claims for damages related to real or perceived errors, failures, bugs, vulnerabilities, or defects in our information technology systems. A material liability claim may harm our business and results of operations.

We conduct our business primarily from offices located in Tampa, Florida, where tropical storms could damage our facilities or interrupt our power supply. The loss or significant impairment of functionality in these facilities for any reason could have a material adverse effect on our business, although we believe we have sufficient redundancies to replace our facilities if functionality is impaired. In the event of a disaster causing a complete loss of functionality at our Tampa location, we plan to temporarily use our secondary office in Ocala, Florida to continue our operations.

Any disruption of our Internet connections, including to any third-party cloud providers that host any of our websites or web-based services, could affect the success of our Insurance-as-a-Service platform of products and services and our business.

Any system failure, including network, software, or hardware failure, that causes an interruption in our network or a decrease in the responsiveness of our website or our Insurance-as-a-Service platform could result in reduced revenue and potential breaches of our customer contracts. Continued growth in Internet usage could cause a decrease in the quality of Internet connection service. Websites have experienced service interruptions as a result of outages and other delays occurring throughout the worldwide Internet network infrastructure. In addition, there have been several incidents in which individuals have intentionally caused service disruptions of websites. If these outages, delays, or service disruptions frequently occur in the future, usage of our web-based services and our Insurance-as-a-Service platform could grow more slowly than anticipated or decline and we may lose revenue and customers.

If the third-party cloud providers that host any of our websites or web-based services were to experience a system failure, the performance of our websites and web-based services, including our Insurance-as-a-Service platform, would be harmed. Currently, we rely on two third-party cloud providers to host our websites and web-based services. As a result, it may take significant resources if we need to switch to another cloud provider for any reason. Any disruption of or interference with our use of these third-party cloud providers could impair our ability to deliver our insurance technology and operations solutions to our customers, resulting in customer dissatisfaction, damage to our reputation, loss of customers, and harm to our operations and our business. In general, third-party cloud providers are vulnerable to damage from fire, floods, earthquakes, acts of terrorism, power loss, telecommunications failures, break-ins, and similar events. The controls implemented by our current or future third-party cloud providers may not prevent or timely detect such system failures, and we do not control the operation of third-party cloud providers that we use. Our current or future third-party cloud providers could decide to close their facilities without adequate notice. In addition, any financial difficulties, such as bankruptcy, faced by our current or future third-party cloud providers, or any of the service providers with whom we or they contract, may have negative effects on our business. If our current or future third-party cloud providers are unable to keep up with our growing needs for capacity or any spikes in customer demand, it could have an adverse effect on our business. Any changes in service levels by our current or future third-party cloud providers could result in loss or damage to our customers’ stored information and any service interruptions at these third-party cloud providers could hurt our reputation, cause us to lose customers, harm our ability to attract new customers, or subject us to potential liability. Our property and business interruption insurance coverage may not be adequate to fully compensate us for losses that may occur. Additionally, our systems are not fully redundant, and we have not yet implemented a complete disaster recovery plan or business continuity plan. Although the redundancies we do have in place will permit us to respond, at least to some degree, to service outages, our current or future third-party cloud providers that host our Insurance-as-a-Service platform are vulnerable in the event of failure. We do not yet have adequate structure or systems in place to recover from a third-party cloud provider’s severe impairment or total destruction, and recovery from the total destruction or severe impairment of any of our third-party cloud providers could be difficult and may not be possible at all.

In addition, our customers depend on Internet service providers, online service providers, and other website operators for access to our website and Insurance-as-a-Service platform. These providers could experience outages, delays and other difficulties due to system failures unrelated to our systems. Any of these events could seriously harm our business, results of operations, and financial condition.

The increasing adoption by states of cybersecurity regulations could impose additional compliance burdens on us and expose us to additional liability.

In response to the growing threat of cyber-attacks, certain jurisdictions have begun to consider new cybersecurity measures, including the adoption of cybersecurity regulations. Some jurisdictions have enacted more generalized data privacy and security laws, rules, and regulations that apply to certain data that we process. Although we take steps to comply with financial industry cybersecurity regulations and other data privacy and security laws, our failure to comply with new or existing cybersecurity laws, rules, and regulations could result in material regulatory actions, litigation, fines, reputational harm, and other penalties. In addition, efforts to comply with new or existing cybersecurity or privacy laws, rules, and regulations could impose significant costs on our business, which could materially and adversely affect our business, financial condition, and results of operations.

Risks Related to Regulation of Our Business

We operate in a highly regulated environment, and any failure to comply with applicable insurance, data privacy, or other regulatory requirements could materially and adversely affect our business, financial condition, and results of operations.

Our business operates within a complex, evolving, and highly regulated legal environment across federal, state, and international jurisdictions. We provide Insurance-as-a-Service solutions to property and casualty insurers, and as such, we are subject to a wide array of regulatory obligations relating to insurance operations, consumer protection, data privacy, cybersecurity, and compensation practices. While we do not underwrite insurance risk or issue policies in our own name, we perform delegated functions such as policy administration, claims handling, premium collection, and underwriting support on behalf of licensed insurers. These services subject us to various state laws and regulations, including licensing and registration requirements, fiduciary responsibilities, and financial oversight. Noncompliance, even if inadvertent, could lead to enforcement actions, monetary penalties, license suspension or revocation, reputational harm, or restrictions on our ability to operate in certain markets.

Our customers upload to and store their customer and other data in our cloud-based platform. We must monitor and comply with a wide variety of laws and regulations regarding the data stored and processed on our cloud-based platform as well as in the operation of our business. Non-compliance with these laws could result in penalties or significant legal liability.

The legal environment of cloud-based technology businesses is evolving, and we are subject to a variety of laws and regulations that involve matters central to our business. Many of these laws and regulations are still evolving and being tested in courts and could be interpreted in ways that could harm our business. These may involve privacy, data protection and personal information, content, intellectual property, data security, and data retention and deletion. In particular, we are subject to federal and state laws regarding privacy and protection of data. Federal and state laws and regulations, which in some cases can be enforced by private parties in addition to government entities, are constantly evolving and can be subject to significant change. As a result, the application, interpretation, and enforcement of these laws and regulations are often uncertain, particularly in the evolving industry in which we operate, and may be interpreted and applied inconsistently from state to state and inconsistently with our current policies and practices.

Regulatory scrutiny of delegated authority and claims administration functions may increase our regulatory compliance costs, limit our flexibility, and adversely affect our business.

Our business depends on the ability to act under delegated authority from licensed insurance entities. State regulators, guided in part by the National Association of Insurance Commissioners (“NAIC”), are increasingly scrutinizing the use of managing general agents and third-party administrators, especially where such entities perform core insurance functions. Several states require that managing general agent and third-party administrator agreements be submitted for review or approval and impose restrictions on the scope of delegated authority.

In connection with our delegated claims administration functions, we are also subject to fair claims practices laws that prohibit, among other things, misrepresentations of coverage, unreasonable delays, or unfair settlement practices. In some states, claims adjusters must be licensed and comply with continuing education and conduct requirements. Any failure by us or by third-party adjusters we oversee, to comply with these standards may expose us to administrative actions, penalties, or litigation.

Emerging regulatory initiatives could impose additional burdens on companies like ours, including mandatory disclosures, expanded fiduciary requirements, governance standards, and oversight obligations. These changes may require us to renegotiate customer contracts, enhance internal compliance infrastructure, or limit the services we are permitted to perform, all of which could adversely affect our business operations and profitability.

Failure to maintain required licenses in one or more jurisdictions could disrupt our business and impair our ability to grow.

We are required to maintain a variety of licenses across jurisdictions, including insurance agency, managing general agent, and claims adjuster licenses, as well as registrations in states where we perform regulated functions. Licensing requirements vary by jurisdiction and often include background checks, disclosures of ownership and key personnel, continuing education, and annual renewals.

A lapse in any required license, whether due to administrative oversight, changes in state law, or increased regulatory scrutiny, could result in our inability to service existing customers or enter new markets. In certain cases, losing a license in one jurisdiction could result in negative publicity that affects our relationships with insurance carriers and managing general agents.

We are subject to stringent fiduciary duties with respect to insurance premium funds, and noncompliance could result in regulatory enforcement or reputational harm.

In many jurisdictions, insurance premiums collected and held by managing general agents or third-party administrators are considered fiduciary assets. We may be required to maintain premium trust accounts, implement reconciliation and segregation protocols, and ensure the timely remittance of funds to insurers. Failure to adhere to these fiduciary responsibilities, whether due to internal error, systems failure, or fraud, could lead to state enforcement actions, fines, and possible revocation of licensure. Any such incident could also damage our reputation with customers and regulators and undermine our credibility as a reliable insurance services provider.

We are subject to extensive and evolving data privacy and cybersecurity regulation, which could increase our compliance burden and exposure to liability.

Our operations involve the collection, storage, and processing of significant volumes of sensitive personal and financial data, including information from insurance policyholders, applicants, and claims. We are subject to a growing body of federal and state data privacy and cybersecurity laws, such as the NAIC Insurance Data Security Model Law (adopted in several states). These laws require the implementation of comprehensive data protection programs, security risk assessments, breach notification protocols, and vendor oversight processes. Although we take steps to comply with applicable cybersecurity regulations, our failure to comply with new or existing cybersecurity regulations could result in regulatory actions and other penalties. In addition, efforts to comply with new or existing cybersecurity regulations could impose significant costs on our business.

Regulatory frameworks governing data privacy and cybersecurity are rapidly evolving. Future regulations could require us to modify or restrict the use of certain technologies, increase governance and disclosure requirements, or impose additional compliance costs. Noncompliance with data privacy or cybersecurity regulations could result in investigations, enforcement actions, litigation, or reputational damage.

Our relationships with insurance carriers are subject to regulatory oversight and third-party risk.

The insurance companies with which we do business are themselves subject to regulation by state departments of insurance, including solvency and reserve requirements. We cannot guarantee that all of our insurance company partners are in compliance with all applicable regulations. If any of these partners face regulatory action, insolvency, or are otherwise adversely impacted, we may be required to expend resources addressing related inquiries or disruptions to our operations. This could divert management attention and negatively affect our results of operations.

Our international operations in India expose us to regulatory risks under Indian law and cross-border compliance obligations.

Our proprietary technology platform is developed and maintained by our subsidiary in India. These international operations expose us to a range of regulatory obligations under Indian law, including employment, tax, data protection, and cybersecurity requirements. In particular, India’s Digital Personal Data Protection Act, enacted in 2023, and related implementing regulations expected to be operational in 2025, is a new legal framework designed to protect individuals’ personal data and introduces obligations related to consent management, data handling, breach notification, and cross-border data transfers that may affect how we conduct business.

We may also be affected by restrictions on data localization, changes to labor laws, or new corporate compliance mandates in India. Additionally, our cross-border operations must comply with anti-corruption laws such as the U.S. Foreign Corrupt Practices Act, which imposes obligations relating to internal controls, recordkeeping, and the prohibition of bribery of foreign officials.

Failure to comply with applicable Indian or U.S. regulations could result in fines, sanctions, reputational harm, or disruption to our technology development. Although policies and procedures are designed to ensure compliance with these laws and regulations, there can be no assurance that our employees, contractors, or agents will not violate our policies. Geopolitical instability, policy shifts, or infrastructure disruptions in India could also interfere with our technology operations, potentially impairing our ability to deliver services to customers.

Changes in state insurance laws or regulations, or new interpretations of existing laws, could impose significant additional compliance costs or impede our ability to operate certain aspects of our business.

Insurance regulation continues to evolve in response to market innovation, increased use of technology, and heightened consumer protection concerns. State regulators and the NAIC are increasingly focused on governance of delegated authority arrangements and third-party risk management, particularly where core insurance functions are outsourced. New legislation or regulatory guidance, such as model acts adopted by individual states, could impose more stringent operational, financial, or governance obligations on us.

Any such changes could require us to modify our business practices, increase investment in compliance infrastructure, or limit our ability to offer certain services, any of which could adversely affect our business and results of operations.

Federal regulation of the insurance industry is evolving and may increase our compliance obligations and costs.

The U.S. federal government generally has not directly regulated the insurance industry. However, the federal government has undertaken initiatives or considered legislation in several areas that may affect the insurance industry. The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) also established the Federal Insurance Office (“FIO”), which is authorized to study, monitor, and report to Congress on the insurance industry and to recommend that the Financial Stability Oversight Council designate an insurer as an entity posing risks to U.S. financial stability in the event of the insurer’s material financial distress or failure. Any additional regulations established as a result of the Dodd-Frank Act or actions in response to the FIO could increase our costs of compliance or lead to disciplinary action. In addition, legislation has been introduced from time to time that, if enacted, could result in the federal government assuming a more direct role in the regulation of the insurance industry, including federal licensing in addition to or in lieu of state licensing and reinsurance for natural catastrophes. We cannot predict whether future federal laws or regulations will be enacted, nor how existing federal initiatives may evolve. However, any expansion of federal regulation could increase our compliance costs, lead to duplicative or conflicting requirements, or require changes to our business practices, which could adversely affect our business, financial condition, and results of operations.

Risks Related to Our Relationship with HCI

HCI controls the direction of our business, and the concentrated ownership of our common stock will prevent you and other shareholders from influencing significant decisions.

Following the completion of this offering, our parent company, HCI, will continue to control shares representing a majority of the voting power of all of our issued and outstanding shares of common stock. Immediately after this offering, HCI will own 75,000,000 shares of our common stock, which will represent approximately   % of our total outstanding shares of common stock and voting power (assuming no exercise of the underwriters’ option to purchase additional shares of common stock from us). As long as HCI continues to control shares representing a majority of our voting power, it will generally be able to determine the outcome of all corporate actions requiring shareholder approval (unless supermajority approval of such matter is required), including the election of directors. Even if HCI were to control less than a majority of our voting power, HCI may be able to influence the outcome of corporate actions so long as it owns a significant portion of our voting power. If HCI does not dispose of its shares of our common stock, HCI could retain control over us for an extended period of time or indefinitely.

Investors in this offering will not be able to affect the outcome of any shareholder vote while HCI controls the majority of our voting power. Due to its ownership and rights under our amended and restated articles of incorporation and bylaws that will be in effect immediately prior to the completion of this offering, HCI will be able to control, subject to applicable law, the composition of our board of directors, which in turn will be able to control all matters affecting us, including, among other things:

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any determination with respect to our business direction and policies, including the appointment and removal of officers and, in the event of a vacancy on our board of directors, additional or replacement directors;

•	any determinations with respect to mergers, business combinations or dispositions of assets;

•	determination of our management policies;

•	determination of the composition of the committees on our board of directors;

•	our financing policy;

•	our compensation and benefit programs and other human resources policy decisions;

•	termination of, changes to, or determinations under our agreements with HCI;

•	changes to any other agreements that may adversely affect us;

•	our dividend policy; and

•	determinations with respect to our tax returns.

See “Description of Capital Stock.”

Because HCI’s interests may differ from ours or from those of our other shareholders, actions that HCI takes with respect to us, as our controlling shareholder, may not be favorable to us or our other shareholders.

If HCI sells a controlling interest in us to a third party in a private transaction, you may not realize any change-of-control premium on shares of our common stock, and we may become subject to the control of a currently unknown third party.

Following the completion of this offering, HCI will continue to hold approximately   % of our voting power (assuming no exercise of the underwriters’ option to purchase additional shares of common stock from us). HCI will have the ability, should it choose to do so, to sell some or all of its shares of our common stock in a privately negotiated transaction, which, if sufficient in size, could result in a change of control of us.

The ability of HCI to privately sell its shares of our common stock, with no requirement for a concurrent offer to be made to acquire all of our shares that will be publicly traded hereafter, could prevent you from realizing any change-of-control premium on your shares of our common stock that may otherwise accrue to HCI on its private sale of the shares of our common stock it holds. Additionally, if HCI privately sells shares representing a significant portion of our common stock, we may become subject to the control of a presently unknown third party. Such third party may have conflicts of interest with other shareholders.

HCI’s interests may conflict with our interests and the interests of our other shareholders. Conflicts of interest between HCI and us could be resolved in a manner unfavorable to us and our other shareholders.

Various conflicts of interest between us and HCI could arise. HCI’s interests as our controlling shareholder may differ from our interests or those of our other shareholders. Additionally, ownership interests of our Chief Executive Officer and chairman of our board of directors, Paresh Patel, in our common stock and in the stock of HCI, or his service as a director and officer of both companies, could create or appear to create potential conflicts of interest when he is faced with decisions relating to us or our business. These decisions could include:

•	corporate opportunities;

•	the impact that operating decisions for our business may have on HCI’s consolidated financial statements;

•	differences in tax positions between HCI and us, particularly in light of the tax allocation agreement among HCI and its subsidiaries, including us;

•	the impact that operating or capital decisions (including the incurrence of indebtedness) for our business may have on HCI’s current or future indebtedness or the covenants under that indebtedness;

•	future, potential commercial arrangements between HCI (or its affiliates) and us or between HCI and third parties;

•	business combinations involving us;

•	our dividend policy;

•	management stock ownership; and

•	the intercompany agreements between HCI (or its affiliates) and us.

See “Certain Relationships and Related Party Transactions.”

Furthermore, disputes may arise between HCI (or its affiliates) and us relating to our past and ongoing relationships and these potential conflicts of interest may make it more difficult for us to favorably resolve such disputes, including those related to:

•	tax, employee benefits, indemnification, and other matters arising from this offering;

•	the nature, quality, and pricing of services HCI agrees to provide to us;

•	the nature, quality, and pricing of services we agree to provide to HCI and/or its affiliates;

•	sales or other disposals by HCI of all or a portion of its ownership interest in us; and

•	business combinations involving us.

We may not be able to resolve any potential conflicts, and even if we do, the resolution may be less favorable to us than if we were dealing with an unaffiliated party. While we are controlled by HCI, we may not have the leverage to negotiate amendments to our agreements with HCI and/or its affiliates, if required, on terms as favorable to us as those we would negotiate with an unaffiliated third party.

Our Chief Executive Officer and Chairman of our board of directors may have actual or potential conflicts of interest because of his financial interests in HCI or because of his positions with HCI.

Following this offering, Paresh Patel, our Chief Executive Officer and Chairman of our board of directors, will continue to serve as Chairman of the board of directors of HCI and as HCI’s Chief Executive Officer. Mr. Patel also owns HCI common stock, options to purchase HCI common stock, and other HCI equity awards. Mr. Patel’s position at HCI and his ownership of HCI equity and equity awards creates, or may create the appearance of, conflicts of interest when he is faced with decisions that could have different implications for HCI than the decisions have for us. Additionally, because of his positions with HCI, Mr. Patel owns equity interests in both us and HCI. Continuing ownership of HCI shares could create, or appear to create, potential conflicts of interest if we and HCI face decisions that could have implications for both us and HCI. See “Management—Executive Officers and Directors.” Mr. Patel is our only director, officer or employee who will serve as an officer or director of, or otherwise be employed by, HCI following the offering. Potential conflicts of interest may also arise out of commercial arrangements that we currently have with HCI and its affiliates or that we and HCI or its affiliates may enter into in the future. See “Certain Relationships and Related Party Transactions.”

We have, and expect to continue to have, significant customer concentration, and substantially all of our revenues to date are from customers who are affiliated with our controlling shareholder, HCI.

All of our revenue prior to this offering comes from a small number of customers. All of these customers are also affiliates of HCI, our controlling shareholder. While we have one current customer that is not affiliated with HCI, we do not anticipate generating significant revenue from this customer in fiscal 2025. As a result, we expect our revenue for the foreseeable future will continue to be heavily dependent on customers affiliated with HCI. The loss of any of these customers, a reduction in revenue from any of these customers or an interruption in business from any of these customers would significantly harm our business, results of operations, and financial condition. While we expect this reliance to decrease over time as our customer base and revenue grow, we expect that we will continue to depend upon a relatively small number of customers (including affiliates of HCI) for a significant portion of our revenue for the foreseeable future.

We may be unable to achieve some or all of the anticipated benefits of being a standalone public company.

We may be unable to achieve the full strategic and financial benefits expected as a result of being a standalone public company, or such benefits may be delayed or not occur at all. These anticipated benefits include the following:

•	allowing investors to evaluate the distinct merits, performance and future prospects of our business, independent of HCI;

•	enhancing our ability to focus on our own operating priorities, strategies, and specific market dynamics;

•	improving our strategic and operational flexibility, allowing us to better target innovation and respond more effectively to different customer needs and the competitive environment for our business;

•	allowing us to adopt a capital structure better suited to our financial profile and business needs, without competing for capital with HCI’s other businesses;

•	creating an independent equity structure that will facilitate our ability to effect future acquisitions utilizing our capital stock;

•	articulating a clear investment proposition and capital allocation policy to attract a long-term investor base aligned with our strategic goals; and

•	enhancing employee hiring and retention by, among other things, improving the alignment of management and employee incentives with performance and growth objectives of our business.

We may be unable to achieve some or all of the benefits that we expect to achieve as a standalone public company in the time we expect, if at all, for a variety of reasons, including management distractions and potential operational disruptions during the transition; increased exposure to market volatility; and reduced business diversification compared to HCI. Failure to realize the expected benefits of becoming a standalone public company, or delays in doing so, could adversely affect our business, financial condition, cash flows, and results of operations.

We may not be able to effectively perform the administrative and back-office services that we previously received from HCI at the same levels and costs as were previously provided by HCI.

We have previously obtained, but no longer obtain, certain administrative and back-office services from HCI, as we have replicated, developed, or replaced functions and administrative services that we previously received from HCI.

We may not be able to perform these services, either internally or through third-party vendors, on terms and conditions, including cost, comparable to those that we previously received in the past from HCI. Additionally, we may be unable to sustain the services at the same levels or obtain the same benefits as when we were receiving such services and benefits from HCI. If we do not maintain our own adequate systems and business functions at the same levels and costs previously received from HCI, or if we are unable to obtain them from other providers at the same levels and costs previously received from HCI, we may not be able to operate our business effectively or at comparable costs, and our profitability may decline. In addition, we have historically received informal support from HCI. The level of this informal support could diminish or be eliminated following this offering.

Third parties may seek to hold us responsible for liabilities of HCI, which could result in a decrease in our income.

Third parties may seek to hold us responsible for HCI’s liabilities. If those liabilities are significant and we are ultimately held liable for them, we cannot assure that we will be able to recover the full amount of our losses from HCI.

We may be required to make cash payments to HCI for prior tax years under the Tax Allocation Agreement with HCI.

We are a party to a tax allocation agreement with HCI (the “Tax Allocation Agreement”) that requires that we pay to HCI the amount of U.S. federal income tax we would owe for each taxable year if we had filed a U.S. federal income tax return for such year as a separate company. If we incur a loss (or have unused tax credits) for a taxable year that can be carried back to prior years, HCI is required to pay us the amount of U.S. federal income tax refund we would be entitled to receive, computed on a separate company basis. If no carryback is allowed, however, HCI is obligated to pay us the amount of the reduction in the consolidated U.S. federal income taxes of HCI’s affiliated group that results from such group’s use of our losses or credits. The Tax Allocation Agreement will automatically terminate with respect to us if our membership in HCI’s affiliated group terminates, but certain rights and obligations arising under the Tax Allocation Agreement will survive termination. Following the completion of this offering, we may be required to make cash payments to HCI in respect of taxes for prior years under the Tax Allocation Agreement, which payments could harm our results of operations and financial condition.

We could incur substantial additional costs and experience temporary business interruptions, and we may not be adequately prepared to meet the requirements of an independent, publicly traded company on a timely or cost-effective basis.

We have historically operated as part of HCI and have had access to various corporate functions. Following this offering, we will need to provide internally or obtain from unaffiliated third parties the services we will no longer receive from HCI. We may be unable to replace these services in a timely manner or on terms and conditions as favorable as those we receive from HCI.

In anticipation of operating as an independent, publicly traded company, we have been installing and implementing information technology infrastructure to support certain of our business functions, including accounting and financial reporting, human resources, legal and compliance, communications, engineering, manufacturing and distribution, and sourcing. We may incur substantially higher costs than currently anticipated as we transition from the existing transactional and operational systems and data centers we currently use as part of HCI. If we are unable to transition effectively, we may incur temporary interruptions in business operations. Any delay in implementing, or operational interruptions suffered while implementing, our new information technology infrastructure could disrupt our business and have a material adverse effect on our results of operations.

Following this offering, and particularly after we are no longer an emerging growth company, we will incur significant legal, accounting, and other expenses that we did not incur as part of HCI. In addition, we will be directly subject to reporting and other obligations under the Exchange Act and the Listing Rules of the New York Stock Exchange. The Exchange Act requires that we file annual, quarterly, and current reports with respect to our business and financial condition. Beginning with our second required Annual Report on Form 10-K, we intend to comply with Section 404 of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), which will require annual management assessments of the effectiveness of our internal control over financial reporting and a report by our independent registered public accounting firm on the effectiveness of internal control over financial reporting. However, while we remain an emerging growth company, we will not be required to include an attestation report by our independent registered public accounting firm on the effectiveness of internal control over financial reporting. Under the Sarbanes-Oxley Act, we are also required to maintain effective disclosure controls and procedures. To comply with these requirements, we may need to upgrade our systems, implement additional financial and management controls, reporting systems, and procedures and hire additional accounting and finance staff. These reporting and other obligations may place significant demands on management, administrative, and operational resources, including accounting systems and resources. If we are unable to upgrade our financial and management controls, reporting systems, information technology systems, and procedures in a timely and effective fashion, our ability to comply with financial reporting requirements and other rules that apply to reporting companies under the Exchange Act could be impaired, and we may be unable to conclude that our internal control over financial reporting is effective. If we are not able to comply with the requirements of Section 404 of the Sarbanes-Oxley Act in a timely manner, or if we or our independent registered public accounting firm identify deficiencies in our internal control over financial reporting that are deemed to be material weaknesses, the market price of shares of our common stock could decline and we could be subject to sanctions or investigations by the Securities and Exchange Commission (“SEC”) or other regulatory authorities, which would require additional financial and management resources.

Moreover, we cannot be certain that these measures would ensure that we implement and maintain adequate controls over our financial processes and reporting in the future. Even if we were to conclude, and our auditors were to concur, that our internal control over financial reporting provided reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, because of its inherent limitations, internal control over financial reporting might not prevent or detect fraud or misstatements. This, in turn, could have an adverse impact on trading prices for shares of our common stock, and could adversely affect our ability to access the capital markets.

We have no operating history as an independent, publicly traded company, and our historical consolidated financial information is not necessarily representative of the results we would have achieved as an independent, publicly traded company and may not be a reliable indicator of our future results.

We derived the historical consolidated financial information included in this prospectus from HCI’s consolidated financial statements, and this information does not necessarily reflect the results of operations and financial position we would have achieved as an independent, publicly traded company during the periods presented, or those that we will achieve in the future. This is primarily because of the following factors:

•

We have operated as part of HCI, and HCI has performed various corporate functions for us. Our historical consolidated financial information reflects allocations of corporate expenses from HCI for these functions. These allocations may not reflect the costs we will incur for similar services in the future as an independent, publicly traded company.

•

We may enter into transactions with HCI that did not exist prior to this offering, such as HCI’s provision of transition and other services, and undertake indemnification obligations, which will cause us to incur new costs.

•

Our historical consolidated financial information does not reflect changes that we expect to experience in the future as a result of our separation from HCI, including changes in the financing, cash management, operations, cost structure, and employee needs of our business. As part of HCI, we enjoyed certain benefits from HCI’s operating diversity, reputation, size, purchasing power, ability to borrow, and available capital for investments, and we may lose these benefits after this offering. As an independent entity, we may be unable to purchase goods, services, and technologies, obtain insurance and health care benefits, computer software licenses, or other services or licenses, or access capital markets, on terms as favorable to us as those we obtained as part of HCI, and our results of operations may be adversely affected.

We will also face additional costs and demands on management’s time associated with being an independent, publicly traded company, including costs and demands related to investor and public relations, public financial reporting, and corporate governance, including board of director fees and expenses. For additional information about our past financial performance and the basis of presentation of our consolidated financial statements, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical consolidated financial statements and the notes thereto included elsewhere in this prospectus.

Failure to establish and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and stock price.

We are not currently required to comply with the rules of the SEC implementing Section 404 of the Sarbanes-Oxley Act and are, therefore, not required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. Upon becoming a public company, we will be required to comply with the SEC’s rules implementing Sections 302 and 404 of the Sarbanes-Oxley Act, which will require management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of controls over financial reporting. Although we will be required to disclose changes made in our internal controls and procedures on a quarterly basis, we will not be required to make our first annual assessment of our internal control over financial reporting pursuant to Section 404 until the year following our first annual report required to be filed with the SEC. As an emerging growth company, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 until the later of (i) the year following our first annual report required to be filed with the SEC or (ii) the date we are no longer an emerging growth company. At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our controls are documented, designed, or operating.

As a subsidiary of a public company, we do not currently have our own independent internal audit function, as our internal audit function is part of HCI’s audit function. To comply with the requirements of being a public company, we have undertaken various actions, and will need to take additional actions, such as implementing numerous internal controls and procedures and hiring additional accounting or internal audit staff or consultants. Testing and maintaining internal control can divert our management’s attention from other matters that are important to the operation of our business. Additionally, when evaluating our internal control over financial reporting, we may identify material weaknesses that we may not be able to remediate in time to meet the applicable deadline imposed upon us for compliance with the requirements of Section 404. If we identify any material weaknesses in our internal control over financial reporting or are unable to comply with the requirements of Section 404 in a timely manner or assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal control over financial reporting once we are no longer an emerging growth company, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our common stock could be negatively affected. We could also become subject to investigations by the SEC, the stock exchange on which our securities are listed or other regulatory authorities, which could require additional financial and management resources. In addition, if we fail to remedy any material weakness, our financial statements could be inaccurate and we could face restricted access to capital markets.

Risks Related to Our Common Stock and the Securities Markets

There is no existing market for our common stock and an active, liquid trading market for our common stock may not develop following this offering.

Prior to this offering, there has been no public market for our common stock. We cannot predict the extent to which investor interest in us will lead to the development of an active trading market or how liquid that market may become. If an active trading market does not develop, you may have difficulty selling any of our common stock that you purchase. The initial public offering price of our common stock will be determined by negotiation between us and the underwriters. This price will not necessarily reflect the price at which investors in the market will be willing to buy and sell shares of our common stock following this offering. In addition, the market price of our common stock may decline below the initial public offering price, and you may not be able to resell your shares at, or above, the initial public offering price.

The market price of our common stock may be highly volatile, and you may not be able to resell your shares at or above the initial public offering price.

Prior to this offering, there has been no public market for shares of our common stock. In addition, the market price of our common stock following this offering is likely to be highly volatile, may be higher or lower than the initial public offering price, and could be subject to wide fluctuations in response to various factors, some of which are beyond our control. These fluctuations could cause you to lose all or part of your investment in our common stock since you might be unable to sell your shares at or above the price you paid in this offering. The following factors, in addition to other factors described in this “Risk Factors” section and included elsewhere in this prospectus, may have a significant impact on the market price of our common stock:

•	the occurrence of severe weather conditions and other catastrophes;

•	our operating and financial performance, quarterly or annual earnings relative to similar companies;

•	publication of research reports or news stories about us, our competitors or our industry, or positive or negative recommendations or withdrawal of research coverage by securities analysts;

•	the public’s reaction to our press releases, our other public announcements, and our filings with the SEC;

•	announcements by us or our competitors of acquisitions, business plans, or commercial relationships;

•	any major change in our board of directors or senior management;

•	additional sales of our common stock by us, our directors, executive officers or principal shareholders;

•	adverse market reaction to any indebtedness we may incur or securities we may issue in the future;

•	short sales, hedging, and other derivative transactions in our common stock;

•

exposure to capital market risks related to changes in interest rates, realized investment losses, credit spreads, equity prices, foreign exchange rates, and performance of insurance-linked investments;

•	our creditworthiness, financial condition, performance, and prospects;

•	our dividend policy and whether dividends on our common stock have been, and are likely to be, declared and paid from time to time;

•	perceptions of the investment opportunity associated with our common stock relative to other investment alternatives;

•	regulatory or legal developments;

•	changes in general market, economic, and political conditions;

•	conditions or trends in our industry, geographies or customers;

•	changes in accounting standards, policies, guidance, interpretations or principles; and

•	threatened or actual litigation or government investigations.

In addition, broad market and industry factors may negatively affect the market price of our common stock, regardless of our actual operating performance, and factors beyond our control may cause our stock price to decline rapidly and unexpectedly. In addition, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Litigation of this type could result in substantial costs and diversion of management’s attention and resources, which could have a material adverse effect on our business, financial condition, results of operations, and prospects. Any adverse determination in litigation could also subject us to significant liabilities.

Additionally, if our common stock is not listed on, or becomes delisted from, the NYSE for any reason, and is quoted on an OTC Market, a trading system for equity securities that is not a national securities exchange, the liquidity and price of our securities may be more limited than if we were quoted or listed on the NYSE or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.

We will evaluate whether to pay cash dividends on shares of our common stock in the future.

Once this offering is complete and we are a standalone, publicly traded company, our board of directors will evaluate whether to pay cash dividends to our shareholders. The timing, declaration, amount, and payment of future dividends to shareholders, if any, will fall within the discretion of our board of directors. Our board of directors’ decisions regarding the payment of dividends will depend on consideration of many factors, such as our financial condition, earnings, sufficiency of distributable reserves, opportunities to retain future earnings for use in the operation of our business and to fund future growth, capital requirements, debt service obligations, legal requirements, regulatory constraints, and other factors that our board of directors deems relevant. There can be no assurance that we will pay a dividend in the future or continue to pay any dividend if we do commence the payment of dividends. See “Dividend Policy.”

Investors purchasing common stock in this offering will experience immediate and substantial dilution as a result of this offering and any future equity issuances.

The initial public offering price of our common stock will be substantially higher than the pro forma net tangible book value per share of our outstanding common stock prior to completion of this offering. Accordingly, if you purchase our common stock in this offering, you will pay substantially more for your shares than the amounts paid by our existing shareholders for their shares and you will suffer immediate dilution of approximately $    per share in pro forma net tangible book value of our common stock. In addition, if the underwriters exercise their option to purchase additional shares from us, or if we issue additional equity securities in the future, investors purchasing shares of common stock in this offering will experience additional dilution. See “Dilution.”

Holders of our common stock may be diluted due to equity issuances.

In the future, holders of our common stock may be diluted because of equity issuances for acquisitions, capital market transactions, or otherwise, including any equity awards that we will grant to our directors, officers, and employees. Such awards will have a dilutive effect on our earnings per share, which could adversely affect the market price of our common stock. We also plan to issue additional stock-based awards, including annual awards, new hire awards, and periodic retention awards, as applicable, to our directors, officers, and other employees under our employee benefits plans as part of our ongoing equity compensation program.

We have broad discretion over the use of the net proceeds from this offering and it is possible that we will not use them effectively.

We cannot specify with any certainty the particular uses of the net proceeds that we will receive from this offering. Our management will have broad discretion in the application of the net proceeds from this offering, including for any of the purposes described in the section titled “Use of Proceeds,” and you will not have the opportunity as part of your investment decision to assess whether the net proceeds are being used appropriately. Because of the number and variability of factors that will determine our use of the net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. The failure by our management to apply these proceeds effectively could adversely affect our business, results of operations, and financial condition. Pending their use, we may invest our proceeds in a manner that does not produce income or that loses value. Our investments may not yield a favorable return to our investors and may negatively impact the price of our common stock.

A substantial portion of the outstanding shares of our common stock after this offering will be restricted from immediate resale, but may be sold on a stock exchange in the near future. The large number of shares eligible for public sale could depress the market price of our common stock.

The market price of our common stock could decline as a result of sales of a large number of shares of our common stock in the market after this offering, and the perception that these sales could occur may also depress the market price of our common stock. Based on the    shares of our common stock outstanding as of    , 2025, we will have    shares of our common stock outstanding after this offering, assuming no exercise of the underwriters’ option to purchase additional shares from us. Our executive officers and directors, as well as holders of all of our currently outstanding shares, have entered into lock-up agreements with the underwriters under which they have agreed, or will agree, subject to specific exceptions, not to sell any of our stock for 180 days following the date of this prospectus. We refer to such period as the lock-up period. The underwriters may release certain shareholders from the lock-up agreements prior to the end of the lock-up period.

As a result of these agreements, and subject to the provisions of Rule 144, as promulgated under the Securities Act (“Rule 144”), or Rule 701, as promulgated under the Securities Act (“Rule 701”), shares of our common stock will be available for sale in the public market as follows:

•	beginning on the date of this prospectus, all shares of our common stock sold in this offering will be immediately available for sale in the public market; and

•

beginning 181 days after the date of this prospectus, the remainder of the shares of our common stock will be eligible for sale in the public market from time to time thereafter, subject in some cases to the volume and other restrictions of Rule 144, including the availability of current public information about us.

Sales of our common stock as restrictions end may make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. These sales could also cause the trading price of our common stock to fall and make it more difficult for you to sell shares of our common stock. See “Shares Eligible for Future Sale.”

We are an emerging growth company and the information we provide shareholders may be different from information provided by other public companies, which may result in a less active trading market for our common stock and higher volatility in our stock price.

We are an “emerging growth company” as defined by the JOBS Act. We will continue to be an emerging growth company until the earliest to occur of the following:

•	the last day of the fiscal year in which our total annual gross revenues first meet or exceed $1.235 billion (as adjusted for inflation);

•	the date on which we have, during the prior three-year period, issued more than $1.0 billion in non-convertible debt;

•

the last day of the fiscal year in which we (i) have an aggregate worldwide market value of common stock held by non-affiliates of $700 million or more (measured at the end of each fiscal year) as of the last business day of our most recently completed second fiscal quarter and (ii) have been a reporting company under the Exchange Act for at least one year (and filed at least one annual report under the Exchange Act); or

•	the last day of the fiscal year following the fifth anniversary of the date of the first sale of our common stock pursuant to an effective registration statement under the Securities Act.

For as long as we are an emerging growth company, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to:

•	not being required to comply with the auditor attestation requirements of the assessment of our internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act;

•	exemption from new or revised financial accounting standards applicable to public companies until such standards are also applicable to private companies;

•	reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements, and registration statements; and

•	exemptions from the requirement of holding a nonbinding advisory vote on executive compensation and shareholder approval on golden parachute compensation not previously approved.

We may choose to take advantage of some or all of these reduced burdens while we qualify as an emerging growth company. We have taken advantage of some of these reduced burdens in this prospectus, and currently intend to do so in future filings while we qualify as an emerging growth company. For as long as we take advantage of any reduced burdens, the information we provide shareholders may be different from information provided by other public companies. In addition, it is possible that some investors will find our common stock less attractive as a result of these elections, which may result in a less active trading market for our common stock and higher volatility in our stock price.

Some provisions of Florida law and our amended and restated articles of incorporation and bylaws that will be in effect immediately prior to the completion of this offering may have anti-takeover effects that could discourage an acquisition of us by others, even if an acquisition would be beneficial to our shareholders, and may prevent attempts by our shareholders to replace or remove our current management.

Upon the closing of this offering, our status as a Florida corporation and the anti-takeover provisions of the Florida Business Corporation Act, which we sometimes refer to as the FBCA, may discourage, delay, or prevent a change in control even if a change in control would be beneficial to our shareholders.

The control share acquisition statute, Section 607.0902 of the FBCA, generally provides that in the event a person acquires voting shares of the company in excess of 20% of the voting power of all of our issued and outstanding shares, such acquired shares will not have any voting rights unless such rights are restored by the holders of a majority of the votes of each class or series entitled to vote separately, excluding shares held by the person acquiring the control shares or any of our officers or employees who are also directors of the company. Certain acquisitions of shares are exempt from these rules, such as shares acquired pursuant to the laws of intestate succession or pursuant to a gift or testamentary transfer, pursuant to a merger or share exchange effected in compliance with the FBCA if we are a party to the agreement, or pursuant to an acquisition of our shares if the acquisition has been approved by our board of directors before the acquisition. The control share acquisition statute generally applies to any “issuing public corporation,” which means a Florida corporation which has:

•	One hundred or more shareholders;

•	Its principal place of business, its principal office, or substantial assets within Florida; and

•

Either (i) more than 10% of its shareholders are resident in Florida; (ii) more than 10% of its shares are owned by residents of Florida; or (iii) one thousand shareholders are resident in Florida. The residence of a shareholder is presumed to be the address appearing in the corporate records of the company.

Shares held by banks (except as trustee or guardian), brokers, or nominees are disregarded for purposes of calculating these percentages or numbers.

The affiliated transaction (or so-called “business combination”) statute, Section 607.0901 of the FBCA, provides that we may not engage in certain mergers, consolidations, sales of assets, issuances of stock, reclassifications, recapitalizations, and other affiliated transactions with any “interested shareholder” for a period of three years following the time that such shareholder became an interested shareholder, unless:

•

Prior to the time that such shareholder became an interested shareholder, our board of directors approved either the affiliated transaction or the transaction which resulted in the shareholder becoming an interested shareholder; or

•

Upon consummation of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of our voting shares outstanding at the time the transaction commenced; or

•

At or subsequent to the time that such shareholder became an interested shareholder, the affiliated transaction is approved by our board of directors and authorized at an annual or special meeting of shareholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting shares which are not owned by the interested shareholder.

An “interested shareholder” is generally defined as any person who is the beneficial owner of more than 15% of our outstanding voting shares.

The voting requirements set forth above do not apply to a particular affiliated transaction if one or more conditions are met, including, but not limited to, the following: if the affiliated transaction has been approved by a majority of our disinterested directors; if we have not had more than 300 shareholders of record at any time during the three years preceding the date the affiliated transaction is announced; if the interested shareholder has been the beneficial owner of at least 80% of our outstanding voting shares for at least three years preceding the date the affiliated transaction is announced; if the interested shareholder is the beneficial owner of at least 90% of our outstanding voting shares, exclusive of shares acquired directly from the company in a transaction not approved by a majority of disinterested directors; or if the consideration to be paid to the holders of each class or series of voting shares in the affiliated transaction meets certain requirements of the statute with respect to form and amount, among other things.

Both the control share acquisition statute and the affiliated transactions statute may have the effect of discouraging or preventing certain change of control or takeover transactions involving us.

In addition, our amended and restated articles of incorporation and bylaws that will be in effect immediately prior to the completion of this offering contain provisions that may make it more difficult for a third party to acquire us or increase the cost of acquiring us, even if doing so would benefit our shareholders, including transactions in which shareholders might otherwise receive a premium for their shares. These provisions include:

•	our board of directors is classified into three classes of directors with staggered three-year terms;

•	nothing in our amended and restated articles of incorporation precludes future issuances without shareholder approval of the authorized but unissued shares of our common stock;

•	advance notice procedures apply for shareholders to nominate candidates for election as directors or to bring matters before an annual meeting of shareholders;

•	our shareholders will only be able to take action at a meeting of shareholders and not by written consent;

•

a special meeting of shareholders can only be called by our chairman of our board of directors, our chief executive officer, our president (in the absence of a chief executive officer), a majority of our board of directors or the holders of 10% or more of all of our votes entitled to be cast on any issue proposed to be considered at the special meeting of shareholders;

•	no provision in our amended and restated articles of incorporation or bylaws provides for cumulative voting, which limits the ability of minority shareholders to elect director candidates;

•	directors will only be able to be removed for cause;

•

our amended and restated articles of incorporation authorize undesignated preferred stock, the terms of which may be established and shares of which may be issued, without the approval of the holders of our capital stock; and

•	certain litigation against us can only be brought in Florida.

These provisions could discourage, delay or prevent a transaction involving a change in control of our company. These provisions could also discourage proxy contests and make it more difficult for you and other shareholders to elect directors of your choosing and cause us to take corporate actions other than those you desire. See “Description of Capital Stock.”

Our bylaws that will be in effect immediately prior to the completion of this offering designates the state courts located within the State of Florida as the exclusive forum for substantially all disputes between us and our shareholders and the federal district courts as the exclusive forum for Securities Act claims, which could limit our shareholders’ ability to obtain a favorable judicial forum for disputes with us.

Our bylaws that will be in effect immediately prior to the completion of this offering provide that, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our current or former directors, officers, or other employees to us or our shareholders, (iii) any action arising pursuant to any provision of the FBCA, our amended and restated articles of incorporation, or our bylaws, or (iv) any other action asserting a claim that is governed by the internal affairs doctrine shall be a state court located within the State of Florida (or, if a state court located within the State of Florida does not have jurisdiction, the federal district court for the Middle District of Florida); provided that, the exclusive forum provision will not apply to suits brought to enforce any liability or duty created by the Exchange Act, or to any claim for which the federal courts have exclusive jurisdiction. Our bylaws that will be in effect immediately prior to the completion of this offering also provide that, unless we consent in writing to the selection of an alternative forum, the U.S. federal district courts shall be the exclusive forum for the resolution of any claims arising under the Securities Act. Under the Securities Act, federal and state courts have concurrent jurisdiction over all suits brought to enforce any duty or liability created by the Securities Act, and investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Accordingly, there is uncertainty as to whether a court would enforce such a forum selection provision as written in connection with claims arising under the Securities Act.

By becoming a shareholder in our company, you will be deemed to have notice of and have consented to the provisions of our bylaws related to choice of forum. The choice of forum provisions in our bylaws may limit our shareholders’ ability to obtain a favorable judicial forum for disputes with us. Additionally, the enforceability of choice of forum provisions in other companies’ governing documents has been challenged in legal proceedings, and it is possible that, in connection with any applicable action brought against us, a court could find the choice of forum provisions contained in our bylaws to be inapplicable or unenforceable in such action. If so, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, results of operations, and financial condition.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential”, or “continue” or the negative of these terms or other similar expressions. In particular, statements about the markets in which we operate, including growth of our various markets, and our expectations, beliefs, plans, strategies, objectives, prospects, assumptions, or future events or performance contained in this prospectus under the headings “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” are forward-looking statements.

We have based these forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. These and other important factors, including those discussed in this prospectus under the headings “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements, or could affect our share price. Important factors that could cause actual results or events to differ materially from those expressed in forward-looking statements include, but are not limited to, the following:

•	we may not maintain profitability in the future;

•	we expect a number of factors to cause our results of operations to fluctuate on a quarterly and annual basis, which may make it difficult to predict our future performance;

•	we may lose our existing customers and/or fail to acquire new customers;

•	we expect to continue to rely on a relatively small number of customers, including our existing customers, all of which are affiliated with HCI, for a substantial portion of our revenue;

•

our success will depend on the continuous development and improvement of our proprietary Insurance-as-a-Service platform of products and services, including the development and implementation of new features and analytical models;

•	estimates of market opportunity may prove to be inaccurate;

•	we face intense competition in our industry, which could negatively impact our business, results of operations and financial condition and cause our market share to decline;

•

natural catastrophes and environmental risks may have significant adverse effects on our customers’ property and casualty insurance businesses, which may prevent us from maintaining or expanding our customer base and increasing our revenue;

•	there may be consolidation in the insurance industry, which could reduce the use of our platform, solutions, products, and services and adversely affect our revenues;

•	our intellectual property and proprietary rights are valuable, and any inability to obtain, maintain, protect, defend, and enforce them could reduce the value of our products and brand;

•

an unauthorized disclosure or loss of customer or employee data or information or other sensitive, confidential, or personal information, including by cyber-attack or other security breach, or a suspected or actual violation of federal or state data privacy or protection laws, regulations, or other obligations, could cause a loss of data or information, give rise to remediation or other expenses, expose us to liability under federal and state laws, and subject us to litigation and investigations, which could have an adverse effect on our business, cash flows, financial condition, and results of operations;

•	our information technology systems may fail or be disrupted or subject to errors, bugs, vulnerabilities, or defects, which could adversely affect our business;

•

any disruption of our Internet connections, including to any third-party cloud providers that host any of our websites or web-based services, could affect the success of our Insurance-as-a-Service platform of products and services and our business;

•

we operate in a highly regulated environment, and any failure to comply with applicable insurance, data privacy, or other regulatory requirements could materially and adversely affect our business, financial condition, and results of operations;

•	regulatory scrutiny of delegated authority and claims administration functions may increase our regulatory compliance costs, limit our flexibility, and adversely affect our business;

•	we are subject to stringent fiduciary duties with respect to insurance premium funds, and noncompliance could result in regulatory enforcement or reputational harm;

•	we are subject to extensive and evolving data privacy and cybersecurity regulation, which could increase our compliance burden and exposure to liability;

•	our international operations in India expose us to regulatory risks under Indian law and cross-border compliance obligations;

•	HCI controls the direction of our business, and the concentrated ownership of our common stock will prevent you and other shareholders from influencing significant decisions;

•

If HCI sells a controlling interest in us to a third party in a private transaction, you may not realize any change-of-control premium on shares of our common stock, and we may become subject to the control of a currently unknown third party;

•

HCI’s interests may conflict with our interests and the interests of our other shareholders and conflicts of interest between HCI and us could be resolved in a manner unfavorable to us and our other shareholders;

•	our Chief Executive Officer and Chairman of our board of directors may have actual or potential conflicts of interest because of his financial interests in HCI or because of his positions with HCI;

•	we have, and expect to continue to have, significant customer concentration, and substantially all of our revenues to date are from customers who are affiliated with our controlling shareholder, HCI;

•	we may be unable to achieve some or all of the anticipated benefits of being a standalone public company; and

•	other risks and factors described under “Risk Factors” and elsewhere in this prospectus.

Given the risks and uncertainties set forth in this prospectus, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements contained in this prospectus are not guarantees of future performance and our actual results of operations, financial condition, and liquidity, and the development of the industry in which we operate, may differ materially from the forward-looking statements contained in this prospectus. In addition, even if our results of operations, financial condition and liquidity, and events in the industry in which we operate, are consistent with the forward-looking statements contained in this prospectus, they may not be predictive of results or developments in future periods.

Any forward-looking statement that we make in this prospectus speaks only as of the date of such statement. Except as required by federal securities laws, we do not undertake any obligation to update or revise, or to publicly announce any update or revision to, any of the forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this prospectus.

USE OF PROCEEDS

The net proceeds to us from the sale of shares of common stock by us in this offering will be approximately $    million, assuming an initial public offering price of $    per share (the midpoint of the range set forth on the cover of this prospectus), and after deducting underwriting discounts and commissions and estimated offering expenses.

We intend to use the net proceeds from this offering for general corporate purposes, including working capital, software and technology research and development, operating expenses and capital expenditures. Additionally, we may use a portion of the net proceeds to acquire or invest in businesses or technologies. However, currently we do not have agreements or commitments for any material acquisitions or investments.

We cannot specify with certainty the particular uses of the net proceeds that we will receive from this offering or the amounts we actually spend on the uses set forth above. Pending the use of proceeds from this offering as described above, we plan to invest the net proceeds that we receive in this offering in short-term and intermediate-term interest-bearing obligations, investment-grade investments, certificates of deposit or direct or guaranteed obligations of the U.S. government. Our management will have broad discretion in the application of the net proceeds from this offering and investors will be relying on the judgment of our management regarding the application of the proceeds.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our common stock. We currently intend to retain any future earnings and do not expect to pay any dividends on our common stock in the foreseeable future. Any future determination to declare cash dividends will be made at the discretion of our board of directors, subject to applicable laws, and will depend on a number of factors, including our financial condition, results of operations, capital requirements, contractual restrictions, general business conditions, and other factors that our board of directors may deem relevant. Our ability to pay dividends may also be restricted by the terms of any future credit agreement or any future debt or preferred equity securities of us or our subsidiaries.

CAPITALIZATION

The following table sets forth our cash and cash equivalents, as well as our total capitalization, as of June 30, 2025:

•	on an actual basis; and

•

on a pro forma basis, giving effect to the receipt of the estimated net proceeds from the sale and issuance by us of    shares of our common stock in this offering (assuming no exercise of the underwriters’ option to purchase additional shares of common stock from us) at an assumed initial public offering price of $    per share (the midpoint of the range set forth on the cover of this prospectus), and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

You should read this table together with our consolidated financial statements and related notes and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that are included elsewhere in this prospectus.

	As of June 30, 2025
(in thousands)	Actual	Pro forma(1)
Cash and cash equivalents	$110,732	$
Stockholders’ equity:
Preferred stock, par value $0.001; no shares authorized, issued and outstanding, actual; no shares authorized, issued and outstanding, pro forma	—		—
Common stock, par value $0.001; 184,000,000 shares authorized and 82,701,189 shares issued and outstanding, actual; shares authorized and shares issued and outstanding, pro forma	83
Additional paid-in capital	74,185
Accumulated deficit	(17,717)
Total stockholders’ equity	56,551
Total capitalization	$160,812	$

(1)

Each $1.00 increase (decrease) in the assumed initial public offering price of $    per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) the pro forma as adjusted amount of each of cash and cash equivalents, additional paid in capital, total stockholders’ equity and total capitalization by $    million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The information in the table above excludes:

•	6,350,000 shares of our common stock issuable upon the exercise of options under our 2021 Omnibus Plan at an exercise price of $23.00 per share;

•

3,275,776 shares of common stock reserved for future issuance under the 2021 Omnibus Plan, as well as any automatic increases in the number of shares of common stock reserved for future issuance under the plan; and

•

10,000,000 shares of our common stock reserved for future issuance under our 2025 Omnibus Plan, which will become effective in connection with this offering (which number includes 3,275,776 shares of common stock available for future issuance under the 2021 Omnibus Plan), and shares of our common stock that become available pursuant to provisions in the 2025 Omnibus Plan that automatically increase the share reserve under the 2025 Omnibus Plan.

DILUTION

If you invest in our common stock in this offering, your ownership interest will be immediately diluted to the extent of the difference between the public offering price per share of our common stock and the pro forma net tangible book value per share of our common stock immediately after this offering. Dilution in pro forma net tangible book value per share to new investors represents the difference between the amount per share paid by purchasers of shares of our common stock in this offering and the pro forma net tangible book value per share of our common stock immediately after completion of this offering.

Net tangible book value per share is determined by dividing our total tangible assets less our total liabilities and common stock in stockholders’ equity by the number of shares of our common stock outstanding. Our historical net tangible book value as of June 30, 2025, was approximately $   , or $   per share.

After giving further effect to receipt of the net proceeds from our issuance and the sale of     shares of our common stock in this offering, based on an assumed initial public offering price of $    per share, which is the midpoint of the price range set forth on the cover page of this prospectus, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma net tangible book value as of June 30, 2025 would have been $    million, or $    per share. This amount represents an immediate increase in pro forma net tangible book value of $    per share to our existing shareholders and an immediate dilution of approximately $    per share to new investors participating in this offering. The following table illustrates this dilution:

Assumed initial public offering price per share of common stock		$
Historical net tangible book value (deficit) per share as of June 30, 2025	$

Increase per share attributable to new investors purchasing shares of common stock in this offering

Pro forma net tangible book value per share immediately after this offering
Dilution in pro forma net tangible book value per share to new common stock investors in this offering		$

The following table presents, on a pro forma basis as of June 30, 2025, after giving effect to the sale by us of shares of our common stock in this offering, the difference between the directors, officers and their affiliates and the new investors purchasing shares of our common stock in this offering with respect to the number of shares of our common stock purchased from us, the total consideration paid or to be paid to us, and the average price per share paid or to be paid to us by such persons during the last five years and new investors, before deducting underwriting discounts and commissions and estimated offering expenses payable by us:

	Shares Purchased			Total Consideration			Average Price
	Number	Percent		Amount	Percent		Per Share
($ in millions)
Directors, officers and their affiliates			%	$		%	$
New investors			%			%

Total			%	$		%

If the underwriters exercise in full their option to purchase     additional shares of our common stock from us in this offering, the pro forma net tangible book value per share after this offering would be $    per share and the dilution to new investors in this offering would be $    per share. If the underwriters exercise such

option in full, the number of shares held by new investors will increase to approximately     shares of our common stock, or approximately   % of the total number of shares of our common stock outstanding after this offering.

In addition, we may choose to raise additional capital due to market conditions or strategic considerations, even if we believe we have sufficient funds for our current or future operating plans. To the extent that we raise additional capital through the sale of equity, as common stock, or other securities that are convertible into our common stock, such as convertible debt securities, the issuance of these securities could result in further dilution to our shareholders.

The number of shares of our common stock to be outstanding immediately after this offering is based on shares of our common stock outstanding as of    , 2025. The number of shares of our common stock to be outstanding after this offering excludes:

•	6,350,000 shares of our common stock issuable upon the exercise of options under the 2021 Omnibus Plan at an exercise price of $23.00 per share;

•

3,275,776 shares of common stock reserved for future issuance under the 2021 Omnibus Plan, as well as any automatic increases in the number of shares of common stock reserved for future issuance under the plan; and

•

10,000,000 shares of our common stock reserved for future issuance under our 2025 Omnibus Plan, which will become effective in connection with this offering (which number includes 3,275,776 shares of common stock available for future issuance under the 2021 Omnibus Plan), and shares of our common stock that become available pursuant to provisions in the 2025 Omnibus Plan that automatically increase the share reserve under the 2025 Omnibus Plan.

OUR BUSINESS

Company Overview

Exzeo provides turnkey insurance technology and operations solutions to insurance carriers and their agents based on a proprietary platform of purpose-built software and data analytics applications that are specifically designed for the property and casualty, or P&C, insurance ecosystem. Exzeo’s Insurance-as-a-Service (IaaS) platform, which we refer to as the “Exzeo Platform,” currently includes nine highly configurable software and data analytics applications that are purpose-built to serve insurance companies and other customers in the insurance value chain.

Through the Exzeo Platform, Exzeo provides technology-based solutions and services for all operational and administrative activities and functions needed by P&C insurance carriers and their agents, including quoting and underwriting, policy management, claims processing management, data reporting, and financial reporting. As a result, the Exzeo Platform streamlines and automates the interaction between insurance carriers and their policyholders.

Exzeo was established in 2012 as the technology and innovation division of HCI Group, Inc., or HCI, a leading underwriter of homeowners insurance in Florida and 12 other states. Exzeo’s initial customers are insurance carriers or their managing general agent that are owned or managed by HCI and its subsidiaries, and Exzeo has derived substantially all of its revenues to date from such customers. In addition to working with existing customers to expand their business, Exzeo intends to develop new customer partnerships with additional carriers and their agents by introducing them to the advantage of our technology. Exzeo was founded with a clear mission: to develop a platform that enhances underwriting margins, reduces operating expenses, enables rapid expansion across both geographic markets and product lines, and delivers a streamlined, user-friendly experience for both carriers and policyholders.

Exzeo’s data-centric technology and mission inspired its name, which is derived from the combination of three words that describe the “Big Data” it collects and utilizes in its products and services: Exabyte (a million trillion – 1018 – bytes), Zettabyte (1021 bytes) and Yottabyte (1024 bytes).

Exzeo generates revenue from underwriting and management services, claim services, and other technology services that are provided through and powered by the Exzeo Platform. Exzeo provides its solutions and technologies to customers under contracts with a variable fee structure that is typically based on a percentage of premium managed through the Exzeo Platform. Exzeo believes that this fee structure is beneficial to customers because it is designed to allow customers to scale while optimizing for operational efficiencies and without significant up-front technology expenditures.

We currently hold insurance agency or managing general agent licenses, as appropriate, in 29 states. Through the Exzeo Platform, we currently provide services in the following 13 states in which our customers have operations: Florida, Connecticut, Georgia, Massachusetts, Montana, North Carolina, New Jersey, New Mexico, Nevada, Rhode Island, South Carolina, South Dakota, and Utah. We intend to expand our operations (and obtain additional licenses as needed) in the 21 remaining states based upon growth plans of our existing customers or the existing geographies and growth plans of new customers with which we engage.

The Exzeo Platform

The Exzeo Platform is a proprietary software, analytics, and visualization tools platform that can support, enhance and/or replace legacy operational systems that are inefficient but commonplace across the insurance industry.

With the Exzeo Platform, Exzeo has created and refined several out-of-the-box software offerings that can be tailored to a customer’s specific insurance portfolio and operational needs. The Exzeo Platform accumulates, verifies, and analyzes proprietary and third-party data within its large data warehouse that is critical to making profitable insurance decisions in near real-time and without the need of human underwriting input. A team of over 175 developers and data scientists work and collaborate daily to build, implement and upgrade the Exzeo Platform.

The Exzeo Platform is designed to be highly scalable and to optimize the performance of companies that operate in the insurance markets to the benefit of policyholders, capital providers, and other participants in the P&C insurance value chain. Exzeo’s technology-led solutions currently support the management of over $1.2 billion of in-force premium across 13 states and 4 insurance companies.

Long-Standing P&C Software Development

Source: Company data

(1)	Customer Premiums-in-Force managed by Exzeo.

The Exzeo Platform has three core components: advanced underwriting solutions, data analytics solutions, and insurance management solutions.

•

Advanced Underwriting Solutions – Successful decision-making in the insurance industry requires the ability both to consume large sets of structured and unstructured data and to transform those data into actionable underwriting decisions. Exzeo has a 13-year track-record of turning Big Data into predictive algorithms to enhance underwriting decisions. Exzeo’s technology platform uses a micro-site organizational structure to give customers maximum flexibility to optimize for underwriting characteristics specific to an individual insurance company’s risk appetite. By making precise decisions at the individual risk level, Exzeo’s models help insurers build portfolios focused on profitable risk accumulation.

•

Data Analytics Solutions – The Exzeo Platform transforms both structured and unstructured data into an actionable format to power its advanced decision-based models and workflow systems. We believe that this purely data-driven decision approach enhances capabilities across a carrier’s entire organization, including underwriting, portfolio construction, and claims management.

•

Insurance Management Solutions – The Exzeo Platform is designed to handle all day-to-day activities of insurance carriers. Exzeo provides front-end distribution management, underwriting and pricing models, policy administration and claims management and currently supports the operations of managing general agents, attorney-in-fact companies, and insurance/reinsurance carriers and capital providers. The Exzeo Platform utilizes automated underwriting that requires minimal information from the insurance agent and leverages the extensive internal data repository that Exzeo continues to develop and curate. Delivered through a flexible, web-based interface, Exzeo’s suite of applications is designed to offer scalable and efficient solutions for insurance company management and operations.

The Exzeo Value Proposition

Exzeo has an innovative approach that we believe enables customers to fundamentally reimagine their investments in technology. Exzeo offers a differentiated platform designed to achieve two paramount objectives:

•	Delivering a comprehensive suite of products that supports the full underwriting infrastructure, and

•	Providing a technology solution purpose-built to drive enhanced underwriting performance for its customers.

The Exzeo Platform is structured primarily as a variable-cost model to its customers, wherein insurance companies are charged based on the volume of premium managed through the platform. Upfront expenditures by customers to begin utilizing the platform are minimal, enabling carriers to adopt the solution with limited initial financial burden.

We believe that this model inherently aligns Exzeo’s incentives with those of its customers. Exzeo is motivated to support customers in optimizing profitability within their existing premium portfolios while facilitating growth in the most profitable lines of business. Consequently, we believe that the success of Exzeo is directly and meaningfully aligned with the success of its customers.

We believe that the effectiveness of the Exzeo Platform is demonstrated by its initial carrier customers’ market-leading results. Exzeo’s customers experienced an approximate 12 percentage point improvement in their average loss ratio compared to the Florida homeowners’ insurance industry average loss ratio during the years 2017-2024 (representing the period post-application of the Exzeo Platform to our initial customers), and Exzeo’s customers enjoyed increased efficiency with an expense ratio (i.e., the dollar amount of operating cost needed to manage $1 of premium) of its customers improving by approximately 14 percentage points in 2024 compared to 2017. See “—Exzeo Platform Customer Case Studies – HCI’s Industry Leading Underwriting Margins.”

Industry Overview

Overview of the P&C Insurance Industry

The P&C insurance industry is large, fragmented, highly regulated, and complex. P&C insurance protects policyholders against a range of losses on items of value, including homes, commercial property and vehicles, as well as from unforeseen events including natural disaster, litigation, and bodily injury. P&C insurance is pervasive and purchased by nearly all businesses and individuals. While some forms of P&C insurance are optional, others such as homeowners’ insurance, are often obligatory (e.g. required by mortgage financing). The P&C insurance industry is highly competitive, and carriers compete primarily on product differentiation, pricing options, customer service and experience, marketing and advertising, affiliate programs and channel strategies.

The key functional areas in P&C insurance are underwriting and policy management, claims management, and billing. Underwriting and policy management are the cornerstone functions of all P&C insurance carriers’ operations. These processes involve collecting information from potential policyholders, determining appropriate coverage and terms, pricing the policy, issuing the policy and updating and maintaining the policy over its lifetime. Claims management includes loss report intake, investigation and evaluation of incidents, claims negotiation, payment processing and litigation management. Billing includes account creation, policyholder invoicing, payment collection, commission calculation and disbursement. Each of these functions involves multiple touch points and information exchanges between individuals, carriers, agents, adjusters and systems.

Total premiums collected by insurance carriers, known as Direct Written Premiums or DWP, is a key industry metric used in sizing the insurance market. According to S&P Global Market Intelligence, a global market research and insights firm, DWP for US P&C insurance was $1.1 trillion in 2024. We believe there are approximately 2,700 P&C insurance carriers within the United States. Carriers within the United States are regulated on a state-by-state basis.

Effective policy management by P&C insurance companies requires information and insurance technology systems that integrate with other internal systems and can control workflow, enable extensive configurability and provide visibility to users. Additionally, stringent archiving and audit requirements, along with frequent changes in underwriting, reporting and regulatory policy, have imposed a significant burden on systems and staff, which struggle to adequately support such requirements in technology environments dominated by legacy systems.

Increasing Demand for Insurance-as-a-Service

Carriers invest substantial time and resources to develop and maintain their technology assets. We believe reliance on legacy systems, often on-premises, limits carriers’ ability to respond to many of the significant challenges facing the industry, including:

•

Heightened end-user expectations. Today’s policyholders and other end-users expect seamless and tailored experiences with every interaction, which has led to the increase in demand for digital distribution and servicing capabilities. For instance, personal and commercial insurance end-users expect improved digital experiences with real time multi-channel service.

•

Increased competition in the marketplace. Carriers are diversifying into new geographies and lines of business to drive profitable growth in direct written premiums. In response to escalating competition, carriers are investing in new technology solutions to increase speed to market, improve the underwriting process and reduce operating expenses.

•

New and evolving risks. Carriers are under pressure to offer new and more complex insurance products to address evolving use cases. Emerging risk categories, such as climate change, political risks and cybersecurity, are creating demand for new insurance products. These new and evolving risks require carriers to be increasingly agile in their product development.

•

Increased number of catastrophic events. Natural disasters with large scale catastrophic losses have become more frequent. More than ever, carriers need access to accurate, complete and large datasets about risk to accurately underwrite.

•

The rise of the large-scale data analytics. Carriers have predominately relied on traditional data sources for underwriting, pricing and claims handling. The rise of large-scale data analytics, such as centralized data warehouses containing diverse datasets, is significantly increasing the amount of data available to carriers, enabling carriers to assess risk on a more granular level, identify losses faster, simplify claims processing and mitigate fraud. Taking advantage of the new volumes of data requires open and flexible core systems that allow carriers to move more quickly and make data-driven decisions.

•

Emerging capabilities and advancing technologies. Carriers can better analyze risk through enhanced pricing models, artificial intelligence and machine learning technology. These emerging technologies offer carriers the opportunity to better understand and price risk in real time and a potential competitive advantage to realize the value from data science research. As a result, carriers are more aggressively investing in technology to keep up with innovations and integrations.

•

Digitization of insurance. In the property insurance sub-sector, processing a single event such as a claim can require numerous transactions, involving consumers, lenders, contractors, adjustors, litigation and others. The complexity seen in one property claim grows exponentially more difficult to manage at scale, and complexity is continuing to increase across the P&C insurance economy. Seamless integrations that enable information sharing across technology systems which cover the full-suite of insurance carrier operations are now more important than ever.

These challenges are placing increased pressure on carriers to improve consumer experience, business agility and speed to market. However, many carriers rely on legacy systems that are difficult to change, update or integrate without significant cost.

We believe that carriers will increasingly look to adopt Insurance-as-a-Service solutions, like the Exzeo Platform, that maximize efficiency of their systems, optimize underwriting outcomes and reduce operating expenses, while ultimately serving their customers more effectively.

Market Opportunity

The Exzeo Platform is built to serve the significant market opportunity that we believe exists at the intersection of P&C insurance, technology infrastructure and data analytics.

Exzeo’s core competency is in property insurance. Exzeo was initially developed to serve customers operating in the Florida homeowners’ insurance market, an $18 billion annual direct written premium market in 2024 according to S&P Global Market Intelligence. Since 2021, Exzeo’s customers have expanded their operations to an additional 12 other states. These 13 operating states represent more than $47 billion of annual direct written premium. Exzeo’s managed premium represents a less than 2% market share in its operating states, with only a 4% market share in its largest market, Florida.

While Exzeo currently supports customers in 13 states, the company has the infrastructure and regulatory approvals in place to deliver its data and services in 16 additional states—serving both new and existing customers expanding into new states. Over the next twelve months, Exzeo plans to obtain the necessary approvals to operate in the remaining 21 states, thereby positioning the company for nationwide coverage.

Given the substantial opportunity in the $173 billion annual premium US homeowners’ insurance market, Exzeo expects to remain focused on its core market in the near-term. However, similar factors and experience are relevant in underwriting both personal and commercial properties. Nationwide, commercial property insurance represents $67 billion of annual direct written premium in 2024 according to S&P Global Market Intelligence.

Note: 2024 statutory Direct Premiums Written (“DPW”); Source: S&P Global Market Intelligence, statutory filings

(1)	Includes all states with reported DPW over $0; Homeowners line of business is using the “Homeowners MP” LOB classification from S&P Global Market Intelligence and statutory filings
(2)	Commercial Property line of business is using the “Commercial Multi Peril” LOB classification from S&P Global Market Intelligence and statutory filings

Cumulatively, across personal and commercial property insurance, we believe that Exzeo’s core addressable market could exceed $240 billion in annual insurance premium and represents a significant opportunity to grow premium managed by Exzeo. Additionally, Exzeo’s technology is designed to be highly flexible and can be adapted to serve additional product lines within the broader P&C marketplace, which represented approximately $1.062 trillion in annual direct written premium in 2024 according to S&P Global Market Intelligence.

Note: 2024 statutory Direct Premiums Written (“DPW”); Source: S&P Global Market Intelligence, statutory filings

(1)	Includes all states with reported DPW over $0.
(2)

Calculated as Total HCI Homeowners DPW / Industry National Homeowners DPW; Homeowners line of business is using the “Homeowners MP” LOB classification from S&P Global Market Intelligence and statutory filings.

Exzeo’s core focus and expertise is building integrated, end-to-end insurance management technology. It is estimated that the U.S. property & casualty (P&C) insurance industry will spend approximately $43 billion on information technology software, services and infrastructure in 2025 according to Gartner. Approximately 75% of this spend is expected to be allocated to software (model and application development and implementation) and services (maintenance, support and advisory). The insurance industry makes this investment to increase operating efficiency and improve underwriting decision-making. Exzeo’s objectives and business strategy are focused on expanding its share of this spend.

Source: Gartner, Inc., Forecast: Enterprise IT Spending for the Insurance Market, Worldwide, 2022-2028, 4Q24 Update, James Ingham and Inna Agamirzian, January 31, 2025

Disclaimer: Pie charts created by, and calculations performed by, Truist Securities based on Gartner research; Note: TAM figures represent 2025 Spending figures based on Gartner research

(1)	Represents 2023 – 2028 CAGR based on Gartner research (sourced above).
(2)	Includes TAM for Exzeo core solutions.

Solutions Overview

The Exzeo Platform includes several core components that collectively address all critical functions of P&C insurance carrier operations, including quoting and underwriting, policy administration, claims management, data analytics, reporting, and financial management.

Exzeo generates revenue from three primary sources: underwriting and management services, claim services, and other technology services. Underwriting and management services include policy issuance and renewal, reinsurance placement, and administrative support, with fees tied to a percentage of premiums written or assumed, plus related policy fees. Claim services involve investigating, adjusting, and settling claims, including catastrophe-related claims, with pricing based on fees per claim or a percentage of covered losses. Other technology services are primarily derived from proprietary software solutions offered through software-as-a-service, or SaaS, service agreements, with fees based on policy or claim volumes, fixed charges, or percentages of claims handled.

Below is a summary of Exzeo’s core solutions and services delivered through the Exzeo Platform: Quoting and Underwriting:

•	CasaClue – Intelligent data repository with the ability to transform data from multiple sources to enable precise risk selection.

•

Harmony – Comprehensive policy administration platform that streamlines the entire policy lifecycle, from quoting to binding, while offering advanced underwriting capabilities. Its intuitive design enhances user experiences, ensuring a seamless and efficient workflow.

•

AtlasViewer – A mapping and data visualization platform that integrates location-based data from multiple sources, providing users with a comprehensive and tailored view of risk. By transforming data into actionable insights, AtlasViewer helps drive smarter business decisions.

Policy Management:

•	Harmony – Next-generation policy administration platform that easily supports multiple companies and their products.

•	SAMS – Web-based system designed to automate and streamline the process of managing insurance policies.

•

Mercury – Integrated workflow solution designed to ensure uniform routing and seamless policy change tracking, thereby enhancing efficiency, maintaining consistency and staying compliant with automated processes.

Claims Management:

•	ClaimColony – End-to-end claims management platform used by carriers, third-party administrators, independent adjusters and insurance litigation services.

•	AtlasViewer – A tool providing a unique, visual way to look at claims and manage the claims lifecycle, driving better efficiency and improving operational outcomes.

•

JustEZ – The JustEZ app helps sync inspections from various carriers, schedule appointments, sync photos to cloud and write scoping reports. JustEZ is built to help adjusters do more inspections better.

Data, Reporting & Financials:

•

AtlasViewer – Application that simplifies secure data sharing with stakeholders, enhancing transparency and communication. It has powerful mapping and visualization tools that provide real-time insights and enable better decision-making.

•

Exahub – Centralized data platform built to efficiently store and manage complex, diverse datasets. Designed for seamless large-scale data analytics, enterprise data warehousing, and cloud-based solutions, Exahub ensures scalability, speed and reliability for data-driven decision-making.

•	ExzeoIQ – Provides transparent reporting for customers including month end financials, data calls, exposure management, and overall risk management.

Exzeo Platform Customer Case Studies

We believe that the value and advantages of the Exzeo Platform and Exzeo’s solutions are illustrated by the performance and growth of Exzeo’s initial customers’ since the launch of the Exzeo Platform, as follows:

HCI’s Industry Leading Underwriting Margins

We believe that Exzeo’s technology and solutions have facilitated HCI’s underwriting performance over the last 10 years since its launch, as we believe that Exzeo has enabled HCI to underwrite better, to be more efficient and to grow its business more effectively. HCI’s carriers have experienced an approximate 12 percentage point improvement in their average loss ratio compared to the Florida homeowners’ insurance industry average loss ratio during the years 2017-2024 (representing the period post-application of the Exzeo Platform to our initial customers), and Exzeo’s customers enjoyed increased efficiency with an expense ratio (i.e., the dollar amount of operating cost needed to manage $1 of premium) of its customers improving by approximately 14 percentage points in 2024 compared to 2017. If we expand this analysis nationwide, a similar trend emerges: when comparing HCI’s 10-year average homeowners insurance net loss ratio to the same number for the nationwide P&C industry, Exzeo has enabled HCI to outperform by approximately 10 percentage points.

Source: S&P Global Market Intelligence, Company filings, statutory filings

(1)	HCI FL Homeowners LoB Direct Loss Ratio vs P&C Industry FL Homeowners LoB Direct Loss Ratio; DPE = Direct Premiums Earned, DLI = Direct Losses Incurred, DLR = Direct Loss Ratio = DLI / DPE
(2)	HCI GAAP Expense Ratio for FY 2017 – 2024
(3)	Peers include ACIC, HRTG and UVE

HCI’s Rapid Scaling While Using Exzeo Platform

We believe that Exzeo has made a significant contribution to HCI’s ability to scale quickly, both geographically and in total premium written since the full implementation of the Exzeo Platform.

Following several years of implementation of Exzeo’s technology in Florida, HCI announced its plans for a nationwide expansion in August 2020. By the end of 2021, HCI expanded its operations and sold policies in ten new states beyond Florida exclusively using the Exzeo Platform.

Additionally, HCI has leveraged the Exzeo Platform to pre-underwrite over one million policies at Citizens Property Insurance Corporation, the Florida state-backed carrier of last resort, identify the most attractive policies and ultimately grow its in-force premium by approximately $470 million, a 61% increase when comparing first quarter 2025 to third quarter 2023. HCI was able to grow its insurance book significantly in a short period of time while having to hire almost no additional employees.

Exzeo Powers CORE’s Launch and Speed to Market

We believe that Exzeo also increases its customers’ speed to market. For example, in late 2023, HCI identified an opportunity in the commercial residential insurance market in Florida. By February 2024, HCI’s newest carrier, the Condo Owners Reciprocal Exchange (CORE), had commenced operations. In a matter of a few months, Exzeo’s technology infrastructure and management expertise enabled HCI to swiftly enter a new line of business and grow quickly in this new market. By year end 2024, CORE had in-force premium of $67 million.

Our Growth Strategy

Based on the use of the Exzeo Platform and the performance and growth of our current customers to date, we intend to pursue multiple opportunities to expand our customer base and grow managed premium for current and future customers. The following are the key elements of our growth strategy:

•

Improve customer margins: The P&C insurance industry is a results-driven industry where the success of insurers is measured by their ability to produce solid underwriting results. We intend to work with our existing customers to enable them to continue to profitably grow their premium over time and to work with new carriers to profitably grow their business with the use of the Exzeo Platform and our solutions.

•

Expand customer base: In addition to working with existing customers to expand their business, we intend to develop new customer partnerships with additional carriers and their agents by introducing them to the advantage of our technology and variable fee structure. While we currently have one customer that is not affiliated with HCI, we do not expect to generate significant revenue from this customer in the current fiscal year. As such, a key component of our growth strategy is to broaden our customer base beyond affiliates of HCI and reduce our reliance on a concentrated group of customers over time.

•

Facilitate the rapid growth of our customers: Insurance companies have different approaches to growth due to capital flexibility, market opportunity, and other factors. Exzeo gives customers flexibility to pursue their growth objectives including quickly capitalizing on growth opportunities in a cost-efficient manner, while giving them the tools to make sound underwriting decisions. We intend to work with customers to facilitate rapid growth through the use and advantages of our platform.

•

Allow customers to grow into new states: Exzeo allows customers to grow in their existing markets but also expand their geographic footprint. Exzeo will work with existing and new customers on our platform to execute on expansion into new states and across the nation and to realize their growth objectives.

•	Allow customers to enter new lines of business: Exzeo’s technology is also customizable to meet the demands of customers to expand into new product lines. And to the benefit of the customer, Exzeo’s variable-fee structure means that customers can grow new product lines at a pace that meets both their growth and profitability targets. We intend to work with customers to explore and expand into new lines to facilitate their growth.

We recognize the need for an expanded sales and marketing team as revenue and customer profile expand. We intend to invest in and grow our current sales and marketing team to support our future customer growth and diversification. Management will provide strategic direction as we add additional team members in order to seek out new customer partnerships.

Competitive Environment

The market for insurance services and technology solutions focused on the P&C industry is competitive and fragmented. We compete with a wide range of entities, including established enterprise software vendors, specialized insurtech companies, legacy insurance technology providers, and in some cases, internal development teams within insurance carriers. We believe that the drive toward digital modernization in the insurance industry is fueling strong competition across every stage of the insurance value chain. We believe Exzeo is well-positioned to differentiate itself among competitors, given its unique and tailored platform and the success of its customers.

We view our competitors as falling into three categories: (1) insurance technology providers, (2) underwriting services providers and (3) insurance data providers.

•

Insurance technology providers include companies like Guidewire, Duck Creek and Majesco that provide web-based core insurance technology platforms, centered on policy management systems. Like Exzeo, these competitors seek to provide stable technology infrastructure that carriers use as the backbone of their internal operations.

•

Underwriting service providers include managing general underwriters (MGUs) and program administrators like Ryan Specialty and Brown & Brown that underwrite, price and manage insurance policies for carriers. Like Exzeo, these competitors seek to enable carriers to distinguish profitable from unprofitable policies and to manage aggregate exposures.

•

Insurance data providers include companies like Verisk and Moody’s RMS that curate third party and proprietary data for use in underwriting and pricing decisions by carriers. Like Exzeo, these competitors seek to provide accurate and detailed data that form the basis for decision making.

Despite these competitive pressures, we believe our proprietary platform, deep industry expertise, and integrated approach provide significant differentiation. Our industry-specific applications are designed to work together seamlessly, delivering operational efficiency, improved data-driven decision-making, and faster time to market for our customers. However, our competitors may possess greater name recognition, larger sales forces, longer operating histories, and greater financial and technical resources, which may enable them to innovate more rapidly or offer more aggressive pricing or bundling strategies.

Exzeo Subsidiaries and Corporate Structure

Exzeo provides its solutions principally through its wholly owned subsidiary, Exzeo Insurance Services, Inc., or EIS, which is a Florida corporation that holds a managing general agency license in the State of Florida and equivalent licenses in other states which it provides services to customers. EIS enters into managing general agency agreements or policy administration services agreements with its insurance-industry customers under which EIS may serve as the managing general agent of an insurance carrier or may provide services to a carrier’s managing general agent in exchange for a fee based largely on a percentage of managed premium. Under these agreements, through the Exzeo Platform, EIS provides policy issuance and renewal services, as well as management services, including soliciting and negotiating reinsurance for authorized programs and managing and maintaining a policy administration system and providing claims management services. In addition to EIS, Exzeo also owns and operates Dark Horse Re, LLC, a reinsurance broker subsidiary formed in November 2023 that arranges and negotiates reinsurance contracts for insurance company customers, and from which we had a small amount of revenue from customers not affiliated with HCI in the amount of $1.75 million in the six months ended June 30, 2025 and $0.5 million in fiscal year 2024.

Software development and data analytics capabilities for the Exzeo Platform are supported by Exzeo USA, Inc., or Exzeo USA, and Cypress Tech Development Company, Inc., or Cypress Tech, both of which are wholly owned subsidiaries of Exzeo that design and maintain components of Exzeo’s technology infrastructure. Cypress Tech also owns Exzeo Software Private Limited, or Exzeo India, a wholly owned subsidiary domiciled in India, which provides research and development services to the other subsidiaries of Exzeo along with technical support services.

Although EIS currently outsources claims adjustment and other claims management services to Griston Claim Management, Inc., a separate subsidiary of HCI (“Griston”), Griston and its personnel provide such services through the Exzeo Platform under license from Exzeo, and we may in the future use other providers of claim management services. The claims management services that we currently subcontract to Griston consist principally of activities that require human capital, including field adjusters and desk adjusters who manage the individual claims process for our customers and insureds. We have made a business decision that this physical or other human-performed work relating to the adjustment of claims is most efficiently handled via outsourcing to a claims vendor (such as Griston or other readily-available claims vendors) rather than by having our company staff a large claims department itself. In servicing our customers, the adjusters and other persons who perform these tasks use the reporting, scheduling, workflow management, and other tools in our proprietary ClaimColony suite to make the process faster and more efficient for the benefit of our customers. While we have historically chosen Griston for the provision of claims adjustment and related human-performed services, other vendors may be chosen in the future based upon needs or requirements of particular customers, claims volume, geography, and other factors, and these other vendors would utilize the Exzeo Platform for their activities. We do not believe that Griston would be a competitor of our company in the future. While Griston may offer its claims adjustment services to others in the future, Griston cannot offer the claims technology or platform to manage claims without the involvement of or a license from our company, as Griston merely provides the physical and human-performed adjustment services that are routinely outsourced by insurers and managing general agents.

Following this offering, Exzeo Group, Inc. will continue to be a majority owned subsidiary of HCI but will be managed and operated primarily as an independent public company. Immediately prior to this offering, HCI holds approximately 90.69% of our outstanding common stock, and current and former employees and directors of Exzeo hold the remaining approximately 9.31%. After giving effect to the offering at a price per share of $    (the midpoint of the range set forth on the cover of this prospectus) and assuming the exercise in full of the underwriters’ option, HCI will own approximately   % of our outstanding common stock, current and former employees and directors of Exzeo will own approximately   %, and investors in this offering will own approximately   %.

The following graphic illustrates the corporate structure and ownership of Exzeo and its subsidiaries:

Human Capital Management

As of September 23, 2025, we had approximately 352 full-time employees, the majority of which are based in the United States. We also engage with contractors, vendors, and consultants. We have invested substantial time and resources into building our team. Our success depends in large part on our collective effort across our areas of expertise and across sites in Tampa, Florida and Ocala, Florida. Therefore, it is crucial that we continue to attract and retain high-performing employees from all demographics by providing competitive compensation and benefits, and fostering a diverse, inclusive, and safe workplace, while making opportunities for all employees to grow and develop in their careers. None of our employees are represented by a labor union or covered by a collective bargaining agreement. We consider our relationship with our employees to be good.

Work Environment

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We adhere to a harassment prevention policy which details how to report and respond to harassment issues and prohibits any form of retaliation. This includes mandatory harassment prevention training for all employees.

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We are committed to paying a living wage to all of our full-time employees. We offer competitive benefits to our employees including alternative plans for health coverage and short-term and long-term disability insurance at no cost to the employee. We also award restricted stock and stock options to certain of our employees to align their interests with shareholder interests.

Diversity

We value a diverse and inclusive work environment and accordingly our workforce consists of individuals of many races, religions, and national origins with a variety of backgrounds and specialties, enriching our collective knowledge and skill base. We forbid any form of discrimination based upon race, gender, religion, or ethnicity. We embrace talent from all backgrounds, seek out diverse perspectives, and facilitate and invite open and authentic conversations.

Intellectual Property

The insurance technology and software industry is characterized by the existence of a large number of patents and frequent claims and related litigation regarding patent and other intellectual property rights. Our success and ability to compete depend in part upon our ability to protect our proprietary technology, to establish and adequately protect our intellectual property rights, and to protect against third-party claims and litigation related to intellectual property. To accomplish these objectives, we rely on a combination of trademark, copyright, and trade secret laws in the United States and other jurisdictions, as well as contractual protections.

We also rely on several registered and unregistered trademarks, as well as pending applications for such registrations, in order to protect our brand both in the United States and internationally. We have registered the trademark “EXZEO” and related design marks in the United States and other jurisdictions.

We also seek to protect our intellectual property rights by entering into confidentiality and invention assignment agreements with our employees and contractors, as well as confidentiality agreements with third parties.

Despite these precautions, it may be possible for unauthorized parties to copy or use our proprietary information to create products or services that compete with ours. Policing unauthorized use of our technology and intellectual property rights can be difficult. The enforcement of our intellectual property rights depends on any legal actions, which can be costly and time consuming, against infringers being successful, which may not always be the case even when our rights have been infringed.

Research and Development

We continuously engage in research and development activities aimed at enhancing the components of the Exzeo Platform and the services and solutions that we offer through the Platform. Our research and development efforts focus on the complex requirements of P&C insurers with particular emphasis on capabilities, operational efficiency, data analytics, security, and privacy in the cloud. These efforts are intended to help our customers improve their operations, efficiency, and underwriting and claims management activities.

Properties

Our principal office facility is located in Tampa, Florida, where we lease an office comprised of approximately 28,400 square feet from Century Park Holding, LLC, a subsidiary of HCI. Our lease agreement with Century Park Holding, LLC will expire on December 31, 2032.

We also lease a secondary office in Ocala, Florida comprised of approximately 25,300 square feet. This facility is leased from Silver Springs Property Investment, LLC, a subsidiary of HCI. The lease is scheduled to expire on December 31, 2027.

We also lease an additional office in Noida, India comprised of substantially 15,000 square feet. This facility is leased from RKR Software Solutions Private Limited. The lease is scheduled to expire on January 31, 2031.

Government Regulations

We operate in a highly regulated and continually evolving legal and regulatory environment that spans federal, state, and international jurisdictions. Our Insurance-as-a-Service platform delivers a comprehensive suite of technology and operational solutions to property and casualty (P&C) insurers. As such, we are subject to a complex array of regulatory requirements related to insurance operations, consumer protection, data privacy, cybersecurity, and compensation practices.

In addition, our proprietary technology and analytics platform, developed and supported in India, introduces cross-border regulatory obligations, including data handling and international compliance standards. Meeting these regulatory requirements demands substantial and ongoing investment in compliance infrastructure, personnel, and governance practices. Any failure to comply with applicable laws and regulations could lead to enforcement actions, monetary penalties, reputational damage, or restrictions on our ability to operate in key markets.

Insurance Regulatory Environment

We operate in a highly regulated and evolving legal environment that governs the provision of insurance-related services across multiple state jurisdictions. Exzeo provides its insurance technology and operational solutions to customers primarily through its wholly-owned subsidiary, EIS, a Florida corporation licensed as a managing general agent (“MGA”) in the State of Florida and holding equivalent licenses in other states where it provides services. EIS enters into managing general agency agreements or policy administration services agreements with property and casualty insurance carriers or their managing general agents. Under these agreements, EIS may act as the managing general agent of an insurance carrier or may provide services to a carrier’s MGA in exchange for fees that are primarily based on a percentage of managed premium.

Although neither Exzeo nor EIS assumes underwriting risk or issues insurance policies in their own names, EIS supports insurance carriers and their MGAs by providing a range of delegated operational services critical to the insurance value chain. These services include policy issuance and renewal, reinsurance negotiation support, management and maintenance of policy administration systems, and claims management services. Accordingly, we are subject to regulatory oversight from state insurance departments, which impose requirements related to licensing, contractual practices, fiduciary obligations, consumer protection, and financial reporting.

Because EIS operates under delegated authority from licensed insurance entities, it must comply with a patchwork of state-specific laws and regulations. These laws typically address licensing and registration, the disclosure of corporate and ownership structures, minimum financial responsibility requirements (such as surety bonds or errors and omissions insurance), recordkeeping standards, and periodic reporting. In jurisdictions that have adopted elements of the National Association of Insurance Commissioners (“NAIC”) Third-Party Administrator Model Act, we may be required to comply with additional requirements, including mandatory records retention and heightened fiduciary responsibilities when handling insurance-related funds.

Under applicable state laws, insurance premiums are considered fiduciary assets. As part of our services, EIS may collect and manage such premiums, which requires compliance with specific legal obligations, including the maintenance of segregated premium trust accounts, timely remittance to insurers, reconciliation protocols, and in some states, posting of financial guarantees such as surety bonds. We have implemented internal controls, compliance policies, and audit procedures designed to ensure adherence to these fiduciary obligations.

EIS may also assist insurance carrier customers in the preparation and submission of rate and form filings to state regulators. This process requires us to navigate a decentralized and often inconsistent regulatory landscape, as some states mandate prior approval for such filings, while others follow “file-and-use” or “use-and-file” systems. Our compliance team works to ensure that all filings meet statutory requirements and align with carrier expectations and applicable regulatory standards.

When performing delegated claims management functions, we are subject to laws governing fair claims practices. These include prohibitions on improper settlement conduct, delays in communication, or misrepresentation of policy coverage. In certain jurisdictions, individuals performing or overseeing claims adjusting services must be appropriately licensed, and we are responsible for ensuring that EIS personnel comply with such licensing and continuing education requirements.

The regulatory framework governing insurance service providers like EIS continues to evolve, with regulators placing greater scrutiny on delegated authority arrangements, outsourcing relationships, and consumer protection mechanisms. In parallel, emerging regulatory trends, such as heightened standards around cybersecurity, third-party risk oversight, and enterprise governance, may increase our compliance obligations either directly or indirectly through our contracts with insurer customers.

We monitor regulatory developments and maintain ongoing dialogue with insurance regulators and our customers to ensure transparency and alignment on compliance responsibilities. While we believe we are currently in material compliance with applicable laws and regulations, changes in regulatory interpretation, enhanced enforcement activity, or the enactment of new rules could increase compliance costs or affect the scope of services we are able to provide.

Licensing of our Employees and Adjusters

In certain states where we operate, insurance claims adjusters must be licensed, and some jurisdictions impose annual continuing education requirements. In most instances, employees performing underwriting support services are not required to be licensed agents. As of September 8, 2025, 103 employees of our subsidiary, EIS, were required to maintain and did maintain the appropriate licenses to conduct activities in the applicable states in which we operate.

Federal and State Legislative and Regulatory Changes

The U.S. federal government’s oversight of the insurance industry was expanded under the Dodd-Frank Act with the establishment of the FIO in the U.S. Department of the Treasury. Although FIO has little actual regulatory power, it has the authority to monitor all aspects of the insurance sector and to represent the United States on prudential aspects of international insurance matters, including at the International Association of Insurance Supervisors (the “IAIS”). In addition, the FIO serves as an advisory member of the Financial Stability Oversight Council, assists the secretary of the U.S. Department of the Treasury with administration of the Terrorism Risk Insurance Program, and advises the secretary of the U.S. Department of the Treasury on important national and international insurance matters. In addition, the FIO has the ability to recommend to the Financial Stability Oversight Council the designation of an insurer as “systemically significant” and therefore subject to regulation by the Federal Reserve as a bank holding company.

In addition, a number of federal laws affect and apply to the insurance industry, including various privacy and data protection laws, the Fair Credit Reporting Act (“FCRA”), and the economic and trade sanctions implemented by the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury. OFAC maintains and enforces economic sanctions against certain foreign countries and groups and prohibits U.S. persons from engaging in certain transactions with certain persons or entities. OFAC has imposed civil penalties on persons, including insurance and reinsurance companies, arising from violations of its economic sanctions program.

Data Privacy and Cybersecurity

As a provider of insurance technology and operational services that involve the collection, processing, and storage of personal, financial, and claims-related information from policyholders and applicants, we are subject to a range of federal and state data protection and cybersecurity laws. Many states have adopted versions of the

NAIC Insurance Data Security Model Law, which imposes requirements on licensed entities to maintain written information security programs, perform regular risk assessments, implement safeguards to protect consumer data, and provide timely breach notifications to regulators and affected individuals.

In addition to the NAIC model law, certain states have enacted their own cybersecurity and data protection regulations, and other jurisdictions may adopt new or more stringent standards that diverge from existing frameworks. Legislative and regulatory developments at both the federal and state levels—whether industry-specific or generally applicable to financial services or technology providers—could expand our compliance obligations and increase operational complexity.

We have implemented internal cybersecurity policies and maintain a written information security program designed to comply with applicable regulatory requirements. We also conduct periodic assessments and testing of our cybersecurity controls to help ensure readiness and responsiveness in an evolving threat environment. See “Risk Factors—Risks Related to Intellectual Property, Data Privacy, and Cybersecurity.”

Regulatory Considerations for India-Based Technology Operations

Through our subsidiary domiciled in India, Exzeo Software Private Limited, we operate a technology center that is integral to the development, enhancement, and maintenance of our proprietary software platform and the provision of operational support for our U.S.-based services. As part of these activities, our Indian operations process personal data, including the personal information of individuals located outside India, in connection with services provided to our U.S. operations. This international structure subjects us to a range of regulatory and compliance requirements in both India and the United States.

In India, we are required to comply with various domestic laws governing employment practices, labor relations, taxation, corporate governance, cybersecurity, and data protection. Our processing of personal data in India— particularly data concerning non-Indian individuals—may be subject to India’s evolving legal framework governing digital privacy and information security. This includes the Digital Personal Data Protection Act, 2023, and forthcoming implementing rules, which impose obligations on entities processing personal data within India, regardless of the data subject’s nationality or residency. These obligations may include requirements related to consent, data retention, breach notification, and cross-border data transfers. We are monitoring the development and implementation of these regulations to ensure continued compliance.

Additionally, as a U.S.-based company with operations abroad, we are subject to the Foreign Corrupt Practices Act (FCPA) and similar anti-corruption and anti-bribery laws in other jurisdictions. These laws prohibit unlawful payments to foreign government officials and require companies to maintain accurate books and records and internal controls. We have adopted and implemented policies, training, and monitoring procedures designed to promote compliance with these legal requirements.

Legal Proceedings

We are subject to routine legal proceedings in the normal course of operating our business. We are currently not involved in any legal proceedings which reasonably could be expected to have a material adverse effect on our business, results of operations or financial condition.

Emerging Growth Company Status

We are an “emerging growth company,” as defined by the JOBS Act. We will continue to be an emerging growth company until the earliest to occur of the following:

•	the last day of the fiscal year in which our total annual gross revenues first meet or exceed $1.235 billion (as adjusted for inflation);

•	the date on which we have, during the prior three-year period, issued more than $1.0 billion in non-convertible debt;

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the last day of the fiscal year in which we (i) have an aggregate worldwide market value of common stock held by non-affiliates of $700 million or more (measured at the end of each fiscal year) as of the last business day of our most recently completed second fiscal quarter and (ii) have been a reporting company under the Exchange Act for at least one year (and have filed at least one annual report under the Exchange Act); or

•	the last day of the fiscal year following the fifth anniversary of the date of the first sale of our common stock pursuant to an effective registration statement under the Securities Act.

For as long as we are an emerging growth company, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements in the assessment of our internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act of 2002, exemption from new or revised financial accounting standards applicable to public companies until such standards are also applicable to private companies, reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements, and exemptions from the requirement of holding a nonbinding advisory vote on executive compensation and shareholder approval on golden parachute compensation not previously approved. We may choose to take advantage of some or all of these reduced burdens. For example, we have taken advantage of the reduced disclosure obligations regarding executive compensation in this prospectus. For as long as we take advantage of the reduced reporting obligations, the information we provide shareholders may be different from information provided by other public companies. In addition, it is possible that some investors will find our common stock less attractive as a result of these elections, which may result in a less active trading market for our common stock and higher volatility in the price of our common stock.

We have elected to not take advantage of the extended transition period that allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies, which means that the financial statements included in this prospectus, as well as financial statements we file in the future, will be subject to all new or revised accounting standards generally applicable to public companies. Our election not to take advantage of the extended transition period is irrevocable.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our audited consolidated financial statements and the related notes included elsewhere in this prospectus. This section is intended to provide management’s perspective on our financial performance, material trends, and uncertainties that may affect our business, financial condition, results of operations, and cash flows. This discussion contains forward-looking statements that are based on current expectations and assumptions and involve risks and uncertainties. Actual results may differ materially from those expressed or implied in these forward-looking statements due to various factors, including those described in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” included elsewhere in this prospectus. Our historical results of operations may not be indicative of future results.

Company Overview

Exzeo Group, Inc., or Exzeo, is engaged in the business of providing turnkey insurance technology and operations solutions to insurance carriers and their agents, who we refer to as our “customers,” based on a proprietary platform of purpose-built software and data analytics applications that are specifically designed for the property and casualty, or P&C, insurance ecosystem. Exzeo’s Insurance-as-a-Service (IaaS) platform, which we refer to as the “Exzeo Platform,” currently includes nine highly configurable software and data analytics applications that are purpose-built to serve the insurance value chain. The Exzeo Platform provides technology-based solutions for all operational and administrative activities and functions by insurance carriers and their agents, including quoting and underwriting, policy management, claims processing management, data reporting, and financial reporting. As a result, the Exzeo Platform streamlines and automates the interaction between insurance carriers and their policyholders.

Exzeo was established in 2012 as the technology and innovation division of HCI Group, Inc., or HCI, a leading underwriter of homeowners insurance in Florida that now writes policies in 12 additional states. Since its founding, Exzeo has been led by experienced technology and insurance operators with deep domain expertise who are focused on developing advanced data analytics algorithms and software tools that enable carriers to maximize efficiency of their systems, optimize underwriting outcomes and ultimately serve their customers more effectively.

The Exzeo Platform is a proprietary software, analytics, and visualization tools platform that can support, enhance and/or replace legacy operational systems that are inefficient but commonplace across the insurance industry. The Exzeo Platform is developed and maintained by Exzeo USA, Inc., a Florida corporation and wholly-owned subsidiary of our company, and Exzeo Software Private Limited, an indirect wholly-owned subsidiary of our company, which license the Exzeo Platform to Exzeo Insurance Services, Inc. (“EIS”).

Exzeo provides its solutions to carrier customers principally through its wholly-owned subsidiary, EIS, which is a Florida corporation that holds a managing general agency license in the State of Florida and equivalent licenses in other states in which it provides services to customers. EIS enters into managing general agency agreements or policy administration services agreements with its insurance-industry customers under which EIS may serve as the managing general agent of an insurance carrier or may provide services to a carrier’s managing general agent in exchange for a fee based largely on a percentage of managed premium. Under these agreements, EIS utilizes the Exzeo Platform to provide policy issuance and renewal services, as well as management services, including soliciting and negotiating reinsurance for authorized programs and managing and maintaining a policy administration system and providing claims management services. The Exzeo Platform has three core components: advanced underwriting solutions, data analytics solutions, and insurance management solutions.

•	Advanced Underwriting Solutions – Exzeo brings over a decade of expertise in developing and training underwriting data models that Exzeo believes are demonstrated with its initial customers to deliver superior results compared to industry peers. These models efficiently process large data sets and distill them into actionable underwriting insights for carriers. By making precise decisions at the individual risk level, Exzeo’s models help insurers build portfolios focused on profitable risk accumulation.

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Data Analytics Solutions – The Exzeo Platform transforms both structured and unstructured data into an actionable format to power its advanced decision-based models and workflow systems. This purely data-driven decision approach enhances capabilities across a carrier’s entire organization, including underwriting, portfolio construction, and claims management.

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Insurance Management Solutions – EIS uses the Exzeo Platform to handle all of the day-to-day activities of insurance carriers. Through the platform, EIS provides front-end distribution management, underwriting and pricing models, policy administration and claims management, as individual products or as a fully integrated set of solutions that solely utilize the Exzeo Platform. The insurance solutions offered by EIS currently support the operations of managing general agents, attorney-in-fact companies, and insurance/reinsurance carriers and capital providers. The Exzeo Platform includes efficient, automated underwriting that requires minimal information from the insurance agent and uses the extensive internal data repository that Exzeo develops and curates. Delivered through a flexible, web-based interface, Exzeo’s suite of applications offers scalable and efficient solutions.

Discontinued Operations

Prior to July 2024, Exzeo was also engaged in the P&C insurance business, primarily focusing on homeowners’ multi-peril policies in the State of Florida, via its subsidiary TypTap Insurance Company (“TTIC”). On July 1, 2024, Exzeo transferred all 2,500,000 outstanding shares of TTIC to HCI in exchange for the settlement of promissory notes issued by Exzeo. The sale of TTIC constituted a disposal of a significant component of Exzeo, resulting in a strategic shift in Exzeo’s business and a major effect on Exzeo’s operations and financial results. The results of TTIC are reflected in Exzeo’s consolidated financial statements as discontinued operations and, therefore, are presented as assets and liabilities of discontinued operations on the consolidated balance sheets and income from discontinued operations on the consolidated statements of income. As a result, and unless specifically stated, all discussions regarding results for years ended December 31, 2024, 2023 and 2022 and for the six months ended June 30, 2025 and 2024, reflect results from our continuing operations. As the transaction was between entities under common control and there was no change in control of TTIC, the purchase was accounted for as a common control transaction, which was recognized as an equity transaction. The purpose of this transaction was to restructure Exzeo, allowing it to focus on expanding its technology and insurance solutions services. This restructuring also reduced Exzeo’s debt, thereby improving its capital structure and balance sheet. Refer to “Note 3—Discontinued Operations” in the notes to our audited consolidated financial statements for further discussion of this transaction included within the audited consolidated financial statements.

Key Factors and Trends Affecting Results of Operations

We believe our performance and future success depends on a number of factors that present significant opportunities for us but also pose risks and challenges, including those discussed below and in the section entitled “Risk Factors.”

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Underwriting performance and continued investments in our technology. We leverage data, technology, and proprietary underwriting algorithms to enhance risk management. For instance, we leverage dynamic data sources obtained through various sources and apply advanced statistical methods to model that data into our pricing algorithm. We expect to improve our ability to manage risk and price risk accurately over time as we incorporate new external data sources and utilize the experience gained over time with HCI’s policyholder base. These enhancements are expected to lead to better underwriting, lower loss frequency, and lower loss ratios over time – after adjusting for weather-related events. Our success in this area depends on our ability to continuously incorporate new data sources as they become available and effectively apply them to improve our ability to accurately and competitively price risk.

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Intense competition in our market. The market to provide core system software to the P&C insurance industry is highly competitive and fragmented. This market is subject to changing technology, shifting customer needs and introductions of new products and services. Our competitors vary in size and in the breadth and scope of the products and services offered. The principal competitive factors in our industry include total cost of ownership, product functionality, flexibility and performance, customer references and in-depth knowledge of the P&C insurance industry. We believe that we compete favorably with our competitors on the basis of each of these factors. However, many of our current or potential competitors have greater financial and other resources, greater name recognition and longer operating histories than we do.

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New customer success and retention. We have relied and expect to continue to rely on customer relationships with a relatively small number of carriers in the P&C insurance industry for a substantial portion of our revenue, and the loss of any of these customers or a reduction in revenue from any of these customers would significantly harm our business, results of operations and financial condition. While we currently have one customer that is not affiliated with HCI, we do not expect to generate significant revenue from this customer in the current fiscal year. As part of our growth strategy, we are focused on expanding our customer base by developing new partnerships with additional carriers and their agents. Our future operating results will depend, in part, on the rate at which we acquire new customers that are not affiliates of HCI and maintain our relationships with existing customers as measured by the amount of managed premium on our platform. We believe that introducing these prospective customers to the advantages of our technology and variable fee structure will be critical to diversifying our revenue and reducing customer concentration over time. Our ability to support this expansion depends on the continued performance of our customer success, onboarding, and support teams, which are critical to ensuring high customer satisfaction, adoption, and retention.

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National expansion strategy / Expansion into new geographies and use cases. We believe national expansion will be a key driver of our long-term growth and success of our business. As of June 30, 2025, we provide services to P&C companies in the states of Connecticut, Florida, Georgia, Massachusetts, Montana, Nevada, New Jersey, New Mexico, North Carolina, Rhode Island, South Carolina, South Dakota and Utah. We expect to apply our highly scalable model nationally, with a tailored approach to each state that is driven by the regulatory environment and local market dynamics. We hope to expand rapidly and efficiently across different geographies while maintaining a high level of control over the specific strategy within each state. State expansion should create a broader base from which to grow premiums while increasing the geographic diversity in the policyholder base and risk portfolio that we manage. We believe that broader geographic diversification will also improve our ability to secure favorable terms from reinsurers, which would improve the overall cost structure and profitability for our customers.

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Regulatory matters. The legal environment of cloud-based technology businesses is evolving in the United States, and we are subject to a variety of laws and regulations in the United States that involve matters central to our business. Many of these laws and regulations are still evolving and being tested in courts and could be interpreted in ways that could harm our business. These may involve privacy, data protection and personal information, content, intellectual property, data security, and data retention and deletion. In particular, we are subject to federal and state laws regarding privacy and protection of people’s data. U.S. federal and state laws and regulations, which in some cases can be enforced by private parties in addition to government entities, are constantly evolving and can be subject to significant change. As a result, the application, interpretation, and enforcement of these laws and regulations are often uncertain, particularly in the evolving industry in which we operate, and may be interpreted and applied inconsistently from state to state and inconsistently with our current policies and practices.

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Data privacy. Our customers and their policyholders upload to and store their data in our cloud-based platform. This presents legal challenges to our business and operations, such as consumer privacy rights and intellectual property rights. We must monitor and comply with a wide variety of laws and regulations regarding the data stored and processed on our cloud-based platform as well as in the operation of our business. Non-compliance with these laws could result in penalties or significant legal liability. We have invested, and continue to invest, human and technology resources into our compliance efforts and our data privacy compliance efforts generally.

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Transition to a standalone public company. We will become subject to the reporting and compliance obligations of the federal and state securities laws, as well as stock exchange requirements. Operating as a standalone public company will require us to establish additional governance structure and corporate functions. Such expanded capabilities will include external financial reporting, internal audit, treasury, investor relations, board of directors and officers, and stock administration resulting in additional costs incurred.

Summary of Key Performance Metrics

We review a number of metrics, including the following key operating operational measures, as we make strategic decisions, measure our performance, evaluate our business, and identify trends in our business:

In thousands, except percentages and counts	As of June 30,		As of December 31,
	2025	2024	2024	2023	2022
Managed Premium	$1,220,280	$502,758	$580,276	$384,143	$319,532
Managed Policies	270,094	97,595	112,475	93,016	94,441
Premium Per Policy	$4,518	$5,151	$5,159	$4,130	$3,383
Gross Dollar Retention Rate	88.8%	97.4%	95.1%	96.6%	105.1%
Net Dollar Retention Rate	242.7%	148.8%	151.1%	120.2%	162.0%
Annual Recurring Revenue	$195,257	$118,679	$138,462	$98,361	$82,244

Managed Premium

Managed premium is defined as the aggregate gross dollar value of in-force premiums that are processed, managed, or administered by our software solutions as of the period end date. This excludes any applicable policy fee income associated with managed policies. Premium pricing may vary by state due to a combination of factors including regulatory requirements; however, the majority of the policies are written in the state of Florida. Revenue is primarily derived from usage-based pricing models, which are structured based on the amount of managed premiums processed, in most cases. We view this as an important metric because it is an indicator of overall size of our platform. However, managed premium is an operational metric and should not be considered a substitute for revenue or other financial results.

Managed premiums attributable to insurance policies written in the state of Florida represented 84.8%, 77.3%, and 79.5% of total managed premiums for the years ended December 31, 2024, 2023, and 2022, respectively, and 90.0% and 82.7% for the six months ended June 30, 2025 and 2024, respectively.

Managed Policies

Managed policies is defined as the number of currently active policies managed by us on our platform as of the period end date. We consider managed policies a key metric for evaluating our financial performance, as growth in the number of managed policies not only drives revenue growth, but we also believe that an increase in managed policies may reflect broader brand awareness and deeper market penetration of our Exzeo Platform.

Premiums Per Policy

Premiums per policy is defined as the managed premium divided by managed policies. We view premium per policy as an important metric which provides information as to the average size of our customers’ policyholder relationships. Growth in the metric can be indicative of increased coverages offered to our customers.

Gross Dollar Retention Rate

Gross dollar retention rate measures the percentage of managed premium retained from our customers’ existing policyholders. We calculate gross dollar retention rate by measuring the managed premium attributable to policyholders who remained active as of the end of the current period and dividing this amount by the managed premium attributable to those same policyholders as of the end of the corresponding prior-year period (i.e. twelve months earlier) We believe the gross dollar retention rate is a valuable indicator of platform engagement among existing policyholders and provides insight into our ability to retain and sustain premium volume over time through our services.

The managed premiums attributable to policyholders active at the end of the prior calendar year used to recalculate the gross dollar retention rates were $365,419, $308,781, and $207,228 for December 31, 2024, 2023 and 2022, respectively, and $446,209 and $329,145 as of June 30, 2025 and 2024, respectively.

Net Dollar Retention Rate (“NRR”)

We use NRR as a key performance metric to measure the success of our carrier customer relationships and the growth of our revenue from new and existing carrier customers. To calculate NRR, we divide the amount of managed premium from new and existing policyholders of our customers at the end of the current period, by the amount of managed premium attributable to the policyholders active as of the respective prior-year period (i.e., twelve months earlier).

Our NRR is influenced by both the growth of existing carrier customers on the platform as well as the addition of new carrier customers. We believe that maintaining a high NRR is critical to achieving sustained long-term growth and reflects the strength of our value proposition to existing as well as future customers.

Annual Recurring Revenue (“ARR”)

We use ARR as a key operational metric to assess the scale of our recurring revenue generated from managed premium. ARR is defined as the sum of each customer’s managed premiums, multiplied by their respective contractual fee rates, plus any applicable policy fee income associated with managed policies as of the period end date. ARR excludes revenue from non-recurring sources, such as catastrophe services.

Components of Operating Results

Revenue

Exzeo generates revenue from three primary sources: underwriting and management services, claim services, and other technology services. Underwriting and management services include policy issuance and renewal, reinsurance placement, and administrative support, with fees tied to a percentage of premiums written or assumed, plus related policy fees. Claim services involve investigating, adjusting, and settling claims, including catastrophe-related claims, with pricing based on percentage of premiums written or assumed, fees per claim or a percentage of indemnification costs or both. Other technology services are primarily derived from proprietary software solutions offered through SaaS service agreements, with fees based on a combination of policy or claim volumes, fixed charges, or percentages of claims handled.

Cost of revenue

Cost of revenue consists of expenses directly attributable to the delivery of services that generate revenue. These include salaries and benefits of employees engaged in providing underwriting, management, administrative, and claim services, commissions for which Exzeo collects fees inclusive of agent commissions and subsequently pays the applicable commissions to agents, amortization of software intangible assets used to provide services, and allocated overhead costs from supporting departments. Information technology services that support policy underwriting, administrative functions, and claim handing services are also included. Claim handling costs are comprised of expenses incurred throughout the claims process, including adjustment, investigation, defense, recording, and payment functions. Allocated expenses from departments supporting these functions are also included in cost of revenue.

Gross profit (loss)

Gross profit represents profit or loss after cost of sales, as defined previously, and is the difference between revenues and cost of revenue. The increase in gross profit in the recent periods presented was primarily driven by growth in our managed premiums, which allows us to leverage our relatively fixed cost structure. As we continue to scale and find operational efficiencies, we expect gross margins to improve over time.

Selling, general and administrative expenses

Selling, general and administrative expenses represent costs associated with supporting operations and primarily consists of employee compensation, including stock-based compensation and benefits for our finance, IT, human resources, legal, sales, and general management functions, as well as facilities and professional services.

Research and development

Research and development costs consist primarily of personnel expenses, including salaries and benefits, bonuses, stock-based compensation and related overhead costs for employees engaged in the design and development of Exzeo’s offerings and other internally used systems and applications.

Depreciation and amortization

Depreciation and amortization costs reflect expenses associated with the ongoing use of our tangible long-lived assets, including computer hardware, office equipment and leasehold improvements.

Investment income

Investment income represents interest earned from short-term investments. The principal factors that influence net investment income are the size of our investment portfolio and the yield on that portfolio.

Interest expense

Interest expense primarily consists of the allocation of interest from borrowing and funding associated with notes payable and loans to HCI.

Income tax expense (benefit)

Income tax expense (benefit) primarily consists of domestic corporate federal and state income taxes related to the sale of our services. The effective tax rate can be affected by many factors, including changes in tax laws, states of operation, regulation or rates, new interpretations of existing laws or regulations and changes to our overall levels of income before tax.

Results of Operations

The following table presents selected financial information for Exzeo including the amounts expressed as a percentage of total revenue for the periods indicated and the percentage change year-over-year for the six months ended June 30, 2025 and 2024, respectively.

	For the Six Months Ended June 30,		Percentage of Revenue (1)		Increase (Decrease)
In Thousands	2025	2024	2025	2024	2025 vs. 2024
Revenue	$108,498	$60,305	100.0%	100.0%	79.9%
Cost of revenue	46,122	36,919	42.5%	61.2%	24.9%

Gross profit	62,376	23,386	57.5%	38.8%	166.7%

Operating expenses
Selling, general and administrative	5,666	4,232	5.2%	7.0%	33.9%
Research and development	4,575	3,290	4.2%	5.5%	39.1%
Depreciation and amortization	211	156	0.2%	0.3%	35.3%

Total operating expenses	10,452	7,678	9.6%	12.8%	36.1%

Operating income	51,924	15,708	47.9%	26.0%	230.6%

Investment income	1,161	142	1.1%	0.2%	717.6%
Interest expense	—	(3,306)	0.0%	(5.5%)	(100.0%)
Income before taxes	53,085	12,544	48.9%	20.8%	323.2%

Income tax expense	13,471	3,433	12.4%	5.7%	292.4%

Net income after taxes	$39,614	$9,111	36.5%	15.1%	334.8%

(1)	Percentage may not total due to rounding.

The following table presents selected financial information for Exzeo including the amounts expressed as a percentage of total revenue for the periods indicated and the percentage change year-over-year for the years ended December 31, 2024, 2023, and 2022, respectively.

In Thousands	For the Years Ended December 31,			Percentage of Revenue(1)			Increase (Decrease)
	2024	2023	2022	2024	2023	2022	2024 vs. 2023	2023 vs. 2022
Revenue	$133,948	$88,333	$45,631	100.0%	100.0%	100.0%	51.6%	93.6%
Cost of revenue	80,739	71,061	71,740	60.3%	80.4%	157.2%	13.6%	(0.9%)

Gross profit (loss)	53,209	17,272	(26,109)	39.7%	19.6%	(57.2%)	208.1%	(166.2%)

Operating expenses
Selling, general and administrative . . .	8,343	7,898	7,339	6.2%	8.9%	16.1%	5.6%	7.6%
Research and development	6,514	6,528	4,130	4.9%	7.4%	9.1%	(0.2%)	58.1%
Depreciation and amortization	335	292	175	0.3%	0.3%	0.4%	14.8%	67.1%

Total operating expenses	15,192	14,718	11,644	11.3%	16.7%	25.5%	3.2%	26.4%

Operating income (loss)	38,017	2,554	(37,753)	28.4%	2.9%	(82.7%)	N.M .	(106.8%)

Investment income	548	52	30	0.4%	0.1%	0.1%	N.M .	73.3%
Interest expense	(3,329)	(1,723)	(882)	(2.5%)	(2.0%)	(1.9%)	93.2%	95.4%

Income (loss) from continuing operations, before taxes . . . .	35,236	883	(38,605)	26.3%	1.0%	(84.6%)	N.M .	(102.3%)

Income tax expense (benefit)
from continuing operations . . .	9,168	(12,018)	3,409	6.8%	(13.6%)	7.5%	(176.3%)	(452.5%)

Net income (loss) from continuing operations, after taxes	$26,068	$12,901	$(42,014)	19.5%	14.6%	(92.1%)	102.1%	(130.7%)

(1)	Percentage may not total due to rounding.

N.M.—Percentage not qualitatively meaningful

Revenue

Comparison of the Six Months Ended June 30, 2025 and 2024

The following table sets forth, for the periods presented, summary information regarding our disaggregated revenue:

	For the Six Months Ended June 30,		Percentage of Revenue (1)		Increase (Decrease)
In thousands	2025	2024	2025	2024	2025 vs. 2024
Underwriting and management	$88,545	$45,122	81.6%	74.8%	96.2%
Claim services (2)	15,452	11,930	14.2%	19.8%	29.5%
Other technology services	4,501	3,253	4.2%	5.4%	38.4%
Total revenue	$108,498	$60,305	100.0%	100.0%	79.9%

(1)	Percentage may not total due to rounding.

(2)

Portion of this revenue is earned through services delivered directly via outsourcing to a subsidiary of HCI. Although this revenue is recognized on a gross basis because we are considered the principal in the transaction, the economics are largely neutral, as the related costs incurred from the subsidiary of HCI closely match the revenue recognized. Refer to “—Non-GAAP Financial Measures” for additional details.

Revenue increased by $48.2 million, or 79.9%, to $108.5 million for the six months ended June 30, 2025, compared to $60.3 million for the six months ended June 30, 2024. Underwriting and management revenue increased by $43.4 million, or 96.2%, to $88.5 million, representing 81.6% of total revenue, compared to $45.2 million, representing 74.8% of total revenue for the six months ended June 30, 2024. This increase was primarily driven by contributions from new management fee arrangements that commenced earlier in the year along with growth in managed premiums from our existing customer base. Claim services revenue grew by $3.5 million, or 29.5%, to $15.5 million, representing 14.2% of total revenue, compared to $11.9 million, representing 19.8% of total revenue for the six months ended June 30, 2024. The increase in claim services was primarily driven by higher Catastrophe (“CAT”) claim service fees and field adjuster service fees along with the increase in managed premiums from our existing customer base. Other technology services revenue increased $1.3 million, or 38.4%, to $4.5 million for the six months ended June 30, 2025, representing 4.1% of total revenue, compared to $3.3 million, representing 5.4% of total revenue for the six months ended June 30, 2024. The increase in other technology services was primarily driven by higher CAT software fees. The higher CAT software fees were primarily driven by hurricanes Milton and Helene, which began generating significant revenue in 2025.

Comparison of the Years Ended December 31, 2024, 2023 and 2022

The following table sets forth, for the periods presented, summary information regarding our disaggregated revenue:

	For the Years Ended December 31,			Percentage of Revenue(1)			Increase (Decrease)
In thousands	2024	2023	2022	2024	2023	2022	2024 vs. 2023	2023 vs. 2022
Underwriting and management	$95,373	$61,410	$27,337	71.2%	69.5%	59.9%	55.3%	124.6%
Claim services(2)	30,777	19,911	15,555	23.0%	22.5%	34.1%	54.6%	28.0%
Other technology services	7,798	7,012	2,739	5.8%	7.9%	6.0%	11.2%	155.9%

Total revenue	$133,948	$88,333	$45,631	100.0%	100.0%	100.0%	51.6%	93.6%

(1)	Percentage may not total due to rounding.
(2)

Portion of this revenue is earned through services delivered directly via outsourcing to a subsidiary of HCI. Although this revenue is recognized on a gross basis because we are considered the principal in the transaction, the economics are largely neutral, as the related costs incurred from the subsidiary of HCI closely match the revenue recognized. Refer to “—Non-GAAP Financial Measures” for additional details.

Year ended December 31, 2024 compared with year ended December 31, 2023

Revenue increased overall by $45.6 million, or 51.6%, to $133.9 million for the year ended December 31, 2024, compared to $88.3 million in 2023. Underwriting and management revenue increased by $34.0 million, or 55.3% to $95.4 million, representing 71.2% of total revenue, compared to $61.4 million, representing 69.5% of total revenue, in 2023. The increase was primarily driven by the growth in managed premiums from our existing customer base and the absence of a fee waiver in the amount of $15.0 million that reduced revenue in 2023, but was not in effect in 2024. Fee waivers are entirely at Exzeo’s discretion and Exzeo does not intend to offer fee waivers in the future. Claim services revenue grew by $10.9 million, or 54.6% to $30.8 million, representing 23.0% of total revenue, compared to $19.9 million, representing 22.5% of total revenue, in 2023. Growth in this category was also driven by the increase in managed premiums from our existing customer base along with higher CAT claims driven by newly developed Hurricanes Milton and Helene. In general, the claims service revenue will increase with higher managed premiums. Other technology services revenue increased $0.8 million, or 11.2%, to $7.8 million, representing 5.8% of total revenue, compared to $7.0 million, representing 7.9% of total revenue, in 2023. The growth was driven by increased software licensing fees and CAT software fees related to Hurricanes Helene and Milton.

Year ended December 31, 2023 compared with year ended December 31, 2022

Revenue increased by $42.7 million, or 93.6%, to $88.3 million for the year ended December 31, 2023, compared to $45.6 million in 2022. Underwriting and management revenue grew by $34.1 million, or 124.6%, to $61.4 million, representing 69.5% of total revenue, compared to $27.3 million, or 59.9% of total revenue, in 2022. The increase was primarily driven by the lower fee waiver arrangement in 2023 of $15.0 million compared to $44.0 million in 2022, which significantly reduced revenue in 2022. Claim services revenue grew by $4.4 million, or 28.0%, to $19.9 million, or 22.5% of total revenue, compared to $15.6 million, or 34.1% of total revenue, in 2022. Growth in this category was driven by an increase in managed premiums from our existing customer base. In general, the claims service revenue will increase with higher managed premiums. Other technology services revenue increased $4.3 million, or 155.9%, to $7.0 million, or 7.9% of total revenue, compared to $2.7 million, or 6.0% of total revenue, in 2022. The increase was driven by higher CAT software fees tied to Hurricane Ian, which began generating significant revenue in 2023.

Cost of Revenue

Comparison of the Six Months ended June 30, 2025 and 2024

The following table presents a summary of our disaggregated cost of revenue for the periods presented:

	For the Six Months Ended June 30,		Percentage of Revenue (1)		Increase (Decrease)
In Thousands	2025	2024	2025	2024	2025 vs. 2024
Policy commission and related expenses	$22,741	$18,710	21.0%	31.0%	21.5%
Outsourced claims fees	6,086	3,891	5.6%	6.5%	56.4%
Direct personnel expense	10,079	7,002	9.3%	11.6%	43.9%
Other operating expenses	6,011	6,214	5.5%	10.3%	(3.3%)
Depreciation and amortization	1,205	1,102	1.1%	1.8%	9.3%

Total Cost of Revenue	$46,122	$36,919	42.5%	61.2%	24.9%

(1)	Percentage may not total due to rounding.

Cost of revenue increased $9.2 million, or 24.9%, to $46.1 million for the six months ended June 30, 2025, compared to $36.9 million for the six months ended June 30, 2024. As a percentage of total revenue, cost of revenue was 42.5% for the six months ended June 30, 2025, compared to 61.2% for the six months ended June 30, 2024. Policy commission and related expenses increased by $4.0 million, or 21.5%, to $22.7 million, representing 21.0% of total revenue, for the six months ended June 30, 2025, compared to $18.7 million, representing 31.0% of total revenue, for the six months ended June 30, 2024. The increase was driven by growth in managed premiums from our existing customer base. Outsourced claims fees increased $2.2 million, or 56.4%, to $6.1 million, representing 5.6% of total revenue, for the six months ended June 30, 2025, compared to $3.9 million, representing 6.5% of total revenue, for the six months ended June 30, 2024. The increase in outsourced claims fees was mainly driven by $1.9 million higher hurricane Ian litigation fees. Direct personnel expense increased by $3.1 million, or 43.9%, to $10.1 million, representing 9.3% of total revenue, for the six months ended June 30, 2025, compared with $7.0 million, or 11.6% of total revenue, for the six months ended June 30, 2024. The increase in direct personnel expense was primarily driven by higher compensation-related expenses of salaries, wages, and discretionary pay. Other operating expenses decreased by $0.2 million, or 3.3%, to $6.0 million, representing 5.5% of total revenue, compared to $6.2 million, representing 10.3% of total revenue, for the six months ended June 30, 2024. The decrease in other operating expenses is driven by lower claims management activity and systems expenses related to cloud hosting costs. Depreciation and amortization expenses remained relatively flat at $1.2 million, representing 1.1% of total revenue, for the six months ended June 30, 2025 and $1.1 million, representing 1.8% of total revenue, for the six months ended June 30, 2024.

Comparison of the Years Ended December 31, 2024, 2023 and 2022

The following table presents a summary of our disaggregated cost of revenue for the periods presented:

In Thousands	For the Years Ended December 31,			Percentage of Revenue(1)			Increase (Decrease)
	2024	2023	2022	2024	2023	2022	2024 vs. 2023	2023 vs. 2022
Policy commission and related expenses	$39,013	$36,837	$38,657	29.1%	41.7%	84.7%	5.9%	(4.7%)
Outsourced claims fees	13,779	7,700	11,732	10.3%	8.7%	25.7%	78.9%	(34.4%)
Direct personnel expense	13,422	13,802	10,820	10.0%	15.7%	23.8%	(2.8%)	27.4%
Other operating expense	12,298	10,825	9,046	9.2%	12.2%	19.7%	13.6%	19.7%
Depreciation and amortization	2,227	1,897	1,485	1.7%	2.1%	3.3%	17.4%	27.8%

Total Cost of Revenue	$80,739	$71,061	$71,740	60.3%	80.4%	157.2%	13.6%	(0.9%)

(1)	Percentage may not total due to rounding.

Year ended December 31, 2024 compared with year ended December 31, 2023

Cost of revenue increased $9.7 million, or 13.6%, to $80.7 million for the year ended December 31, 2024, compared to $71.1 million in 2023. As a percentage of total revenue, cost of revenue was 60.3% in 2024, compared with 80.4% in 2023. Policy commission and related expenses increased $2.2 million, or 5.9%, to $39.0 million, representing 29.1% of total revenue, compared to $36.8 million, or 41.7% of total revenue, in 2023. The increase was driven by growth in managed premiums from our existing customer base. However, the weighted average commission rate declined from 10.4% in 2023 to 9.1% in 2024 as Florida premiums grew from 59% to 70% of total managed premiums, where commission rates are generally lower due to competitive market dynamics. The overall commission rate as a percentage of premium declined despite higher managed premiums. Outsourced claims fees increased $6.1 million, or 78.9%, to $13.8 million, representing 10.3% of total revenue, compared to $7.7 million, or 8.7% of total revenue, in 2023. The increase was mainly driven by higher current period CAT claims activity related to Hurricanes Milton and Helene as well as the litigation and claims fees from growth in managed premiums. These storms resulted in a greater number of reported claims, which required increased use of outsourced claims handling services. The increase in fees was attributable to this higher claim volume rather than changes in the cost per claim. Direct personnel expense decreased $0.4 million, or 2.8%, to $13.4 million, representing 10.0% of total revenue, compared with $13.8 million, or 15.7% of total revenue, in 2023. The decrease was primarily driven by lower compensation-related expenses, including salaries, wages, and discretionary pay, compared to the prior year. Other operating expenses increased $1.5 million, or 13.6%, to $12.3 million, representing 9.2% of total revenue, compared to $10.8 million, or 12.2% of total revenue, in 2023. The increase is driven by higher claims management activity and systems expenses related to cloud hosting costs. These costs relate to third-party cloud infrastructure services used to support our core policy administration, claims management, and internal systems. Our contracts with cloud service providers are typically annual and include usage-based pricing components that scale with activity levels. Depreciation and amortization increased $0.3 million, or 17.4%, to $2.2 million, representing 1.7% of total revenue, compared to $1.9 million, or 2.1% of total revenue, in 2023. The increase is driven by higher depreciation expense associated with internally developed software placed into service.

Year ended December 31, 2023 compared with year ended December 31, 2022

Cost of revenue decreased $0.7 million, or 0.9%, to $71.1 million for the year ended December 31, 2023, compared to $71.7 million in 2022. As a percentage of total revenue, cost of revenue was 80.4% in 2023, compared to 157.2% in 2022. Policy commission and related expenses decreased $1.8 million, or 4.7%, to $36.8 million, representing 41.7% of total revenue, compared to $38.7 million, or 84.7% of total revenue, in 2022. The decrease is primarily driven by lower commissions on new and renewal policies in Florida as commission rates decreased from 10.0% to 8.0%. In addition, the decrease is due to lower commission related to the discontinuation of the flood insurance business. Since the approval in January 2023 to discontinue flood policies, the carrier has cancelled or non-renewed majority of the flood policies. Outsourced claims fees decreased $4.0 million, or 34.4%, to $7.7 million, representing 8.7% of total revenue, compared to $11.7 million, or 25.7% of total revenue, in 2022. The decrease is driven by a decline in CAT claims activity tied to prior-year events, specifically Hurricane Ian in 2022. With reported claims requiring less outsourcing fees, the related service fees declined accordingly. Direct personnel expense increased $3.0 million, or 27.4%, to $13.8 million, representing 15.7% of total revenue, compared to $10.8 million, or 23.8% of total revenue, in 2022. The increase was primarily driven by higher overall compensation costs, mainly the discretionary pay, which reflected the achievement of company-wide performance goals for the year. This increase was partially offset by lower salaries, wages and stock-based compensation expense primarily due to organizational adjustments associated with changes in our business operations. These compensation-related changes were limited in scope and not indicative of an ongoing trend. Other operating expenses increased $1.8 million, or 19.7%, to $10.8 million, representing 12.2% of total revenue, compared to $9.0 million, or 19.7% of total revenue, in 2022. The increase was driven by increased non-CAT desk adjusters and claims management activity growth, partially offset by lower systems expense. Depreciation and amortization increased $0.4 million, or 27.8%, to $1.9 million, representing 2.1% of total revenue, compared to $1.5 million, or 3.3% of total revenue, in 2022. The increase is driven by continued investment in internally developed software placed into service.

Operating Expenses

Comparison of the Six Months Ended June 30, 2025 and 2024

The following table presents a summary of our disaggregated operating expenses for the periods presented:

	For the Six Months Ended June 30,		Percentage of Revenue (1)		Increase (Decrease)
In Thousands	2025	2024	2025	2024	2025 vs. 2024
Selling, general and administrative	$5,666	$4,232	5.2%	7.0%	33.9%
Research and development	4,575	3,290	4.2%	5.5%	39.1%
Depreciation and amortization	211	156	0.2%	0.2%	35.3%

Total operating expenses	$10,452	$7,678	9.6%	12.7%	36.1%

(1)	Percentage may not total due to rounding.

Total operating expenses increased $2.8 million, or 36.1%, to $10.5 million for the six months ended June 30, 2025, compared to $7.7 million for the six months ended June 30, 2024. As a percentage of total revenue, total operating expenses was 9.6% for the six months ended June 30, 2025, compared to 12.7% for the six months ended June 30, 2024. Selling, general and administrative expenses increased $1.4 million, or 33.9%, to $5.7 million, representing 5.2% of total revenue, for the six months ended June 30, 2025, compared to $4.2 million, representing 7.0% of total revenue, for the six months ended June 30, 2024. The increase in selling, general and administrative expenses was driven by higher salary, bonus, and stock comp expenses as a result of increased headcount slightly offset by higher overhead allocations to TTIC. Research and development expenses increased by $1.3 million, or 39.1%, to $4.6 million, representing 4.2% of total revenue, for the six months ended June 30, 2025, compared to $3.3 million, representing 5.5% of total revenue, for the six months ended June 30, 2024. The increase in research and development was mainly driven by a combination of higher employee compensation, including salary and bonus, as well as increased investment in research and development initiatives. Depreciation and amortization expenses remained relatively flat at $0.2 million, representing 0.2% of total revenue for the six months ended June 30, 2025 and 0.3% of total revenue for the six months ended June 30, 2024.

Comparison of the Years Ended December 31, 2024, 2023, 2022

The following table presents a summary of our disaggregated operating expenses for the periods presented:

	For the Years Ended December 31,			Percentage of Revenue(1)			Increase (Decrease)
In Thousands	2024	2023	2022	2024	2023	2022	2024 vs. 2023	2023 vs. 2022
Selling, general and administrative	$8,343	$7,898	$7,339	6.2%	8.9%	16.1%	5.6%	7.6%
Research and development	6,514	6,528	4,130	4.9%	7.4%	9.1%	(0.2%)	58.1%
Depreciation and amortization	335	292	175	0.3%	0.3%	0.4%	14.7%	66.9%

Total operating expenses	$15,192	$14,718	$11,644	11.3%	16.7%	25.5%	3.2%	26.4%

(1)	Percentage may not total due to rounding.

Year ended December 31, 2024 compared with year ended December 31, 2023

Operating Expenses increased $0.5 million, or 3.2%, to $15.2 million, representing 11.3% of total revenue, for the year ended December 31, 2024, compared with $14.7 million, or 16.7% of total revenue, in 2023 reflecting improved operating efficiency. Selling, general and administrative expenses increased $0.4 million, or 5.6%, to $8.3 million, representing 6.2% of total revenue, compared to $7.9 million, or 8.9% of total revenue, in 2023. The increase was driven by lower corporate overhead allocation to TTIC, higher employee health insurance costs and stock-based compensation, partially offset by a reduction in salaries and system expenses. The corporate overhead allocation to TTIC included shared services such as HR, IT, legal, accounting, and lease-related costs. Allocations were based on departmental inputs and applied consistently using methodologies appropriate to each cost type. The Company ceased to provide corporate services, and ceased allocating related expenses, to TTIC as of July 1, 2025. Research and development expenses remained relatively flat at $6.5 million, representing 4.9% and 7.4% of total revenue, in 2024 and 2023, respectively. Depreciation and Amortization expenses remained flat at $0.3 million, representing 0.3% of total revenue, for both 2024 and 2023, respectively.

Year ended December 31, 2023 compared with year ended December 31, 2022

Operating expenses increased $3.1 million, or 26.4%, to $14.7 million, representing 16.7% of total revenue, for the year ended December 31, 2023, compared with $11.6 million, or 25.5% of total revenue, in 2022, reflecting improved operating efficiency. Selling, general and administrative expenses increased $0.6 million, or 7.6%, to $7.9 million, representing 8.9% of total revenue, compared to $7.3 million, representing 16.1% of total revenue, in 2022. The increase was primarily driven by higher compensation costs, including salaries, wages, and discretionary pay, partially offset by a lower allocation of corporate overhead to TTIC and reduced stock-based compensation expense. Research and development expenses increased $2.4 million, or 58.1%, to $6.5 million, representing 7.4% of total revenue, compared to $4.1 million, representing 9.1% of total revenue, in 2022. The increase was primarily driven by higher personnel-related costs, including salaries, wages, and discretionary pay. Depreciation and amortization expenses increased $0.1 million, or 66.9%, to $0.3 million, representing 0.3% of total revenue, compared to $0.2 million, representing 0.4% of total revenue, in 2022. The slight increase is driven by higher depreciation on software and office equipment.

Investment Income

Comparison of the Six Months Ended June 30, 2025 and 2024

The following table summarizes our investment income for the periods presented:

	For the Six Months Ended June 30,		Increase (Decrease)
In Thousands	2025	2024	2025 vs. 2024
Investment income	$1,161	$142	718%

Investment income increased by $1.1 million, or 718%, to $1.2 million for the six months ended June 30, 2025, compared to $0.1 million for the six months ended June 30, 2024. The increase was primarily driven by higher average cash and investment balances during the period, which resulted in greater interest income.

Comparison of the Years Ended December 31, 2024, 2023 and 2022

The following table summarizes our investment income for the periods presented:

	For the Years Ended December 31,			Increase (Decrease)
In Thousands	2024	2023	2022	2024 vs. 2023	2023 vs. 2022
Investment income	$548	$52	$30	954%	73.3%

Year ended December 31, 2024 compared with year ended December 31, 2023

Investment income increased $0.5 million, or 954% to $0.5 million for the year ended December 31, 2024, compared to less than $0.1 million in 2023. The increase was primarily driven by higher average cash and investment balances during the period, which resulted in greater interest income.

Year ended December 31, 2023 compared with year ended December 31, 2022

Investment income remained relatively flat for the year ended December 31, 2023, compared to 2022.

As a percentage of revenue, investment income was 0.4%, 0.1% and 0.1% for the years ended December 31, 2024, 2023 and 2022, respectively.

Interest Expense

Comparison of the Six Months Ended June 30, 2025 and 2024

The following table summarizes our interest expense for the periods presented:

	For the Six Months Ended June 30,		Increase (Decrease)
In Thousands	2025	2024	2025 vs. 2024
Interest expense	$—	$3,306	(100%)

There was no interest expense recorded for the six months ended June 30, 2025, compared to interest expense of $3.3 million recorded for the six months ended June 30, 2024. On July 1, 2024, Exzeo entered into a purchase agreement with HCI to transfer 2,500,000 shares of TTIC’s $1.00 par value common stock, representing all of TTIC’s issued and outstanding common shares. In exchange, three promissory notes previously issued to HCI by Exzeo were deemed fully repaid, with the exception of the 2.0% Promissory Note, which was later repaid in full in November 2024.

Comparison of the Years Ended December 31, 2024, 2023 and 2022

The following table summarizes our interest expense for the periods presented:

	For the Years Ended December 31,			Increase (Decrease)
In Thousands	2024	2023	2022	2024 vs. 2023	2023 vs. 2022
Interest expense	$3,329	$1,723	$882	93.3%	95.2%

Year ended December 31, 2024 compared with year ended December 31, 2023

Interest expense increased $1.6 million, or 93.3% to $3.3 million for the year ended December 31, 2024, compared to $1.7 million in 2023. The increase was primarily driven by interest on a note payable to HCI used to redeem all outstanding Series A Preferred Stock in January 2024. This loan was subsequently repaid following the sale of TTIC in July 2024.

Year ended December 31, 2023 compared with year ended December 31, 2022

Interest expense increased $0.8 million, or 95.2%, to $1.7 million for the year ended December 31, 2023, compared to $0.9 million in 2022. This increase was primarily driven by a note payable to HCI to satisfy a capital contribution obligation.

As a percentage of revenue, interest expense was 2.5%, 1.9% and 1.9% for the years ended December 31, 2024, 2023 and 2022, respectively.

Income Tax

Comparison of the Six Months Ended June 30, 2025 and 2024

The following table summarizes our income tax expense for the periods presented, including total tax expense and effective tax rate:

	For the Six Months Ended June 30,
In Thousands	2025	2024
Income before taxes	$53,085	$12,544
Income tax expense	13,471	3,433
Effective tax rate	25%	27%

Income tax expense was $13.4 million and $3.4 million for the six months ended June 30, 2025 and 2024, respectively. The effective tax rate was 25% and 27% for the six months ending June 30, 2025 and 2024, respectively. Our effective tax rate for the six months ended June 30, 2025 was 25.4%, compared with the U.S. federal statutory rate of 21%. The difference was primarily driven by state income taxes, net of federal tax benefits, which contributed approximately 4.0%. We expect our effective tax rate to continue to vary from the statutory rate due to state tax obligations and other similar permanent differences.

Our effective tax rate for the six months ended June 30, 2024 was 27.4.%, compared with the U.S. federal statutory rate of 21%. The difference was primarily driven by state income taxes, net of federal tax benefits, which contributed approximately 4.0%, and non-deductible compensation expenses, which contributed an additional 1.7%. We expect our effective tax rate to continue to vary from the statutory rate due to state tax obligations and similar permanent differences.

Comparison of the Years Ended December 31, 2024, 2023 and 2022

The following table summarizes our income tax expense for the periods presented, including total tax expense and effective tax rate:

In Thousands	For the Years Ended December 31,
	2024	2023		2022
Income (loss) from continuing operations, before taxes	$35,236	$883		$(38,605)
Income tax expense (benefit) from continuing operations	9,168	(12,018)		3,409
Effective tax rate	26%	(1,361%	)	(9%	)

For the years ended December 31, 2024, 2023 and 2022

Income tax expense (benefit) was $9.2 million, $(12.0) million and $3.4 million for the twelve months ended December 31, 2024, 2023 and 2022, respectively. The effective tax rate was 26%, (1,360%) and (9%) for the twelve months ended December 31, 2024, 2023 and 2022, respectively.

Our effective tax rate for 2024 was 26.0%, compared with the U.S. federal statutory rate of 21%. The difference was primarily driven by state income taxes, net of federal tax benefits, which contributed approximately 4.1%, and non-deductible compensation expenses, which contributed an additional 0.9%. We expect our effective tax rate to continue to vary from the statutory rate due to similar permanent differences and state tax obligations.

Our effective tax rate for 2023 was significantly below the U.S. federal statutory rate of 21%, primarily due to the full release of the valuation allowance established in 2022, which reduced our effective tax rate by approximately 1,449.1%. Additional impacts included a benefit from state income taxes, net of federal tax effects, of 122.5%, partially offset by other items totaling approximately 190.0%, including non-deductible compensation expenses, which increased our tax expense by approximately 39%. We do not expect similar impacts from valuation allowance adjustments in future periods.

Our effective tax rate for 2022 was a benefit of 8.8%, compared to the U.S. federal statutory rate of 21%. The difference was primarily driven by the establishment of a full valuation allowance on the deferred tax assets of the group, which reduced our tax expense due to the pre-tax loss for the year. Additional impacts included a tax benefit from non-deductible compensation expense of approximately 0.7%, partially offset by state income taxes, net of federal tax effects, which increased our tax expense by approximately 4.2%. Other items contributed a net impact of 0.1%.

Our future effective tax rate is subject to future regulatory developments and changes in the mix of our geographic earnings. Our total tax expense in future years may also vary as a result of discrete items such as excess tax benefits or deficiencies.

For additional information regarding income tax expense, see Note 12—“Income Taxes” in the notes to our audited consolidated financial statements included in this prospectus.

Non-GAAP Financial Measures

In addition to our results determined in accordance with accounting principles generally accepted in the United States (“GAAP”), we use certain non-GAAP financial measures to evaluate our operating performance and make strategic decisions. These non-GAAP financial measures may include metrics such as adjusted EBITDA and Adjusted Revenue. We believe these measures provide useful supplemental information for investors by facilitating comparisons of our performance across reporting periods and with other companies in our industry, many of which use similar non-GAAP financial measures.

However, these non-GAAP financial measures are not prepared in accordance with GAAP, are not based on a standardized methodology, and may not be comparable to similarly titled measures used by other companies. They should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP. These measures exclude items that may be significant to an understanding of our financial condition and results of operations under GAAP. The use of non-GAAP financial measures involves judgment by management about which items to exclude or include. Accordingly, these measures have limitations and should be viewed as a supplement to, not a replacement for, our GAAP results. We urge investors to review the reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures included in this prospectus and not to rely on any single financial measure to evaluate our business.

Adjusted EBITDA

We define adjusted EBITDA, as net income (loss), adjusted to exclude income tax, interest expense, investment income, depreciation and amortization, and stock-based compensation expense. We use Adjusted EBITDA as a key measure of our operating performance and to assess the results of our business excluding certain items that we believe are not indicative of our core operating results. However, Adjusted EBITDA should not be viewed in isolation or as a substitute for Net income (loss) calculated in accordance with GAAP, and other companies may define Adjusted EBITDA differently.

The following table presents a reconciliation of net income (loss) to Adjusted EBITDA for the periods presented:

In thousands; Unaudited	For the Six Months Ended June 30,		For the Years Ended December 31,
	2025	2024	2024	2023	2022
Income (loss) from continuing operations, after taxes	$39,614	$9,111	$26,068	$12,901	$(42,014)
Adjustments:
Income tax expense (benefit)	13,471	3,433	9,168	(12,018)	3,409
Interest expense	—	3,306	3,329	1,723	882
Investment income	(1,161)	(142)	(548)	(52)	(30)
Depreciation and amortization	1,416	1,258	2,562	2,189	1,660
Stock-based compensation expense	1,429	1,357	3,379	2,927	3,512

Adjusted EBITDA	$54,769	$18,323	$43,958	$7,670	$(32,581)

Adjusted Revenue

We define Adjusted Revenue as the portion of total GAAP revenue that is earned through services delivered directly via our proprietary platform technology, without being outsourced to other service providers. This metric excludes revenue associated with services primarily within claims management that we outsource to a subsidiary of HCI. Although this revenue is recognized on a gross basis because we are considered the principal in the transaction, the economics are largely neutral, as the related costs incurred from outsourced service providers closely match the revenue recognized. We believe the Adjusted Revenue provides investors with useful insight into the performance and scalability of our core platform services and helps clarify the underlying revenue contribution from internally delivered operations. This metric also assists management and investors in evaluating period-over-period trends in technology-driven revenue streams, excluding variability associated with outsourced service arrangements. This non-GAAP measure should not be considered in isolation or as a substitute for total revenue or any other performance measure calculated in accordance with GAAP.

The following table presents the calculation of the Adjusted Revenue for the periods presented:

In thousands; Unaudited	For the Six Months Ended June 30,		For the Years Ended December 31,
	2025	2024	2024	2 023	2022
Total Revenue	$108,498	$60,305	$133,948	$88,333	$45,631
Less: Outsourced claims services	6,086	3,891	13,779	7,700	11,732

Total Adjusted Revenue	$102,412	$56,414	$120,169	$80,633	$33,899

Adjusted EBITDA Margin

We define Adjusted EBITDA Margin, as Adjusted EBITDA expressed as a percentage of Adjusted Revenue. This measure provides management and investors with additional insight into our operating efficiency and the scalability of our business model, as it reflects our progress toward long-term profitability.

The following table presents the calculation of Adjusted EBITDA Margin for the periods presented:

	For the Six Months Ended June 30,		For the Years Ended December 31,
In thousands; Unaudited	2025	2024	2024	2023	2022
Numerator: Adjusted EBITDA	$54,769	$18,323	$43,958	$7,670	$(32,581)
Denominator: Adjusted Revenue	102,412	56,414	120,169	80,633	33,899
Adjusted EBITDA Margin	53.5%	32.5%	36.6%	9.5%	(96.1%)

Liquidity and Capital Resources

Overview

As of June 30, 2025, we had cash and cash equivalents of $110.7 million and working capital of $44.5 million. As of December 31, 2024, we had cash and cash equivalents of $54.5 million and working capital of $10.8 million. Prior to the offering, we were primarily funded through intercompany transactions with HCI. Following the offering, we expect to fund our operations primarily through cash flows from operations and, if needed, through access to external financing. We believe our existing cash and cash equivalents, together with expected operating cash flows, will be sufficient to meet our working capital, capital expenditure, and other liquidity requirements for at least the next 12 months.

We have no material long-term contractual obligations outside of standard vendor agreements and lease commitments.

Our primary cash requirements include employee and contractor compensation, cloud hosting and infrastructure costs, and continued investment in product development. At our current performance levels, these needs are expected to be comfortably supported by operating cash flows.

Sources of Liquidity

Our capital requirements will depend on many factors, including the volume of issuance of insurance policies, the need to pay claims and operating expenses, investments in information technology systems, and the expansion of sales and marketing activities.

Our principal sources of liquidity currently include our existing cash and cash equivalents and any future cash generated from operations. In the future, we may raise additional funds through the issuance of debt or equity securities or the borrowing of money. We cannot assure that such funds will be available on favorable terms, or at all.

Cash Flow Summary

The following table presents our cash flows from operating activities, investing activities and financing activities from continuing operations for the periods presented:

In Thousands	For the Six Months Ended June 30,		For the Years Ended December 31,

	2025	2024	2024	2023	2022
Net cash provided by (used in):
Operating activities from continuing operations	$57,526	$18,227	$49,266	$10,153	$(13,990)
Investing activities from continuing operations	$(1,252)	$(1,802)	$(3,334)	$(3,247)	$(21,448)
Financing activities from continuing operations	$—	$(3,016)	$(6,398)	$(7,124)	$12,066

Operating Activities

Net cash provided by operating activities for the six months ended June 30, 2025, was $57.5 million, an increase of $39.3 million from $18.2 million net cash provided by operating activities for the six months ended June 30, 2024. The improvement was primarily driven by an increase in operating income from higher managed premiums due to growth within our existing customer base. Additionally, changes in net working capital contributed favorably to operating cash flows, particularly an increase in contract liabilities, which reflects higher upfront cash collections on services provided to an expanded customer base. There was also an increase in accrued liabilities caused by higher bonus expense accrual in 2025. The increase was partially offset by higher contract cost assets, as we incurred greater fulfillment costs to support the higher volume of customer engagements, as well as higher receivables from related parties.

Net cash provided by operating activities for the year ended December 31, 2024, was $49.3 million, an increase of $39.1 million from $10.2 million net cash provided in 2023. The year-over-year improvement was primarily driven by an increase in operating income from higher managed premiums due to growth within our existing customer base and from the absence of a fee waiver program that had reduced revenue in the prior year. Additionally, changes in net working capital contributed favorably to operating cash flows, particularly an increase in contract liabilities, which reflects higher upfront cash collections on services provided to an expanded customer base. We also saw a reduction in income tax receivable, which further improved cash generation from operations. The increase was partially offset by higher contract cost assets, as we incurred greater fulfillment costs to support the higher volume of customer engagements.

Net cash provided by operating activities for the year ended December 31, 2023, was $10.2 million, an increase of $24.2 million from $(14.0) million net cash used in 2022. The increase was primarily attributable to higher operating income, which reflected a meaningful reduction in the fee waiver arrangements in 2023 that had significantly suppressed revenue and earnings in the prior year. This improvement in operating performance was partially offset by unfavorable working capital movements, particularly a decrease in contract liabilities year-over-year. In 2022, we had experienced elevated contract liabilities due to substantial collections in advance of services, driven by heightened customer activity related to Hurricane Ian. From a tax perspective, deferred tax activity also influenced operating cash flows. In 2023, we released a valuation allowance on deferred tax assets, reversing a full valuation allowance that had been established in 2022. While this release improved book income, it reduced deferred tax liabilities and, as a result, contributed to a reduction in operating cash flows in the period.

Investing Activities

Net cash used in investing activities for the six months ended June 30, 2025 was $(1.3) million, relatively consistent from $(1.8) million net cash used for the six months ended June 30, 2024. The cash outflows in both periods primarily reflect capital expenditures related to ongoing investments in software development and infrastructure, consistent with our strategy to support and enhance core operations. A portion of this expenditure also relates to property and equipment, representing typical maintenance-level investments in the ordinary course of business.

Net cash used in investing activities for the year ended December 31, 2024 was $(3.3) million, relatively consistent from $(3.2) million net cash used in 2023. The cash outflows in both periods primarily reflect capital expenditures related to ongoing investments in software development and infrastructure, consistent with our strategy to support and enhance core operations. A portion of this expenditure also relates to property and equipment, representing typical maintenance-level investments in the ordinary course of business.

Net cash used in investing activities for the year ended December 31, 2023 was $(3.2) million, an increase of $18.2 million from $(21.4) million net cash used in 2022. The higher cash outflows in 2022 were primarily driven by an $18.0 million capital contribution to TTIC. This contribution reflected our then-planned expansion of TTIC’s operations and was consistent with our capital allocation priorities at the time. In contrast, investing activities in 2023 were limited to routine capital expenditures, primarily related to software development and infrastructure, as well as a smaller portion attributable to property and equipment investments made in the ordinary course of business.

Financing Activities

There was no cash used in financing activities for the six months ended June 30, 2025, compared to $(3.0) million net cash used in financing activities for the six months ended June 30, 2024. For the six months ended June 30, 2025, Exzeo did not issue new debt or equity due to its strong financial position during the period. Exzeo continued to meet its preferred stock dividend obligations, with payments made during 2024.

Net cash used in financing activities for the year ended December 31, 2024, was $(6.4) million, a decrease of $0.7 million from $(7.1) million net cash used in 2023. While the period included two significant capital structure transactions, the issuance of $100.0 million in redeemable preferred stock and the subsequent redemption of those proceeds through the issuance of notes payable to HCI were cash-neutral in aggregate.

The year-over-year decrease in financing outflows was primarily driven by lower dividend payments to the preferred shareholder, as a result of the redemption partially offset by higher repayments of debt to HCI.

Net cash used in financing activities for the year ended December 31, 2023, was $(7.1) million, a decrease of $(19.2) million from $12.1 million net cash provided in 2022. Net cash used in 2023 was primarily attributable to the absence of $18.0 million in proceeds from the issuance of notes payable to HCI, which had been a significant source of cash in 2022 to fund the growth of TTIC. Cash outflows in both periods included relatively stable amounts of dividends paid to redeemable preferred shareholders and the repurchase of common stock.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have, or are reasonably likely to have, a current or future material effect on our financial condition, results of operations, or cash flows.

Contractual Obligations and Commitments

Our estimated future obligations consist of leases and taxes as of June 30, 2025. Refer to “Note 8 – Leases,” “Note 10 – Income Taxes” and “Note 15 – Commitments and Contingencies” in the notes to our consolidated financial statements included in this prospectus for more information.

Quantitative and Qualitative Disclosures about Market Risk

Our cash is held in deposit demand accounts at a large financial institution in amounts in excess of the Federal Deposit Insurance Corporation, or FDIC, insurance coverage limit of $250,000 per depositor, per FDIC-insured bank, per ownership category. Management has reviewed the financial statements of this institution and believe it has sufficient assets and liquidity to conduct its operations in the ordinary course of business with little or no credit risk to us.

Financial arrangements that potentially subject us to concentrations of credit risk principally consist of accounts receivable and notes receivable. We limit our credit risk with respect to accounts receivable and notes receivable by performing credit evaluations when deemed necessary, but we do not require collateral to secure amounts owed to us by our customers. To date, we have not been exposed, nor do we anticipate being exposed, to material risks due to changes in interest rates. A hypothetical 10% change in interest rates during any of the periods presented would not have had a material impact on our consolidated financial statements.

Inflationary factors, such as increases in our costs of revenues and operating expenses, may adversely affect our operating results. Although we do not believe inflation has had a material impact on our financial condition, results of operations or cash flows to date, a high rate of inflation in the future may have an adverse effect on our ability to maintain and increase our gross margin or decrease our operating expenses as a percentage of our revenues if our selling prices of our products do not increase as much or more than our increase in costs.

We currently have very infrequent and limited exposure to foreign currency fluctuations, including with respect to our India subsidiary, and do not engage in any hedging activities as part of our normal course of business.

Critical Accounting Policies and Estimates

The preparation of our consolidated financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, expenses, and related disclosures. These estimates are inherently uncertain and require significant judgment, particularly in areas that involve complex or subjective assumptions and often involve matters that are inherently unpredictable.

We regularly evaluate these estimates based on historical experience, current business conditions, and other relevant factors, including inputs from third-party specialists where applicable. Our estimates are subject to change as new events occur, additional information becomes available, or operating environments evolve. Actual results could differ materially from those estimates, and such differences may have a material impact on our financial condition or results of operations.

We believe the following accounting policies involve significant judgments and estimates that are critical to understanding our financial condition and results of operations:

•	Revenue Recognition;

•	Stock-Based Compensation; and

•	Income Taxes.

These estimates are discussed further in “Note 2 – Summary of Significant Accounting Policies” in the notes to our audited consolidated financial statements included in this prospectus.

Revenue Recognition

We recognize revenue from contracts with customers in accordance with ASC 606. We determined the appropriate amount of revenue to be recognized using the following steps: (i) identification of contracts with customers, (ii) identification of the performance obligations in the contract, (iii) determination of transaction price, (iv) allocation of contract transaction price to the performance obligations, and (v) recognition of revenue when or as a performance obligation is satisfied. Our revenue is primarily usage-based, derived from fees charged as a percentage of premiums written by our insurance company customers. Revenues are recognized when control of these services is transferred to our customers in an amount that reflects the consideration we expect to be entitled to in exchange for those services.

While contracts typically span longer durations, many contain early cancellation provisions without penalty, which limits the non-cancellable term for accounting purposes. As a result, we constrain variable consideration to amounts that are not probable of significant reversal. This constraint requires significant management judgment and estimation, particularly in forecasting policy volume and customer behavior. Key assumptions include historical averages, seasonality, and expected retention of our customers’ underlying insurance policies. Given the inherent volatility in premiums written, we reassess these assumptions and the related constraint on a quarterly basis to reflect the latest available data.

We allocate transaction prices to performance obligations based on their standalone selling prices. For most obligations, we estimate standalone selling prices using an expected cost-plus-margin approach, which requires management judgment around forecasted fulfillment costs and appropriate market-based margins. Changes in these estimates, especially in usage patterns or policy cancellations, could materially impact the amount and timing of revenue recognized.

Stock-Based Compensation

We account for stock-based compensation awards under our shareholder-approved incentive plans in accordance with the fair value recognition provisions of GAAP, which require the measurement, and recognition of compensation for all stock-based awards made to employees and non-employee directors including stock options and restricted stock based on estimated fair values. Our stock-based awards primarily consist of restricted stock units and stock options granted in prior years. Restricted stock units are granted with either time-based vesting conditions or market conditions tied to our stock price (e.g., share price thresholds sustained over a defined period). These awards are expensed over the requisite service period based on grant-date fair value. For RSUs with market conditions, the grant-date fair value incorporates the probability of achieving the market condition, but does not change after the grant.

For stock options, we determine grant-date fair value using a Monte Carlo simulation technique and other option pricing models. This method estimates the fair value of the option by modeling a range of potential future stock prices and associated outcomes, and relies on assumptions such as expected volatility, risk-free interest rates, expected term, and dividend yield. These assumptions require significant judgment and can materially impact recognized compensation expense.

For awards granted while we were a private company, we determined the fair value of our common stock using third-party valuations under IRC Section 409A. These valuations incorporated assumptions regarding future performance, market conditions, and comparable company data. Inputs such as an estimated stock price and expected price volatility used in these valuation methods are derived mathematically from a data analysis of many public peer companies with similar characteristics. As we transition to being a public company, future valuations will be based on market prices, which may reduce estimation uncertainty.

Income Taxes

We account for income taxes in accordance with GAAP, resulting in two components of income tax expense (benefit): current and deferred. Current income tax expense (benefit) reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or excess of deductions over revenues.

The realizability of deferred tax assets is evaluated quarterly, and judgment is required in assessing both positive and negative evidence, including recent financial performance, forecasted future earnings, and relevant tax planning strategies.

Additionally, as a member of a consolidated U.S. federal income tax return with HCI, we are subject to the group’s tax-sharing arrangements. Our estimate of tax expense is sensitive to changes in the effective rate applied to our standalone results, which may differ from statutory rates due to business mix or transaction-related effects.

JOBS Act

We are an emerging growth company under the JOBS Act. As an emerging growth company, we may delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to not take advantage of the extended transition period that allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies, which means that the financial statements included in this prospectus, as well as financial statements we file in the future, will be subject to all new or revised accounting standards generally applicable to public companies. Our election not to take advantage of the extended transition period is irrevocable.

We will remain an emerging growth company until the earliest to occur of the following: (i) the last day of the fiscal year in which our total annual gross revenues first meet or exceed at least $1.235 billion (as adjusted for inflation), (ii) the date on which we have, during the prior three-year period, issued more than $1.0 billion in non-convertible debt, (iii) the last day of the fiscal year in which we (a) have an aggregate worldwide market value of common stock held by non-affiliates of $700 million or more (measured at the end of each fiscal year) as of the last business day of our most recently completed second fiscal quarter and (b) have been a reporting company under the Exchange Act for at least one year (and have filed at least one annual report under the Exchange Act), or (iv) the last day of the fiscal year following the fifth anniversary of the date of the first sale of our common stock pursuant to an effective registration statement under the Securities Act.

MANAGEMENT

Executive Officers and Directors

The following table sets forth information about our executive officers and directors, including their ages as of September 24, 2025. With respect to our directors, each biography includes information regarding the experience, qualifications, attributes, or skills that caused our board of directors to determine that such person should serve as a director of our company. Our Chief Executive Officer and Chairman of our board of directors, Paresh Patel, also currently serves as Chairman and Chief Executive Officer of HCI, our parent company. None of our other executive officers, directors or employees concurrently is an executive officer or director of, or is otherwise employed by, HCI.

Name	Age Position
Paresh Patel	62 Chief Executive Officer, Chairman of the Board
Kevin Mitchell	46 President and Director
Suela Bulku	45 Chief Financial Officer
Brook Baker	39 General Counsel
Irene Hurst(1)	66 Director
Robert A. Lopes, Jr.(2)(3)	61 Director
James Macchiarola(1)(2)(3)	76 Director
Loreen Spencer(2)(3)	59 Director

(1)	Member of the Nominating and Corporate Governance Committee.
(2)	Member of the Audit Committee.
(3)	Member of the Compensation Committee.

Executive Officers

Paresh Patel has served as our Chief Executive Officer and Chairman of our board of directors since the company’s inception in July 2020 and also served as our President from July 2020 to December 2024. Mr. Patel also currently serves as Chairman and Chief Executive Officer of HCI, our parent company. Mr. Patel has been a director of HCI since its inception and has served as the Chairman of the HCI board of directors since May 2007. Mr. Patel has served as Chief Executive Officer of HCI since 2011. From 2015 to 2019, Mr. Patel served as President of HCI’s insurance subsidiary, Homeowners Choice Property & Casualty Insurance Company, Inc., a position he also held from 2011 to 2012. Mr. Patel has broad experience in technology and finance and developed HCI’s policy administration systems. From 2011 to 2015, Mr. Patel served as Chairman of the Board of First Home Bancorp, Inc., a bank holding company in Seminole, Florida, and from 2014 to December 2017, he served as Chairman of the Board of Directors of Oxbridge Re Holdings Limited, a Nasdaq-listed Cayman Islands reinsurance holding company. He was a founder of NorthStar Bank in Tampa, Florida and from 2006 to 2010 served on the board of directors of its parent company, NorthStar Banking Corporation. From 1998 to 2000, Mr. Patel was Director of Customer Care and Billing with Global Crossing. In that position, Mr. Patel defined business processes and systems, hired and trained department staff and led the integration of the customer care and billing systems with the systems of companies that Global Crossing acquired. As an independent software and systems consultant from 1991 to 1998, Mr. Patel worked with large international telephone companies. Mr. Patel holds a Bachelor’s and a Master’s degree in Electronic Engineering from the University of Cambridge in the United Kingdom.

Mr. Patel brings to our board of directors considerable experience in business, insurance, management, systems and technology, and because of those experiences and his education, he possesses knowledge and analytical and technology skills that are important to the operations of our company, the oversight of its performance and the evaluation of its future growth opportunities. Furthermore, his tenure as our Chief Executive Officer has provided an in-depth understanding of our insurance solutions business. Mr. Patel is a founder of Exzeo and has a substantial personal investment in the company.

Kevin Mitchell has served as our President since December 2024, as a member of our board of directors since February 2021 and as President of TypTap Insurance Company from October 2019 until March 2025. Mr. Mitchell previously served as our Executive Vice President from March 2021 to December 2024 and as a Senior Vice President of HCI from 2016 to October 2019, during which time he managed HCI’s investor relations and reinsurance placement and sales and marketing. Prior to joining HCI, Mr. Mitchell was employed by Arthur J. Gallagher & Co., a global insurance brokerage and consulting firm, for five years from October 2008 to September 2013, where he served in various capacities, including as Area Director and serving as Producer prior to that. Prior to being with Arthur J. Gallagher & Co., Mr. Mitchell was a Producer with Oswald Companies, an insurance brokerage firm, where he sold commercial lines. Mr. Mitchell is a 2001 graduate from Bowling Green State University, having earned a Bachelor of Science degree in Communication and a minor in Marketing.

We believe that Mr. Mitchell’s industry expertise, leadership experience, and strategic insight make him a valuable member of our board of directors.

Suela Bulku has served as our Chief Financial Officer since December 2024. She served as our Senior Financial Officer and Controller from February 2021 until December 2024. Prior to joining Exzeo, Ms. Bulku served as the controller of the Property & Casualty Division of HCI from June 2014 until February 2021. Prior to her position as controller of the Property & Casualty Division of HCI, Ms. Bulku served as manager of statutory reporting of HCI from September 2011 until June 2014. From December 2005 to September 2011, Ms. Bulku served in various financial roles at United Insurance Holdings Corp. Ms. Bulku holds a Bachelor of Science degree in Finance and Economics as well as a Master of Business Administration in Finance and Management from the University of South Florida.

Brook Baker has served as our General Counsel since February 2021. Prior to joining Exzeo, Mr. Baker served as corporate counsel for HCI from April 2015 until February 2021. Prior to HCI, Mr. Baker served in various legal roles, with a practice focused on intellectual property and commercial litigation. Mr. Baker earned a Juris Doctor degree from the University of Florida Levin College of Law and earned a Bachelor of Science in Physics at the University of Florida.

Non-Employee Directors

Irene Hurst, 66, has served as a member of our board of directors since March 2021. Ms. Hurst currently serves as the Director of Operations for the Center of Analytics and Creativity at the University of South Florida (USF), a position she has held since January 2021, where she manages the Citizen Data Science Certificate program from the Muma College of Business and certificate programs in leadership and data science for healthcare providers. Prior to that, Ms. Hurst served for ten years as the Director for MBA and Executive MBA programs in the USF Muma College of Business. Under her direction, the USF MBA program reached its first ranking in Business Week’s Best MBA national ranking. She previously served for more than eleven years as the director of USF’s Small Business Development Center. In addition to managing federal, state, municipal, and private grants while at the Small Business Development Center, Ms. Hurst counseled thousands of small business owners in financing, getting certified as minority-owned businesses, getting contracts from NFL during Superbowl, buying and selling their businesses, and other aspects of their business operations. Ms. Hurst earned an MBA from the University of South Florida and a Bachelor’s degree in Psychology from the University of Indonesia.

We believe that Ms. Hurst is qualified to serve as a member of our board of directors because of her extensive experience in the field of business education, leadership development, and data science.

Robert A. Lopes, Jr., 61, has served as a member of our board of directors since March 2021. Since March 2025, Mr. Lopes has served on the board of directors and as a member of the audit committee and nominating and corporate governance committee for Alight, Inc. (NYSE: ALIT). Mr. Lopes also currently serves on the board of directors of Wilson, a human resources company, a position he has held since November 2024. Mr. Lopes served as the Chief Human Resources Officer of Randstad North America from 2020 until his retirement in 2024, where he led Randstad North America’s internal human resources practice and oversaw all aspects of human capital, including recruitment, talent management, employee engagement, and organizational development. Randstad North America is a wholly-owned subsidiary of Randstad N.V., a global provider of flexible work and human resources services. Prior to October 2020, Mr. Lopes served as North American group president at Randstad Sourceright, a Randstad sister company, for six years. Mr. Lopes has more than 35 years of global experience leading private, mid-stage and public technology and services businesses in outsourcing, consulting and HR-related services, including serving as Chief Executive Officer at Acclaris, a healthcare technology company acquired by Willis Towers Watson in 2015, and serving as Chief Executive Officer of Veritude, a Fidelity Capital Company. Mr. Lopes earned a degree in Business from the University of Notre Dame.

We believe that Mr. Lopes is qualified to serve as a member of our board of directors because of his extensive experience in human capital management and development.

James Macchiarola, 76, has served as a member of our board of directors since July 2020. From 1999 until his retirement in 2015, Mr. Macchiarola served in various positions for the Clearwater, Florida office of Orange Business Services (formerly Equant), a global information technology and communications services provider and subsidiary of Orange S.A. (formerly France Telecom S.A.). From 2009 to 2015, he served as its Vice President and Head of North American Equipment Resales and Integration Services. From 2007 to 2009, he was that company’s Area Sales Vice President for the U.S. East Coast and Canada. From 2003 to 2007, he was Head of its Integration Services Sales. From 2002 to 2003, he served as Head of Service Operations for the Americas. From 1999 to 2003, he served as Head of Managed Services. From 1994 to 1999, Mr. Macchiarola served as Chief Operating Officer for Techforce, a U.S.-based systems integrator. Before that, he also held various positions for Racal Datacom and Syncordia (1990 to 1994), AT&T Paradyne (1984 to 1990) and IBM Corp. (1969 to 1984). Mr. Macchiarola served as a director of HCI from November 2013 until February 26, 2021.

We believe that Mr. Macchiarola is qualified to serve as a member of our board of directors because of his extensive corporate leadership, marketing and systems experience.

Loreen Spencer, 59, has served as a member of our board of directors since February 2021. Ms. Spencer is a Certified Public Accountant, and from 1987 until her retirement in 2016, she was an Audit Partner for Deloitte & Touche LLP, where her audit clients included Florida-based insurance companies. Since 2024, Ms. Spencer has served on the board of directors and as the audit committee chairperson and on the capital committee for the Superior Group of Companies, Inc. (NASDAQ: SGC). Since 2017, Ms. Spencer has served on the board of directors and the audit & risk committee of Raymond James Bank, a St. Petersburg-based banking subsidiary of Raymond James Financial, Inc., which is a New York Stock Exchange-listed financial services company. Ms. Spencer is a founding board member and since 2002 has been Board Chair of the Gift of Adoption Florida Chapter. In 2015, she was recognized by the U.S. Congress as a Congressional Coalition on Adoption Institute “Angel in Adoption.” Also in 2015, she was recognized by the Tampa Lightning Foundation as a Tampa Bay Lightning Community Hero. Ms. Spencer served as a director on the HCI board of directors from April 2019 until February 2021. From 1998 to 2016, she served on the Goodwill Industries Suncoast Inc. board of directors (two years as Chair), from 2011 to 2016 served on the St. John’s Episcopal Parish Day School Board of Trustees, and from 2000 to 2014 served on the University of Florida Fisher School of Accounting Advisory Board. She earned both her Bachelor of Science, with a major in Accounting, and a Master of Accounting from the University of Florida.

We believe that Ms. Spencer is qualified to serve as a member of our board of directors because of her considerable business, accounting and financial experience.

Board Composition

Upon completion of this offering, our board of directors will be divided into three classes serving staggered three-year terms. Class A, Class B, and Class C directors will serve until our annual meetings of shareholders in

2026, 2027, and 2028, respectively. Our board of directors currently consists of six members. The Class A directors will consist of Paresh Patel and Irene Hurst. The Class B directors will consist of Robert Lopes and Kevin Mitchell. The Class C directors will consist of James Macchiarola and Loreen Spencer. At each annual meeting of shareholders, directors will be elected to succeed the class of directors whose terms have expired. This classification of our board of directors could have the effect of increasing the length of time necessary to change the composition of a majority of the board. In general, it will take at least two annual meetings of shareholders to effect a change in a majority of the members of our board of directors.

No director or executive officer is related to any other director or executive officer (or to any director or executive officer of any of our subsidiaries) by blood, marriage, or adoption. There are no arrangements or understandings between any of our directors or executive officers or any other person pursuant to which that director or executive officer was elected as a director of our company or any of our subsidiaries. None of our directors or executive officers is party to, or has any material interests in, any material legal proceedings that are adverse to us or our subsidiaries.

Board Leadership Structure

We do not have a policy regarding whether the role of the Chairman of the Board and Chief Executive Officer should be separate or combined and believe that we should maintain the flexibility to select the Chairman and Chief Executive Officer and reorganize the leadership structure, from time to time, based on criteria that are in our best interests and the best interests of our shareholders at such times. Currently, Paresh Patel is the Chairman of the Board and Chief Executive Officer. We believe that Mr. Patel’s familiarity with our company and extensive knowledge of our industry qualify him to serve as the Chairman of our board of directors. Our board of directors has concluded that our current leadership structure is appropriate at this time. However, our board of directors will continue to periodically review our leadership structure and may make such changes in the future as it deems appropriate.

Committees of the Board of Directors

Our board of directors has the following committees: an audit committee, a compensation committee and a nominating and corporate governance committee. The composition and functions of these committees are described below. Members serve on these committees until their resignation or until otherwise determined by our board of directors. Our board of directors may establish other committees as it deems necessary or appropriate from time to time.

We believe we are eligible for, but do not intend to take advantage of, the “controlled company” exemptions to the corporate governance rules for NYSE-listed companies.

Audit Committee

The members of the audit committee are Ms. Spencer (committee chair), Mr. Lopes and Mr. Macchiarola, each of whom meets the requirements for independence under the listing standards of the NYSE and SEC rules and regulations, including Rule 10A-3(b)(1) under the Exchange Act. Each member of our audit committee also meets the financial literacy requirements of the listing standards of the NYSE. In addition, our board of directors has determined that Ms. Spencer is an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K under the Securities Act.

The audit committee’s main purpose is to oversee our corporate accounting and financial reporting process. Our audit committee is responsible for, among other things:

•	selecting a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;

•	helping to ensure the independence and performance of the independent registered public accounting firm;

•

discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent registered public accounting firm, our interim and year-end results of operations;

•	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•	reviewing our policies on risk assessment and risk management;

•	reviewing related party transactions, including transactions, contracts, and contract amendments with HCI and its other subsidiaries;

•	reviewing and pre-approving, as required, all audit and all permissible non-audit services to be performed by the independent registered public accounting firm; and

•	assisting our board of directors in monitoring the performance of our internal audit function.

Our audit committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of the NYSE, a copy of which will be available on our website at www.exzeo.com.

Compensation Committee

The members of the compensation committee are Mr. Lopes (committee chair), Mr. Macchiarola and Ms. Spencer, each of whom meets the requirements for independence under the listing standards of the NYSE and SEC rules and regulations. Each member of our compensation committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act. In arriving at these determinations, our board of directors has examined all factors relevant to determining whether any compensation committee member has a relationship to us that is material to that member’s ability to be independent from management in connection with carrying out such member’s duties as a compensation committee member.

The compensation committee’s main purpose is to review and recommend policies relating to compensation and benefits of our officers and employees. Our compensation committee is responsible for, among other things:

•	reviewing, approving, and determining, or making recommendations to our board of directors regarding, the compensation and compensation arrangements of our executive officers;

•	administering our equity compensation plans;

•	reviewing and approving, or making recommendations to our board of directors regarding, incentive compensation and equity compensation plans; and

•	establishing and reviewing general policies relating to compensation and benefits of our employees.

Our compensation committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of the NYSE, a copy of which will be available on our website.

Nominating and Corporate Governance Committee

The members of the nominating and corporate governance committee are Mr. Macchiarola (committee chair), and Ms. Hurst, each of whom is an independent director for purpose of service on the nominating and corporate governance committee under the listing standards of the NYSE and SEC rules and regulations.

Our nominating and corporate governance committee is responsible for, among other things:

•	identifying, evaluating, and selecting, or making recommendations to our board of directors regarding, nominees for election to our board of directors and its committees;

•	developing and overseeing the annual evaluation of our board of directors and of its committees;

•	considering and making recommendations to our board of directors regarding the composition of our board of directors and its committees;

•	overseeing our corporate governance practices; and

•	making recommendations to our board of directors regarding corporate governance guidelines.

Our nominating and corporate governance committee operates under a written charter that satisfies the applicable listing standards of the NYSE, a copy of which will be available on our website.

Compensation Committee Interlocks and Insider Participation

During fiscal year 2024, the compensation committee was composed of Robert Lopes, James Macchiarola and Loreen Spencer. During the fiscal year ended December 31, 2024, there were no insider participations or compensation committee interlocks among the members of the compensation committee of our company. At all times during fiscal year 2024, the compensation committee was comprised solely of independent, non-employee directors.

Risk Oversight

One of the key functions of our board of directors is informed oversight of our risk management process. Our board of directors administers this oversight function directly through our board of directors as a whole, and through various standing committees of our board of directors that address risks inherent in their respective areas of oversight. In particular, our board of directors is responsible for monitoring and assessing strategic risk exposure, including risks associated with cybersecurity and data protection, and our audit committee has the responsibility to consider our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. Our audit committee reviews legal, regulatory, and compliance matters that could have a significant impact on our financial statements. Our audit committee will also be responsible for reviewing risks relating to our relationship with and majority ownership by HCI, including risks relating to our commercial agreements with HCI and its subsidiaries and actual and potential conflicts of interest and exposure to HCI’s financial condition and strategic priorities. Our nominating and corporate governance committee monitors the effectiveness of our corporate governance practices, including whether they are successful in preventing illegal or improper liability-creating conduct. Our compensation committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk taking. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, our entire board of directors will be regularly informed through committee reports about such risks.

Code of Business Conduct and Ethics

Prior to the completion of this offering, our board will adopt a code of business conduct and ethics applicable to all of our directors, officers (including our principal executive officer, principal financial officer, and principal accounting officer) and all employees in accordance with applicable federal securities laws and corporate governance rules of the NYSE. Our code of business conduct and ethics will be available on our website. We intend to disclose future amendments to our code of business conduct and ethics, or any waivers of such code, on our website or in public filings, if required.

Clawback Incentive Policy

On or prior to the completion of this offering, we intend to adopt a clawback policy to recover certain incentive compensation from certain executive officers of Exzeo in accordance with the final clawback rules and regulations adopted by the SEC under the Dodd-Frank Wall Street Reform and Consumer Protection Act and the NYSE.

Director Compensation

The table below summarizes the compensation paid by Exzeo to non-employee directors or earned by the non-employee directors for the fiscal year ended December 31, 2024.

Name(1)	Fees Earned or Paid in Cash	Stock Awards(2)	Total
Irene Hurst	$50,000	$288,000	$338,000
Robert Lopes	$50,000	$288,000	$338,000
James Macchiarola	$50,000	$288,000	$338,000
Loreen Spencer	$50,000	$288,000	$338,000
Sam Rappaport	—	—	—
Steve Shafran	$50,000	—	$50,000

(1)

Paresh Patel, our Chief Executive Officer, and Kevin Mitchell, our President, are not included in this table because they are employees and thus receive no compensation for their services as directors. The compensation received by Messrs. Patel and Mitchell as employees is shown in the Summary Compensation Table below. Mr. Rappaport resigned in December 2024 and will not serve on our board of directors following this offering. Mr. Shafran resigned in January 2025 and will not serve on our board of directors following this offering.

(2)

In accordance with SEC reporting requirements, the amounts reported in this column represent the grant-date fair value of the entire award and were calculated utilizing the fair value recognition provisions of Accounting Standards Codification Topic 718 – “Compensation – Stock Compensation,” which requires the measurement and recognition of compensation for all stock-based awards made to employees and directors, including stock options and restricted stock issuances, based on estimated fair values. The assumptions used in calculating this amount are discussed in Note 16 to our consolidated financial statements included herein. The stock awards in this column are restricted stock grants which include only service conditions. The amounts reported in this column are based on the market value of the Company’s stock on the grant date. On December 18, 2024, each of the non-employee directors received a restricted stock grant of 96,000 shares. The restricted stock awards vest in six equal annual installments of 16,000 shares each, beginning on the first anniversary of the grant date, subject to the non-employee director’s continued service on our board of directors on the vesting date.

We have reimbursed, and will continue to reimburse, our non-employee directors for their actual out-of-pocket costs and expenses incurred in connection with attending meetings of our board of directors. Our board of directors or its authorized committee may modify the non-employee director compensation program from time to time in the exercise of its business judgment, taking into account such factors, circumstances and considerations as it shall deem relevant from time to time, subject to the annual limit on non-employee director compensation, if any, set forth in any incentive plan of ours then in effect.

None of our directors received any director compensation from HCI for the fiscal year ended December 31, 2024, as none of our directors were non-employee directors of HCI during the fiscal year ended December 31, 2024.

EXECUTIVE COMPENSATION

We are considered an “emerging growth company” within the meaning of the JOBS Act and have opted to comply with the executive compensation disclosure rules applicable to such companies. These rules provide for reduced compensation disclosure for the principal executive officer and the two most highly compensated executive officers other than the principal executive officer (the “named executive officers”). The compensation provided to our named executive officers for the fiscal years ended December 31, 2024 and December 31, 2023 is detailed in the Summary Compensation Table and accompanying footnotes and narrative that follow.

Our Named Executive Officers

In 2024, our named executive officers and their positions were as follows:

Name	Title
Paresh Patel	Chief Executive Officer
Kevin Mitchell	President
Suela Bulku	Chief Financial Officer

Summary Compensation Table

The following table sets forth information concerning the compensation paid to our principal executive officer and our two other most highly compensated executive officers during our fiscal years ended December 31, 2024 and 2023.

SEC rules require us to report stock awards at the grant-date fair value of the entire award in the year of the grant rather than reporting this expense over the service period as we do for financial reporting purposes. Fair value of stock and option awards is estimated in accordance with Accounting Standards Codification (ASC) Topic 718 Compensation—Stock Compensation. Hence, in the table below, each amount appearing under Stock Awards and Option Awards is an estimate of the award’s fair value at the grant date, regardless of whether vesting has occurred. Stock and option awards included in the summary compensation below may contain service-only or market-based vesting conditions. The fair value of awards with service-only vesting conditions is based on the value of the company’s stock on the grant date. The fair value of awards with market-based vesting conditions requires the use of a Monte Carlo simulation model and the assistance of a third-party valuation specialist to estimate the fair value. This method estimates the fair value of the award by modeling a range of potential future stock prices and associated outcomes, and relies on assumptions such as expected volatility, risk-free interest rates, expected term, and dividend yield. These assumptions require significant judgment and can materially impact recognized compensation expense. The actual values on the vesting date will almost certainly differ from the estimated values.

Name & Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	Option Awards(2) ($)	All Other Compensation ($)		Total ($)
Paresh Patel(3)	2024	$475,000	—	—	—	—		$475,000
Chief Executive Officer	2023	$475,000	—	—	—	—		$475,000
Kevin Mitchell	2024	$439,384	$250,000	$450,000	—	$13,800	(4)	$1,153,184
President	2023	$425,000	$400,000	—		$10,600	(4)	$835,600
Suela Bulku	2024	$258,462	$200,000	$288,000	—	$9,938	(4)	$756,400
Chief Financial Officer	2023	$250,000	$250,000	—		$10,000	(4)	$510,000

(1)	Represents amounts earned for 2024 under our annual executive bonus program, as described below.
(2)

See Note 16 “Stock-Based Compensation” in the notes to our audited consolidated financial statements included herein for the year ended December 31, 2024, for a description of the assumptions used in valuing these awards.

(3)

The compensation reported for Mr. Patel includes only amounts paid by Exzeo for his services as Chief Executive Officer and does not include amounts paid to him by HCI for his services as Chief Executive Officer of HCI.

(4)	Represents contributions made by Exzeo to the account of the named executive officer under HCI’s 401(k) Plan.

Narrative Disclosure to Summary Compensation Table

Annual Base Salary

We pay our named executive officers a base salary to compensate them for the satisfactory performance of services rendered to us. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. Base salaries for our named executive officers have generally been set at levels deemed necessary to attract and retain individuals with superior talent.

Mr. Patel’s annual base salary paid by Exzeo was $475,000 for each of 2023 and 2024. Mr. Mitchell’s salary was increased to $442,000 in February 2024, which resulted in an effective salary of $439,384 being paid to Mr. Mitchell in 2024. Ms. Bulku’s annual base salary for 2023 was $250,000. Ms. Bulku’s salary was increased to $300,000 in December of 2024, which resulted in an effective salary of $258,462 being paid to Ms. Bulku in 2024.

2024 Annual Bonuses

We maintain an annual executive bonus program designed to reward our executive officers for individual contributions toward achieving our company’s strategic and operational goals. A key objective of the program is to align executive compensation with our company’s performance by making a meaningful portion of each executive officer’s total compensation subject to our company’s financial and operational results.

Our board of directors, with input from our Chief Executive Officer regarding the performance of other executive officers, exercises discretion in determining actual bonus awards. In making these determinations, our board of directors considers our company’s overall performance as well as its assessment of each executive officer’s individual contributions during the fiscal year.

The bonus amounts awarded to our named executive officers for the fiscal year ended December 31, 2024, are set forth in the Summary Compensation Table above. The bonuses awarded to Mr. Mitchell and Ms. Bulku were approved by the compensation committee of our board of directors and paid by us.

Long-Term Incentive Program

We use restricted stock grants as the primary means of delivering long-term compensation to our executive officers. Shares of restricted stock are shares of our common stock that are forfeitable until the lapse of the applicable restrictions. We believe that restricted stock grants with multi-year vesting periods align the interests of executive officers and shareholders and provide strong incentives to our executive officers to achieve long-term growth in our business and grow the value of our common stock.

Our board of directors determines the restrictions for each award granted pursuant to our 2021 Omnibus Plan. Restrictions on the restricted stock may include time-based restrictions, the achievement of specific performance goals or the occurrence of a specific event. Vesting of restricted stock will generally be subject to annual vesting periods of four to six years and will be conditioned upon the participant’s continued employment, among other restrictions that may apply. If the performance goals are not achieved or the time-based restrictions do not lapse within the period provided in the award agreement, the participant will forfeit his or her restricted stock. For additional information about these awards, please see the sections entitled “—Outstanding Equity Awards at Fiscal Year End” and “—Equity Compensation Plans” below.

Perquisites, Health, Welfare and Retirement Benefits

Our named executive officers are eligible to participate in our employee benefit plans, including our medical, dental, vision, group life, disability and accidental death and dismemberment insurance plans, in each case, generally on the same basis as all of our other employees. We provide a 401(k) plan to our employees, including our current named executive officers, as discussed in the section below entitled “401(k) Plan.” We generally do not provide perquisites or personal benefits to our named executive officers, except in limited circumstances. Our board of directors may elect to adopt qualified or non-qualified benefit plans in the future if it determines that doing so is in our best interests.

401(k) Plan

Our employees participate in a defined contribution employee retirement plan, or 401(k) plan, maintained by HCI. Our named executive officers are eligible to participate in the 401(k) plan on the same basis as other eligible employees. We make contributions on behalf of Mr. Mitchell and Ms. Bulku under the 401(k) Plan maintained by HCI. HCI has made contributions on behalf of Mr. Patel under the 401(k) Plan maintained by HCI. The 401(k) plan is intended to qualify as a tax-qualified plan under Section 401(k) of the Code. The 401(k) plan provides that each participant may make pre-tax deferrals from his or her compensation up to the statutory limit, which is $23,500 for calendar year 2025, and other testing limits. Participants that are 50 years or older can also make “catch-up” contributions, which in calendar year 2025 may be up to an additional $7,500 above the statutory limit. For those aged 60-63, the catch-up contribution limit increases to $11,250. We provide a matching contribution limited to a maximum of four percent of the employee’s annual salary or wage, which is 100% vested. Participant contributions are held and invested, pursuant to the participant’s instructions, by the plan’s trustee. We believe that providing a vehicle for tax-deferred retirement savings through our 401(k) plan adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our named executive officers, in accordance with our compensation policies.

Executive Employment Arrangements

Below is a description of the material terms of each employment contract, agreement, plan, or arrangement that provides for the employment of, and payments to, our named executive officers (including such payments to be made at, following or in connection with the resignation, retirement, or other termination of a named executive officer, or following a change in control).

Employment Agreements with our Named Executive Officers

In connection with this offering, we may enter into an employment agreement with Paresh Patel that we anticipate will provide for an initial annual base salary of approximately $950,000. This agreement would be in addition to Mr. Patel’s current employment agreement with HCI. The terms of Mr. Patel’s new employment agreement are anticipated to be substantially similar to those of his existing employment agreement with HCI. In addition, we anticipate that all performance-vesting restricted stock awards of Exzeo held by Mr. Patel as of the date of this offering under Exzeo’s 2021 Equity Incentive Plan or 2021 Omnibus Incentive Plan (in the aggregate amount of 1,274,720 restricted shares, all of which have a $15 or $20 per-share vesting trigger) will be deemed vested as of the date of this offering and that both the performance conditions and time-based vesting requirements under such awards will be deemed satisfied as of the date of this offering.

We do not currently have employment agreements with our other executive officers.

Termination or Change in Control Benefits

If we enter into a new employment agreement with Mr. Patel in connection with this offering, Mr. Patel may become entitled to certain benefits or enhanced benefits in connection with a qualifying termination and/or a change in control of our company.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information concerning the number of shares of common stock underlying outstanding equity incentive awards for each named executive officer as of December 31, 2024.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Paresh Patel	3,750,000		1,250,000	(2)	$23.00	10/01/2031	—		—	—	—
	—		—		—	—	51,554	(3)	154,146	—	—
	—		—		—	—	642,060	(3)	4,366	—	—
	—		—		—	—	632,660	(3)	633	—
Kevin Mitchell	1,000,000	(4)			$23.00	10/01/2031	150,000	(5)	$448,500	—	—
Suela Bulku	100,000	(6)			$23.00	10/01/2031	96,000	(7)	$287,040	—	—

(1)	Amounts included in this column for shares issued to Mr. Patel, Mr. Mitchell and Ms. Bulku, represent the aggregate estimated value as of December 31, 2024.
(2)

On October 1, 2021, Mr. Patel was granted options to purchase 5,000,000 shares of common stock in Exzeo, with an exercise price of $23 and an expiration date of October 1, 2031. The options will vest in equal installments over four years, so long as Mr. Patel remains employed by the Company.

(3)

On February 26, 2021, Mr. Patel received 1,480,935 shares of restricted common stock of Exzeo. Restrictions on 206,215 of such shares will lapse in 51,554 share increments on February 26 of each year following the year of the grant. Restrictions on 642,060 of such shares will vest, if ever, on the first anniversary of the date on which the Exzeo stock value first equals or exceeds $15 for 30 consecutive trading days on an exchange. Restrictions on the remaining 632,660 of such shares will vest, if ever, on the first anniversary of the date on which the Exzeo stock value first equals or exceeds $20 for 30 consecutive trading days on an exchange.

(4)	Mr. Mitchell was granted options to purchase 1,000,000 shares of common stock of Exzeo, with an exercise price of $23 and an expiration date of October 1, 2031. The options are fully vested.
(5)

On December 18, 2024, Mr. Mitchell was granted 150,000 shares of restricted common stock of Exzeo. Restrictions on 25,000 of such shares lapse on December 18 of each year following the year of the grant.

(6)	Ms. Bulku was granted options to purchase 100,000 shares of common stock of Exzeo, with an exercise price of $23 and an expiration date of October 1, 2031. The options are fully vested.
(7)	On December 18, 2024, Ms. Bulku was granted 96,000 shares of restricted common stock of Exzeo. Restrictions on 16,000 of such shares lapse on December 18 of each year following the date of grant.

Compensation Policies Related to Risk Management

Our board of directors has considered risks associated with our compensation policies and practices and identified no compensation policies or practices that are reasonably likely to have a material adverse effect on us.

Timing of Option Awards in Relation to the Disclosure of Material Nonpublic Information

The compensation committee may grant option awards as equity incentive compensation. If granted, the timing of the awards is discretionary and not according to a set schedule or connected with a financial outcome. We do not have a formal policy regarding the timing of awards of options in relation to our disclosure of material nonpublic information. However, our compensation committee does not grant option awards in anticipation of the release of material nonpublic information, and we do not time the release of material nonpublic information for the purpose of affecting the value of executive compensation. During 2024, we did not grant stock options or option-like awards to any named executive officer.

Equity Compensation Plans

We currently maintain the Exzeo Group, Inc. 2021 Omnibus Incentive Plan, or 2021 Omnibus Plan. The 2021 Omnibus Plan permits the Administrator to grant stock options, stock appreciation rights (“SARs”), performance shares, performance units, shares of common stock, restricted stock, restricted stock units (“RSUs”), cash incentive awards, dividend equivalent units, or any other type of award permitted under the 2021 Omnibus Plan to any officer or employee, or individuals engaged to become an officer or employee, of our company or our affiliates; consultants of our company or our affiliates; and our directors, including our non-employee directors. The 2021 Omnibus Plan was adopted in September 2021, prior to the change in the Company’s name to Exzeo Group, Inc., and was originally adopted under the name “TypTap Insurance Group, Inc 2021 Omnibus Incentive Plan.” When the 2021 Omnibus Plan was adopted, it replaced the TypTap Insurance Group, Inc. 2021 Equity Incentive Plan, or the 2021 Equity Plan, although the 2021 Equity Plan continues to govern awards that were made under such plan prior to its termination.

On     , 2025, in connection with this offering, our board of directors adopted and our shareholders approved the Exzeo Group, Inc. 2025 Omnibus Incentive Plan, Inc., or 2025 Omnibus Plan, which will become effective upon the completion of this offering. On the date that the 2025 Omnibus Plan becomes effective, the 2021 Omnibus Plan will immediately and automatically terminate and be replaced by the 2025 Omnibus Plan, provided that the 2021 Omnibus Plan will continue to govern awards previously made under such plan.

2025 Omnibus Incentive Plan

The 2025 Omnibus Plan authorizes the grant of stock options, SARs, performance shares, performance units, shares of common stock, restricted stock, RSUs, cash incentive awards, dividend equivalent units, or any other type of award permitted under the 2025 Omnibus Plan to our or our affiliates’ officers, employees, consultants and advisors and our directors. The following is a summary of the material terms of the 2025 Omnibus Plan.

Administration

The 2025 Omnibus Plan is administered by our board of directors or our compensation committee, or any other committee or subcommittee or one or more of our officers to whom authority has been delegated (collectively, the “Administrator”). The Administrator has the authority to interpret the 2025 Omnibus Plan and award agreements entered into with respect to the 2025 Omnibus Plan; to make, change and rescind rules and regulations relating to the 2025 Omnibus Plan; to correct any defect, supply any omission, or reconcile any inconsistency in the 2025 Omnibus Plan or any award agreement covering an award; and to make all other determinations necessary or advisable to administer the 2025 Omnibus Plan.

Eligibility

The Administrator may designate any of the following as a participant under the 2025 Omnibus Plan: any officer or employee, or individuals engaged to become an officer or employee, of our company or our affiliates; and consultants of our company or our affiliates, and our directors, including our non-employee directors.

Types of awards

The 2025 Omnibus Plan permits the Administrator to grant stock options, SARs, performance shares, performance units, shares of common stock, restricted stock, RSUs, cash incentive awards, dividend equivalent units, or any other type of award permitted under the 2025 Omnibus Plan. The Administrator may grant any type of award to any participant it selects, but only our employees or our subsidiaries’ employees may receive grants of incentive stock options within the meaning of Section 422 of the Code. Awards may be granted alone or in addition to, in tandem with, or (subject to the repricing prohibition described below) in substitution for any other award (or any other award granted under another plan of our company or any affiliate, including the plan of an acquired entity).

Shares reserved under the 2025 Omnibus Plan

The 2025 Omnibus Plan provides that 10,000,000 shares of our common stock are reserved for issuance under the 2025 Omnibus Plan, all of which may be issued pursuant to the exercise of incentive stock options. In addition, the shares reserved for issuance under our 2025 Omnibus Plan will also include a number of shares of our common stock equal to the number of shares subject to awards granted under the 2021 Omnibus Plan that, after the offering, expire or otherwise terminate without having been exercised in full or are forfeited to or repurchased by us (provided that the maximum number of shares that may be added to the 2025 Omnibus Plan pursuant to this sentence is     shares). The number of shares available for issuance under our 2025 Omnibus Plan will also include an annual increase on the first day of each fiscal year beginning with our 2026 fiscal year, equal to the least of:

•	shares;

•	% of the outstanding shares of all classes of our common stock as of the last day of the immediately preceding fiscal year; or

•	Such other amount as our board of directors may determine.

The number of shares reserved for issuance under the 2025 Omnibus Plan will be reduced on the date of the grant of any award by the maximum number of shares, if any, with respect to which such award is granted. However, an award that may be settled solely in cash will not deplete the 2025 Omnibus Plan’s share reserve at the time the award is granted. If (a) an award expires, is canceled, or terminates without issuance of shares or is settled in cash, (b) the Administrator determines that the shares granted under an award will not be issuable because the conditions for issuance will not be satisfied, (c) shares are forfeited under an award, (d) shares are issued under any award and we reacquire them pursuant to our reserved rights upon the issuance of the shares, (e) shares are tendered or withheld in payment of the exercise price of an option or as a result of the net settlement of outstanding stock appreciation rights or (f) shares are tendered or withheld to satisfy federal, state or local tax withholding obligations, then those shares are added back to the reserve and may again be used for new awards under the 2025 Omnibus Plan. However, shares added back to the reserve pursuant to clauses (d), (e) or (f) in the preceding sentence may not be issued pursuant to incentive stock options.

Options

The Administrator may grant stock options and determine all terms and conditions of each stock option, which include the number of stock options granted, whether a stock option is to be an incentive stock option or non-qualified stock option, and the grant date for the stock option. However, the exercise price per share of common stock may never be less than the fair market value of a share of common stock on the date of grant and the expiration date may not be later than 10 years after the date of grant. Stock options will be exercisable and vest at such times and be subject to such restrictions and conditions as are determined by the Administrator, including with respect to the manner of payment of the exercise price of such stock options. Incentive stock options may be subject to additional requirements.

Stock appreciation rights

The Administrator may grant SARs, which represent the right of a participant to receive cash in an amount, or common stock with a fair market value, equal to the appreciation of the fair market value of a share of common stock during a specified period of time. The 2025 Omnibus Plan provides that the Administrator will determine all terms and conditions of each SAR, including, among other things: (a) the grant price, which may never be less than the fair market value of our common stock as determined on the date of grant, (b) the number of shares to which the SAR relates, (c) a term that must be no later than 10 years after the date of grant, and (d) whether the SAR will settle in cash, common stock or a combination of the two.

Performance and stock awards

The Administrator may grant awards of shares of common stock, restricted stock, RSUs, performance shares or performance units. Restricted stock means shares of common stock that are subject to a risk of forfeiture or restrictions on transfer, which may lapse upon the achievement or partial achievement of performance goals (as described below) or upon the completion of a period of service. An RSU grants the participant the right to receive cash or shares of common stock the value of which is equal to the fair market value of one share of common stock, to the extent performance goals are achieved or upon the completion of a period of service.

Performance shares give the participant the right to receive shares of common stock to the extent performance goals are achieved. Performance units give the participant the right to receive cash or shares of common stock valued in relation to a unit that has a designated dollar value or the value of which is equal to the fair market value of one or more shares of common stock, to the extent performance goals are achieved.

The Administrator will determine all terms and conditions of the awards including (a) the number of shares or units to which the award relates, (b) whether performance goals must be achieved for the participant to realize any portion of the benefit provided under the award, (c) the length of the vesting or performance period and, if different, the date that payment of the benefit will be made, (d) with respect to performance units, whether to measure the value of each unit in relation to a designated dollar value or the fair market value of one or more shares of common stock, and (e) with respect to RSUs and performance units, whether the awards will settle in cash, in shares of common stock (including restricted stock), or in a combination of the two.

Cash incentive awards

The Administrator may grant cash incentive awards. An incentive award is the right to receive a cash payment to the extent one or more performance goals are achieved. The Administrator will determine all terms and conditions of a cash incentive award, including, but not limited to, the performance goals (described below), the performance period, the potential amount payable, and the timing of payment. While the 2025 Omnibus Plan permits cash incentive awards to be granted under the 2025 Omnibus Plan, we may also make cash incentive awards outside of the 2025 Omnibus Plan.

Performance goals

For purposes of the 2025 Omnibus Plan, the Administrator may establish objective or subjective performance goals which may apply to any performance award. Such performance goals may include, but are not limited to, one or more of the following measures with respect to our company or any one or more of our subsidiaries, affiliates, or other business units: basic earnings per common share for our company on a consolidated basis; diluted earnings per common share for our company on a consolidated basis; total shareholder return; fair market value of shares; gross margin; cost of sales; gross profit; selling, general and administrative expenses; operating income; earnings before interest and the provision for income taxes (EBIT); earnings before interest, the provision for income taxes, depreciation, and amortization (EBITDA); net income; accounts receivable; return on equity; return on assets; return on invested capital; return on sales; economic value added, or other measure of profitability that considers the cost of capital employed; free cash flow; net cash provided by operating activities; net increase (decrease) in cash and cash equivalents; customer satisfaction; market share; and/or quality. Performance goals may also relate to a participant’s individual performance. The Administrator reserves the right to adjust any performance goals or modify the manner of measuring or evaluating a performance goal.

Dividend equivalent units

The Administrator may grant dividend equivalent units. A dividend equivalent unit gives the participant the right to receive a payment, in cash or shares of common stock, equal to the cash dividends or other distributions that we pay with respect to a share of common stock. We determine all terms and conditions of a dividend equivalent unit award, except that dividend equivalent units may not be granted in connection with a stock option or SAR, and dividend equivalent unit awards granted in connection with another award cannot provide for payment until the date such award vests or is earned, as applicable.

Other stock-based awards

The Administrator may grant to any participant shares of unrestricted stock as a replacement for other compensation to which such participant is entitled, such as in payment of director fees, in lieu of cash compensation, in exchange for cancellation of a compensation right or as a bonus.

Discretion to accelerate vesting

The Administrator may accelerate the vesting of an award or deem an award to be earned, in whole or in part, in the event of a participant’s death, disability, retirement, or termination without cause, or as provided in the 2025 Omnibus Plan’s provisions relating to a change of control, or upon any other event as determined by the Administrator in its sole and absolute discretion.

Transferability

Awards are not transferable, including to any financial institution, other than by will or the laws of descent and distribution, unless the Administrator allows a participant to (a) designate in writing a beneficiary to exercise the award or receive payment under the award after the participant’s death, (b) transfer an award to a former spouse as required by a domestic relations order incident to a divorce, or (c) transfer an award without receiving any consideration.

Adjustments

If (a) we are involved in a merger or other transaction in which our shares of common stock are changed or exchanged; (b) we subdivide or combine shares of common stock or declare a dividend payable in shares of common stock, other securities, or other property (other than stock purchase rights issued pursuant to a shareholder rights agreement); (c) we effect a cash dividend that exceeds 10% of the fair market value of a share of common stock or any other dividend or distribution in the form of cash or a repurchase of shares of common stock that our board of directors determines is special or extraordinary, or that is in connection with a recapitalization or reorganization; or (d) any other event occurs that in the Administrator’s judgment requires an adjustment to prevent dilution or enlargement of the benefits intended to be made available under the 2025 Omnibus Plan, then the Administrator will, in a manner it deems equitable, adjust any or all of (1) the number and type of shares subject to the 2025 Omnibus Plan and which may, after the event, be made the subject of awards; (2) the number and type of shares of common stock subject to outstanding awards; (3) the grant, purchase, or exercise price with respect to any award; and (4) the performance goals of an award. In any such case, the Administrator may also provide for a cash payment to the holder of an outstanding award in exchange for the cancellation of all or a portion of the award, subject to the terms of the 2025 Omnibus Plan.

The Administrator may, in connection with any merger, consolidation, acquisition of property or stock, or reorganization, authorize the issuance or assumption of awards upon terms and conditions we deem appropriate without affecting the number of shares of common stock otherwise reserved or available under the 2025 Omnibus Plan.

Change of control

Upon a change of control (as defined in the 2025 Omnibus Plan), in order to preserve a participant’s rights under an award, the Administrator in its discretion may, at the time an award is made or at any time thereafter, take one or more of the following actions: (a) provide for the acceleration of any time period, or the deemed achievement of any performance goals, relating to the exercise or realization of the award; (b) provide for the purchase or cancellation of the award for an amount of cash or other property that could have been received upon the exercise or realization of the award had the award been currently exercisable or payable (or the cancellation of awards in exchange for no payment to the extent that no cash or other property would be received upon the exercise or realization of the award in such circumstances); (c) adjust the terms of the award in the manner determined by the Administrator to reflect the change of control; (d) cause the award to be assumed, or new right substituted therefor, by another entity; or (e) make such other provision as the Administrator may consider equitable and in the best interests of our company.

Non-employee directors

Non-employee directors will be eligible to receive all types of awards (except for incentive stock options) under our 2025 Omnibus Plan. To provide a maximum limit on the cash compensation and equity awards that can be made to our non-employee directors, the 2025 Omnibus Plan provides that in any given fiscal year, an outside director may not be granted shares under our 2025 Omnibus Plan with an aggregate grant date fair value, when added to any cash compensation received by the non-employee directors, of greater than $300,000.

Term of plan

Unless earlier terminated by our board of directors, the 2025 Omnibus Plan will terminate on, and no further awards may be granted, after the 10th anniversary of its effective date.

Termination and amendment of plan

Our board of directors or the Administrator may amend, alter, suspend, discontinue or terminate the 2025 Omnibus Plan at any time, subject to the following limitations:

•

Our board of directors must approve any amendment to the 2025 Omnibus Plan if we determine such approval is required by prior action of our board of directors, applicable corporate law, or any other applicable law;

•

Shareholders must approve any amendment to the 2025 Omnibus Plan, which may include an amendment to materially increase the number of shares reserved under the 2025 Omnibus Plan, if we determine that such approval is required by Section 16 of the Exchange Act, the Code, the listing requirements of any principal securities exchange or market on which the shares are then traded, or any other applicable law; and

•	Shareholders must approve any amendment to the 2025 Omnibus Plan that would diminish the protections afforded by the participant award limits or repricing and backdating prohibitions.

Amendment, modification, cancellation and disgorgement of awards

Subject to the requirements of the 2025 Omnibus Plan, the Administrator may modify or amend any award or waive any restrictions or conditions applicable to any award or the exercise of the award, or amend, modify, or cancel any terms and conditions applicable to any award, in each case, by mutual agreement of the Administrator and the participant or any other person that may have an interest in the award, so long as any such action does not increase the number of shares of common stock issuable under the 2025 Omnibus Plan.

We do not need to obtain participant (or other interested party) consent for any such action (a) that is permitted pursuant to the adjustment provisions of the 2025 Omnibus Plan; (b) to the extent we deem the action necessary to comply with any applicable law or the listing requirements of any principal securities exchange or market on which our common stock is then traded; (c) to the extent we deem the action is necessary to preserve favorable accounting or tax treatment of any award for us; or (d) to the extent we determine that such action does not materially and adversely affect the value of an award or that such action is in the best interest of the affected participant or any other person as may then have an interest in the award.

The Administrator can cause a participant to forfeit any award, and require the participant to disgorge any gains attributable to the award, if the participant engages in any action constituting, as determined by the Administrator in its discretion, cause for termination, or a breach of a material company policy, any award agreement or any other agreement between the participant and us or one of our affiliates concerning noncompetition, nonsolicitation, confidentiality, trade secrets, intellectual property, nondisparagement or similar obligations.

Any awards granted under the 2025 Omnibus Plan, and any shares of common stock issued or cash paid under an award, will be subject to any recoupment or clawback policy that we adopt, or any recoupment or similar requirement otherwise made applicable by law, regulation or listing standards to us.

Repricing and backdating prohibited

Except for the adjustments provided for in the 2025 Omnibus Plan, neither the Administrator nor any other person may amend the terms of outstanding stock options or SARs to reduce their exercise or grant price, cancel outstanding stock options or SARs in exchange for stock options or SARs with an exercise or grant price that is less than the exercise or grant price of the awards being cancelled, or cancel outstanding stock options or SARs with an exercise or grant price above the current fair market value of a share in exchange for cash or other securities. In addition, the Administrator may not grant a stock option or SAR with a grant date that is effective prior to the date the Administrator takes action to approve such award.

2021 Omnibus Plan

Our board of directors and our shareholders adopted the 2021 Omnibus Plan in September 2021. Like the 2025 Omnibus Plan, the 2021 Omnibus Plan permits the Administrator to grant stock options, SAR, performance shares, performance units, shares of common stock, restricted stock, RSUs, cash incentive awards, dividend equivalent units, or any other type of award permitted under the 2021 Omnibus Plan to any officer or employee, or individuals engaged to become an officer or employee, of our company or our affiliates; and consultants of r company or our affiliates, and our directors, including our non-employee directors.

As of      , 2025, there were 3,275,776 shares of our common stock remaining available under the 2021 Omnibus Plan for future awards, and there were awards of stock options and restricted shares under the 2021 Omnibus Plan outstanding with respect to 4,037,320 shares of our common stock. The outstanding stock options had a weighted average exercise price of $23.00 and a remaining average term of 6.1 years. The 2021 Omnibus Plan otherwise has terms and provisions that are substantially similar to the 2025 Omnibus Plan.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a description of transactions within the last three years to which we have been a party, in which the amount involved exceeded or will exceed $120,000, and in which any of our executive officers, directors or holders of more than 5% of our voting securities, or an immediate family member thereof, had or will have a direct or indirect material interest. We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or amounts that would be paid or received, as applicable, in arm’s-length transactions with unrelated third parties.

Commercial Agreements between Affiliates of HCI and Exzeo

The following summarizes the terms of the existing commercial agreements between our affiliates and affiliates of HCI that constitute related party transactions under Item 404 of Regulation S-K or that are otherwise material. HCI is currently our parent company and owns approximately 90.69% of our outstanding common stock. Following this offering, it is expected that HCI will continue to own more than 80% of our outstanding common stock. In addition, Paresh Patel, the Chairman of our board of directors and our Chief Executive Officer, also serves as the Chairman of HCI’s board of directors and its Chief Executive Officer and beneficially owns more than 10% of HCI’s outstanding common stock. Accordingly, Mr. Patel may be deemed to have an indirect material interest in these transactions. The summaries of these agreements are qualified in their entirety by reference to the full text of the applicable agreements, which are included as exhibits to the registration statement of which this prospectus forms a part.

Software License and Services Agreement with Homeowners Choice Managers, Inc.

Effective as of March 1, 2021, Exzeo USA, Inc., our wholly owned subsidiary (“Exzeo USA”), entered into a Software License and Services Agreement (the “Software License Agreement”) with Homeowners Choice Managers, Inc. (“HCM”), a wholly owned subsidiary of HCI and the managing general agent for Homeowners Choice Property & Casualty Insurance Company, Inc. (“HCPCI”), which is one of the two active insurance company subsidiaries of HCI. Under the Software License Agreement, Exzeo USA has granted HCM a non-exclusive, nontransferable, worldwide license to use the licensed software in connection with policy administration and claims management services performed with respect to insurance policies issued by or on behalf of HCM or its affiliates, including HCPCI. The license provides access to the various modules of the Exzeo Platform, including: a license to the SAMS module for a quarterly fee based on the number of policies under administration; a license to the CasaClueTM property database system for a per-quote fee; a license to the AtlasViewer® online mapping and data visualization platform for a flat quarterly fee; a license to the ClaimColonyTM online claim management software suite for a license fee per claim handled by use of the software; and a license to the HarmonyTM online policy and claims management and administration system for a quarterly license fee based on the number of policies administered by Harmony. In addition, Exzeo USA provides under the agreement certain maintenance, support, and development services for HCM’s website for a flat quarterly fee.

The term of the Software License Agreement will expire five years from its effective date (i.e., on March 1, 2026), unless terminated earlier in accordance with its terms, and will automatically renew for additional five-year periods upon the expiration of the initial term and each renewal term, unless terminated earlier in accordance with its terms. The Software License Agreement may be terminated by HCM upon six months written notice, by either party for breach (whether the breaching party or not) upon thirty days written notice, or by Exzeo USA upon 90 days written notice to HCM given at any time within three months following the occurrence of a change of control of HCM.

For the year ended December 31, 2022, the total amount paid by HCM to Exzeo USA under the Software License Agreement was approximately $1,816,607. For the year ended December 31, 2023, the total amount paid by HCM to Exzeo USA under the Software License Agreement was approximately $1,776,758. For the year ended December 31, 2024, the total amount paid by HCM to Exzeo USA under the Software License Agreement was approximately $1,804,957. For the six months ended June 30, 2025, the total amount paid by HCM to Exzeo USA under the Software License Agreement was approximately $163,721. These amounts reflect cash payments made during the respective periods and do not represent the revenue recognized in the respective income statements, which is recorded over time as services are performed and contractual obligations are fulfilled.

Catastrophe Software License and Services Agreement with Homeowners Choice Managers, Inc.

Effective as of September 28, 2022, Exzeo USA entered into a Catastrophe Software License and Services Agreement (the “Catastrophe Software License Agreement”) with HCM, pursuant to which Exzeo USA charges HCM an enhanced catastrophe service fee for extraordinary use of the licensed software, as described above, in handling and adjusting catastrophe claims as a result of heightened activity surrounding catastrophe events. Unlike our other customers, HCM provides the claim processing services for HCPCI directly to HCPCI, rather than through our subsidiary, EIS, provided that HCM uses the Exzeo Platform to provide such services under a license grant made under the Catastrophe Software License Agreement. Our other customers receive claim processing services through their agreement with EIS, which currently outsources adjustment and other claim management services to Griston Claim Management, Inc., a subsidiary of HCI (“Griston”), as discussed in additional detail below.

Under the Catastrophe Software License Agreement, Exzeo USA has granted HCM a non-exclusive, nontransferable, worldwide license to use the licensed software in connection with the catastrophe services performed with respect to insurance policies issued by or on behalf of HCM or its affiliates, including HCPCI. In addition, under the Catastrophe Software License Agreement, Exzeo USA provides certain software services, including maintenance of the licensed software.

In exchange for the use of the licensed software and related software services to handle and adjust catastrophe claims, HCM pays Exzeo USA a percentage of the amount incurred per catastrophe claim handled by HCM by use of the licensed software. The term of the Catastrophe Software License Agreement will expire five years from its effective date (i.e., on September 28, 2027), unless terminated earlier in accordance with its terms, and will automatically renew for additional five-year periods upon the expiration of the initial term and each renewal term, unless terminated earlier in accordance with its terms. The Catastrophe Software License Agreement may be terminated by HCM upon six months written notice, by either party (whether the breaching party or not) for breach upon thirty days written notice, or by Exzeo USA upon 90 days written notice to HCM given at any time within three months following the occurrence of a change of control of HCM.

For the year ended December 31, 2022, the total amount paid by HCM to Exzeo USA under the Catastrophe Software License Agreement was approximately $4,958,794. For the year ended December 31, 2023, the total amount paid by HCM to Exzeo USA under the Catastrophe Software License Agreement was approximately $4,936,813. For the year ended December 31, 2024, the total amount paid by HCM to Exzeo USA under the Catastrophe Software License Agreement was approximately $5,534,177. For the six months ended June 30, 2025, the total amount paid by HCM to Exzeo USA under the Catastrophe Software License Agreement was approximately $2,653,005. These amounts reflect cash payments made during the respective periods and do not represent the revenue recognized in the respective income statements, which is recorded over time as services are performed and contractual obligations are fulfilled.

Policy Administration Services Agreement with Homeowners Choice Managers, Inc.

Effective as of January 1, 2025, our subsidiary, EIS, entered into a Policy Administration Services Agreement with HCM, a wholly owned subsidiary of HCI and the managing general agent for HCPCI. Pursuant to this Policy Administration Services Agreement, EIS provides policy administration and related services to HCM in connection with HCM’s obligations as the managing general agent of HCPCI. These services, which are being provided with respect to all lines of business for which HCPCI and HCM are licensed, include policy issuance, processing, management, and renewal services, maintenance of a policy administration system, and assistance in selecting and onboarding insurance agents and producers. In exchange for these services, EIS receives a monthly commission equal to a percentage of HCPCI’s total written annual premiums, as well as a flat fee per policy issued by EIS on HCPCI’s behalf. The term of this Policy Administration Services Agreement continues indefinitely until terminated in accordance with its terms, which may occur in connection with certain uncured breaches or certain bankruptcy-related events or upon notice by either party provided at least 180 days prior to such termination.

For the six months ended June 30, 2025, the total amount paid to EIS under this Policy Administration Services Agreement was approximately $46,806,456. This amount reflects cash payments made during the respective periods and do not represent the revenue recognized in the respective income statements, which is recorded over time as services are performed and contractual obligations are fulfilled.

Amended and Restated Managing General Agency Agreement with TypTap Insurance Company

Our subsidiary, EIS, has served as the exclusive managing general agent for TypTap Insurance Company (“TTIC”), one of the two active insurance company subsidiaries of HCI, since January 2016. This relationship continues under the Amended and Restated Managing General Agency Agreement, entered into and effective as of November 5, 2020 and amended effective as of March 1, 2021 and September 1, 2022, between EIS and TTIC (as amended, the “TTIC MGA Agreement”). Under the TTIC MGA Agreement, EIS provides the following services to TTIC:

•

Underwriting, Management, and Administrative Services: EIS issues and administers TTIC’s insurance policies, including making determinations regarding renewal, cancellation and non-renewal. In addition, EIS solicits and negotiates reinsurance for authorized programs and manages and maintains a policy administration system. EIS also provides administrative services, including maintaining policy records, maintaining underwriting files, and printing policy-related documents. In exchange for these services, EIS retains a percentage of TTIC’s total written annual premium (excluding policies assumed from Citizens Property Insurance Corporation) and receives a flat fee per policy.

•

Claims Services: EIS is also responsible for investigating, evaluating, handling, adjusting and settling all reported and assigned claims (including catastrophe claims) arising during the term of the TTIC MGA Agreement in exchange for a percentage of TTIC’s total written annual premium (including premiums assumed from Citizens Property Insurance Corporation or any other entity). On a monthly basis, TTIC also pays to EIS a percentage of all gross subrogation and salvage amounts recovered by EIS. For the administration and management of catastrophe claims, TTIC also pays EIS a flat per claim fee plus a percentage of the amount expended for indemnification of the loss. In addition, TTIC is responsible for paying expenses attributable to the investigation, coverage analysis, adjustment, negotiation, settlement, defense and general handling of any claims or actions related thereto or to the protection and/or perfection of TTIC’s and/or its insured’s rights of subrogation, contribution or indemnification.

The initial term of the TTIC MGA Agreement continued for a period of three years from its original effective date (i.e., until November 5, 2023), then it automatically renewed for an additional one-year period upon the expiration of the initial three-year term and another additional one-year period upon the expiration of the first one-year renewal period. It will automatically renew for additional one-year periods unless either party provides written notice of termination to the other at least ninety days prior to the expiration of the applicable renewal term. In addition, the TTIC MGA Agreement may be terminated by either party, at the end of any calendar quarter, without cause, by giving the other party not less than 120 days prior written notice of such termination or by TTIC or EIS in the event of, among other things, the loss of certain licenses or certain uncured breaches of the TTIC MGA Agreement.

For the year ended December 31, 2022, the total amount paid by TTIC to EIS under the TTIC MGA Agreement was approximately $113,144,359. For the year ended December 31, 2023, the total amount paid by TTIC to EIS under the TTIC MGA Agreement was approximately $98,536,698. For the year ended December 31, 2024, the total amount paid by TTIC to EIS under the TTIC MGA Agreement was approximately $131,723,971. For the six months ended June 30, 2025, the total amount paid by TTIC to EIS under the TTIC MGA Agreement was approximately $61,156,942. These amounts reflect cash payments made during the respective periods and do not represent the revenue recognized in the respective income statements, which is recorded over time as services are performed and contractual obligations are fulfilled.

Managing General Agency Agreement with Core Risk Managers, LLC

On and effective as of November 21, 2023, our subsidiary, EIS, entered into a Managing General Agency Agreement (the “CORE MGA Agreement”) with Core Risk Managers, LLC (“Core Risk Managers”), for itself and as attorney-in-fact for Condo Owners Reciprocal Exchange, a Florida domestic commercial property reciprocal insurer (“Condo Owners” and with Core Risk Managers, “CORE Company”). Core Risk Managers, which is a subsidiary of HCI, was formed by HCI to manage Condo Owners’ operations as its attorney-in-fact.

Under the CORE MGA Agreement, EIS serves as the exclusive managing general agent for CORE Company and provides substantially the same underwriting, management, and administrative services as those provided by EIS to TTIC under the TTIC MGA Agreement described above. Under the CORE MGA Agreement, EIS also provides accounting, finance and treasury services, corporate tax analysis, corporate legal services, corporate and brand marketing, and customer relations. In exchange for these services, EIS retains a percentage of Condo Owners’ total written annual premium and receives a flat fee per policy.

EIS is also responsible for investigating, evaluating, handling, adjusting and settling all reported and assigned claims (including catastrophe claims) arising during the term of the CORE MGA Agreement in exchange for a percentage of Condo Owners’ total written annual premium (including premiums assumed from Citizens Property Insurance Corporation or any other entity). On a monthly basis, Core Risk Managers also pays EIS a percentage of all gross subrogation and salvage amounts EIS recovers. For the administration and management of catastrophe claims, Core Risk Managers also pays EIS a flat per claim fee plus a percentage of the amount expended for indemnification of the loss. In addition, CORE Company is responsible for paying any expenses attributable to the investigation, coverage analysis, adjustment, negotiation, settlement, defense and general handling of any claims or actions related thereto, or to the protection and/or perfection of CORE Company’s and/or its insured’s rights of subrogation, contribution or indemnification.

The term of the CORE MGA Agreement will continue for a period of three years from its effective date (i.e., until November 21, 2026), unless terminated earlier in accordance with its terms, and, upon expiration of its initial three-year term, will automatically renew for additional one-year periods unless either party provides written notice of termination to the other at least ninety days prior to the expiration of the initial term or the applicable renewal term. In addition, the CORE MGA Agreement may be terminated by either party, at the end of any calendar quarter, without cause, by giving the other party not less than 120 days prior written notice of such termination or by CORE Company or EIS in the event of, among other things, the loss of certain licenses or certain uncured breaches of the CORE MGA Agreement.

For the year ended December 31, 2023, there were no amounts paid to EIS under the CORE MGA Agreement as there were no policies under management. For the year ended December 31, 2024, the total amount paid to EIS under the CORE MGA Agreement was approximately $9,219,589. For the six months ended June 30, 2025, the total amount paid to EIS under the CORE MGA Agreement was approximately $3,004,600. These amounts reflect cash payments made during the respective periods and do not represent the revenue recognized in the respective income statements, which is recorded over time as services are performed and contractual obligations are fulfilled.

Managing General Agency Agreement with Tailrow Risk Managers, LLC

On and effective as of November 5, 2024, our subsidiary, EIS, entered into a Managing General Agency Agreement (the “Tailrow MGA Agreement”) with Tailrow Risk Managers, LLC (“Tailrow Risk Managers”), for itself and as attorney-in-fact for Tailrow Insurance Exchange, a Florida domestic homeowners reciprocal insurer (“Tailrow Exchange” and with Tailrow Risk Managers, “Tailrow Company”). Tailrow Risk Managers, which is a subsidiary of HCI, was formed by HCI to manage Tailrow Exchange’s operations as its attorney-in-fact.

Under the Tailrow MGA Agreement, EIS serves as the exclusive managing general agent for Tailrow Company and provides substantially the same underwriting, management, administrative and related services as those provided by EIS to CORE Company under the CORE MGA Agreement described above. In exchange for these services, EIS retains a percentage of Tailrow Exchange’s total written annual premium and receives a flat fee per policy.

EIS is also responsible for investigating, evaluating, handling, adjusting and settling all reported and assigned claims (including catastrophe claims) arising during the term of the Tailrow MGA Agreement in exchange for a percentage of Tailrow Exchange’s total written annual premium (including premiums assumed from Citizens Property Insurance Corporation or any other entity). On a monthly basis, Tailrow Risk Managers also pays EIS a percentage of all gross subrogation and salvage amounts EIS recovers. For the administration and management of catastrophe claims, Tailrow Risk Managers also pays EIS a flat per claim fee plus a percentage of the amount expended for indemnification of the loss. In addition, Tailrow Company is responsible for paying any expenses attributable to the investigation, coverage analysis, adjustment, negotiation, settlement, defense and general handling of any claims or actions related thereto, or to the protection and/or perfection of Tailrow Company’s and/or its insured’s rights of subrogation, contribution or indemnification.

The term of the Tailrow MGA Agreement will continue for a period of three years from its effective date (i.e., until November 5, 2027), unless terminated earlier in accordance with its terms, and, upon expiration of its initial three-year term, will automatically renew for additional one-year periods unless either party provides written notice of termination to the other at least ninety days prior to the expiration of the initial term or the applicable renewal term. In addition, the Tailrow MGA Agreement may be terminated by either party, at the end of any calendar quarter, without cause, by giving the other party not less than 180 days prior written notice of such termination or by Tailrow Company or EIS in the event of, among other things, the loss of certain licenses or certain uncured breaches of the Tailrow MGA Agreement.

For the six months ended June 30, 2025, the total amount paid to EIS under the Tailrow MGA Agreement was approximately $2,582,607. This amount reflects cash payments made during the period and does not represent the revenue recognized in the income statement, which is recorded over time as services are performed and contractual obligations are fulfilled.

Claims Services Agreements with Griston Claim Management, Inc.

Our subsidiary, EIS, has entered into three separate Claims Services Agreements with Griston Claim Management, Inc., a subsidiary of HCI (“Griston”) – one, effective as of March 1, 2021, relating to the claims services covered by the TTIC MGA Agreement (the “TTIC Claims Services Agreement”); one, effective as of November 21, 2023, relating to the claims services covered by the CORE MGA Agreement (the “CORE Claims Services Agreement”); and one, effective as of November 5, 2024, relating to the claims services covered by the Tailrow MGA Agreement (the “Tailrow Claims Services Agreement,” and collectively with the TTIC Claims Services Agreement and the CORE Claims Services Agreement, the “Claims Services Agreements”).

Under the Claims Services Agreements, Griston is the exclusive provider of claims services for all of EIS’s reported and assigned claims under policies of insurance written by or through TTIC, Condo Owners, and Tailrow Exchange and for which EIS has responsibility under the TTIC MGA Agreement, the CORE MGA Agreement, and the Tailrow MGA Agreement, and EIS has granted Griston the authority to investigate, evaluate, handle, adjust and settle such claims in accordance with applicable state law, policy terms and conditions, and written standards provided by EIS.

In exchange for the non-catastrophe claims services provided by Griston under the TTIC Claims Services Agreement, EIS pays to Griston (i) a flat fee per claim handled by Griston, and (ii) a flat fee per litigated claim handled by Griston. In exchange for the catastrophe claims services provided by Griston under the TTIC Claims Services Agreement, EIS pays to Griston a flat fee plus a percentage of the amount expended for indemnification of the loss per catastrophe claim handled by Griston. For the year ended December 31, 2022, the total amount paid by EIS to Griston under the TTIC Claims Service Agreement was approximately $20,874,860. For the year ended December 31, 2023, the total amount paid by EIS to Griston under the TTIC Claims Service Agreement was approximately $15,545,045. For the year ended December 31, 2024, the total amount paid by EIS to Griston under the TTIC Claims Service Agreement was approximately $22,840,768. For the six months ended June 30, 2025, the total amount paid by EIS to Griston under the TTIC Claims Service Agreement was approximately $6,564,709. These amounts reflect cash payments made during the respective periods and do not represent the cost recognized in the respective income statements, which is recorded over time as services are performed and contractual obligations are fulfilled.

In exchange for the claims services provided by Griston under the CORE Claims Services Agreement, EIS pays to Griston (i) a flat fee plus a percentage of the amount expended for indemnification of the loss per claim handled by Griston, and (ii) a flat fee plus a percentage of the amount expended for indemnification of the loss per litigated claim handled by Griston. For the year ended December 31, 2024, the total amount paid by EIS to Griston under the CORE Claims Service Agreement was approximately $389,495. For the six months ended June 30, 2025, the total amount paid by EIS to Griston under the CORE Claims Service Agreement was approximately $866,148. These amounts reflect cash payments made during the respective periods and do not represent the cost recognized in the respective income statements, which is recorded over time as services are performed and contractual obligations are fulfilled.

In exchange for the claims services provided by Griston under the Tailrow Claims Services Agreement, EIS pays to Griston (i) a flat fee plus a percentage of the amount expended for indemnification of the loss per claim handled by Griston, and (ii) a flat fee plus a percentage of the amount expended for indemnification of the loss per litigated claim handled by Griston. For the six months ended June 30, 2025, the total amount paid by EIS to Griston under the Tailrow Claims Service Agreement was approximately $187,585. This amount reflects cash payments made during the period and does not represent the cost recognized in the income statement, which is recorded over time as services are performed and contractual obligations are fulfilled.

In addition, under the Claims Services Agreements, EIS, Condo Owners and Tailrow Exchange (as applicable) are responsible for paying any expenses attributable to the investigation, coverage analysis, adjustment, negotiation, settlement, defense and general handling of any claims or actions related thereto, or to the protection and/or perfection of EIS or TTIC’s, Condo Owners’ or Tailrow Exchange’s and/or their respective insured’s rights of subrogation, contribution or indemnification.

The term of each of the Claims Services Agreements will expire five years after its effective date, unless terminated earlier in accordance with its terms, and will automatically renew for additional one-year periods upon the expiration of the initial term and each renewal term, unless terminated earlier in accordance with its terms. In addition, each of the Claims Services Agreements may be terminated by EIS upon six months written notice or by either party for breach (whether the breaching party or not) upon thirty days written notice.

Other Agreements

With respect to our principal office facility in Tampa, Florida comprised of approximately 28,400 square feet of rentable space, we entered into a lease agreement (the “Tampa Lease”) with Century Park Holding, LLC, a subsidiary of HCI, that became effective on January 1, 2023. The Tampa Lease term is through December 2032 with no option for renewal. We expect to continue leasing the Tampa office following the completion of this offering. For the year ended December 31, 2024, the total amount paid by us to Century Park Holding, LLC under the Tampa Lease was approximately $887,000.

With respect to our office facility in Ocala, Florida comprised of approximately 25,300 square feet of rentable space, we entered into a lease agreement (the “Ocala Lease”) with Silver Springs Property Investment, LLC, a subsidiary of HCI, that became effective on January 1, 2022. The Ocala Lease term is through December 2027 with an option to renew for one three-year period. We expect to continue leasing the Ocala office following the completion of this offering. For the year ended December 31, 2024, the total amount paid by us to Silver Springs Property Investment, LLC under the Ocala Lease was approximately $624,000.

Exzeo and its subsidiaries are each a party to a tax allocation agreement, dated February 13, 2025, with HCI and the other subsidiaries of HCI (the “Tax Allocation Agreement”) that requires that we and each of our subsidiaries pays to HCI the amount of U.S. federal income tax we would owe for each taxable year if such entity had filed a U.S. federal income tax return for such year as a separate company. If we incur a loss (or have unused tax credits) for a taxable year that can be carried back to prior years, HCI is required to pay us the amount of U.S. federal income tax refund we would be entitled to receive, computed on a separate company basis. If no carryback is allowed, however, HCI is obligated to pay us the amount of the reduction in the consolidated U.S. federal income taxes of HCI’s affiliated group that results from such group’s use of our losses or credits. The Tax Allocation Agreement will automatically terminate with respect to us if our membership in HCI’s affiliated group terminates, but certain rights and obligations arising under the Tax Allocation Agreement will survive termination. We do not anticipate that our membership in HCI’s affiliated group will terminate as a result of this offering or in the foreseeable future. Under the Tax Allocation Agreement or its predecessor agreement, Exzeo and its subsidiaries paid approximately $634,126 to HCI for the year ended December 31, 2022; Exzeo and its subsidiaries received approximately $10,676,339 from HCI for the year ended December 31, 2023; and Exzeo and its subsidiaries paid approximately $13,819,477 to HCI for the year ended December 31, 2024.

Director and Officer Indemnification Agreements

Prior to the completion of this offering, we intend to enter into indemnification agreements with each of our directors and executive officers. These agreements, among other things, will require us to indemnify each director and executive officer to the fullest extent permitted by Florida law, including indemnification of expenses such as attorneys’ fees, judgments, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director or executive officer. For further information, see the section titled “Description of Capital Stock—Liability and Indemnification of Officers and Directors.”

Directed Share Program

At our request, the underwriters have reserved up to 5% of the shares of common stock offered by this prospectus for sale, at the initial public offering price, to certain individuals associated with us and our stockholders. We do not currently know the extent to which these related persons will participate in the directed share program, if at all, but the number of shares of common stock available for sale to the general public will be reduced to the extent these related persons purchase such reserved shares of common stock. Any reserved shares of common stock that are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares of common stock offered by this prospectus. The sales will be administered by Truist Securities, Inc., an underwriter in this offering, and its affiliates. See “Underwriting—Directed Share Program.”

Review and Approval of Related Party Transactions

Prior to the completion of the offering, our board of directors will adopt a written policy regarding the review and approval of related party transactions. Our audit committee charter provides that the audit committee shall review and approve or disapprove any related party transactions, which are transactions between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. Upon the completion of this offering, our policy regarding transactions between us and related persons will provide that a related person is defined as a director, executive officer, nominee for director or greater than 5% beneficial owner of our common stock (including HCI and its other subsidiaries), in each case since the beginning of the most recently completed year, and any of their immediate family members.

Certain of the foregoing disclosures are summaries of certain provisions of our related party agreements, and are qualified in their entirety by reference to all of the provisions of such agreements. Because these descriptions are only summaries of the applicable agreements, they do not necessarily contain all of the information that you may find useful. Copies of certain of the agreements have been filed as exhibits to the registration statement of which this prospectus is a part, and are available electronically on the website of the SEC at www.sec.gov.

PRINCIPAL SHAREHOLDERS

The following table sets forth information as of      , 2025 with respect to the beneficial ownership of our common stock (i) immediately prior to this offering and (ii) as adjusted to reflect the sale of    shares of our common stock in this offering, in each case by:

•	each of our named executive officers;

•	each of our directors;

•	all of our current directors and executive officers as a group; and

•	each person known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock.

We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable. The information does not necessarily indicate beneficial ownership for any other purpose, including for purposes of Sections 13(d) and 13(g) of the Securities Act.

In the table below, the applicable percentage ownership relating to shares beneficially owned prior to this offering is based on 82,778,789 shares of our common stock outstanding as of September 23, 2025. The applicable percentage ownership relating to shares beneficially owned after this offering is based on     shares of our common stock outstanding (or    shares of our common stock if the underwriters’ option to purchase additional shares is exercised in full). The table below does not reflect any shares of common stock that may be purchased in this offering pursuant to our directed share program as described under “Underwriting—Directed Share Program.” Unless otherwise indicated in the footnotes below, the address of each beneficial owner listed in the table below is c/o Exzeo Group, Inc., 1000 Century Park Dr, Tampa, Florida 33607.

	Shares of common stock beneficially owned
	Shares of common stock beneficially owned before this offering		Shares of common stock beneficially owned after this offering assuming underwriters’ option is not exercised			Shares of common stock beneficially owned after this offering assuming underwriters’ option is exercised in full
Name of beneficial owner	Number of Shares	Percentage	Number of Shares	Percentage		Number of Shares	Percentage
Directors and Executive Officers:
Paresh Patel(1)	6,522,013	7.43%			%			%
Kevin Mitchell(2)	1,701,625	2.03%			%			%
Suela Bulku(3)	407,750	*			%			%
Irene Hurst	107,500	*			%			%
Robert Lopes	114,835	*			%			%
James Macchiarola	116,000	*			%			%
Loreen Spencer	106,000	*			%			%
Directors and All Executive Officers as a group (8 persons)	9,469,298	10.64%			%			%
Principal Shareholders:
HCI Group, Inc.	75,000,000	90.60%			%			%

*	Represents less than 1%.
(1)	Includes 5,000,000 shares issuable upon the exercise of options that are currently exercisable.
(2)	Includes 1,000,000 shares issuable upon the exercise of options that are currently exercisable.
(3)	Includes 100,000 shares issuable upon the exercise of options that are currently exercisable.

DESCRIPTION OF CAPITAL STOCK

General

The following summarizes information concerning our capital stock, including material provisions of our articles of incorporation that will become effective immediately after the closing of this offering, our bylaws that will become effective immediately after the closing of this offering, and certain provisions of the Florida Business Corporation Act, which we sometimes refer to as the FBCA. You are encouraged to read the forms of our articles of incorporation and our bylaws, which are filed as exhibits to the registration statement of which this prospectus forms a part for greater detail with respect to these provisions. We will include our articles of incorporation and our bylaws, as in effect at the time of this offering, in a Current Report on Form 8-K filed with the SEC. In addition, since the terms of the Florida Business Corporation Act are more detailed than the general information provided below, you should read the actual provisions of the Florida Business Corporation Act for complete information.

Authorized Shares

Immediately following the offering, our authorized shares will be     shares of capital stock, consisting of     shares of common stock, $0.001 par value per share, and     shares of preferred stock, $0.001 par value per share. Preferred stock will be issuable in one or more classes and series, with preferences, rights, restrictions, and qualifications as established by our board of directors without shareholder approval, including voting, dividend, redemption, liquidation, sinking fund, conversion and other rights. No shares of our preferred stock will be outstanding immediately following the offering.

Common Stock

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders. Accordingly, holders of a majority of the shares of our common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of our common stock are entitled to receive proportionately any dividends if and when such dividends are declared by our board of directors, subject to any preferential dividend rights of outstanding preferred stock. Upon the liquidation, dissolution or winding up of the company, the holders of our common stock are entitled to receive ratably net assets available after the payment of all debts and other liabilities and subject to the prior rights of holders of any outstanding preferred stock. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

Under the terms of our articles of incorporation, which we sometimes refer to as the articles, our board of directors is authorized to designate and issue up to     shares of preferred stock in one or more series without shareholder approval. Our board of directors will have discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of our common stock until our board of directors determines the specific rights of the holders of the preferred stock. However, these effects might include:

•	restricting dividends on the common stock;

•	diluting the voting power of the common stock;

•	impairing the liquidation rights of the common stock; and

•	delaying or preventing a change in control of the company

Upon completion of the offering, there will be no shares of preferred stock outstanding and, at present, we have no plans to issue any shares of preferred stock.

Dividends and Other Distributions

The holders of our common stock will be entitled to receive proportionately any cash or stock dividends if and when such dividends are declared by our board of directors, subject to any preferential dividend rights of outstanding preferred stock. In the event of the dissolution or liquidation of the company, after the full preferential rights, if any, on any outstanding preferred stock has been paid to or set aside for the holders of such preferred stock, the holders of our common stock will be entitled to receive proportionately all of our remaining assets.

The declaration and payment of any dividend will be subject to the discretion of our board of directors, subject to applicable laws. The time and amount of any dividend will depend on a number of factors, including our financial condition, results of operations, capital requirements, contractual restrictions, general business conditions, and any other factors that our board of directors may deem relevant.

We currently intend to retain all available funds and any future earnings for general corporate purposes, including working capital, operating expenses and capital expenditures, and do not anticipate declaring or paying any cash dividends on our common stock in the foreseeable future. See “Dividend Policy.”

Certain Provisions of Florida Law, Our Articles of Incorporation and Bylaws

Number and Election of Directors

Our board of directors consists of six members. Our articles provide that our directors are divided into three classes, designated as Class A, Class B and Class C. The terms of the directors of each class will expire at the annual meetings of shareholders to be held in 2026 (Class B), 2027 (Class C) and 2028 (Class A). At each annual meeting of shareholders, one class of directors will be elected to succeed that class of directors whose terms are expiring to hold office until the third succeeding annual meeting, and until their successors are duly elected and qualified.

Quorum/Voting

At all meetings of our board of directors, a majority of the total number of directors constitutes a quorum. If there is a quorum, a vote of the majority of the directors present at the meeting is considered an act of our board of directors.

Removal of Directors

Our articles provide that any director may be removed from office, but only for cause by the affirmative vote of not less than a majority of our shareholders entitled to vote in the election of directors. “Cause” is construed to exist only if the director whose removal is proposed has been convicted of a felony or has been adjudged to be liable for willful misconduct in the performance of his or her duties to us in a matter which has a material adverse effect on our business.

Vacancies on the Board of Directors

Any vacancy occurring in our board of directors may be filled by the affirmative vote of a majority of the directors then in office.

Voting by Shareholders

Each holder of our common stock is entitled to one vote per share for the election of directors and for all other corporate purposes.

Amendment of Articles

The FBCA allows us to amend our articles at any time to add or change a provision that is required or permitted to be included in the articles of incorporation or to delete a provision that is not required to be included in the articles of incorporation. Our board of directors can propose one or more amendments for submission to shareholders and may condition its submission of the proposed amendment on any basis if it provides certain notice and includes certain information regarding the proposed amendment in that notice. The provisions in our articles that require a greater voting requirement than provided in the FBCA may only be amended by the same vote required to take action under that voting requirement.

Amendment of Bylaws

Our bylaws may be amended or repealed and new bylaws may be adopted by our shareholders at any annual or special meeting at which a quorum is present. The bylaws may also be amended or repealed and new bylaws may be adopted by our board of directors by affirmative vote of a majority of the number of directors present at any meeting at which a quorum is in attendance. Notwithstanding the foregoing, pursuant to our articles, the provisions of our bylaws that require a greater voting requirement than provided in the FBCA may only be amended by the same vote required to take action under that voting requirement.

Anti-Takeover Effects of Certain Provisions of our Articles of Incorporation and Bylaws

Provisions of Florida law have certain anti-takeover effects. Our articles of incorporation and bylaws also contain provisions that may have similar effects.

Florida Anti-Takeover Statutes

The control share acquisition statute, Section 607.0902 of the FBCA, generally provides that in the event a person acquires voting shares of the company in excess of 20% of the voting power of all of our issued and outstanding shares, such acquired shares will not have any voting rights unless such rights are restored by the holders of a majority of the votes of each class or series entitled to vote separately, excluding shares held by the person acquiring the control shares or any of our officers or employees who are also directors of the company. Certain acquisitions of shares are exempt from these rules, such as shares acquired pursuant to the laws of intestate succession or pursuant to a gift or testamentary transfer, pursuant to a merger or share exchange effected in compliance with the FBCA if we are a party to the agreement, or pursuant to an acquisition of our shares if the acquisition has been approved by our board of directors before the acquisition. The control share acquisition statute generally applies to any “issuing public corporation,” which means a Florida corporation which has:

•	One hundred or more shareholders;

•	Its principal place of business, its principal office, or substantial assets within Florida; and

•	Either (i) more than 10% of its shareholders are resident in Florida; (ii) more than 10% of its shares are owned by residents of Florida; or (iii) one thousand shareholders are resident in Florida.

The affiliated transaction (or so-called “business combination”) statute, Section 607.0901 of the FBCA, provides that we may not engage in certain mergers, consolidations, sales of assets, issuances of stock, reclassifications, recapitalizations, and other affiliated transactions with any “interested shareholder” for a period of three years following the time that such shareholder became an interested shareholder, unless:

•

Prior to the time that such shareholder became an interested shareholder, our board of directors approved either the affiliated transaction or the transaction which resulted in the shareholder becoming an interested shareholder; or

•

Upon consummation of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of our voting shares outstanding at the time the transaction commenced; or

•

At or subsequent to the time that such shareholder became an interested shareholder, the affiliated transaction is approved by our board of directors and authorized at an annual or special meeting of shareholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting shares which are not owned by the interested shareholder.

An “interested shareholder” is generally defined as any person who is the beneficial owner of more than 15% of our outstanding voting shares.

The voting requirements set forth above do not apply to a particular affiliated transaction if one or more conditions are met, including, but not limited to, the following: if the affiliated transaction has been approved by a majority of our disinterested directors; if we have not had more than 300 shareholders of record at any time during the three years preceding the date the affiliated transaction is announced; if the interested shareholder has been the beneficial owner of at least 80% of our outstanding voting shares for at least three years preceding the date the affiliated transaction is announced; or if the consideration to be paid to the holders of each class or series of voting shares in the affiliated transaction meets certain requirements of the statute with respect to form and amount, among other things.

No Shareholder Action by Written Consent

Our articles require that all shareholder action be taken upon the vote of shareholders at an annual or special meeting of shareholders duly noticed and called in accordance with Florida law, and no such action may be taken without a meeting by written consent of shareholders.

Classified Board of Directors

Our articles provide that our board of directors is divided into three classes, with staggered terms of three years each. Each year the term of one class expires. The articles provide that any vacancies on our board of directors can be filled only by the affirmative vote of a majority of the directors in office. Any director so elected will serve until the next election of the class for which he or she is chosen and until his or her successor is duly elected and qualified.

No Cumulative Voting

The FBCA provides that shareholders do not have the right to cumulate votes in the election of directors unless the articles of incorporation provide otherwise. Our articles do not provide for cumulative voting.

Advance Notice Requirements for Shareholder Proposals and Director Nominations; Calling a Special Meeting

Our bylaws provide that shareholders seeking to bring business before an annual meeting must provide timely notice of their proposal in writing to the corporate secretary. To be timely, a shareholder’s notice must have been received on or before December 31 of the year immediately preceding the annual meeting; provided, however, that in the event that the date of the annual meeting is on or after May 1 in any year, notice by the shareholder to be timely must be received not later than the close of business on the day which is determined by adding to December 31 of the year immediately preceding such annual meeting the number of days starting with May 1 and ending on the date of the annual meeting in such year. The bylaws also specify requirements as to the form and content of a shareholder’s notice. These provisions may impede shareholders’ ability to bring matters before an annual meeting of shareholders or make nominations for directors at an annual meeting of shareholders.

Our bylaws also provide that a special meeting of shareholders can only be called by our chairman of the board of directors, our chief executive officer, our president (in the absence of a chief executive officer), a majority of our board of directors or the holders of 10% or more of all of our votes entitled to be cast on any issue proposed to be considered at the special meeting of shareholders.

Authorized but Unissued Shares

Our authorized but unissued shares of common stock and preferred stock will be available for future issuance without shareholder approval. We could use these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, acquisitions of other businesses or entities and issuances under employee benefit plans. Additionally, we could issue a series of preferred stock that could, depending on its terms, impede the completion of a merger, tender offer or other takeover attempt. Our board of directors will make any determination to issue such shares based on its judgment as to the best interests of us and our shareholders. Our board of directors, in so acting, could issue preferred stock having terms that could discourage an acquisition attempt through which an acquiror may be able to change the composition of the board of directors, including a tender offer or other transaction that some, or a majority, of our shareholders might believe to be in their best interests or in which shareholders might receive a premium over the then-current market price of the common stock.

Preemptive Rights

No holder of our common stock has any preemptive or subscription rights to acquire shares of our capital stock.

Exclusive Jurisdiction

Our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our current or former directors, officers or other employees to us or our shareholders, (iii) any action arising pursuant to any provision of the FBCA, our articles of incorporation or our bylaws, or (iv) any other action asserting a claim that is governed by the internal affairs doctrine shall be a state court located within the State of Florida (or, if a state court located within the State of Florida does not have jurisdiction, the federal district court for the Middle District of Florida); provided that, the exclusive forum provision will not apply to suits brought to enforce any liability or duty created by the Exchange Act, or to any claim for which the federal courts have exclusive jurisdiction. Our bylaws also provide that, unless we consent in writing to the selection of an alternative forum, the U.S. federal district courts shall be the exclusive forum for the resolution of any claims arising under the Securities Act. Any person or entity purchasing or otherwise acquiring any interest in our securities shall be deemed to have notice of and consented to these provisions. Although we believe these provisions benefit us by providing increased consistency in the application of law for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against us or our directors and officers. We note that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Please also see the section entitled “Risk Factors—Risks Related to Our Common Stock and the Securities Markets—Our bylaws that will be in effect immediately prior to the completion of this offering designates the state courts located within the State of Florida as the exclusive forum for substantially all disputes between us and our shareholders and the federal district courts as the exclusive forum for Securities Act claims, which could limit our shareholders’ ability to obtain a favorable judicial forum for disputes with us.”

Liability and Indemnification of Officers and Directors

Our articles of incorporation and bylaws provide that we shall indemnify, and advance any and all reasonable expenses incurred by, any current or former director or officer to the fullest extent permitted by law.

Section 607.0831 of the FBCA, provides that a director is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision to take or not to take action, or any failure to take any action, as a director, unless (1) the director breached or failed to perform his or her duties as a director and (2) the director’s breach of, or failure to perform, those duties constitutes (a) a violation of the criminal law, unless the director had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful, (b) a transaction from which the director derived an improper personal benefit, either directly or indirectly, (c) a circumstance under which the liability provisions of Section 607.0834 of the FBCA are applicable, (d) in a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation, or willful or intentional misconduct, or (e) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property. A judgment or other final adjudication against a director in any criminal proceeding for a violation of the criminal law estops that director from contesting the fact that his or her breach, or failure to perform, constitutes a violation of the criminal law; but does not estop the director from establishing that he or she had reasonable cause to believe that his or her conduct was lawful or had no reasonable cause to believe that his or her conduct was unlawful.

Under Section 607.0851 of the FBCA, a corporation has power to indemnify any person who is a party to any proceeding (other than an action by, or in the right of the corporation), because he or she is or was a director or officer of the corporation against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation or, with respect to any criminal action or proceeding, has reasonable cause to believe that his or her conduct was unlawful.

For purposes of the indemnification provisions of the FBCA, “director” or “officer” means an individual who is or was a director or officer, respectively, of a corporation or who, while a director or officer of the corporation, is or was serving at the corporation’s request as a director or officer, manager, partner, trustee, employee, or agent of another domestic or foreign corporation, limited liability company, partnership, joint venture, trust, employee benefit plan, or another enterprise or entity and the terms include, unless the context otherwise requires, the estate, heirs, executors, administrators, and personal representatives of a director or officer.

In addition, under Section 607.0851 of the FBCA, a corporation has the power to indemnify any person, who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director or officer, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made under this subsection in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

Section 607.0852 of the FBCA provides that a corporation must indemnify an individual who is or was a director or officer who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the individual was a party because he or she is or was a director or officer of the corporation against expenses incurred by the individual in connection with the proceeding.

Section 607.0853 of the FBCA provides that a corporation may, before final disposition of a proceeding, advance funds to pay for or reimburse expenses incurred in connection with the proceeding by an individual who is a party to the proceeding because that individual is or was a director or an officer if the director or officer delivers to the corporation a signed written undertaking of the director or officer to repay any funds advanced if (a) the director or officer is not entitled to mandatory indemnification under Section 607.0852; and (b) it is ultimately determined under Section 607.0854 or Section 607.0855 (as described below) that the director or officer has not met the relevant standard of conduct described in Section 607.0851 or the director or officer is not entitled to indemnification under Section 607.0859 (as described below).

Section 607.0854 of the FBCA provides that, unless the corporation’s articles of incorporation provide otherwise, notwithstanding the failure of a corporation to provide indemnification, and despite any contrary determination of the board of directors or of the shareholders in the specific case, a director or officer of the corporation who is a party to a proceeding because he or she is or was a director or officer may apply for indemnification or an advance for expenses, or both, to a court having jurisdiction over the corporation which is conducting the proceeding, or to a circuit court of competent jurisdiction. Our articles of incorporation do not provide any such exclusion. After receipt of an application and after giving any notice it considers necessary, the court may order indemnification or advancement of expenses upon certain determinations of the court.

Section 607.0855 of the FBCA provides that, unless ordered by a court under Section 607.0854, a corporation may not indemnify a director or officer under Section 607.0851 unless authorized for a specific proceeding after a determination has been made that indemnification is permissible because the director or officer has met the relevant standard of conduct set forth in Section 607.0851.

Section 607.0857 of the FBCA also provides that a corporation shall have the power to purchase and maintain insurance on behalf of and for the benefit of any person who is or was a director or officer of the corporation against any liability asserted against the person and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify or advance expenses to the individual against such liability under the provisions of Section 607.0857.

Section 607.0858 of the FBCA provides that the indemnification provided pursuant to Section 607.0851 and Section 607.0852, and the advancement of expenses provided pursuant to Section 607.0853, are not exclusive. A corporation may, by a provision in its articles of incorporation, bylaws or any agreement, or by vote of shareholders or disinterested directors, or otherwise, obligate itself in advance of the act or omission giving rise to a proceeding to provide any other or further indemnification or advancement of expenses to any of its directors or officers.

Section 607.0859 of the FBCA provides that, unless ordered by a court under the provisions of Section 607.0854 of the FBCA, a corporation may not indemnify a director or officer under Section 607.0851 or Section 607.0858, or advance expenses to a director or officer under Section 607.0853 or Section 607.0858, if a judgment or other final adjudication establishes that his or her actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (a) willful or intentional misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder; (b) a transaction in which a director or officer derived an improper personal benefit; (c) a violation of the criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; or (d) in the case of a director, a circumstance under which the liability provisions of Section 607.0834 are applicable (relating to unlawful distributions).

These provisions may have the practical effect in certain cases of eliminating the ability of shareholders to collect monetary damages from our directors and officers. We believe that these provisions are necessary to attract and retain qualified persons to serve as our directors and officers. There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock will be Equiniti Trust Company, LLC.

Listing

We intend to apply to list our common stock on the NYSE, under the ticker symbol “XZO.”

Recent Sales of Unregistered Securities

In the preceding three years, we have sold and issued the following securities that were not registered under the Securities Act:

•

From February 14, 2022 through September 26, 2022, we granted to our employees and directors an aggregate of 87,500 shares of restricted common stock pursuant to our 2021 Omnibus Plan. We claimed exemption from registration under the Securities Act for such grants under Section 4(a)(2) of the Securities Act in that such sales and issuances did not involve a public offering or under Rule 701 promulgated under the Securities Act, in that they were offered and sold either pursuant to written compensatory plans or pursuant to a written contract relating to compensation, as provided by Rule 701.

•

From December 18, 2024 through December 22, 2024, we granted to our employees and directors an aggregate of 2,793,900 shares of restricted common stock pursuant to our 2021 Omnibus Plan. We claimed exemption from registration under the Securities Act for such grants under Section 4(a)(2) of the Securities Act in that such sales and issuances did not involve a public offering or under Rule 701 promulgated under the Securities Act, in that they were offered and sold either pursuant to written compensatory plans or pursuant to a written contract relating to compensation, as provided by Rule 701.

•

From July 22, 2025 through July 28, 2025, we granted to our employees and directors an aggregate of 88,100 shares of restricted common stock pursuant to our 2021 Omnibus Plan. We claimed exemption from registration under the Securities Act for such grants under Section 4(a)(2) of the Securities Act in that such sales and issuances did not involve a public offering or under Rule 701 promulgated under the Securities Act, in that they were offered and sold either pursuant to written compensatory plans or pursuant to a written contract relating to compensation, as provided by Rule 701.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there was no public market for our common stock, and there can be no assurance that a significant public market for our common stock will develop or be sustained after this offering. Future sales of substantial amounts of our common stock in the public market (including securities convertible into or redeemable, exchangeable or exercisable for shares of common stock) or the perception that such sales may occur or the availability of such shares for sale in the public market, after this offering could adversely affect the prevailing market price of our common stock. Furthermore, because all of our common stock outstanding prior to the completion of this offering (including securities convertible into or redeemable, exchangeable, or exercisable for shares of our common stock) will be subject to the contractual and legal restrictions on resale described below, the sale of a substantial amount of common stock in the public market after these restrictions lapse could materially adversely affect the prevailing market price of our common stock and our ability to raise equity capital in the future. See “Risk Factors—Risks Related to Our Common Stock and the Securities Markets — A substantial portion of the outstanding shares of our common stock after this offering will be restricted from immediate resale, but may be sold on a stock exchange in the near future. The large number of shares eligible for public sale could depress the market price of our common stock.”

Upon the closing of this offering, we expect to have     shares of our common stock outstanding, assuming that the underwriters have not exercised their option to purchase additional shares of common stock.

All of the shares of common stock sold in this offering will be freely transferable without restriction or further registration under the Securities Act by persons other than “affiliates,” as that term is defined in Rule 144 under the Securities Act.

Generally, the balance of our outstanding shares of common stock will be deemed “restricted securities” within the meaning of Rule 144 under the Securities Act, subject to the limitations and restrictions that are described below. Common stock purchased by our affiliates will be “restricted securities” under Rule 144. Restricted securities may be sold in the public market only if they are registered under the Securities Act or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act, which rules are summarized below.

As a result of the lock-up agreements described below and subject to the provisions of Rule 144 or Rule 701, shares of our common stock will be available for sale in the public market as follows:

•	beginning on the date of this prospectus, all shares of our common stock sold in this offering will be immediately available for sale in the public market;

•

beginning 181 days after the date of this prospectus,     additional shares of common stock become eligible for sale in the public market, of which     shares would be held by affiliates and subject to the volume and other restrictions of Rule 144, as described below.

Lock-up Agreements

We have agreed that we will not: (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, or file with, or submit to, the SEC a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, loan, disposition, or filing, or (2) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any shares of common stock or any such other securities (regardless of whether any of these transactions are to be settled by the delivery of shares of common stock or such other securities, in cash or otherwise), in each case without the prior written consent of Truist Securities, Inc. for a period of 180 days after the date of this prospectus, other than sales of our common stock to be sold in this offering.

The directors and executive officers of the company have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons or entities, subject to certain limited exceptions, for a period of 180 days after the date of this prospectus, may not, without the prior written consent of Truist Securities, Inc.: (1) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right, or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable (directly or indirectly) for our common stock; (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of our common stock or other securities, in cash, or otherwise; (3) make any demand for or exercise any right with respect to the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for our common stock; or (4) publicly disclose the intention to do any of the foregoing.

Rule 144

In general, under Rule 144 as in effect on the date of this prospectus, beginning 90 days after completion of this offering, a person (or persons whose common stock is required to be aggregated) who is an affiliate and who has beneficially owned our common stock for at least six months is entitled to sell in any three-month period a number of shares that does not exceed the greater of:

•	1% of the number of shares of our common stock then outstanding, which will equal approximately shares immediately after completion of this offering; or

•	the average weekly trading volume in our common stock on the NYSE during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such a sale.

Sales by our affiliates under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us. An “affiliate” is a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, an issuer.

Under Rule 144, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least six months (including the holding period of any prior owner other than an affiliate), would be entitled to sell those shares subject only to availability of current public information about us, and after beneficially owning such shares for at least 12 months, would be entitled to sell an unlimited number of shares without restriction. To the extent that our affiliates sell their shares of common stock, other than pursuant to Rule 144 or a registration statement, the purchaser’s holding period for the purpose of effecting a sale under Rule 144 commences on the date of transfer from the affiliate.

Rule 701

In general, under Rule 701 as in effect on the date of this prospectus, any of our employees, directors, officers, consultants, or advisors who purchased shares from us in reliance on Rule 701 in connection with a compensatory stock or option plan or other written agreement before the effective date of this offering, or who purchase shares from us after that date upon the exercise of options granted before that date, are eligible to resell such shares 90 days after the effective date of this offering in reliance upon Rule 144. If such person is not an affiliate, such sale may be made subject only to current public information provisions of Rule 144. If such a person is an affiliate, such sale may be made under Rule 144 without compliance with the holding period requirement, but subject to the other Rule 144 restrictions described above.

Equity Incentive Plans

We intend to file one or more registration statements on Form S-8 under the Securities Act to register all shares of common stock subject to outstanding stock options and common stock issued or issuable under our stock plans. We expect to file the registration statement covering shares offered pursuant to our stock plans shortly after the date of this prospectus, permitting the resale of such shares by non-affiliates in the public market without restriction under the Securities Act and the sale by affiliates in the public market, subject to compliance with the resale provisions of Rule 144.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S.

HOLDERS OF OUR COMMON STOCK

The following discussion is a summary of the material U.S. federal income tax consequences to Non-U.S. Holders (as defined below) of the ownership and disposition of our common stock issued pursuant to this offering; it is not intended to be a complete analysis of all potential tax consequences. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary, and proposed Treasury Regulations, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case as in effect as of the date of this prospectus. These authorities may change or be subject to differing interpretations, and any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a Non-U.S. Holder of our common stock. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the ownership and disposition of our common stock.

This discussion is limited to a Non-U.S. Holder that holds our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a Non-U.S. Holder’s particular circumstances, including the impact of the alternative minimum tax, the special tax accounting rules in Section 451(b) of the Code or the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to Non-U.S. Holders subject to special rules, including, without limitation:

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	persons holding our common stock as part of a straddle, or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies, and other financial institutions;

•	brokers, dealers, or certain electing traders in securities that use a mark-to-market method of tax accounting for their securities positions;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes and other pass-through entities (and investors in such entities);

•	tax-exempt organizations or governmental organizations;

•	persons deemed to sell our common stock under the constructive sale provisions of the Code;

•	tax-qualified retirement plans; and

•	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds.

If an entity treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership, and certain determinations made at the partner level. Partnerships holding our common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP, AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL, OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Definition of a Non-U.S. Holder

For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of our common stock that is an individual, corporation, estate or trust and is not a “U.S. person.” A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Distributions

As described in the section entitled “Dividend Policy,” we do not anticipate declaring or paying dividends to holders of our common stock in the foreseeable future. However, if we do make distributions of cash or property on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a nontaxable return of capital and first be applied against and reduce a Non-U.S. Holder’s adjusted tax basis in its common stock, but not below zero, and any excess will be treated as capital gain and will be treated as described below under “— Sale or Other Taxable Disposition.”

Subject to the discussion below on effectively connected income, dividends paid to a Non-U.S. Holder of our common stock will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder will be required to furnish a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate of withholding). A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.

Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the rates applicable to U.S. persons. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Sale or Other Taxable Disposition

Subject to the discussion below under “— Information Reporting and Backup Withholding” and “— Additional Withholding Tax Under FATCA”, a Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our common stock unless:

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (or, if applicable, is attributable to a permanent establishment maintained by such non-United States Holder in the United States under the relevant income tax treaty);

•	the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

•

our common stock constitutes a U.S. real property interest (a “USRPI”) by reason of our being treated as a U.S. real property holding corporation (a “USRPHC”) for U.S. federal income tax purposes at any applicable time within the shorter of the five year period preceding the Non-U.S. Holder’s disposition of, or the Non-U.S. Holder’s holding period for, our common stock.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the rates applicable to U.S. persons unless an applicable income tax treaty provides otherwise. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which generally may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, generally a corporation is a USRPHC if the fair market value of its USRPIs equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in trades or businesses (all as determined for U.S. federal income tax purposes). We believe we currently are not, and we do not anticipate becoming, a USRPHC. Because the determination of whether we are a USRPHC depends, however, on the fair market value of our USRPIs relative to the fair market value of all our real property interests and our other business assets, there can be no assurance that we currently are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition by a Non-U.S. Holder of our common stock will not be subject to U.S. federal income tax if our common stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, and such Non-U.S. Holder owned, actually and constructively, 5% or less of our common stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the Non-U.S. Holder’s holding period.

Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Information returns are required to be filed with the IRS in connection with any dividends on our common stock paid to a Non-U.S. Holder whether or not withholding is required. Copies of the information returns reporting such interest, dividends, and withholding may also be made available to the tax authorities in the country in which a Non-U.S. Holder resides under the provisions of an applicable income tax treaty or agreement with the relevant tax authorities. Payments of dividends on our common stock will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the beneficial owner is a United States person and the Non-U.S. Holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or other applicable documentation, or otherwise establishes an exemption. Proceeds of the sale or other taxable disposition of our common stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such beneficial owner is a United States person, or otherwise establishes an exemption. Proceeds of a disposition of our common stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax Under FATCA

Sections 1471 to 1474 of the Code (such sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) and the Treasury Regulations and administrative guidance thereunder impose a 30% withholding tax on certain types of payments made to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), including, in some cases, when such foreign financial institution or non-financial foreign entity acts as an intermediary, unless they meet the information reporting requirements of FATCA. To avoid withholding, a foreign financial institution generally will need to enter into an agreement with the IRS that states that it will provide the IRS certain information, including the names, addresses and taxpayer identification numbers of direct and indirect U.S. account holders (including certain debt and equity holders), comply with due diligence procedures with respect to the identification of U.S. accounts, report to the IRS certain information with respect to U.S. accounts maintained, agree to withhold tax on certain payments made to non-compliant foreign financial institutions, non-compliant non-financial foreign entities, or account holders who fail to provide the required information, and determine certain other information as to its account holders. An intergovernmental agreement between the United States and an applicable foreign country, or future Treasury regulations, may modify these requirements. A non-financial foreign entity generally will need to provide either the name, address, and taxpayer identification number of each substantial U.S. owner, or certifications of no substantial U.S. ownership, to avoid withholding, unless certain exceptions apply.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our common stock.

UNDERWRITING

We and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Truist Securities, Inc. is acting as representative of the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of shares of common stock listed next to its name in the following table:

Underwriters	Number of Shares
Truist Securities, Inc.
Citizens JMP Securities, LLC
William Blair & Company, L.L.C.
Fifth Third Securities, Inc.
Total

The underwriters are committed to purchase all the shares of common stock offered by us if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters have an option to buy up to     additional shares of common stock from us to cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The underwriters have 30 days from the date of this prospectus to exercise this option to purchase additional shares. If any shares are purchased with this option to purchase additional shares, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The underwriting fee is $    per share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase     additional shares.

Paid by Us	No Exercise	Full Exercise
Per share	$	$
Total	$	$

We estimate that the total expenses paid by us for this offering, excluding underwriting discounts and commissions, will be approximately $    million. We have agreed to reimburse the underwriters for expenses related to any applicable state securities filings and to the Financial Industry Regulatory Authority incurred by them in connection with this offering in an amount up to $   .

A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters participating in the offering. The underwriters may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representative to underwriters that may make Internet distributions on the same basis as other allocations.

We have agreed that we will not: (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, or file with, or submit to, the SEC a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, loan, disposition, or filing, or (2) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any shares of common stock or any such other securities (regardless of whether any of these transactions are to be settled by the delivery of shares of common stock or such other securities, in cash or otherwise), in each case without the prior written consent of Truist Securities, Inc. for a period of 180 days after the date of this prospectus, other than sales of our common stock to be sold in this offering.

The directors and executive officers of the company, as well as holders of all of the company’s currently outstanding shares, have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons or entities, subject to certain limited exceptions, for a period of 180 days after the date of this prospectus, may not, without the prior written consent of Truist Securities, Inc.: (1) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right, or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable (directly or indirectly) for our common stock; (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of our common stock or other securities, in cash, or otherwise; (3) make any demand for or exercise any right with respect to the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for our common stock; or (4) publicly disclose the intention to do any of the foregoing.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

We intend to apply to list our common stock listed on the NYSE under the symbol “XZO”.

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ option to purchase additional shares referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their option to purchase additional shares, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act of 1933, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids. This means that if the representative of the underwriters purchases common stock in the open market in stabilizing transactions or to cover short sales, the representative can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the NYSE, in the over the counter market or otherwise.

Prior to this offering, there has been no public market for our common stock. The initial public offering price will be determined by negotiations between us and the representatives of the underwriters. In determining the initial public offering price, we and the representative of the underwriters expect to consider a number of factors including:

•	the information set forth in this prospectus and otherwise available to the representative;

•	our prospects and the history and prospects for the industry in which we compete;

•	an assessment of our management;

•	our prospects for future earnings;

•	the general condition of the securities markets at the time of this offering;

•	the recent market prices of, and demand for, publicly traded common stock of generally comparable companies; and

•	other factors deemed relevant by the underwriters and us.

Neither we nor the underwriters can assure investors that an active trading market will develop for our shares of common stock, or that the shares will trade in the public market at or above the initial public offering price.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage, and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors, and employees may purchase, sell, or hold a broad array of investments and actively traded securities, derivatives, loans, commodities, currencies, credit default swaps, and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities, and/or instruments of our company (directly, as collateral securing other obligations or otherwise) or persons and entities with relationships with our company. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color, or trading ideas or publish or express independent research views in respect of such assets, securities, or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities, and instruments.

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

Directed Share Program

At our request, the underwriters have reserved up to 5% of the shares of common stock offered by this prospectus for sale, at the initial public offering price, to certain individuals associated with us and our stockholders. The sales will be administered by Truist Securities, Inc., an underwriter in this offering, and its affiliates. The number of shares of common stock available for sale to the general public will be reduced to the extent these persons purchase such reserved shares. Any reserved shares that are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares of common stock offered by this prospectus.

Other than the underwriting discount described on the front cover of this prospectus, the underwriters will not be entitled to any commission with respect to shares of common stock sold pursuant to the directed share program. We will agree to indemnify the underwriters against certain liabilities and expenses, including liabilities under the Securities Act, in connection with sales of the shares of common stock reserved for the directed share program.

Selling Restrictions

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Canada

The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area

In relation to each Member State of the European Economic Area (each, a “Relevant State”), no shares have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation (as defined below), except that offers of securities may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:

(i)	to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

(ii)	to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the representative; or

(iii)	in any other circumstances falling within Article 1(4) of the Prospectus Regulation;

provided that no such offer of the shares shall require us or the representative to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to the shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase any shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129 (as amended).

United Kingdom

Each underwriter has represented and agreed that:

(a)

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000(the “FSMA”)) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

No shares have been offered or will be offered pursuant to the offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the shares which has been approved by the Financial Conduct Authority, except that the shares may be offered to the public in the United Kingdom at any time:

(i)	to any legal entity which is a qualified investor as defined under Article 2 of the UK Prospectus Regulation (as defined below);

(ii)

to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of the representative for any such offer; or

(iii)	in any other circumstances falling within Section 86 of the FSMA;

provided that no such offer of the shares shall require us or the representative to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to the shares in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.

This prospectus is only for distribution to and directed at: (i) in the United Kingdom, persons having professional experience in matters relating to investments falling within Article 19(5) of the FSMA (Financial Promotion) Order 2005, as amended, or the Order, and high net worth entities falling within Article 49(2)(a) to (d) of the Order; (ii) persons who are outside the United Kingdom; and (iii) any other person to whom it can otherwise be lawfully distributed (all such persons together, “Relevant Persons”). Any investment or investment activity to which this prospectus relates is available only to and will be engaged in only with Relevant Persons, and any person who is not a Relevant Person should not rely on it.

Hong Kong

The securities have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap.

571) of Hong Kong and any rules made under that Ordinance or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the securities has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” means any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, the securities were not offered or sold or caused to be made the subject of an invitation for subscription or purchase and will not be offered or sold or caused to be made the subject of an invitation for subscription or purchase, and this prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the securities, has not been circulated or distributed, nor will it be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time, (the “SFA”) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor;

securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the securities pursuant to an offer made under Section 275 of the SFA except:

(a)	to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b)	where no consideration is or will be given for the transfer;

(c)	where the transfer is by operation of law; or

(d)	as specified in Section 276(7) of the SFA.

Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (the “SIX”), or on any other stock exchange or regulated trading facility in Switzerland. This prospectus has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this prospectus nor any other offering or marketing material relating to us, the offering, or the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus will not be filed with, and the offering of shares will not be supervised by, the Swiss Financial Market Supervisory Authority (“FINMA”, or the “FINMA”), and the offering of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (the “CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of the shares.

Dubai International Financial Centre

This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (the “DFSA”). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission, in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001, or the Corporations Act, and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares may only be made to persons, or Exempt Investors, who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring the shares must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Israel

In the State of Israel this prospectus shall not be regarded as an offer to the public to purchase shares of common stock under the Israeli Securities Law, 5728 - 1968, which requires a prospectus to be published and authorized by the Israel Securities Authority, if it complies with certain provisions of Section 15 of the Israeli Securities Law, 5728 - 1968, including, inter alia, if: (i) the offer is made, distributed or directed to not more than 35 investors, subject to certain conditions, or the Addressed Investors; or (ii) the offer is made, distributed or directed to certain qualified investors defined in the First Addendum of the Israeli Securities Law, 5728 - 1968, subject to certain conditions (the “Qualified Investors”). The Qualified Investors shall not be taken into account in the count of the Addressed Investors and may be offered to purchase securities in addition to the 35 Addressed Investors. The company has not and will not take any action that would require it to publish a prospectus in accordance with and subject to the Israeli Securities Law, 5728 - 1968. We have not and will not distribute this prospectus or make, distribute or direct an offer to subscribe for our common stock to any person within the State of Israel, other than to Qualified Investors and up to 35 Addressed Investors.

Qualified Investors may have to submit written evidence that they meet the definitions set out in of the First Addendum to the Israeli Securities Law, 5728 - 1968. In particular, we may request, as a condition to be offered common stock, that Qualified Investors will each represent, warrant and certify to us and/or to anyone acting on our behalf: (i) that it is an investor falling within one of the categories listed in the First Addendum to the Israeli Securities Law, 5728 - 1968; (ii) which of the categories listed in the First Addendum to the Israeli Securities Law, 5728 - 1968 regarding Qualified Investors is applicable to it; (iii) that it will abide by all provisions set forth in the Israeli Securities Law, 5728 - 1968 and the regulations promulgated thereunder in connection with the offer to be issued common stock; (iv) that the shares of common stock that it will be issued are, subject to exemptions available under the Israeli Securities Law, 5728 - 1968: (a) for its own account; (b) for investment purposes only; and (c) not issued with a view to resale within the State of Israel, other than in accordance with the provisions of the Israeli Securities Law, 5728 - 1968; and (d) that it is willing to provide further evidence of its Qualified Investor status. Addressed Investors may have to submit written evidence in respect of their identity and may have to sign and submit a declaration containing, inter alia, the Addressed Investor’s name, address and passport number or Israeli identification number.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Foley & Lardner LLP, Tampa, Florida. Certain legal matters in connection with this offering will be passed upon for the underwriters by DLA Piper LLP (US), New York, New York.

EXPERTS

The consolidated financial statements of Exzeo Group, Inc. and Subsidiaries as of December 31, 2024 and 2023, and for each of the years in the three-year period ended December 31, 2024, have been audited by Forvis Mazars, LLP, independent registered public accounting firm, as set forth in their report thereon, included in this registration statement. Such consolidated financial statements have been included herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our common stock, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The SEC maintains an internet website that contains reports and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov. You may also request copies of those documents, at no cost to you, by contacting us at the following address:

Exzeo Group, Inc.

1000 Century Park Dr,

Tampa, Florida 33607

813-776-1000

On the closing of this offering, we will be subject to the information reporting requirements of the Exchange Act and other reporting requirements of the NYSE, and we will file reports and other information with the SEC as required and make any proxy statements available to the holders of our capital stock as required by the rules of the NYSE. These reports, proxy statements and other information will be available for inspection and copying at the public reference room and website of the SEC referred to above.

EXZEO GROUP, INC. AND SUBSIDIARIES

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of Exzeo Group, Inc. and Subsidiaries

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Exzeo Group, Inc. and Subsidiaries (the “Company”) as of December 31, 2024 and 2023, the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2024, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Forvis Mazars, LLP

We have served as the Company’s auditor since 2020.

Charlotte, North Carolina

June 3, 2025

EXZEO GROUP, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(Dollar amounts in thousands, except per share amounts)

	December 31,
	2024	2023*
Assets
Current assets:
Cash and cash equivalents	$54,502	$15,055
Receivable from related parties	2,581	1,806
Prepaid expense	609	452
Current contract cost assets	6,397	3,223
Income taxes receivable	3,099	7,323
Other current assets	42	31
Current assets of discontinued operations	—	243,106

Total current assets	67,230	270,996
Non-current assets:
Property and equipment, net	10,752	9,779
Operating lease right-of-use assets	8,052	7,578
Non-current contract cost assets	3,132	3,223
Other assets	275	161
Non-current assets of discontinued operations	—	333,270

Total non-current assets	22,211	354,011

Total assets	$89,441	$625,007

Liabilities, Redeemable Preferred Stock and Stockholders’ Equity
Current liabilities:
Current contract liabilities	$47,210	$30,727
Commissions payable	4,320	3,913
Accounts payable and accrued liabilities	2,134	1,540
Operating lease liabilities	2,132	1,735
Payable to related parties	580	1,641
Current liabilities of discontinued operations	—	295,240

Total current liabilities	56,376	334,796

Non-current liabilities:
Non-current contract liabilities	8,366	9,353
Operating lease liabilities	6,219	6,048
Note payable—related party	—	58,146
Deferred income taxes, net	2,121	596
Other liabilities	852	468
Non-current liabilities of discontinued operations	—	144,735

Total non-current liabilities	17,558	219,346

Total liabilities	73,934	554,142

Commitments and contingencies (Note 17)
Redeemable Series A preferred stock ($0.001 par value, 38,502,000 shares authorized; 10,000,000 shares issued and outstanding at December 31, 2023; redemption amount $100,000 at December 31, 2023) (Note 14)	—	96,160

EXZEO GROUP, INC. AND SUBSIDIARIES

Consolidated Balance Sheets—(Continued)

(Dollar amounts in thousands, except per share amounts)

	December 31,
	2024	2023*
Stockholders’ equity:
Common stock ($0.001 par value, 184,000,000 shares authorized, 82,810,089 and 80,370,505 shares issued and outstanding as of December 31, 2024 and 2023, respectively)	83	80
Additional paid-in capital	72,755	68,931
Accumulated deficit	(57,331)	(92,503)
Accumulated other comprehensive loss, net of taxes	—	(1,803)

Total stockholders’ equity (deficit)	15,507	(25,295)

Total liabilities, redeemable preferred stock and stockholders’ equity	$89,441	$625,007

*

See Note 2 — “Summary of Significant Accounting Policies” and Note 3 — “Discontinued Operations” for details on the retrospective changes in presentation of these consolidated financial statements due to the sale of TTIC (as defined below) and discontinued operations reporting.

See accompanying Notes to Consolidated Financial Statements.

EXZEO GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(Dollar amounts in thousands, except per share amounts)

	Years Ended December 31,
	2024	2023***	2022***
Revenue*	$133,948	$88,333	$45,631
Cost of revenue **	80,739	71,061	71,740

Gross profit (loss)	53,209	17,272	(26,109)

Operating expenses
Selling, general and administrative	8,343	7,898	7,339
Research and development	6,514	6,528	4,130
Depreciation and amortization	335	292	175

Total operating expenses	15,192	14,718	11,644

Operating income (loss)	38,017	2,554	(37,753)

Investment income	548	52	30
Interest expense	(3,329)	(1,723)	(882)

Income (loss) from continuing operations, before taxes	$35,236	$883	$(38,605)
Income tax expense (benefit) from continuing operations	9,168	(12,018)	3,409

Income (loss) from continuing operations, after taxes	$26,068	$12,901	$(42,014)

Income (loss) from discontinued operations, before taxes	$25,854	$11,530	$(23,178)
Income tax expense (benefit) from discontinued operations	6,601	2,969	(5,876)

Income (loss) from discontinued operations, after taxes	$19,253	$8,561	$(17,302)

Net income (loss)	$45,321	$21,462	$(59,316)
Less: Dividends on preferred stock	(10,149)	(9,370)	(9,105)

Net income (loss) attributable to common stockholders	$35,172	$12,092	$(68,421)

Basic and diluted earnings (losses) per share from continuing operations	$0.20	$0.04	$(0.63)
Basic and diluted earnings (losses) per share from discontinued operations	$0.24	$0.11	$(0.21)
Basic and diluted earnings (losses) per share	$0.44	$0.15	$(0.84)

*

Amounts include revenues earned from related parties of $133,448, $88,333 and $45,631 for the years ended December 31, 2024, 2023 and 2022, respectively. See Note 4 — “Revenue” and Note 7 — “Related Party Transactions” for additional details.

**

Amounts include costs incurred pursuant to related party transactions of $21,148, $14,568 and $16,754 for the years ended December 31, 2024, 2023 and 2022, respectively. See Note 7 — “Related Party Transactions” for additional details.

***

See Note 2 — “Summary of Significant Accounting Policies” and Note 3 — “Discontinued Operations” for details on the retrospective changes in presentation of these consolidated financial statements due to the sale of TTIC (as defined below) and discontinued operations reporting.

See accompanying Notes to Consolidated Financial Statements.

EXZEO GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income

(Dollar amounts in thousands)

	Years Ended December 31,
	2024	2023	2022
Net income (loss)	$45,321	$21,462	$(59,316)

Other comprehensive income (loss):
Change in unrealized gains on investments:
Net unrealized gains (losses) arising during the period	307	2,547	(5,048)
Reclassification adjustment for net realized losses	—	10	32

Net change in unrealized gains (losses)	307	2,557	(5,016)
Deferred income taxes	(77)	603	13

Total other comprehensive income (loss), net of income taxes	230	3,160	(5,003)

Comprehensive income (loss)	$45,551	$24,622	$(64,319)

See accompanying Notes to Consolidated Financial Statements.

EXZEO GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Stockholders’ Equity

For the Years Ended December 31, 2024, 2023 and 2022

(Dollar amounts in thousands)

	Common Stock		Additional Paid-In	Accumulated	Accumulated Other Comprehensive Income (Loss),	Total Stockholders’
	Shares	Amount	Capital	Deficit	Net of Tax	Equity (Deficit)
Balance at December 31, 2021	81,278,339	$81	$60,741	$(36,174)	$40	24,688
Net income (loss)	—	—	—	(59,316)	—	(59,316)
Total other comprehensive income (loss), net of income taxes	—	—	—	—	(5,003)	(5,003)
Issuance of restricted stock	87,500	—	—	—	—	—
Forfeiture of restricted stock	(184,050)	—	—	—	—	—
Repurchase and retirement of common stock	(69,876)	—	(406)	—	—	(406)
Non-cash capital contributions from parent	—	—	2,509	—	—	2,509
Preferred stock dividends	—	—	—	(9,105)	—	(9,105)
Stock-based compensation	—	—	3,512	—	—	3,512

Balance at December 31, 2022	81,111,913	$81	$66,356	$(104,595)	$(4,963)	$(43,121)

Net income (loss)	—	—	—	21,462	—	21,462
Total other comprehensive income (loss), net of income taxes	—	—	—	—	3,160	3,160
Forfeiture of restricted stock	(592,545)	(1)	—	—	—	(1)
Repurchase and retirement of common stock	(148,863)	—	(352)	—	—	(352)
Preferred stock dividends	—	—	—	(9,370)	—	(9,370)
Stock-based compensation	—	—	2,927	—	—	2,927

Balance at December 31, 2023	80,370,505	$80	$68,931	$(92,503)	$(1,803)	$(25,295)

Net income (loss)	—	—	—	45,321	—	45,321
Total other comprehensive income (loss), net of income taxes	—	—	—	—	230	230
Sale of discontinued operations, net of tax	—	—	(2,457)	—	1,573	(884)
Non-cash capital contribution from parent	—	—	3,499	—	—	3,499
Issuance of restricted stock	2,793,900	3	(3)	—	—	—
Forfeiture of restricted stock	(24,983)	—	—	—	—	—
Repurchase and retirement of common stock	(329,333)	—	(481)	—	—	(481)
Preferred stock dividends	—	—	—	(10,149)	—	(10,149)
Stock-based compensation	—	—	3,266	—	—	3,266

Balance at December 31, 2024	82,810,089	$83	$72,755	$(57,331)	$—	$15,507

See accompanying Notes to Consolidated Financial Statements.

EXZEO GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(Dollar amounts in thousands)

	Years Ended December 31,
	2024	2023 *	2022 *
Cash flows from operating activities:
Net income (loss)	$45,321	$21,462	$(59,316)
Net (income) loss from discontinued operations	(19,253)	(8,561)	17,302

Net income (loss) from continuing operations	26,068	12,901	(42,014)
Adjustments to reconcile net income to net cash provided by operating activities:
Stock-based compensation	3,379	2,927	3,512
Depreciation and amortization	2,361	2,202	1,688
Deferred income taxes	1,525	(5,732)	4,812
Foreign currency remeasurement losses	132	50	108
Other non-cash items	—	—	—
Changes in operating assets and liabilities:
Receivable from/to related parties	(1,836)	(3,048)	2,606
Prepaid expenses	(157)	68	(149)
Contract cost assets	(3,083)	(1,636)	(4,810)
Income taxes	4,224	(2,493)	(1,892)
Contract liabilities	15,496	4,653	22,632
Commissions payable	407	(807)	298
Accounts payable and accrued liabilities	442	607	(649)
Other liabilities	339	157	77
Other assets	(125)	7	(117)
Operating leases, net	94	297	(92)

Net cash provided by (used in) operating activities	49,266	10,153	(13,990)

Cash flows from investing activities:
Purchase of property and equipment	(3,334)	(3,247)	(3,454)
Capital contribution to TTIC	—	—	(17,994)

Net cash provided by (used in) investing activities	(3,334)	(3,247)	(21,448)

Cash flows from financing activities:
Redemption of redeemable preferred stock	(100,000)	—	—
Proceeds from issuance of notes payable - related party	100,000	—	17,994
Repurchase of common stock	(481)	(352)	(406)
Repayment of long term debt	(2,994)	(9)	(14)
Cash dividends paid to redeemable preferred stock	(2,923)	(6,763)	(5,508)

Net cash provided by (used in) financing activities	(6,398)	(7,124)	12,066

Effect of exchange rate changes on cash	(87)	(42)	(98)

Net cash provided by (used in) continuing operations	39,447	(260)	(23,470)

Cash flows from discontinued operations:
Net cash provided by (used in) operating activities from discontinued operations	142,645	49,216	(2,773)

Net cash provided by (used in) investing activities from discontinued operations	(189,186)	(13,350)	(220,375)

(continued)

EXZEO GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows – (Continued)

(Dollar amounts in thousands)

	Years Ended December 31,
	2024	2023 *	2022 *
Net cash provided by (used in) financing activities from discontinued operations	—	—	17,994

Net cash provided by (used in) discontinued operations	(46,541)	35,866	(205,154)

Net increase (decrease) in cash, cash equivalents, and restricted cash	(7,094)	35,606	(228,624)

Cash, cash equivalents, and restricted cash at beginning of period - continuing operations	15,055	15,315	38,785
Cash, cash equivalents, and restricted cash at beginning of period - discontinued operations	46,541	10,675	215,829

Cash, cash equivalents, and restricted cash at beginning of period	61,596	25,990	254,614

Cash, cash equivalents, and restricted cash at end of period - continuing operations	54,502	15,055	15,315
Cash, cash equivalents, and restricted cash at end of period - discontinued operations	—	46,541	10,675

Cash, cash equivalents, and restricted cash at end of period	$54,502	$61,596	$25,990

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$14,261	$866	$781

Cash paid for interest	$3,472	$1,678	$797

Non-cash investing and financing activities:
Extinguishment of notes payable	$155,000	$—	$—

Capital contribution from parent	$2,615	$—	$2,509

Receivable from maturities of fixed-maturity securities	$—	$50,000	$—

Unrealized gain (loss) on investment in available-for-sale securities, net of tax	$—	$3,160	$(5,003)

Contingent consideration payable	$—	$—	$(232)

*See Note 2 — “Summary of Significant Accounting Policies” and Note 3 — “Discontinued Operations” for details on the retrospective changes in presentation of these consolidated financial statements due to the sale of TTIC (as defined below) and discontinued operations reporting.

See accompanying Notes to Consolidated Financial Statements.

EXZEO GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share amounts, unless otherwise stated)

Note 1 — Nature of Operations

Exzeo Group, Inc. (“Exzeo”), formerly known as TypTap Insurance Group, Inc. (“TTIG”), was established in 2020 and is a subsidiary of HCI Group, Inc. (“HCI”). On February 27, 2025, TTIG filed articles of amendment to its Third Amended and Restated Articles of Incorporation changing its name from TypTap Insurance Group, Inc. to Exzeo Group, Inc. Exzeo and its consolidated subsidiaries (collectively, the “Company”) operate as a technology and services provider to the property and casualty (“P&C”) insurance industry.

The Company is currently engaged in the business of providing turnkey insurance technology and operations solutions to customers based on a proprietary platform of purpose-built software and data-analytics applications that are specifically designed for companies in the P&C ecosystem (the “Exzeo Business”). Prior to July 2024, the Company was also engaged in the P&C insurance business, primarily focusing on homeowners’ multi-peril policies in the state of Florida, via its subsidiary TypTap Insurance Company (“TTIC”). On July 1, 2024, Exzeo transferred all 2,500,000 outstanding shares of TTIC to HCI in exchange for the settlement of promissory notes in a transaction that was accounted for as a common control transaction. See Note 3 — “Discontinued Operations” for additional details.

The Company’s platform of products and services is highly scalable and poised to continue to optimize the performance of insurance markets, to the benefit of policyholders, capital providers, as well as the overall insurance value chain. The advanced data analytics algorithms and software tools enable insurance carriers to maximize the efficiency of their systems, optimize underwriting outcomes and ultimately serve their customers more effectively. The Company’s contracts with customers are variable and typically based on a percentage of premium written through the Company’s software platform. This fee structure allows customers to scale while optimizing for operational efficiencies.

The Company’s software platform includes configurable software and data analytics applications that are purpose-built to serve the insurance value chain, from quoting and underwriting, policy management, claims management, geolocation visualization tools, as well as financial reporting. Key products currently in use or under development include AtlasViewer®, an online mapping and data visualization platform, HarmonyTM, a next generation policy administration system, SAMSTM, a policy administration platform, and ClaimColonyTM, an application that provides intelligent automation and management of insurance claims.

The Company provides operational services through Exzeo Insurance Services, Inc. (“EIS”), a wholly owned subsidiary of Exzeo, which performs end-to-end policy administration including underwriting support, application processing, policyholder servicing, premium collection and claims administration. The Company also operates Dark Horse Re, LLC (“Dark Horse”), a reinsurance broker subsidiary formed in November 2023, that arranges and negotiates reinsurance contracts for insurance company clients.

Software development and data analytics capabilities are supported by Exzeo USA, Inc. (“Exzeo USA”) and Cypress Tech Development Company, Inc. (“Cypress Tech”), both of which are subsidiaries that design and maintain components of the Company’s technology infrastructure. Cypress Tech also owns Exzeo Software Private Limited (“Exzeo India”), a wholly owned subsidiary domiciled in India, which provides research and development services to the other subsidiaries of Exzeo along with technical support services.

Note 2 — Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

EXZEO GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share amounts, unless otherwise stated)

Principles of Consolidation

The consolidated financial statements include the accounts of the Company’s controlled subsidiaries. All intercompany accounts and transactions have been eliminated.

Use of Estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as well as the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ materially from these estimates. In addition, accounting policies specific to deferred income taxes, redeemable preferred stock, HCI warrants modification, fair value of TTIC at sale, and stock-based compensation expense involve significant judgments and estimates material to the Company’s consolidated financial statements.

Cash, Cash Equivalents and Restricted Cash

The Company considers all short-term highly liquid investments with original maturities of less than three months to be cash and cash equivalents. Restricted cash in discontinued operations represents funds in TTIC’s sole ownership held by certain states in which TTIC conducts business to meet regulatory requirements and is not available for immediate business use.

Contract Cost Assets

Contract cost assets represent costs incurred by the Company to fulfill its obligations under a contract once it is obtained, but before transferring services to the customer. These costs relate directly to a contract that the Company can specifically identify, are costs to generate or enhance resources of the Company that are used in satisfying performance obligations, and are costs which are expected to be recovered. Accordingly, these costs are recognized on the consolidated balance sheets as an asset and are recognized consistent with the pattern of the transfer of the services to which the asset relates. Contract cost assets are reviewed periodically for impairment. If the carrying value of the assets exceeds the remaining amount of consideration expected to be received less directly related costs, then the impairment loss must be recognized in the consolidated statements of income in order to reflect the actual economic benefit.

Property and Equipment

Property and equipment is stated at cost less accumulated depreciation and amortization. The depreciation of software is recorded within cost of revenue for property and equipment used in the providing of services to customers and within selling, general and administrative expense for property and equipment used internally. Depreciation is calculated on a straight-line basis over the estimated useful lives as follows: computer hardware and software, three years, and office furniture and equipment, three to seven years. Leasehold improvements are amortized over the shorter of the lease term or the useful life of the asset. Expenditures for such improvements are capitalized to the appropriate assets accounts. Replacements and maintenance and repairs that do not improve or extend the life of the respective assets are expensed as incurred. The Company capitalizes both internal and external costs for internally developed software during the application development stage. During the preliminary project and post-implementation stage, internal-use software development costs are expensed as incurred and recorded in research and development. Capitalized software development costs are depreciated on a straight-line basis over the estimated useful life of seven years.

EXZEO GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share amounts, unless otherwise stated)

Impairment of Long-Lived Assets

Long-lived assets, such as property and equipment, are reviewed for impairment annually or whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. The Company assesses the recoverability of long-lived assets by determining whether the assets can be recovered from undiscounted future cash flows. Recoverability of long-lived assets is dependent upon, among other things, the Company’s ability to maintain profitability to meet its obligations when they become due. The Company did not recognize any impairment for any period presented.

Allowance for Credit Losses

Allowance for credit losses represents an estimation of potential losses that the Company may experience due to credit risk. The allowance for credit losses account is a contra account of a financial asset to reflect the net amount expected to be collected. Any increase or decrease in the allowance for credit losses related to accounts receivable is recognized and reflected as credit losses on receivables in the Company’s consolidated statement of income. When the risk of credit loss becomes certain, the allowance for credit losses account will be written off against the financial asset. Under the Current Expected Credit Loss (“CECL”) model, the Company measures all expected credit losses related to relevant financial assets based on historical experience, current conditions, and reasonable and supportable forecasts which incorporate forward-looking information. The Company elected not to measure an allowance for credit losses for accrued interest receivable as any uncollectible amount is adjusted to interest income on a monthly basis. At December 31, 2024 and 2023, there was no dispute risk associated with the accounts receivable balance.

Leases

The Company leases office equipment and office space from affiliates and non-affiliates under terms ranging from three years up to ten years. In assessing whether a contract is or contains a lease, the Company first determines whether there is an identified asset in the contract. The Company then determines whether the contract conveys the right to obtain substantially all of the economic benefits from use of the identified asset or the right to direct the use of the identified asset. The Company elects not to record any lease with a term of 12 months or less on the consolidated balance sheet. For such short-term leases, the Company recognizes the lease payments in expense on a straight-line basis over the lease term.

If the contract is or contains a lease and the Company has the right to control the use of the identified asset, the right-of-use (“ROU”) asset and the lease liability are measured from the lease component of the contract and recognized on the consolidated balance sheet. In measuring the lease liability, the Company uses its incremental borrowing rate for a loan secured by a similar asset that has a term similar to the lease term to discount the lease payments. The contract is further evaluated to determine the classification of the lease as to whether it is finance or operating. If the lease is a finance lease, the ROU asset is depreciated to depreciation expense over the shorter of the useful life of the asset or the lease term. Interest expense is recorded in connection with the lease liability using the effective interest method. If the lease is an operating lease, the ROU asset is amortized to lease expense on a straight-line basis over the lease term.

Contract Liabilities

Contract liabilities are recorded on the consolidated balance sheets as a liability when the Company has received consideration or has an unconditional right to payment from the customer, but has yet to transfer the services. It represents the Company’s obligations to transfer the services to the customers in the future. When the service

EXZEO GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share amounts, unless otherwise stated)

obligation associated with the contract liability is fulfilled, the Company will recognize the revenue and reduce contract liabilities. Contract liabilities expected to be recognized during the succeeding 12-month period are recorded as Current contract liability, and the remaining portion is recorded as non-current contract liability.

Commission Payable

Commission payable represents the Company’s liability to the insurance agents for commissions earned on direct written premium on policies written by carriers for which EIS collects fees inclusive of agent commissions and subsequently pays the applicable commissions to agents. The commission rate is a certain percentage of the premiums and varies by factors such as geographic region, risk classification, and whether the policy is new or a renewal. The estimated liability for commission payable is calculated based on direct written premiums multiplied by applicable commission rate. This liability is reviewed and adjusted at the end of each reporting period using actual data available. Commission payable is recorded as an accrual in the consolidated financial statements and is included as part of the cost of revenue. The liability is typically settled within a year.

Redeemable Series A Preferred Stock

Redeemable Series A Preferred Stock was a class of stock issued with redemption features that are outside the control of the issuer. Therefore, it is not classified as an asset or liability in conformity with U.S. GAAP and is presented in the temporary equity (mezzanine) section of the consolidated balance sheets. The stock contains features with rights in dividends, voting, conversion, participation, liquidation preference, and redemption. See Note 14 — “Redeemable Series A Preferred Stock” for additional details.

The Redeemable Series A Preferred Stock was initially recorded at fair value and is decreased by related issuance costs. The fair value is estimated using a residual fair value approach. The effect of increasing dividend rates is accreted to the Redeemable Series A Preferred Stock with a corresponding debit to retained earnings or accumulated deficit. The effective interest method is used for accretion over the period of the increasing dividend rates. The carrying value of the preferred stock is also subsequently adjusted for accrued dividends and dividend payments. The Company has an option to pay the dividends in cash or make a payment in kind. The dividends are accrued monthly assuming that they will be settled in cash.

When the preferred stock is probable of becoming redeemable, the Company elects to recognize changes in the redemption value immediately as it occurs and adjust the carrying value of the stock to the maximum redemption value, which is the higher of the redemption price or fair market value as of the reporting date. Such changes in the redemption value are treated as dividends when calculating income available to common stockholders.

Fair Value Measurements

The Company applies fair value measurements for certain financial assets and liabilities in accordance with a hierarchical framework. This hierarchy prioritizes inputs into three levels:

Level 1: Unadjusted quoted prices in active markets for identical assets or liabilities.

Level 2: Other inputs that are observable for the assets, either directly or indirectly such as quoted prices for identical assets that are not observable throughout the full term of the asset.

Level 3: Inputs that are unobservable.

EXZEO GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share amounts, unless otherwise stated)

The Company primarily uses a discounted cash flow methodology to estimate the fair value of its long-term debt, classified under Level 3 inputs. Cash and cash equivalents, primarily consisting of money-market funds and certificates of deposit, are at their carrying value amount due to their short maturities and high liquidity.

Assets Measured and Recorded at Estimated Fair Value on a Recurring Basis

The Company’s financial assets are measured at estimated fair value on a recurring basis. The fair value hierarchy of the valuation techniques utilized by the Company to determine such fair value as of December 31, 2024 and 2023, are as follows:

	Fair Value Measurements Using
	(Level 1)	(Level 2)	(Level 3)	Total
As of December 31, 2024
Financial Assets:
Cash and cash equivalents	$54,502	$—	$—	$54,502

As of December 31, 2023
Financial Assets:
Cash and cash equivalents	$15,055	$—	$—	$15,055

Liabilities Carried at Other Than Fair Value

The fair value information for note payable - related party that is carried on the consolidated balance sheets at December 31, 2023 is as follows:

	Carrying Value	Fair Value Measurements Using			Estimated Fair Value
		(Level 1)	(Level 2)	(Level 3)
As of December 31, 2023
Note payable - related party *	$57,994	$—	$—	$57,226	$57,226

*	The accrued interest of $152 as of December 31, 2023 was excluded.

Foreign Currency

The functional currency of the Company’s Indian subsidiary is the U.S. dollar. As such, the monetary assets and liabilities of this subsidiary are remeasured into U.S. dollars at the exchange rate in effect on the balance sheet date. Non-monetary assets and liabilities are remeasured using historical rates. Expenses recorded in local currency are remeasured at the prevailing exchange rate. Exchange gains and losses resulting from these remeasurements are included in selling, general and administrative expense.

Discontinued Operations

On July 1, 2024, the Company entered into a Stock Purchase Agreement (“Purchase Agreement”) with HCI to sell all of the issued and outstanding common stock of TTIC to HCI. The results of operations of a component of the Company that has either been disposed of or is classified as held-for-sale are reported in discontinued operations if certain criteria are met. A disposal of a component is reported in discontinued operations if the disposal represents a strategic shift that has or will have a major effect on the Company’s operations and financial results.

EXZEO GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share amounts, unless otherwise stated)

As a result of the sale of TTIC on July 1, 2024, the Company’s assets and liabilities associated with TTIC have been classified as discontinued operations in the accompanying consolidated balance sheets and the respective operations have been classified as discontinued operations in the accompanying consolidated statements of income and consolidated statements of cash flows.

Upon completion of the sale of TTIC and beginning with the Company’s September 30, 2024 consolidated financial statements, the Company has changed the presentation of its balance sheet from an unclassified balance sheet to a classified balance sheet and has changed the presentation of its statement of income from a single step statement of income to a two-step statement of income to reflect the presentation of the Company’s financial position and results of operations as an insurance technology and operations solutions service provider after the sale of TTIC. This change in presentation has been applied retrospectively to all periods presented and had no impact on previously reported net income (loss) or stockholders’ equity (deficit) for any periods.

Revenue

The Company generates revenue from three primary sources: Underwriting and management services, claim services and other technology services.

Revenue is recognized in accordance with the five-step model in the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 606 - Revenue from Contract with Customers (“ASC 606”), which involves identification of the contract, identification of performance obligations in the contract, determination of the transaction price, allocation of the transaction price to the previously identified performance obligations, and recognition of revenue as the performance obligations are satisfied.

Revenue is recognized only to the extent that it is probable that a significant reversal of revenue will not occur and when collection is considered probable.

For contracts that contain multiple performance obligations, the transaction price is allocated to each performance obligation based on a relative standalone selling price, when available. If a standalone selling price is not available, the Company estimates the standalone selling price of each performance obligation.

Cost of Revenue

Cost of revenue consists of expenses directly attributable to the delivery of services that generate revenue. These include salaries and benefits of employees engaged in providing underwriting, management, administrative, and claim services, commissions for which EIS collects fees inclusive of agent commissions and subsequently pays the applicable commissions to agents, amortization of software intangible assets used to provide services, and allocated overhead costs from supporting departments. Information technology services that support policy underwriting, administrative functions, and claim handing services are also included.

Claim handling costs are comprised of expenses incurred throughout the claims process, including adjustment, investigation, defense, recording, and payment functions. Allocated expenses from departments supporting these functions are also included in cost of revenue.

Research and Development

Research and development costs consist primarily of personnel expenses, including salaries and benefits, bonuses, stock-based compensation and related overhead costs for employees engaged in the design and development of the Company’s offerings and other internally used systems and applications.

EXZEO GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share amounts, unless otherwise stated)

Income Taxes

HCI files consolidated federal and state income tax returns and allocates taxes among its wholly-owned subsidiaries, including Exzeo and its subsidiaries in accordance with a written tax-allocation agreement. All estimated income tax payments and payments made when filing the federal and state tax returns are paid by HCI. Exzeo India is responsible for filing and paying its own income taxes.

In accordance with a written tax-allocation agreement, each entity within the consolidated group pays its portion of the income tax (based on each subsidiary’s separate return tax liability). If the entity incurs a loss, it will be entitled to a tax benefit from HCI.

The Company accounts for income taxes in accordance with U.S. GAAP, resulting in two components of income tax expense and benefit: current and deferred. Current income tax expense and benefit reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income. The Company determines deferred income taxes using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities, and enacted changes in tax rates and laws are recognized in the period in which they occur.

Deferred income tax expense and benefit results from changes in deferred tax assets and liabilities between periods. Deferred tax assets are recognized if it is more likely than not, based on the technical merits, that the tax position will be realized or sustained upon examination. The term “more likely than not” means a likelihood of more than fifty percent; the terms “examined” and “upon examination” also include resolution of the related appeals or litigation processes, if any. A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than fifty percent likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances, and information available at the reporting date and is subject to management’s judgment. Deferred tax assets are reduced by a valuation allowance if, based on the weight of evidence available, it is more likely than not that some portion or all of a deferred tax asset will not be realized.

Stock-Based Compensation

The Company accounts for stock-based compensation under the fair value recognition provisions of U.S. GAAP which requires the measurement and recognition of compensation for all stock-based awards made to employees and directors based on estimated fair values. In accordance with U.S. GAAP, the fair value of stock-based awards with a service condition is generally recognized as compensation expense over the requisite service period, which is defined as the period during which a recipient is required to provide service in exchange for an award. The Company uses a straight-line attribution method for all grants that include only a service condition. Restricted stock grants with market conditions are expensed over the derived service period. Expensing market-based awards may be expedited if the conditions are met sooner than anticipated.

The Company also issues stock options that are mainly awarded to executives of the Company and are measured at fair value at the grant date. The Company calculates the fair value of stock options on the date of grant using the Monte Carlo simulation model. The Company completed a valuation of the Company’s common stock with the assistance of a third-party valuation specialist for use as the fair value at grant date of the Company’s common stock input in determining the grant date fair value of the stock options. The expense is recognized over the requisite service period for awards expected to vest using the straight-line method. The requisite service period for stock options is generally four years.

EXZEO GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share amounts, unless otherwise stated)

The Company’s outstanding stock-based awards include stock options and restricted stock awards with service-based conditions. Compensation expense related to all awards is recorded within cost of revenue, research and development, selling, general and administrative expenses. Forfeitures of the Company’s stock-based awards are accounted for as they occur for all awards. The Company receives a windfall tax benefit for certain stock options exercises and restricted stock awards if these awards vest at a higher value than the value used to recognize compensation expense. In the event the restricted stock awards vest at a lower value than the value used to recognize compensation expense, the Company experiences a tax shortfall. The Company recognizes tax windfalls and shortfalls in the consolidated statements of income. For grants to employees of foreign subsidiaries, there is a recharge agreement between the Company and the foreign subsidiary, under which the foreign subsidiary reimburses the Company for the cost of the stock-based awards.

Effective December 24, 2024, certain employees of HCI and its subsidiaries were transferred to the Company. A cumulative catch up of previously vested expense and future compensation expenses related to those employees’ unvested HCI restricted stock awards are recorded as stock-based compensation by the Company. See Note 16 - “Stock-Based Compensation” for additional details.

Basic and Diluted Earnings (Loss) Per Common Share

Basic earnings per common share is computed by dividing net income attributable to common stockholders by the weighted-average number of shares of common stock outstanding for the period. U.S. GAAP requires the inclusion of restricted stock as participating securities since holders of the Company’s restricted stock have the right to share in dividends, if declared, equally with common stockholders. In addition, the intrinsic value of restricted stock declines when the Company experiences operating losses. As a result, holders of the Company’s restricted stock are allocated a proportional share of net income and loss determined by dividing total weighted-average shares of restricted stock by the sum of total weighted-average shares of common stock and shares of restricted stock (the “two-class method”). Diluted earnings per common share reflect the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted as well as participating equities. During loss periods, common stock equivalents such as stock options and preferred stock are excluded from the calculation of diluted loss per share, as the inclusion would have an anti-dilutive effect. See Note 13 — “Earnings Per Share” for potentially dilutive securities at December 31, 2024, 2023 and 2022.

New Accounting Pronouncements

In November 2024, the FASB issued Accounting Standards Update (“ASU”) No. 2024-03, Income Statement–Reporting Comprehensive Income–Expense Disaggregation Disclosures (Subtopic 220-40) (“ASU 2024-03”) to enhance disclosure requirements for public entities by requiring the disaggregation of certain expense captions presented within the income statement, such as employee compensation and intangible asset amortization. Additionally, the total of these disaggregated expenses must reconcile with the corresponding expense caption on the income statement, with the difference represented as an “other items” amount accompanied by a qualitative description. ASU 2024-03 is effective for all public business entities for fiscal years beginning after December 15, 2026. Early adoption is permitted. The Company is evaluating the impact of the adoption of the new guidance and expects the adoption of this standard to expand its disclosures.

In December 2023, the FASB issued ASU No. 2023-09 - Income Taxes (Topic 740): Improvements to Income Tax Disclosures (“ASU 2023-09”) to improve income tax disclosure. The update requires greater disaggregation of income tax disclosures related to the income tax rate reconciliation and income taxes paid. The update is effective for fiscal years starting after December 15, 2024, and early adoption is permitted. ASU 2023-09 is effective for the Company beginning with the first quarter of 2025. The Company is evaluating the impact of the adoption of the new guidance and expects the adoption of this standard to expand its disclosures.

EXZEO GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share amounts, unless otherwise stated)

In November 2023, the FASB issued ASU No. 2023-07- Segment Reporting (Topic 280): Improvements To Reportable Segment Disclosures (“ASU 2023-07”), which requires public entities, including those with a single reportable segment, to disclose significant segment expenses and other segment items that are regularly provided to the chief operating decision maker. The standard is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. Early adoption is permitted. The Company adopted this standard for the annual period ended December 31, 2024, and applied the guidance retrospectively to all periods presented. The adoption impacted disclosures only and had no effect on the consolidated financial statements. See Note 10 — “Segment information” for additional details.

Note 3 — Discontinued Operations

Sale of TTIC

On July 1, 2024, the Company entered into a Purchase Agreement with HCI. Pursuant to the Purchase Agreement, the Company transferred to HCI 2,500,000 shares of TTIC’s $1.00 par value common stock, representing all of TTIC’s issued and outstanding common shares. In exchange, HCI agreed to consider two promissory notes issued by the Company, totaling $117,994 in principal, as fully repaid and $37,006 of a $40,000 2.00% Promissory Note due June 1, 2025 as partially repaid. The amount outstanding under this promissory note was reduced to $2,994 and this promissory note remained in effect. Therefore, the total principal balance of promissory notes considered repaid was $155,000. As the transaction was between entities under common control and there was no change in control of TTIC, the purchase was accounted for as a common control transaction, which was recognized as an equity transaction. In connection with the completion of the sale, the Company recognized an $884 decrease in stockholders’ equity, reflecting the difference between the $155,000 of consideration received and the $155,884 of net assets of TTIC at sale.

TTIC Transaction Summary

The major classes of assets and liabilities of TTIC transferred are as follows:

Assets
Cash and cash equivalents	58,774
Premiums receivable, net	18,835
Reinsurance recoverable, net	112,242
Deferred policy acquisition costs	23,133
Prepaid reinsurance premiums	17,899
Investments	333,364
Other assets	37,736

Total assets	$601,983

Liabilities
Losses and loss adjustment expenses	231,057
Unearned premiums	212,377
Other liabilities	2,665

Total liabilities	$446,099

Stock-Based Compensation

The disposal of TTIC to HCI triggered a “change of control” clause within Exzeo’s 2021 Omnibus Incentive Plan. This event led to the immediate vesting of all outstanding unvested stock-based compensation awards, with

EXZEO GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share amounts, unless otherwise stated)

the exception of awards issued to Paresh Patel, the Chief Executive Officer of Exzeo and HCI, who entered into an agreement to modify the terms of his awards such that they would not immediately vest upon a change in control transaction between affiliates. The total expense recognized from the accelerated vesting of these awards was $1,087. This expense includes the immediate recognition of all previously unrecognized compensation costs related to service-condition shares, market-condition performance shares, and stock options that vested upon the change of control. The $1,087 in stock-based compensation expense was recorded in selling, general and administrative expenses in the consolidated statements of income for the year ended December 31, 2024. Paresh Patel’s modification of his awards, executed prior to the transaction, resulted in his unvested shares continuing to vest according to the original vesting schedule and conditions.

Strategic Shift and Discontinued Operations Reporting

The sale of TTIC constituted a disposal of a significant component of the Company, resulting in a strategic shift in the Company’s business and a major effect on the Company’s operations and financial results. The results of TTIC are reflected in the Company’s consolidated financial statements as discontinued operations and, therefore, are presented as assets and liabilities of discontinued operations on the consolidated balance sheets and income from discontinued operations on the consolidated statements of income.

The purpose of this transaction was to restructure Exzeo, allowing it to focus on expanding its technology and insurance solutions services. This restructuring also reduced Exzeo’s debt, thereby improving its capital structure and balance sheet.

Continuing Involvement with TTIC

Following the disposal of TTIC, the Company continues to be a party to the following agreements with TTIC:

Managing General Agency (“MGA”) agreements: On January 4, 2016, EIS entered into an MGA agreement to provide underwriting services, insurance policy administrative services and claims administration services to TTIC. The MGA agreement had an initial term of three years, through January 4, 2019, with automatic renewals for one-year periods thereafter. The MGA agreement was renewed on January 4, 2025, and the Company expects the MGA agreement to automatically renew for the foreseeable future.

For the years ended December 31, 2024, 2023 and 2022, the Company recognized revenues from the MGA agreement of $121,633, $82,924 and $43,379, respectively. Cash inflows from the MGA agreement subsequent to the sale were $78,852 for the year ended December 31, 2024.

The amounts recognized under the MGA agreement prior to the sale of TTIC on July 1, 2024 were intercompany transactions. These intercompany transactions are presented gross as revenues from continuing operations and as expenses incurred by discontinued operations for all periods presented to reflect their planned continuance subsequent to the sale of TTIC on July 1, 2024. The gross presentation of these intercompany transactions has no net impact on consolidated net income or consolidated stockholders’ equity. See Note 4 — “Revenue” and Note 7 — “Related Party Transactions” for additional details.

Cost Allocation Agreement: The Company also provides corporate services such as human resources, accounting, and legal support to TTIC through a Cost Allocation Agreement, by and among Exzeo and its affiliates, initially effective from June 1, 2021, and continues until terminated by mutual consent of the parties thereto. The Company is reimbursed for any services provided on a cost-reimbursement basis. Expenses allocated under this agreement during the years ended December 31, 2024, 2023 and 2022, were $2,500, $3,472 and $3,124, respectively. Cash inflows from the Cost Allocation Agreement subsequent to the sale were $716 for the year ended December 31, 2024.

EXZEO GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share amounts, unless otherwise stated)

Financial Information of Discontinued Operations

The carrying amounts of major classes of assets and liabilities included as part of discontinued operations in the consolidated balance sheets as of December 31, 2023, is as follows:

December 31,
2023
Carrying amounts of major classes of assets included as part of the discontinued operations
Current assets:
Cash and cash equivalents	$44,242
Premium receivable	37,867
Receivable from maturities of fixed-maturity securities	50,000
Current portion of reinsurance recoverable, net	37,462
Prepaid reinsurance premiums	43,938
Deferred acquisition costs	22,429
Other current assets	7,168

Total current assets	$243,106

Non-current assets:
Investments	202,095
Non-current portion of reinsurance recoverable, net	96,702
Other non-current assets	34,473

Total non-current assets	$333,270

Total major classes of assets of the discontinued operations	$576,376

Carrying amounts of major classes of liabilities included as part of the discontinued operations
Current liabilities:
Current portion of losses and loss adjustment expenses	$81,416
Unearned premiums	200,463
Advanced premiums	10,802
Other current liabilities	2,559

Total current liabilities	$295,240

Non-current liabilities:
Non-current portion of losses and loss adjustment expenses	$144,735

Total major classes of liabilities of the discontinued operations	$439,975

EXZEO GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share amounts, unless otherwise stated)

The major classes of line items constituting income from discontinued operations before tax to after-tax profit or loss reported in discontinued operations for the periods presented, are as follows:

	Years Ended December 31,
	2024	2023	2022
Major classes of line items constituting income from discontinued operations, before tax
Gross premium earned	$210,803	$348,310	$298,214
Premiums ceded	(58,943)	(122,501)	(110,299)
Investment and other income	9,542	13,812	6,720
Loss and loss adjustments expense	(87,219)	(153,876)	(190,011)
Policy acquisition costs	(45,356)	(71,316)	(31,396)
Other operating expenses	(2,973)	(2,899)	3,594

Income (loss) from discontinued operations, before tax	$25,854	$11,530	$(23,178)

Income tax expense (benefit) from discontinued operations	6,601	2,969	(5,876)

Income (loss) from discontinued operations, after tax, that is presented in the consolidated statements of income	$19,253	$8,561	$(17,302)

Note 4 — Revenue

The Company generates revenue from three primary sources: Underwriting and management services, claim services, and other technology services. The Company’s revenue from contracts with customers by solution are as follows:

	Disaggregated Revenue
	Years Ended December 31,
	2024	2023	2022
Underwriting and management services	$95,373	$61,410	$27,337
Claim services	30,777	19,911	15,555
Other technology services	7,798	7,012	2,739

Total revenue	$133,948	$88,333	$45,631

The Company waived management fees of $15,000 and $44,000 during the years ended 2023 and 2022, respectively, related to the MGA agreement with TTIC. TTIC was a wholly owned subsidiary of the Company until July 1, 2024. The waived management fees were excluded from revenue in the consolidated statements of income.

EXZEO GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share amounts, unless otherwise stated)

The Company’s revenue, disaggregated by revenue recognized at a point in time or over time, is as follows:

	Disaggregated Revenue
	Years Ended December 31,
	2024	2023	2022
Point in time	$63,373	$35,933	$19,889
Over time	70,575	52,400	25,742

Total	$133,948	$88,333	$45,631

The Company primarily derives revenue through insurance solutions services provided to various customers. Specifically, the Company provides services to certain of its affiliates under separate MGA and Policy Administration agreements. See Note 7 — “Related Party Transactions” for additional details.

Underwriting and Management Services

The Company provides policy issuance and renewal services, that result in executed insurance policies. In addition, the Company provides management services, including soliciting and negotiating reinsurance for authorized programs, and managing and maintaining a policy administration system. Furthermore, the Company offers administrative services, including maintaining policy records, and printing policy-related documents.

The Company has identified three performance obligations within its underwriting and management services: 1) policy issuance and renewal, 2) management services, and 3) reinsurance placement assistance and brokerage services.

The transaction price allocated to the policy issuance and renewal performance obligation is determined based on the estimated standalone selling price of the service. This price is calculated as a proportion of direct written premiums, assumed written premiums, or both, plus related policy fees, that varies based on the specific terms of each agreement. The estimated standalone selling price was determined using the expected cost plus a margin approach. The transaction price is comprised of variable consideration because the Company is obligated to return a portion of the consideration if an underlying policy is canceled subsequent to issuance or renewal. Thus, the Company applies an estimate of constraint against the transaction price related to possible underlying policy cancellations in the future using the expected value method. Revenue related to the policy issuance and renewal performance obligation is recognized at the point in time when a policy is issued or renewed, as this marks the point at which the customers receive the economic benefits of the policy issuance or renewal, with the related services being substantially complete.

The transaction price allocated to the management services performance obligation is determined based on the estimated standalone selling price of the services. This price is calculated as a proportion of direct written premiums, assumed written premiums, or both, and varies based on the specific terms of each agreement. The estimated standalone selling price was determined using the expected cost plus a margin. The transaction price is comprised of variable consideration because the Company must estimate the amount of written and assumed premiums that will occur over the term of the MGA agreements. The Company applies an estimate of constraint against the transaction price related to possible overestimation of future written and assumed premiums using the expected value method. Revenue related to management services is recognized ratably over time as the services are provided, generally over the MGA agreement term.

The Company also provides reinsurance placement and brokerage assistance to the Company’s reinsurance brokers (“sub-broker services”) via Dark Horse. Revenue from these services is recognized at a point in time,

EXZEO GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share amounts, unless otherwise stated)

when Dark Horse fulfills its performance obligation by completing the services for the customer and is included in underwriting and management services. Due to the nature of the services, there are no significant financing components or variable consideration. For the year ended December 31, 2024, the Company recognized $500 in revenue from sub-broker services, reflecting the fixed fee for services rendered during the year. As of December 31, 2024, the Company did not have a receivable balance related to this service.

Claim Services

The Company provides services for all reported and assigned claims for which the Company will investigate, evaluate, handle, adjust, and settle each claim. While there are a variety of activities performed, the overall nature of the obligation is to provide services for all reported and assigned claims, including catastrophe claims. The Company also provides “Catastrophe Services” in the form of claim services to handle and adjust the increased and extraordinary volume of claims attributable to a catastrophe.

The Company has identified two performance obligations within claim services: 1) claim services and 2) catastrophe services.

The transaction price allocated to the claim services performance obligation is determined based on the estimated standalone selling price of the services. This price is calculated as a proportion of direct and assumed written premiums and varies based on the specific terms of each agreement. The estimated standalone selling price was determined using the estimated cost plus a margin approach. The transaction price is comprised of variable consideration because the Company must estimate the amount of written and assumed premiums that will occur over the term of the MGA agreements. Thus, the Company applies an estimate of constraint against the transaction price related to possible overestimation of future written and assumed premiums using the expected value method. Revenue related to claim services is recognized ratably over time as the claims are managed, typically over the term of the MGA agreement. This approach reflects the continuous transfer of services to the customer, ensuring that revenue recognition aligns with the delivery of services throughout the term of the MGA agreement.

The transaction price allocated to the catastrophe services performance obligation is determined based on the estimated standalone selling price of the services, which includes per-claim fees and a percentage of indemnification costs, and varies based on the specific terms of each agreement. The transaction price is comprised of variable consideration because the Company must estimate the ultimate number of claims to be handled, and the total amount of indemnification paid on those claims. Thus, the Company applies an estimate of constraint against the transaction price related to possible overestimation of the transaction price using the expected value method. Revenue for this performance obligation is recognized over time using an output method that measures progress by comparing total claims paid to date against the total expected claims to be paid.

Other Technology Services

The Company’s other technology services revenue is derived primarily from fees for providing various proprietary software, which includes functionality for policy administration, billing, reporting and compliance, and claims handling, to the customer through software service agreements.

The Company has identified two performance obligations related to software services: 1) policy administration software service and 2) catastrophe claims software service.

The transaction price of the policy administration software service performance obligation is based on the volume of policies or claims processed by the affiliate using the Company’s software at the end of each quarter

EXZEO GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share amounts, unless otherwise stated)

or a fixed fee. The overall nature of the obligation is to provide the customer access to the software. Accordingly, the ongoing administration and software services are deemed to have one performance obligation. Each of these arrangements represents a stand-ready obligation to perform these activities on an as-needed basis. As the Company has a right to invoice the affiliates at an amount that corresponds directly with the value of service rendered, the Company applied the as-invoiced practical expedient to recognize revenue for this performance obligation.

The transaction price of the catastrophe claims software service is calculated as a percentage of the amount incurred for each catastrophe claim handled. The nature of the performance obligation is that Exzeo USA will provide the service of allowing the customer access to its software systems. This catastrophe claims software services revenue is recognized over time as the performance obligation is satisfied, generally ratably over the period of four to five years.

Remaining Performance Obligations

As of December 31, 2024 and 2023, the aggregate amount of the transaction prices allocated to remaining performance obligations that are unsatisfied or partially unsatisfied was $55,576 and $40,080, respectively, of which $47,210 and $30,727, respectively, is expected to recognized as revenue within the next 12 months and $8,366 and $9,353, respectively, is expected to be recognized beyond the next 12 months.

Contract Balances

The Company receives payments from customers based on billing terms as established in our contracts. Accounts receivable are recorded when the right to consideration becomes unconditional and only the passage of time is required before payment of consideration is due as of the reporting period. Timing of revenue recognition may differ from the timing of invoicing. Receivables related to these services are classified under Receivable from related parties on the consolidated balance sheet, as revenues are earned through affiliated entities with the exception of sub-broker services. The Company typically collects these receivables within 15 days of each reporting period, with cash collections generally completed within one year, given the annual term of insurance policies. As of December 31, 2024 and 2023, the Company reported $2,025 and $1,345, respectively, in receivable from related parties, net related to these contracts.

The portion of revenue not yet earned is recorded as a contract liability on the consolidated balance sheet. Contract liabilities are recorded when the Company has received consideration or has an unconditional right to payment from the customer but has yet to transfer the services. This represents the portion of revenue that will be recognized over the term of the respective agreements. The over time performance obligations fall in this category given that we recognize revenue for the term of the uncancelable contract. The changes in the contract liability balance were a result of normal business activity and not materially impacted by any other factors. The following table summarizes the Company’s change to the contract liabilities balance:

	Change in Contract Liabilities Years Ended December 31,
	2024	2023
Beginning Balance	$40,080	$35,427
Additions	78,477	35,612
Revenue recognized related to the beginning balance	(29,796)	(27,623)
Revenue recognized	(33,185)	(3,336)

Ending Balance	$55,576	$40,080

EXZEO GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share amounts, unless otherwise stated)

Contract liabilities are reflected in current liabilities for those to be recognized in less than 12 months and in non-current liabilities for those to be recognized more than 12 months from the date presented in the Company’s consolidated balance sheets.

The following table summarizes the Company’s change to the contract cost assets balance:

	Change in Contract Cost Assets Years Ended December 31,
	2024	2023
Beginning Balance	$6,446	$4,810
Additions	11,199	4,959
Costs recognized	(8,116)	(3,323)

Ending Balance	$9,529	$6,446

The changes in the contract cost assets balance are part of the ordinary course of business. Contract cost assets are reflected in current assets for those to be recognized in less than 12 months and in non-current assets for those to be recognized more than 12 months from the date presented in the Company’s consolidated balance sheets.

EXZEO GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share amounts, unless otherwise stated)

Note 5 — Comprehensive Income (Loss)

Comprehensive income (loss) includes net income (loss) and other comprehensive income (loss), which for the Company includes changes in unrealized gains or losses of available-for-sale fixed-maturity securities carried at fair value and changes in the allowance for credit losses related to these investments. Reclassification adjustments for realized (gains) losses, at cost or amortized cost, are reflected in net realized investment gains (losses) on the consolidated statements of income. The components of other comprehensive income (loss) and the related tax effects allocated to each component were as follows:

	Year Ended December 31, 2024
	Before Tax	Income Tax Effect	Net of Tax
Net unrealized gains (losses) arising during the period	$307	$(77)	$230
Reclassification adjustment for net realized losses (gains)	—	—	—

Total other comprehensive income	$307	$(77)	$230

	Year Ended December 31, 2023
	Before Tax	Income Tax Effect	Net of Tax
Net unrealized gains (losses) arising during the period	$2,547	$601	$3,148
Reclassification adjustment for net realized losses (gains)	10	2	12

Total other comprehensive income	$2,557	$603	$3,160

	Year Ended December 31, 2022
	Before Tax	Income Tax Effect	Net of Tax
Net unrealized gains (losses) arising during the period	$(5,048)	$21	$(5,027)
Reclassification adjustment for net realized losses (gains)	32	(8)	24

Total other comprehensive income	$(5,016)	$13	$(5,003)

Note 6 — Concentrations of Credit Risk

The Company’s receivables arising from the revenue potentially exposes the Company to concentrations of credit risk, with a significant portion coming from related-party insurance companies for which the Company serves as an insurance solutions provider. See Note 1 — “Nature of Operations” for additional details.

As of December 31, 2024 and 2023, receivable from related parties related to revenue totaled $2,025 and $1,345, respectively. As of December 31, 2024, receivable amount related to revenue from TTIC, Homeowners Choice Managers, Inc. (“HCM”) and Condo Owners Reciprocal Exchange (“CORE”) were $543, $519 and $963, respectively. As of December 31, 2023, receivable amount related to revenue from TTIC and HCM were $1,025 and $320, respectively. See Note 7 — “Related Party Transactions” for additional details.

EXZEO GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share amounts, unless otherwise stated)

Note 7 — Related Party Transactions

Related Party Service Agreements - Revenue

Management fees from insurance companies

EIS is party to a longstanding MGA agreement with TTIC. For the years ended December 31, 2024, 2023 and 2022, the Company recognized underwriting, management and claim services fees of $119,022, $81,316 and $42,886, respectively. The Company waived management fees of $15,000 and $44,000 during the years ended December 31, 2023 and 2022, respectively, related to the MGA agreement with TTIC. See Note 4 — “Revenue” for additional details. As of December 31, 2024 and 2023, unearned revenue of $35,118 and $27,819, respectively, were recorded within the contract liabilities in the consolidated balance sheets. As of December 31, 2024 and 2023, the Company had accounts receivable outstanding related to the above fees of $157 and $892, respectively. Such fees are typically settled in the month following the period in which the services were rendered.

On November 21, 2023, EIS entered into an MGA agreement with Core Risk Managers, LLC (“CRM”) for CORE. For the year ended December 31, 2024, the Company recognized underwriting, management and claim services fees of $6,625. As of December 31, 2024, unearned revenue of $3,172 was recorded within the contract liabilities in the consolidated balance sheets. As of December 31, 2024, the Company had accounts receivable outstanding related to the above fees of $963. Such fees are typically settled in the month following the period in which the services were rendered. For the year ended December 31, 2023, the Company did not recognize revenue related to CORE, nor did the Company record any unearned revenue or accounts receivable related to CORE.

On November 5, 2024, EIS entered into an MGA agreement with the attorney-in-fact (“AIF”) for Tailrow Insurance Exchange (“Tailrow”). For the year ended December 31, 2024, the Company did not recognize revenue related to Tailrow.

Policy administration services

The Company charges HCM for each new and renewed Homeowners Choice Property & Casualty Insurance Company, Inc. (“HCPCI”) flood policy and this service charge only applies to flood policies outside of Florida. For the years ended December 31, 2024, 2023 and 2022, the Company recognized policy administration income of $3, $4 and $6, respectively. There were no accounts receivable outstanding related to the HCM flood policy administration fee as of December 31, 2024 and 2023. Such fees are typically settled within two weeks following the invoice date. On January 1, 2025, EIS entered into a policy administration services agreement with HCM. See Note 18 — “Subsequent Events” for additional details.

Other technology services

The Company charges HCM various usage-based or flat fees to use the following software: SAMSTM, HarmonyTM, CasaClueTM, AtlasViewer®, and ClaimColonyTM. An additional flat fee is paid for other general software services. For the years ended December 31, 2024, 2023 and 2022, the Company recognized policy administration software service income of $1,806, $1,780 and $1,818, respectively. As of December 31, 2024 and 2023, the Company had accounts receivable outstanding related to policy administration software service income of $148 and $147, respectively.

The Company provides catastrophe claims software service through the usage of its software, enabling efficient management and adjustment of the increased claim volumes arising from catastrophes. This service is offered to

EXZEO GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share amounts, unless otherwise stated)

HCM, TTIC, CRM and Tailrow under their respective agreements. The transaction price allocated to the catastrophe services performance obligation is determined based on the estimated standalone selling price of the services, which includes per-claim fees and a percentage of indemnification costs, and varies based on the specific terms of each agreement.

For the years ended December 31, 2024, 2023 and 2022, the Company recognized catastrophe claims software service income of $5,992, $5,232 and $922, respectively. As of December 31, 2024 and 2023, unearned revenue of $17,286 and $12,261, respectively, were recorded within the other liabilities in the consolidated balance sheets. As of December 31, 2024 and 2023, the Company had accounts receivable outstanding related to catastrophe claims software service income of $757 and $306, respectively. Such fees are typically settled in the month following the period in which the services were rendered.

Related Party Service Agreements - Expenses

Agent Commissions

Under an agent commission agreement with Omega Insurance Agency, Inc. (“Omega”), a subsidiary of HCI, the Company pays commissions on premiums received in cash for policies issued by specific customers during the term of the agreement. Commission expenses for the years ended December 31, 2024, 2023 and 2022, were $112, $104 and $140, respectively, and are reflected in the cost of revenue in the consolidated statements of income. As of December 31, 2024 and 2023, the Company had accounts payable outstanding related to the agent commission of $9 and $11, respectively.

Claim Services

The Company receives field adjuster services from Griston Claim Services, Inc. (“GCS”), a subsidiary of HCI, and pays a fee for the services received. Field adjuster services expenses for the years ended December 31, 2024, 2023 and 2022, were $4,313, $2,231 and $4,109, respectively, and are reflected in the cost of revenue in the consolidated statements of income.

The Company also pays claim services fee to Griston Claim Management, Inc. (“GCM”), a subsidiary of HCI. The Company pays GCM a fee per internally handled non-catastrophe claims for TTIC. For catastrophe claim services provided for TTIC, the Company pays GCM a fee per claim and a percentage of the incurred loss on the catastrophe claim. For claim services provided for CORE, the Company pays GCM a fee plus a percentage of the amount expended for indemnification of the loss per claim handled by GCM. For the years ended December 31, 2024, 2023 and 2022, claim services expenses were $16,147, $11,679 and $11,970, respectively, and are reflected in the cost of revenue in the consolidated statements of income. For the year ended December 31, 2024, there were no claim services expenses related to Tailrow claims.

As of December 31, 2024 and 2023, accounts payable outstanding related to the claim services were $429 and $979, respectively. Such fees are typically settled in the month following the period in which the services were rendered.

Office Leases

The Company entered into a lease agreement with Century Park Holding, LLC, a subsidiary of HCI, for an office space in Tampa, Florida, beginning on January 1, 2023 and ending on December 31, 2032.

EXZEO GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share amounts, unless otherwise stated)

In 2022, the Company signed a lease agreement with Silver Springs Property Investment, LLC, a subsidiary of HCI, for an office building in Ocala, Florida. The lease began on January 1, 2022 and was scheduled to end on December 31, 2024. On July 4, 2024, the Company exercised the renewal option and extended the lease term such that it will now end on December 31, 2027.

For the years ended December 31, 2024, 2023 and 2022, the lease expenses related to these leases were $1,508, $1,488 and $1,669, respectively, and are reflected in the cost of revenue and selling, general and administrative expenses in the consolidated statements of income.

As of December 31, 2024 and 2023, there were no accounts payable outstanding related to the office leases as payments are due on the 1st day of each calendar month.

Corporate Cost Allocation

The Company provides corporate services to TTIC under a corporate cost allocation agreement between Exzeo and affiliates. Expenses allocated under this agreement during the years ended December 31, 2024, 2023 and 2022, were $2,500, $3,472 and $3,124, respectively. The cost allocation is presented as a reduction in operating expenses within the consolidated statements of income. Such fees are typically settled in the month following the period in which the services were rendered.

Notes Payable

On December 22, 2021, the Company issued a demand promissory note to HCI for the principal amount of $40,000 with an annual interest rate of 2.0%, maturing on June 30, 2023. The proceeds were used to make a capital contribution to TTIC. On February 5, 2023, HCI’s Board of Directors extended the maturity date for the principal and accrued interest to June 30, 2025.

On June 1, 2022, the Company issued a promissory note to HCI for the principal amount of $2,994 with an annual interest rate of 3.25%, maturing on June 1, 2025.

On December 21, 2022, the Company issued a promissory note to HCI for the principal amount of $15,000 with an annual interest rate of 5.5%, maturing on December 21, 2025. The proceeds were used to make a capital contribution to TTIC.

On January 22, 2024, the Company issued a $100,000 promissory note to HCI with an annual interest rate of 5.5%, maturing on January 22, 2029. The proceeds were used to finance the redemption of the Redeemable Series A Preferred Stock. See Note 14 — “Redeemable Series A Preferred Stock” for additional details.

On July 1, 2024, the Company entered into a Purchase Agreement with HCI. Pursuant to the Purchase Agreement, the Company transferred to HCI 2,500,000 shares of TTIC’s $1.00 par value common stock, representing all of TTIC’s issued and outstanding common shares. In exchange, HCI agreed to consider three promissory notes issued by the Company, totaling $117,994 in principal, as fully repaid with the exception of the 2.0% Promissory Note due June 30, 2025. This promissory note remained in effect with its principal balance reduced from $40,000 to $2,994 until it was fully repaid in November 2024.

Interest expenses for the years ended December 31, 2024, 2023 and 2022, for the notes with HCI were $3,329, $1,722 and $882, respectively.

EXZEO GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share amounts, unless otherwise stated)

Non-cash Capital Contributions

In December 2024, certain employees of HCI were transferred to the Company. These employees participated in HCI’s incentive plan that provided restricted stock awards tied to HCI’s equity. As a result, the Company recognized a non-cash capital contribution of $113 in the consolidated balance sheets, reflecting the stock-based compensation costs associated with these employees’ incentive plans. See Note 16 — “Stock-based Compensation” for additional details.

As described in Note 3 — “Discontinued Operations,” the Purchase Agreement with HCI was accounted for as a common control transaction. The net assets of TTIC, totaling $155,884, were derecognized, and the difference between the consideration received of $155,000 and the net assets transferred was recognized as an equity transaction. This resulted in a non-cash capital transaction of $(884).

On January 22, 2024, the Company redeemed all of the Company’s outstanding Redeemable Series A Preferred Stock, all of which was held by a fund associated with Centerbridge Partners, L.P. (such fund, the “Preferred Investor”) and in connection with the redemption, HCI extended the expiration date of the warrant currently held by the Preferred Investor. See Note 14 — “Redeemable Series A Preferred Stock” for additional details. The Company reflected the full costs of redemption by recording the incremental fair value of the HCI warrant modification as a non-cash capital contribution and deemed dividend, amounting to $3,386 which was subtracted from net income to arrive at income available to common stockholders in the calculation of earnings per share.

In 2022, the Company received non-cash capital contributions from HCI of $2,509 representing the net of renewal rights intangible asset and contingent consideration payable, and contributed it as a non-cash capital contribution to TTIC.

Capital Contributions

In 2022, the Company made a cash capital contribution of $17,994 to TTIC.

Note 8 — Property and Equipment, Net

Property and equipment, net consists of the following:

	December 31,
	2024	2023
Computer software	$17,882	$15,052
Computer hardware	1,669	1,155
Capital projects in-progress	1,071	1,014
Office furniture and equipment	555	495
Leasehold improvements	542	434
Other	108	343

Total, at cost	21,827	18,493
Less: accumulated depreciation and amortization	(11,075)	(8,714)

Property and equipment, net	$10,752	$9,779

Depreciation and amortization expense for property and equipment were $2,361, $2,202 and $1,688 for the years ended December 31, 2024, 2023 and 2022, respectively.

EXZEO GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share amounts, unless otherwise stated)

Note 9 — Leases

The Company’s ROU assets and corresponding liabilities for operating leases are as follows:

	December 31,
	2024	2023
Operating leases:
ROU Assets	$8,052	$7,578
Liabilities - current	$2,132	$1,735
Liabilities - non-current	6,219	6,048

Total liabilities	$8,351	$7,783

The Company has entered into multiple lease agreements with its affiliates. See Note 7 — “Related Party Transactions” for additional details.

The Company’s operating leases in which the Company is a lessee are as follows:

Class of Assets	Initial Term	Renewal Option	Other Terms and Conditions
Operating lease:
Office space	3 to 10 years	Yes	(a), (b)
Office equipment	5.25 years	Not applicable

(a)	There is a variable lease payment.
(b)	Rent escalation provisions exist.

As of December 31, 2024, maturities of lease liabilities were as follows:

Operating Leases
Due in 12 months following December 31, 2024	$1,661
2025	1,712
2026	1,764
2027	1,151
2028	1,166
2029 and after	3,480

Total lease payments	10,934

Less: interest and foreign taxes	2,583

Total lease obligations	$8,351

The quantitative information with regards to the Company’s operating and financing leases is as follows:

	Years Ended December 31,
	2024	2023	2022
Lease costs:
Operating lease costs*	$1,701	$1,290	$1,825
Finance lease costs:
Amortization – ROU assets*	—	9	12
Interest expense	—	—	1

EXZEO GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share amounts, unless otherwise stated)

	Years Ended December 31,
	2024	2023	2022
Total lease costs	$1,701	$1,299	$1,838

Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows – operating leases	$1,637	$1,503	$1,785
Operating cash flows – finance leases	$—	$—	$1
Financing cash flows – finance leases	$—	$9	$14

	December 31,
	2024	2023	2022
Weighted-average remaining lease term:
Operating leases (in years)	6.8	8.2	8.9
Finance leases (in years)	—	—	0.7
Weighted-average discount rate:
Operating leases	6.2%	6.0%	5.9%
Finance leases	—	—	3.8%

*	Included within selling, general and administrative expense in the consolidated statements of income.

Note 10 — Segment Information

Operating segments are defined as components of an enterprise, which separate financial information is available that is evaluated regularly by the chief operating decision maker (“CODM”), or decision group, in deciding how to allocate resources and assessing performance. The Company’s chief executive officer serves as the CODM. The CODM reviews financial information on a consolidated basis and allocates resources and evaluates financial performance based on consolidated revenue and operating income. As such, the Company has determined that it operates as one operating and reportable segment.

During the third quarter of 2024, the Company completed the sale of TTIC to its parent company, HCI. As a result, the operations of TTIC have been classified as discontinued operations in the consolidated financial statements for all periods presented. In connection with this change, the Company reevaluated its segment reporting and determined that the remaining operations constitute a single operating and reportable segment. Prior period segment information has been recast to conform to the current period presentation reflecting one reportable segment.

All of the Company’s revenues are earned in the United States, and all assets are located in the United States. See Note 6 — “Concentration of Credit Risk” for additional details about major customers.

EXZEO GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share amounts, unless otherwise stated)

The following table presents consolidated revenue, significant expense categories regularly reviewed by the CODM, and net income for the periods indicated:

	Years Ended December 31,
	2024	2023	2022
Revenue	$133,948	$88,333	$45,631
Cost of revenue:
Policy commission and related expenses	39,013	36,837	38,657
Outsourced claims fees	13,779	7,700	11,732
Direct personal expense	13,422	13,802	10,820
Other operating expenses	12,298	10,825	9,046
Depreciation and amortization	2,227	1,897	1,485

Gross profit (loss)	53,209	17,272	(26,109)

Operating expenses
Selling, general and administrative:
Personnel cost	5,716	5,429	4,500
Other operating expenses	2,627	2,469	2,839
Research and development	6,514	6,528	4,130
Depreciation and amortization	335	292	175

Total operating expenses	15,192	14,718	11,644

Operating income (loss)	38,017	2,554	(37,753)

Investment income	548	52	30
Interest expense	(3,329)	(1,723)	(882)

Income (loss) before taxes	$35,236	$883	$(38,605)
Income tax expense (benefit)	9,168	(12,018)	3,409

Net income (loss)	$26,068	$12,901	$(42,014)

Note 11 — Employee Benefit Plan

Through HCI, the Company has a 401(k) Safe Harbor Profit Sharing Plan (“401(k) Plan”) that qualifies as a defined contribution plan under Section 401(k) of the Internal Revenue Code. Under the 401(k) Plan, participating employees are eligible for company matching and discretionary profit-sharing contributions. Plan participants may elect to defer up to one hundred percent of their pre-tax gross wages, subject to annual limitations. The Company’s matching contribution is limited to a maximum of four percent of the employee’s annual salary or wage and is fully vested when contributed. Eligibility and vesting of the Company’s discretionary profit sharing contribution is subject to the plan participant’s years of service. During the years ended December 31, 2024, 2023 and 2022, the Company contributed approximately $527, $498 and $466, respectively, in matching contributions, which are recorded within cost of revenue and selling, general and administrative in the consolidated statement of income. There has been no discretionary profit sharing contribution since the plan’s inception.

The Company also maintains benefit plans for its employees in India including a statutory post-employment benefit plan, or gratuity plan, providing defined, lump-sum benefits. The Company’s liability for the gratuity plan reflects the undiscounted benefit obligation payable as of the balance sheet date, which was based upon the employees’ salary and years of service. As of December 31, 2024, 2023 and 2022, the amounts accrued under the gratuity plan were $233, $173 and $126, respectively. In addition, the Company provides matching contributions

EXZEO GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share amounts, unless otherwise stated)

with respect to two defined contribution plans: the Provident Fund and the Employees State Insurance Fund, both of which are available to qualifying employees in India. For the years ended December 31, 2024, 2023 and 2022, the Company recognized expenses of $59, $47 and $(32), respectively, for all benefit plans in India.

Note 12 — Income Taxes

A summary of income tax expenses and (benefits) is as follows:

	Years Ended December 31,
	2024	2023	2022
Current:
Federal	$5,976	$(5,079)	$(1,323)
State	1,583	(1,274)	(274)
Foreign	84	67	194

Total current taxes	7,643	(6,286)	(1,403)

Deferred:
Federal	1,216	(4,691)	3,872
State	312	(1,042)	970
Foreign	(3)	1	(30)

Total deferred taxes	1,525	(5,732)	4,812

Income tax expenses (benefits)	$9,168	$(12,018)	$3,409

The reasons for the differences between the statutory federal income tax rate and the effective tax rate are summarized as follows:

	Year Ended December 31,
	2024
	Amount	%
Income taxes at statutory rate	$7,400	21.0
Increase (decrease) in income taxes resulting from:
State income taxes, net of federal tax benefits	1,436	4.1
Non-deductible compensation expense	318	0.9
Other	14	0.0

Income tax benefit (expense)	$9,168	26.0

	Year Ended December 31,
	2023
	Amount	%
Income taxes at statutory rate	$186	21.0
Increase (decrease) in income taxes resulting from:
State income taxes, net of federal tax benefits	(1,083)	(122.5)
Non-deductible compensation expense	345	39.0
Valuation allowance for deferred tax assets	(12,806)	(1,449.1)

EXZEO GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share amounts, unless otherwise stated)

	Year Ended December 31,
	2023
	Amount	%
Other	1,340	151.7

Income tax benefit (expense)	$(12,018)	(1,359.9)

	Year Ended December 31,
	2022
	Amount	%
Income taxes at statutory rate	$(8,107)	21.0
Increase (decrease) in income taxes resulting from:
State income taxes, net of federal tax benefits	(1,638)	4.2
Non-deductible compensation expense	286	(0.7)
Valuation allowance for deferred tax assets	12,806	(33.2)
Other	62	(0.1)

Income tax benefit (expense)	$3,409	(8.8)

The Company is included in the consolidated federal income tax return of HCI Group, Inc. The Company has a written agreement which sets forth the manner in which the total combined federal income tax is allocated to each party which is party to the consolidation. Pursuant to this agreement, the Company has the enforceable right to recoup federal income taxes in prior years in the event of future losses, which it may incur, or to recoup its net losses carried forward as an offset to future net income subject to federal income taxes. The consolidated income tax returns filed for HCI Group, Inc. and its subsidiaries for the years ending December 31, 2023, 2022, and 2021 remain subject to examination by the Company’s major taxing jurisdictions. The Company has no uncertain tax positions or unrecognized tax benefits that, if recognized, would impact the effective income tax rate. The Company elected to classify interest and penalties, if any, arising from uncertain tax provisions as income tax expense as permitted by current accounting standards. There have been no material amounts of interest or penalties for the years ended December 31, 2024, 2023 and 2022.

During the years ended December 31, 2024, 2023 and 2022, the Company recorded income tax expense from continuing operations of $9,168, income tax benefit from continuing operations of $(12,108) and income tax expenses from continuing operations of $3,409, respectively, which resulted in effective tax rates of 26.0%, (1,359.9)% and (8.8)% respectively. The change in the effective tax rate for continuing operations in 2024 as compared to 2023 was primarily attributable to a valuation allowance release during 2023. The change in the effective tax rate in 2023 as compared to 2022 was primarily attributable to a valuation allowance release during 2023. The Company’s estimated annual effective tax rate differs from the statutory federal tax rate due to state and foreign income taxes, certain nondeductible components and tax-exempt items.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

EXZEO GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share amounts, unless otherwise stated)

Significant components of the Company’s net deferred income tax liabilities are as follows:

	December 31,
	2024	2023
Deferred tax assets:
Unearned revenue	$—	$258
Stock-based compensation	115	218
Accrued expenses	81	87
Intercompany deferred loss	544	—

Subtotal	740	563

Valuation allowance on deferred tax assets	(544)	—

Total deferred tax assets	$196	$563

Deferred tax liabilities:
Deferred contract costs	$(1,290)	$—
Property and equipment - capitalized software	(878)	(1,052)
Prepaid expenses	(149)	(107)

Total deferred tax liabilities	$(2,317)	$(1,159)
Net deferred tax liabilities	$(2,121)	$(596)

The Company had zero federal and state net operating loss carryforwards available at December 31, 2024.

A valuation allowance must be established for deferred tax assets when it is more likely than not that the deferred tax assets will not be realized based on available evidence both positive and negative, including recent operating results, available tax planning strategies, and projected future taxable income. The Company evaluates the realizability of its deferred tax assets each quarter, and as of December 31, 2024, based on all of the available evidence, management concluded that it is more likely than not that the deferred tax assets will be realized, other than a valuation allowance on the sale of TTIC by Exzeo to HCI in the amount of $544 related to the deferred intercompany taxable loss that arose during the third quarter of 2024. For the year ended December 31, 2023, management concluded that it was more likely than not that the deferred tax assets would be realized and resulted in a valuation allowance release through continuing operations for a $(12,806) income tax benefit.

EXZEO GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share amounts, unless otherwise stated)

Note 13 —  Earnings Per Share

U.S. GAAP requires the Company to use the two-class method in computing basic earnings per share since holders of the Company’s restricted stock have the right to share in dividends, if declared, equally with common stockholders. These participating securities affect the computation of both basic and diluted earnings per share during periods of net income or loss. A summary of the numerator and denominator of the basic and diluted loss per common share for the years ended December 31, 2024, 2023 and 2022, is as follows:

	Year Ended
	December 31, 2024
	Income	Shares (a)	Per Share
	(Numerator)	(Denominator)	Amount
Continuing Operations:
Income (loss) from continuing operations, after tax	$26,068
Less: Dividends on preferred stock	(10,149)
Less: Income (loss) attributable to participating securities from continuing operations	(550)

Basic Income Per Share:
Income (loss) allocated to common stockholders from continuing operations	15,369	77,494	$0.20

Diluted Income Per Share:
Income available to common stockholders and assumed conversions from continuing operations	$15,369	77,494	$0.20

Discontinued Operations:
Income from discontinued operations, after taxes	$19,253
Less: Income attributable to participating securities from discontinued operations	(667)

Basic Income Per Share:
Income allocated to common stockholders from discontinued operations	18,586	77,494	$0.24

Diluted Income Per Share:
Income available to common stockholders and assumed conversions from discontinued operations	$18,586	77,494	$0.24

EXZEO GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share amounts, unless otherwise stated)

	Year Ended
	December 31, 2023
	Income	Shares (a)	Per Share
	(Numerator)	(Denominator)	Amount
Continuing Operations:
Income (loss) from continuing operations, after tax	$12,901
Less: Dividends on preferred stock	(9,370)
Less: Income (loss) attributable to participating securities from continuing operations	(201)

Basic Income Per Share:
Income (loss) allocated to common stockholders from continuing operations	3,330	76,102	$0.04

Diluted Income Per Share:
Income available to common stockholders and assumed conversions from continuing operations	$3,330	76,102	$0.04

Discontinued Operations:
Income from discontinued operations, after taxes	$8,561
Less: Income attributable to participating securities from discontinued operations	(486)

Basic Income Per Share:
Income allocated to common stockholders from discontinued operations	8,075	76,102	$0.11

Diluted Income Per Share:
Income available to common stockholders and assumed conversions from discontinued operations	$8,075	76,102	$0.11

EXZEO GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share amounts, unless otherwise stated)

	Year Ended
	December 31, 2022
	Income	Shares (a)	Per Share
	(Numerator)	(Denominator)	Amount
Continuing Operations:
Income (loss) from continuing operations, after tax	$(42,014)
Less: Dividends on preferred stock	(9,105)
Less: Income (loss) attributable to participating securities from continuing operations	3,454

Basic Income Per Share:
Income (loss) allocated to common stockholders from continuing operations	(47,665)	75,681	$(0.63)

Diluted Income Per Share:
Income available to common stockholders and assumed conversions from continuing operations	$(47,665)	75,681	$(0.63)

Discontinued Operations:
Income from discontinued operations, after taxes	$(17,302)
Less: Income attributable to participating securities from discontinued operations	1,169

Basic Income Per Share:
Income allocated to common stockholders from discontinued operations	(16,133)	75,681	$(0.21)

Diluted Income Per Share:
Income available to common stockholders and assumed conversions from discontinued operations	$(16,133)	75,681	$(0.21)

(a)	Shares in thousands.

We exclude antidilutive Exzeo stock options and Redeemable Series A Preferred Stock from our calculation of weighted-average shares for diluted earnings per share when the inclusion would have an anti-dilutive effect. Refer to Note 2 — “Summary of Significant Accounting Policies” for additional details.

Note 14 — Redeemable Series A Preferred Stock

In 2021, the Company completed a capital investment transaction with the Preferred Investor, a private investment management fund. Under the investment agreement, the Company issued 9,000,000 voting shares of its Series A-1 Preferred Stock and 1,000,000 non-voting shares of its Series A-2 Preferred Stock (together “Series A Preferred Stock”), $0.001 par value, at a price of $10 per share for total proceeds of $100,000. On July 3, 2023, an additional 1,000,000 shares of non-voting Series A-2 Preferred Stock was authorized to exchange an equal number of shares of Series A-1 Preferred Stock. See Note 15 — “Stockholders’ Equity” for additional details.

EXZEO GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share amounts, unless otherwise stated)

On January 22, 2024, the Company entered into a Stock Redemption Agreement with the Preferred Investor which allowed the Company to redeem all of the Series A Preferred Stock. The redemption totaled $100,000 plus accrued and unpaid dividends of approximately $2,923. At redemption, the difference between the consideration transferred of $102,923 and the redemption date carrying value of $96,695 is recorded as a deemed dividend which is subtracted from net income when calculating income available to common stockholders.

Dividends

Dividends were accrued and accumulated from the date of issuance. Cumulative dividends were paid semi-annually in cash or paid-in-kind at the Company’s option. Cash dividend rates were $0.50 per share in Year 1, $0.60 per share in Year 2, $0.75 per share in Year 3, and $0.95 per share in Year 4 and thereafter. The rates for paid-in-kind dividends were $0.60 per share in Year 1 and $0.70 per share in Year 2. In addition, the Series A Preferred Stock would have paid dividends on an as-converted basis when and if the Company declared common stock dividends.

Conversion Rights

The holders of Series A Preferred Stock had the right to convert the stock at any time into shares of common stock with an initial conversion rate of 1 to 1. The conversion rate would have been adjusted under certain conditions. Unless converted earlier, all shares of Series A Preferred Stock would have been automatically converted into shares of common stock at the then-applicable conversion rate upon (1) a qualified public offering of common stock with gross proceeds of not less than $250,000 with a price per share at least equal to 150% of the original purchase price of the Series A Preferred Stock, or (2) at the election of requisite holders of a majority of Series A Preferred Stock, whichever came first.

Redemption Rights

On or after the fourth anniversary of the issuance date, Series A Preferred Stock became redeemable at the option of the holders at a price equal to the greater of (1) $10 per share plus any accrued but unpaid dividends and (2) a fair market value per share determined by an independent valuation firm selected by the Board of Directors. As of December 31, 2023, management concluded that the Series A Preferred Stock was not probable of becoming redeemable.

Guaranty by HCI

All payment obligations to the holders of Series A Preferred Stock had been fully guaranteed by HCI as long as Series A Preferred Stock was outstanding.

In connection with the redemption described above, HCI had extended the expiration date of the warrants for HCI stock that had been issued as a part of the original capital investment transaction with the Preferred Investor to purchase 750,000 shares of HCI common stock. The amended and restated warrant had extended the expiration for 450,000 underlying warrant shares in 150,000 share increments to December 31, 2026, December 31, 2027, and December 31, 2028. The remaining 300,000 warrants continued to have the same original expiration date of February 26, 2025. The Company had reflected the full costs of redemption by recording the incremental fair value of the HCI warrants modification as a non-cash capital contribution and deemed dividend, amounting to $3,386.

EXZEO GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share amounts, unless otherwise stated)

Liquidation Preference

In the event of any liquidation, the Series A Preferred Stock would have ranked senior to common stock with respect to distribution rights.

Anti-Dilutive Protection

The holders of Series A Preferred Stock had received protection in the form of a down-round feature, which would have been triggered in the event that the Company had issued additional common equivalent shares at an effective price per share less than $10 per share.

The activity of redeemable preferred stock during the years ended December 31, 2024 and 2023, is as follows:

	2024	2023
Balance as of January 1	$96,160	$93,553
Increase (decrease):
Accrued cash dividends	424	7,263
Accretion - increasing dividend rate	111	2,107
Adjustment to maximum redemption value	6,228	—
Dividends paid	(2,923)	(6,763)
Redemption	(100,000)	—

Balance as of December 31	$—	$96,160

For the years ended December 31, 2024, 2023 and 2022, dividends on Series A Preferred Stock were $535, $9,370, and $9,105, respectively, consisting of accrued cash dividends of $424, $7,263 and $5,841, respectively, and accretion related to increasing dividend rates of $111, $2,107, and $3,264, respectively.

Note 15 — Stockholders’ Equity

Common Stock

The Company is authorized to issue 184,000,000 shares of common stock, consisting of 181,860,000 shares of voting common stock and 2,140,000 shares of non-voting common stock.

Preferred Stock

On January 22, 2024, the Company redeemed the outstanding 10,000,000 shares of Series A Preferred Stock. See Note 14 — “Redeemable Series A Preferred Stock” for additional details. The Company is authorized to issue to 38,502,000 shares of Preferred Stock upon the terms and conditions set forth in the Company’s Third Amended and Restated Articles of Incorporation, as amended.

Note 16 — Stock-Based Compensation

2021 Omnibus Incentive Plan

As of December 31, 2024, the 2021 Omnibus Incentive Plan (the “2021 Omnibus Plan”) authorizes the issuance of up to 10,929,649 shares, with 1,590,774 shares remaining for future grant.

On June 28, 2024, the Company entered into an Amendment to amend the Stock Option Award agreement and the Restricted Stock Award agreement with Paresh Patel, who serves as the Chief Executive Officer of the

EXZEO GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share amounts, unless otherwise stated)

Company, to modify the vesting provision of the February 26, 2021 Restricted Stock Award agreement and the October 1, 2021 Stock Option Award agreement, such that the sale or disposition by the Company of all or substantially all of the assets of the Company to an affiliate will not constitute a change of control and will not cause the acceleration of vesting of the awards.

The amendments resulted in the application of modification accounting guidance. The Company determined that there was no incremental compensation cost to be recognized as a result of the modification. The remaining unamortized portion of the awards’ grant date fair values will be recognized over the remaining requisite service periods of the awards.

As described in Note 3 — “Discontinued Operations”, the sale of TTIC triggered a change in control clause within the Company’s equity incentive plan, causing all unvested stock-based awards to vest immediately except for the Company’s stock-based compensation issued to Paresh Patel, who is also the Chief Executive Office of HCI. See Note 3 — “Discontinued Operations” for additional details. The expense from immediate vesting for the stock-based compensation approximated $1,087.

Stock Options

A summary of the stock option activity for the years ended December 31, 2024, 2023 and 2022, is as follows (option amounts not in thousands):

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at January 1, 2022	6,450,000	$23.00	3.75 years	$—

Outstanding at December 31, 2022	6,450,000	$23.00	2.75 years	$—

Outstanding at January 1, 2023	6,450,000	$23.00	2.75 years	$—

Forfeited	(100,000)	$23.00		$—

Outstanding at December 31, 2023	6,350,000	$23.00	1.75 years	$—

Outstanding at January 1, 2024	6,350,000	$23.00	1.75 years	$—

Outstanding at December 31, 2024	6,350,000	$23.00	0.75 years	$—

Exercisable at December 31, 2024	5,100,000	$23.00		$—

There were no options granted or exercised for the years ended December 31, 2024, 2023 and 2022. For the years ended December 31, 2024, 2023 and 2022, the Company recognized $2,045, $1,767 and $1,790, respectively, of compensation expense for stock options which was recorded within selling, general and administrative in the consolidated statement of income. The deferred tax benefits related to stock options for the years ended December 31, 2024, 2023 and 2022 were $103, $101 and $102, respectively.

As of December 31, 2024 and 2023, there were $1,040 and $3,086, respectively, of unrecognized compensation expense related to non-vested stock options. The Company expects to recognize the remaining compensation expense over a period of 0.75 year.

EXZEO GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share amounts, unless otherwise stated)

Restricted Stock Awards

Information with respect to the activity of unvested restricted stock awards during the years ended December 31, 2024, 2023 and 2022 is as follows:

	Number of Restricted Stock Awards	Weighted Average Grant Date Fair Value
Balance at January 1, 2022	5,957,458	$0.98
Granted	87,500	$4.89
Vested	(585,515)	$2.78
Forfeited	(184,050)	$1.46

Nonvested at December 31, 2022	5,275,393	$0.83

Balance at January 1, 2023	5,275,393	$0.83
Vested	(449,605)	$2.81
Forfeited	(592,545)	$0.75

Nonvested at December 31, 2023	4,233,243	$0.63

Balance at January 1, 2024	4,233,243	$0.63
Granted	2,793,900	$3.00
Vested	(2,881,986)	$0.73
Forfeited	(24,983)	$1.74

Nonvested at December 31, 2024	4,120,174	$2.16

For the years ended December 31, 2024, 2023 and 2022, the Company recognized compensation expense of $1,221, $1,160 and $1,722, respectively, and deferred tax benefits of $334, $172 and $273, respectively, related to restricted stock awards. As of December 31, 2024 and 2023, there was approximately $8,455 and $1,352, respectively, of total unrecognized compensation expense related to non-vested restricted stock. The Company expects to recognize the remaining compensation expense over a weighted-average period of 5.90 years.

HCI Equity Incentive Plan

HCI has an incentive plan that provides restricted stock awards to employees of HCI and its subsidiaries in connection with their service. The terms of the restricted stock grants include service conditions and market conditions, and the awards generally vest over a period of four years. In December 2024, certain employees of HCI and its subsidiaries were transferred to the Company. The Company recognizes stock-based compensation expense for those employees’ unvested shares based on the fair value determined by HCI at the original grant date and the same vesting terms established at the grant date. The awards are not remeasured following the transfer.

For the year ended December 31, 2024, the Company recognized compensation expense related to HCI restricted stock of $113 in the consolidated statements of income and non-cash capital contribution in the consolidated balance sheets.

Repurchase of Restricted Stock

For the years ended December 31, 2024 and 2023, the Company repurchased 7,277 and 83,415 shares of common stock, respectively, at a fair value of $1.46 per share held by former employees. The total repurchase

EXZEO GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share amounts, unless otherwise stated)

price amounted to $13 and $142, respectively. The excess of the repurchase price over the fair value, amounted to $2 and $29, respectively, was recognized as additional compensation cost and included in selling, general and administrative expenses.

Note 17 — Commitments and Contingencies

Legal Matters

From time to time, the Company may be involved in legal and regulatory proceedings arising in the ordinary course of business. As of December 31, 2024 and 2023, the Company is not a party to any material legal proceedings that, individually or in the aggregate, are expected to have a material adverse effect on its business, financial condition, or results of operations. The Company evaluates potential exposure to such matters and records a liability when an outcome is probable, and the amount can be reasonably estimated.

Lease Commitments

The Company leases office spaces and certain equipment under non-cancelable operating leases. These leases have remaining terms ranging from three years to eight years and may include renewal options or escalation clauses. The Company also has minimum future lease payments obligations. See Note 9 — “Leases” for additional details.

Indemnification Obligations

The Company provides certain indemnification commitments under its agreements with customers. These obligations may require the Company to defend against claims for certain damages arising from breaches of contractual terms. As of December 31, 2024 and 2023, the Company has not accrued any expenses related to such claims.

Regulatory Matters

The Company is required to maintain compliance with various federal and state laws, including data privacy regulations and insurance-related requirements. The Company continues to enhance its compliance process and address evolving operations.

Note 18 — Subsequent Events

The Company has evaluated subsequent events through June 3, 2025, the date the consolidated financial statements were available to be issued. There were no subsequent events requiring modification to or disclosure in the consolidated financial statements, except as detailed below.

On January 1, 2025, EIS entered into a policy administration services agreement with HCM, under which EIS will provide policy administration services, including underwriting support, policy issuance, billing, data processing, and customer services for HCPCI. EIS will receive a certain percentage of HCPCI’s total written annual premium as commission for its services, as well as a per policy as policy placement fee. HCM retains ultimate authority over the policies administered by EIS and may suspend EIS’s underwriting authority at its discretion. The agreement includes audit rights, record retention requirements, confidentiality obligations, and termination provisions, with penalties for non-performance. In connection with this agreement, the Company also amended the policy administration software service agreement with HCM effective the same date. Going forward, the Company will only charge HCM a flat fee per claim for the usage of our claims management systems. This amendment is not material to the Company’s consolidated financial statements.

EXZEO GROUP, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(Dollar amounts in thousands, except per share amounts)

	June 30,	December 31,
	2025	2024
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$110,732	$54,502
Receivable from related parties	19,025	2,581
Prepaid expense	669	609
Current contract cost assets	6,170	6,397
Income taxes receivable	—	3,099
Other current assets	1,783	42

Total current assets	138,379	67,230
Non-current assets:
Property and equipment, net	10,565	10,752
Operating lease right-of-use assets	7,469	8,052
Non-current contract cost assets	1,405	3,132
Deferred income taxes, net	2,719	—
Other assets	275	275

Total non-current assets	22,433	22,211

Total assets	$160,812	$89,441

Liabilities and Stockholders’ Equity
Current liabilities:
Current contract liabilities	$77,938	$47,210
Commissions payable	4,439	4,320
Accounts payable and accrued liabilities	7,799	2,134
Operating lease liabilities	2,291	2,132
Income taxes payable	97	—
Payable to related parties	1,278	580

Total current liabilities	93,842	56,376

Non-current liabilities:
Non-current contract liabilities	4,267	8,366
Operating lease liabilities	5,518	6,219
Deferred income taxes, net	—	2,121
Other liabilities	634	852

Total non-current liabilities	10,419	17,558

Total liabilities	104,261	73,934

Commitments and contingencies (Note 15)
Stockholders’ equity:
Common stock ($0.001 par value, 184,000,000 shares authorized, 82,701,189 and 82,810,089 shares issued and outstanding as of June 30, 2025 and December 31, 2024, respectively)	83	83
Additional paid-in capital	74,185	72,755
Accumulated deficit	(17,717)	(57,331)

Total stockholders’ equity	56,551	15,507

Total liabilities and stockholders’ equity	$160,812	$89,441

See accompanying Notes to Consolidated Financial Statements (unaudited).

EXZEO GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(Unaudited)

(Dollar amounts in thousands, except per share amounts)

	Six Months Ended June 30,
	2025	2024***
Revenue*	$108,498	$60,305
Cost of revenue **	46,122	36,919

Gross profit	62,376	23,386

Operating expenses
Selling, general and administrative	5,666	4,232
Research and development	4,575	3,290
Depreciation and amortization	211	156

Total operating expenses	10,452	7,678

Operating income	51,924	15,708

Investment income	1,161	142
Interest expense	—	(3,306)

Income from continuing operations, before taxes	$53,085	$12,544
Income tax expense from continuing operations	13,471	3,433

Income from continuing operations, after taxes	$39,614	$9,111

Income from discontinued operations, before taxes	$—	$25,854
Income tax expense from discontinued operations	—	6,601

Income from discontinued operations, after taxes	$—	$19,253

Net income	$39,614	$28,364
Less: Dividends on preferred stock	—	(10,149)

Net income attributable to common stockholders	$39,614	$18,215

Basic and diluted earnings per share from continuing operations	$0.48	$(0.01)
Basic and diluted earnings per share from discontinued operations	$—	$0.24
Basic and diluted earnings per share	$0.48	$0.23

*

Amounts include revenues earned from related parties of $106,748 and $60,305 for the six months ended June 30, 2025 and 2024, respectively. See Note 4 — “Revenue” and Note 7 — “Related Party Transactions” for additional details.

**

Amounts include costs incurred pursuant to related party transactions of $8,715 and $7,442 for the six months ended June 30, 2025 and 2024, respectively. See Note 7 — “Related Party Transactions” for additional details.

***

See Note 3 — “Discontinued Operations” for details on the retrospective changes in presentation of these consolidated financial statements due to the sale of TTIC (as defined below) and discontinued operations reporting.

See accompanying Notes to Consolidated Financial Statements (unaudited).

EXZEO GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income

(Unaudited)

(Dollar amounts in thousands)

	Six Months Ended June 30,
	2025	2024
Net income	$39,614	$28,364

Other comprehensive income:
Change in unrealized gains on investments:
Net unrealized gains arising during the period	—	307

Net change in unrealized gains	—	307
Deferred income taxes	—	77

Total other comprehensive income, net of income taxes	—	230

Comprehensive income	$39,614	$28,594

See accompanying Notes to Consolidated Financial Statements (unaudited).

EXZEO GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Stockholders’ Equity

For the Six Months Ended June 30, 2025 and 2024

(Unaudited)

(Dollar amounts in thousands)

	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount
Balance at December 31, 2024	82,810,089	$83	$72,755	$(57,331)	15,507
Net income	—	—	—	39,614	39,614
Non-cash capital contribution from parent	—	—	25	—	25
Forfeiture of restricted stock	(108,900)	—	1	—	1
Stock-based compensation	—	—	1,404	—	1,404

Balance as of June 30, 2025	82,701,189	$83	$74,185	$(17,717)	$56,551

	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss), Net of Tax	Total Stockholders’ Equity (Deficit)
	Shares	Amount
Balance as of December 31, 2023	80,370,505	$80	$68,931	$(92,503)	$(1,803)	(25,295)
Net income	—	—	—	28,364	—	28,364
Total other comprehensive income (loss), net of income taxes	—	—	—	—	230	230
Forfeiture of restricted stock	(24,983)	—	—	—	—	—
Repurchase and retirement of common stock	(52,688)	—	(93)	—	—	(93)
Non-cash capital contributions from parent	—	—	3,386	—	—	3,386
Preferred stock dividends	—	—		(10,149)	—	(10,149)
Stock-based compensation	—	—	1,357	—	—	1,357

Balance as of June 30, 2024	80,292,834	$80	$73,581	$(74,288)	$(1,573)	$(2,200)

See accompanying Notes to Consolidated Financial Statements (unaudited).

EXZEO GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(Unaudited)

(Dollar amounts in thousands)

	Six Months Ended June 30,
	2025	2024*
Cash flows from operating activities:
Net income	$39,614	$28,364
Net income from discontinued operations	—	(19,253)

Net income from continuing operations	39,614	9,111
Adjustments to reconcile net income to net cash provided by operating activities:
Stock-based compensation	1,429	1,357
Depreciation and amortization	1,439	1,271
Deferred income taxes	(4,840)	2,396
Foreign currency remeasurement losses	48	31
Changes in operating assets and liabilities:
Receivable from/to related parties	(15,746)	(4,445)
Prepaid expenses	(60)	(189)
Contract cost assets	1,954	570
Income taxes	3,196	1,188
Contract liabilities	26,629	3,923
Commissions payable	119	(230)
Accounts payable and accrued liabilities	5,665	2,891
Other liabilities	(221)	378
Other assets	(1,741)	507
Operating leases, net	41	(532)

Net cash provided by operating activities	57,526	18,227

Cash flows from investing activities:
Purchase of property and equipment	(1,252)	(1,802)

Net cash provided by (used in) investing activities	(1,252)	(1,802)

(continued)

EXZEO GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows – (Continued)

(Unaudited)

(Dollar amounts in thousands)

	Six Months Ended
	June 30,
	2025	2024*
Cash flows from financing activities:
Redemption of redeemable preferred stock	—	(100,000)
Proceeds from issuance of notes payable - related party	—	100,000
Repurchase of common stock	—	(93)
Cash dividends paid to redeemable preferred stock	—	(2,923)

Net cash provided by (used in) financing activities	—	(3,016)

Effect of exchange rate changes on cash	(44)	14

Net cash provided by continuing operations	56,230	13,423

Cash flows from discontinued operations:
Net cash provided by (used in) operating activities from discontinued operations	—	142,645

Net cash provided by (used in) investing activities from discontinued operations	—	(128,113)

Net cash provided by (used in) financing activities from discontinued operations	—	—

Net cash provided by (used in) discontinued operations	—	14,532

Net increase (decrease) in cash, cash equivalents, and restricted cash	56,230	27,955

Cash, cash equivalents, and restricted cash at beginning of period - continuing operations	54,502	15,055
Cash, cash equivalents, and restricted cash at beginning of period - discontinued operations	—	46,541

Cash, cash equivalents, and restricted cash at beginning of period	—	61,596

Cash, cash equivalents, and restricted cash at end of period - continuing operations	110,732	28,478
Cash, cash equivalents, and restricted cash at end of period - discontinued operations	—	61,073

Cash, cash equivalents, and restricted cash at end of period	$110,732	$89,551

Non-cash investing and financing activities:
Capital contribution from parent	$25	$3,386

Receivable from maturities of fixed-maturity securities	$—	$500

Payable for purchase of fixed-maturity securities	$—	$(50)

Unrealized gain on investment in available-for-sale securities, net of tax	$—	$230

*

See Note 3 — “Discontinued Operations” for details on the retrospective changes in presentation of these consolidated financial statements due to the sale of TTIC (as defined below) and discontinued operations reporting.

See accompanying Notes to Consolidated Financial Statements (unaudited).

EXZEO GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share amounts, unless otherwise stated)

Note 1 — Nature of Operations

Exzeo Group, Inc. (“Exzeo”), formerly known as TypTap Insurance Group, Inc. (“TTIG”), was established in 2020 and is a subsidiary of HCI Group, Inc. (“HCI”). On February 27, 2025, TTIG filed articles of amendment to its Third Amended and Restated Articles of Incorporation changing its name from TypTap Insurance Group, Inc. to Exzeo Group, Inc. Exzeo and its consolidated subsidiaries (collectively, the “Company”) operate as a technology and services provider to the property and casualty (“P&C”) insurance industry.

The Company is currently engaged in the business of providing turn-key insurance technology and operations solutions to customers based on a proprietary platform of purpose-built software and data-analytics applications that are specifically designed for companies in the P&C ecosystem. Prior to July 2024, the Company was also engaged in the P&C insurance business, primarily focusing on homeowners’ multi-peril policies in the State of Florida, via its subsidiary TypTap Insurance Company (“TTIC”). On July 1, 2024, Exzeo transferred all 2,500,000 outstanding shares of TTIC to HCI in exchange for the settlement of promissory notes in a transaction that was accounted for as a common control transaction, at which time the Company ceased to be engaged in the P&C insurance business. See Note 3 —“Discontinued Operations” for additional details.

The Company’s platform of products and services is highly scalable and poised to continue to optimize the performance of insurance markets, to the benefit of policyholders, capital providers, as well as the overall insurance value chain. The advanced data analytics algorithms and software tools enable insurance carriers to maximize the efficiency of their systems, optimize underwriting outcomes and ultimately serve their customers more effectively. The Company’s contracts with customers are variable and typically based on a percentage of premium managed through the Company’s software platform. This fee structure allows customers to scale while optimizing for operational efficiencies.

The Company’s software platform includes configurable software and data analytics applications that are purpose-built to serve the insurance value chain, from quoting and underwriting, policy management, claims management, geolocation visualization tools, as well as financial reporting. Key products currently in use or under development include AtlasViewer®, an online mapping and data visualization platform, HarmonyTM, a next generation policy administration system, SAMSTM, a policy administration platform, and ClaimColonyTM, an application that provides intelligent automation and management of insurance claims.

The Company provides operational services through Exzeo Insurance Services, Inc. (“EIS”), a wholly owned subsidiary of Exzeo, which performs end-to-end policy administration including underwriting support, application processing, policyholder servicing, premium collection and claims administration. The Company also operates Dark Horse Re, LLC (“Dark Horse”), a reinsurance broker subsidiary, that arranges and negotiates reinsurance contracts for insurance company clients.

Software development and data analytics capabilities are supported by Exzeo USA, Inc. and Cypress Tech Development Company, Inc. (“Cypress Tech”), both of which are subsidiaries that design and maintain components of the Company’s technology infrastructure. Cypress Tech also owns Exzeo Software Private Limited (“Exzeo India”), a wholly owned subsidiary domiciled in India, which provides research and development services to the other subsidiaries of Exzeo along with technical support services.

Note 2 — Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited consolidated financial statements for the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim

EXZEO GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share amounts, unless otherwise stated)

financial information. The consolidated financial statements include the accounts of the Company’s controlled subsidiaries. All intercompany accounts and transactions have been eliminated.

Certain information and footnote disclosures normally included in consolidated financial statements prepared in accordance with GAAP have been omitted in this interim financial reporting. However, in the opinion of management, the accompanying unaudited consolidated financial statements reflect all normal recurring adjustments necessary to present fairly the Company’s financial position as of June 30, 2025 and the results of operations and cash flows for the interim periods presented. The results of operations for the interim periods presented are not necessarily indicative of the results of operations to be expected for any subsequent interim period or for the fiscal year ending December 31, 2025. The accompanying unaudited consolidated financial statements and notes thereto should be read in conjunction with the audited consolidated financial statements for the year ended December 31, 2024.

In preparing the interim unaudited consolidated financial statements, management was required to make certain judgments, assumptions, and estimates that affect the reported amounts of assets, liabilities, revenues, expenses and related disclosures at the financial reporting date and throughout the periods being reported upon. Certain of the estimates result from judgments that can be subjective and complex and consequently actual results may differ from these estimates. In addition, accounting policies specific to deferred income taxes, redeemable preferred stock, HCI warrants modification, fair value of TTIC at sale, and stock-based compensation expense involve significant judgments and estimates material to the Company’s consolidated financial statements.

Fair Value Measurements

The Company applies fair value measurements for certain financial assets and liabilities in accordance with a hierarchical framework. This hierarchy prioritizes inputs into three levels:

Level 1: Unadjusted quoted prices in active markets for identical assets or liabilities.

Level 2: Other inputs that are observable for the assets, either directly or indirectly such as quoted prices for identical assets that are not observable throughout the full term of the asset.

Level 3: Inputs that are unobservable.

Cash and cash equivalents, primarily consisting of money-market funds and certificates of deposit, are at their carrying value amount due to their short maturities and high liquidity.

Assets Measured and Recorded at Estimated Fair Value on a Recurring Basis

The Company’s financial assets are measured at estimated fair value on a recurring basis. The fair value hierarchy of the valuation techniques utilized by the Company to determine such fair value as of June 30, 2025 and December 31, 2024 are as follows:

	Fair Value Measurements Using
	(Level 1)	(Level 2)	(Level 3)	Total
As of June 30, 2025
Financial Assets:
Cash and cash equivalents	$110,732	$—	$—	$110,732
As of December 31, 2024
Financial Assets:
Cash and cash equivalents	$54,502	$—	$—	$54,502

EXZEO GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share amounts, unless otherwise stated)

Recent Accounting Pronouncements

In November 2024, the FASB issued Accounting Standards Update (“ASU”) No. 2024-03 - Income Statement–Reporting Comprehensive Income–Expense Disaggregation Disclosures (Subtopic 220-40) (“ASU 2024-03”) to enhance disclosure requirements for public entities by requiring the disaggregation of certain expense captions presented within the income statement, such as employee compensation and intangible asset amortization. Additionally, the total of these disaggregated expenses must reconcile with the corresponding expense caption on the income statement, with the difference represented as an “other items” amount accompanied by a qualitative description. ASU 2024-03 is effective for all public business entities for fiscal years beginning after December 15, 2026. Early adoption is permitted. The Company is evaluating the impact of the adoption of the new guidance and expects the adoption of this standard to expand its disclosures.

In December 2023, the FASB issued ASU No. 2023-09—Income Taxes (Topic 740): Improvements to Income Tax Disclosures (“ASU 2023-09”) to improve income tax disclosure. The update requires greater disaggregation of income tax disclosures related to the income tax rate reconciliation and income taxes paid. The update is effective for fiscal years starting after December 15, 2024, and early adoption is permitted. ASU 2023-09 is effective for the Company beginning with the first quarter of 2025. This update has been adopted on a prospective basis for the fiscal year beginning on January 1, 2025 and will result in enhanced income tax disclosures beginning with the consolidated financial statements for the year ending December 31, 2025.

Note 3 — Discontinued Operations

Sale of TTIC

On July 1, 2024, the Company entered into a Stock Purchase Agreement (“Purchase Agreement”) with HCI. Pursuant to the Purchase Agreement, the Company transferred to HCI 2,500,000 shares of TTIC’s $1.00 par value common stock, representing all of TTIC’s issued and outstanding common shares. In exchange, HCI agreed to consider two promissory notes issued by the Company, totaling $117,994 in principal, as fully repaid and $37,006 of a $40,000 2.00% Promissory Note due June 1, 2025 as partially repaid. The amount outstanding under this promissory note was reduced to $2,994 and this promissory note remained in effect. Therefore, the total principal balance of promissory notes considered repaid was $155,000. As the transaction was between entities under common control and there was no change in control of TTIC, the purchase was accounted for as a common control transaction, which was recognized as an equity transaction. In connection with the completion of the sale, the Company recognized an $884 decrease in stockholders’ equity, reflecting the difference between the $155,000 of consideration received and the $155,884 of net assets of TTIC at sale.

EXZEO GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share amounts, unless otherwise stated)

TTIC Transaction Summary

The major classes of assets and liabilities of TTIC transferred are as follows:

Assets
Cash and cash equivalents	$58,774
Premiums receivable, net	18,835
Reinsurance recoverable, net	112,242
Deferred policy acquisition costs	23,133
Prepaid reinsurance premiums	17,899
Investments	333,364
Other assets	37,736

Total assets	$601,983

Liabilities
Losses and loss adjustment expenses	$231,057
Unearned premiums	212,377
Other liabilities	2,665

Total liabilities	$446,099

Stock-Based Compensation

The disposal of TTIC to HCI triggered a “change of control” clause within Exzeo’s 2021 Omnibus Incentive Plan. This event led to the immediate vesting of all outstanding unvested stock-based compensation awards, with the exception of awards issued to Paresh Patel, the Chief Executive Officer of Exzeo and HCI, who entered into an agreement to modify the terms of his awards such that they would not immediately vest upon a change in control transaction between affiliates. The total expense recognized from the accelerated vesting of these awards was $1,087. This expense includes the immediate recognition of all previously unrecognized compensation costs related to service-condition shares, market-condition shares, and stock options that vested upon the change of control. The $1,087 in stock-based compensation expense was recorded in selling, general and administrative expenses in the consolidated statements of income for the year ended December 31, 2024. Paresh Patel’s modification of his awards, executed prior to the transaction, resulted in his unvested shares continuing to vest according to the original vesting schedule and conditions.

Strategic Shift and Discontinued Operations Reporting

The sale of TTIC constituted a disposal of a significant component of the Company, resulting in a strategic shift in the Company’s business and a major effect on the Company’s operations and financial results. The results of TTIC are reflected in the Company’s consolidated financial statements as discontinued operations and, therefore, are presented as assets and liabilities of discontinued operations on the consolidated balance sheets and income from discontinued operations on the consolidated statements of income.

The purpose of this transaction was to restructure Exzeo, allowing it to focus on expanding its technology and insurance solutions services. This restructuring also reduced Exzeo’s debt, thereby improving its capital structure and balance sheet.

EXZEO GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share amounts, unless otherwise stated)

Continuing Involvement with TTIC

Following the disposal of TTIC, the Company continues to be a party to the following agreements with TTIC:

Managing General Agency (“MGA”) agreements: On January 4, 2016, EIS entered into an MGA agreement to provide underwriting services, insurance policy administrative services and claims administration services to TTIC. The MGA agreement had an initial term of three years, through January 4, 2019, with automatic renewals for one-year periods thereafter. The MGA agreement was renewed on January 4, 2025, and the Company expects the MGA agreement to automatically renew for the foreseeable future.

For the six months ended June 30, 2025 and 2024, the Company recognized revenues from the MGA agreement of $69,504 and $55,378, respectively. Cash inflows from the MGA agreement subsequent to the sale were $61,157 for the for the six months ended June 30, 2025.

The amounts recognized under the MGA agreement prior to the sale of TTIC on July 1, 2024 were intercompany transactions. These intercompany transactions are presented gross as revenues from continuing operations and as expenses incurred by discontinued operations for all periods presented to reflect their planned continuance subsequent to the sale of TTIC on July 1, 2024. The gross presentation of these intercompany transactions has no net impact on consolidated net income or consolidated stockholders’ equity. See Note 4 — “Revenue” and Note 7 — “Related Party Transactions” for additional details.

Cost Allocation Agreement: The Company also provides corporate services such as human resources, accounting, and legal support to TTIC through a Cost Allocation Agreement, by and among Exzeo and its affiliates, initially effective from June 1, 2021, and was amended on July 1, 2025. See Note 16 — “Subsequent Events” for additional details. The Company is reimbursed for any services provided on a cost-reimbursement basis. Expenses allocated under this agreement during the six months ended June 30, 2025 and 2024 were $1,746 and $1,251, respectively. Cash inflows from the Cost Allocation Agreement subsequent to the sale were $1,979 for the six months ended June 30, 2025.

EXZEO GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share amounts, unless otherwise stated)

Financial Information of Discontinued Operations

The major classes of line items constituting income from discontinued operations before tax to after-tax profit or loss reported in discontinued operations for the periods presented, are as follows:

Six Months Ended June 30,
2024
Major classes of line items constituting income from discontinued operations, before tax
Gross premium earned	$210,803
Premiums ceded	(58,943)
Investment and other income	9,542
Loss and loss adjustments expense	(87,219)
Policy acquisition costs	(45,356)
Other operating expenses	(2,973)

Income from discontinued operations, before tax	$25,854

Income tax expense from discontinued operations	6,601

Income from discontinued operations, after tax, that is presented in the consolidated statements of income	$19,253

Note 4 — Revenue

The Company generates revenue from three primary sources: Underwriting and management services, claim services, and other technology services. The Company’s revenue from contracts with customers by solution are as follows:

	Disaggregated Revenue
	Six Months Ended June 30,
	2025	2024
Underwriting and management services	$88,545	$45,122
Claim services	15,452	11,930
Other technology services	4,501	3,253

Total revenue	$108,498	$60,305

The Company’s revenue, disaggregated by revenue recognized at a point in time or over time, is as follows:

	Disaggregated Revenue
	Six Months Ended June 30,
	2025	2024
Point in time	$49,712	$30,016
Over time	58,786	30,289

Total revenue	$108,498	$60,305

EXZEO GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share amounts, unless otherwise stated)

The Company primarily derives revenue through insurance solutions services provided to various customers. Specifically, the Company provides services to certain of its affiliates under separate MGA and Policy Administration agreements. See Note 7 — “Related Party Transactions” for additional details.

Underwriting and Management Services

The Company provides policy issuance and renewal services, that result in executed insurance policies. In addition, the Company provides management services, including soliciting and negotiating reinsurance for authorized programs, and managing and maintaining a policy administration system. Furthermore, the Company offers administrative services, including maintaining policy records, and printing policy-related documents.

The Company has identified three performance obligations within its underwriting and management services: 1) policy issuance and renewal, 2) management services, and 3) reinsurance placement assistance and brokerage services.

The transaction price allocated to the policy issuance and renewal performance obligation is determined based on the estimated standalone selling price of the service. This price is calculated as a proportion of direct written premiums, assumed written premiums, or both, plus related policy fees, that varies based on the specific terms of each agreement. The estimated standalone selling price was determined using the expected cost plus a margin approach. The transaction price is comprised of variable consideration because the Company is obligated to return a portion of the consideration if an underlying policy is canceled subsequent to issuance or renewal. Thus, the Company applies an estimate of constraint against the transaction price related to possible underlying policy cancellations in the future using the expected value method. Revenue related to the policy issuance and renewal performance obligation is recognized at the point in time when a policy is issued or renewed, as this marks the point at which the customers receive the economic benefits of the policy issuance or renewal, with the related services being substantially complete.

The transaction price allocated to the management services performance obligation is determined based on the estimated standalone selling price of the services. This price is calculated as a proportion of direct written premiums, assumed written premiums, or both, and varies based on the specific terms of each agreement. The estimated standalone selling price was determined using the expected cost plus a margin. Revenue related to management services is deferred and recognized ratably over time in the period as the services are provided.

The Company also provides reinsurance placement and brokerage assistance (“sub-broker services”) via Dark Horse. Revenue from these services is recognized at a point in time, when Dark Horse fulfills its performance obligation by completing the services for the customer and is included in underwriting and management services. Due to the nature of the services, there are no significant financing components or variable consideration. For the six months ended June 30, 2025, the Company recognized revenue from sub-broker services of $1,750, reflecting the fixed fee for services rendered during the year. For the six months ended June 30, 2024, the Company did not recognize revenue from sub-broker service. As of June 30, 2025, the Company had a receivable balance of $1,750 related to this service. As of December 31, 2024, the Company did not have a receivable balance related to this service.

Claim Services

The Company provides services for all reported and assigned claims for which the Company will investigate, evaluate, handle, adjust, and settle each claim. While there are a variety of activities performed, the overall nature of the obligation is to provide services for all reported and assigned claims, including catastrophe claims. The

EXZEO GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share amounts, unless otherwise stated)

Company also provides “Catastrophe Services” in the form of claim services to handle and adjust the increased and extraordinary volume of claims attributable to a catastrophe.

The Company has identified two performance obligations within claim services: 1) claim services and 2) catastrophe services.

The transaction price allocated to the claim services performance obligation is determined based on the estimated standalone selling price of the services. This price is calculated as a proportion of direct and assumed written premiums and varies based on the specific terms of each agreement. The estimated standalone selling price was determined using the estimated cost plus a margin approach. Revenue related to claim services is recognized over time using a time-based input method, measured ratably over the expected duration to close each claim. This method reflects the continuous transfer of services to the customer and aligns revenue recognition with the ongoing delivery of claims handling services.

The transaction price allocated to the catastrophe services performance obligation is determined based on the estimated standalone selling price of the services, which includes per-claim fees and a percentage of indemnification costs, and varies based on the specific terms of each agreement. The transaction price is comprised of variable consideration because the Company must estimate the ultimate number of claims to be handled, and the total amount of indemnification paid on those claims. Thus, the Company applies an estimate of constraint against the transaction price related to possible overestimation of the transaction price using the expected value method. Revenue for this performance obligation is recognized over time using an output method that measures progress by comparing total claims paid to date against the total expected claims to be paid.

Other Technology Services

The Company’s other technology services revenue is derived primarily from fees for providing various proprietary software, which includes functionality for policy administration, billing, reporting and compliance, and claims handling, to the customer through software service agreements.

The Company has identified two performance obligations related to software services: 1) policy administration software service and 2) catastrophe claims software service.

The transaction price of the policy administration software service performance obligation is based on the volume of policies or claims processed by the affiliate using the Company’s software at the end of each quarter or a fixed fee. The overall nature of the obligation is to provide the customer access to the software. Accordingly, the ongoing administration and software services are deemed to have one performance obligation. Each of these arrangements represents a stand-ready obligation to perform these activities on an as-needed basis. As the Company has a right to invoice the affiliates at an amount that corresponds directly with the value of service rendered, the Company applied the as-invoiced practical expedient to recognize revenue for this performance obligation.

The transaction price of the catastrophe claims software service is calculated as a percentage of the amount incurred for each catastrophe claim handled. The nature of the performance obligation is that the Company will provide the service of allowing the customer access to its software systems. This catastrophe claims software services revenue is recognized over time as the performance obligation is satisfied, generally ratably over the period of four to five years.

EXZEO GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share amounts, unless otherwise stated)

Remaining Performance Obligations

As of June 30, 2025 and December 31, 2024, the aggregate amount of the transaction prices allocated to remaining performance obligations that are unsatisfied or partially unsatisfied was $82,205 and $55,576, respectively, of which $77,938 and $47,210, respectively, is expected to recognized as revenue within the next 12 months and $4,267 and $8,366, respectively, is expected to be recognized beyond the next 12 months.

Contract Balances

The Company receives payments from customers based on billing terms as established in our contracts. Accounts receivable are recorded when the right to consideration becomes unconditional and only the passage of time is required before payment of consideration is due as of the reporting period. Timing of revenue recognition may differ from the timing of invoicing. Receivables related to these services are classified under Receivable from related parties on the consolidated balance sheet, as revenues are earned through affiliated entities with the exception of sub-broker services. The Company typically collects these receivables within 15 days of each reporting period, with cash collections generally completed within one year, given the annual term of insurance policies. As of June 30, 2025 and December 31, 2024, the Company reported $18,665 and $2,025, respectively, in receivable from related parties, related to these contracts.

The portion of revenue not yet earned is recorded as a contract liability on the consolidated balance sheet. Contract liabilities are recorded when the Company has received consideration or has an unconditional right to payment from the customer but has yet to transfer the services. This represents the portion of revenue that will be recognized over the term of the respective agreements. The over time performance obligations fall in this category given that we recognize revenue for the non-cancellable term of the contract.

The changes in the contract liability balance during the six months ended June 30, 2025 were a result of normal business activity and not materially impacted by any other factors. During the six months ended June 30, 2025, the Company recognized revenue of $34,663, related to the unearned revenue balance as of December 31, 2024. Contract liabilities are reflected in current liabilities for those to be recognized in less than 12 months and in non-current liabilities for those to be recognized more than 12 months from the date presented in the Company’s consolidated balance sheets.

The changes in the contract cost assets balance are part of the ordinary course of business. Contract cost assets are reflected in current assets for those to be recognized in less than 12 months and in non-current assets for those to be recognized more than 12 months from the date presented in the Company’s consolidated balance sheets.

EXZEO GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share amounts, unless otherwise stated)

Note 5 — Comprehensive Income (Loss)

Comprehensive income (loss) includes net income (loss) and other comprehensive income (loss), which for the Company includes changes in unrealized gains or losses of available-for-sale fixed-maturity securities carried at fair value and changes in the allowance for credit losses related to these investments. Reclassification adjustments for realized (gains) losses, at cost or amortized cost, are reflected in net realized investment gains (losses) on the consolidated statements of income. The components of other comprehensive income (loss) and the related tax effects allocated to each component were as follows:

	Six Months Ended June 30, 2024
	Before Tax	Income Tax Effect	Net of Tax
Net unrealized gains arising during the period	$307	$77	$230

Total other comprehensive income	$307	$77	$230

Note 6 — Concentrations of Credit Risk

The Company’s receivables arising from the revenue potentially expose the Company to concentrations of credit risk, with a significant portion coming from related-party insurance companies for which the Company serves as an insurance solutions provider. See Note 1 – “Nature of Operations” for additional details.

As of June 30, 2025 and December 31, 2024, receivable from related parties related to revenue totaled $18,665 and $2,025, respectively. As of June 30, 2025, receivable amount related to revenue from TTIC, Homeowners Choice Managers, Inc. (“HCM”), Condo Owners Reciprocal Exchange (“CORE”) and Tailrow Insurance Exchange (“Tailrow”) are $9,566, $7,982, $613 and $504, respectively. As of December 31, 2024, receivable amount related to revenue from TTIC, HCM and CORE are $543, $519 and $963, respectively. See Note 7 — “Related Party Transactions” for additional details.

Note 7 — Related Party Transactions

Related Party Service Agreements – Revenue

Management fees from insurance companies

EIS is party to an MGA agreement with TTIC, which began on January 4, 2016. For the six months ended June 30, 2025 and 2024, the Company recognized underwriting, management and claim services fees of $67,409 and $54,174, respectively. As of June 30, 2025 and December 31, 2024, unearned revenue of $36,095 and $35,118, respectively, were recorded within the contract liabilities in the consolidated balance sheets. As of June 30, 2025 and December 31, 2024, the Company had accounts receivable outstanding related to the above fees of $9,067 and $543, respectively. Such fees are typically settled in the month following the period in which the services were rendered.

On November 21, 2023, EIS entered into an MGA agreement with Core Risk Managers, LLC (“CRM”), the attorney-in-fact (“AIF”), for CORE. For the six months ended June 30, 2025 and 2024, the Company recognized underwriting, management and claim services fees of $2,627 and $2,874, respectively. As of June 30, 2025 and December 31, 2024, unearned revenue of $3,173 and $3,172, respectively, was recorded within the contract liabilities in the consolidated balance sheets. As of June 30, 2025 and December 31, 2024, the Company had accounts receivable outstanding related to the above fees of $616 and $963, respectively. Such fees are typically settled in the month following the period in which the services were rendered.

EXZEO GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share amounts, unless otherwise stated)

On November 5, 2024, EIS entered into an MGA agreement with the AIF for Tailrow. For the six months ended June 30, 2025, the Company recognized revenue related to underwriting, management and claim services fees of $2,106. As of June 30, 2025, unearned revenue of $974 was recorded within the contract liabilities in the consolidated balance sheets. As of June 30, 2025, the accounts receivable related to above fees outstanding were $504.

On January 1, 2025, EIS entered into a policy administration service agreement with HCM, under which EIS will provide policy administration services, including underwriting support, policy issuance, billing, data processing, and customer services for Homeowners Choice Property & Casualty Insurance Company, Inc. (“HCPCI”). EIS will receive commission as certain percentage of HCPCI’s total written premium, along with a per policy as policy placement fee. For the six months ended June 30, 2025, the Company recognized revenue related to underwriting, management and claim service fees of $30,104. As of June 30, 2025, unearned revenue of $24,301 was recorded within the contract liabilities in the consolidated balance sheets. As of June 30, 2025, the Company had accounts receivable outstanding related to the above fees of $7,599. Such fees are typically settled in the month following the period in which the services were rendered.

Policy administration services

The Company charges HCM for each new and renewed HCPCI flood policy and this service charge only applies to flood policies outside of Florida. For the six months ended June 30, 2025, the policy administration income is immaterial and for the six months ended June 30, 2024, the Company recognized policy administration income of $3. There were no accounts receivable outstanding related to HCM flood policy administration fee as of June 30, 2025 and December 31, 2024, respectively. Such fees are typically settled within two weeks following the invoice date.

Other technology services

The Company charges HCM for various usage-based or flat fees to use the following software: SAMSTM, HarmonyTM, CasaClueTM, AtlasViewer®, and ClaimColonyTM. An additional flat fee is paid for other general software services. Effective January 1, 2025, the Company amended the agreement with HCM and only charges a flat fee per claim to use ClaimColonyTM. For the six months ended June 30, 2025 and 2024, the Company recognized policy administration software service income of $19 and $442, respectively.

The Company provides catastrophe claims software service through the usage of its software, enabling efficient management and adjustment of the increased claim volumes arising from catastrophes. This service is offered to HCM, TTIC, CRM and Tailrow under their respective agreements.

For the six months ended June 30, 2025 and 2024, the Company recognized catastrophe claims software service income of $4,483 and $2,370, respectively. As of June 30, 2025 and December 31, 2024, the unearned revenue of $17,661 and $17,286, respectively, were recorded within the contract liabilities in the consolidated balance sheets. As of June 30, 2025 and December 31, 2024, the Company had accounts receivable outstanding related to catastrophe claims software service income of $879 and $518, respectively. Such fees are typically settled in the month following the period in which the services were rendered.

Related Party Service Agreements—Expenses

Agent Commissions

Under an agent commission agreement with Omega Insurance Agency, Inc. (“Omega”), a subsidiary of HCI, the Company pays commissions on premiums received in cash for policies issued by specific customers during the

EXZEO GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share amounts, unless otherwise stated)

term of the agreement. Commission expenses for the six months ended June 30, 2025 and 2024 were $53 and $56, respectively. These expenses are reflected in the cost of revenue in the consolidated statements of income. As of June 30, 2025 and December 31, 2024, the Company had accounts payable outstanding related to the agent commission were $5 and $9, respectively.

Claim Services

The Company receives field adjuster services from Griston Claim Services, Inc. (“GCS”), a subsidiary of HCI, and pays a fee for the services received. Field adjuster services expenses for the six months ended June 30, 2025 and 2024 were $1,003 and $1,078, respectively. These expenses are reflected in the cost of revenue in the consolidated statements of income.

The Company also pays claim services fee to Griston Claim Management, Inc (“GCM”), a subsidiary of HCI. The Company pays GCM a fee per internally handled non-catastrophe claims for TTIC. For catastrophe claim services provided for TTIC, the Company pays GCM a fee per claim and a percentage of the incurred loss on the catastrophe claim. For claim services provided for CORE, the Company pays GCM a fee plus a percentage of the amount expended for indemnification of the loss per claim handled by GCM. For claim services provided for Tailrow, the Company pays GCM a per-claim fee. For the six months ended June 30, 2025 and 2024, claim services expenses were $7,360 and $6,031, respectively. These expenses are reflected in the cost of revenue in the consolidated statements of income.

As of June 30, 2025 and December 31, 2024, accounts payable outstanding related to the claim services were $1,044 and $429, respectively. Such fees are typically settled in the month following the period in which the services were rendered.

Office Leases

The Company entered into a lease agreement with Century Park Holding, LLC, a subsidiary of HCI, for an office space in Tampa, Florida, beginning on January 1, 2023 and ending on December 31, 2032.

In 2022, the Company signed a lease agreement with Silver Springs Property Investment, LLC, a subsidiary of HCI, for an office building in Ocala, Florida. The lease began on January 1, 2022 and was scheduled to end on December 31, 2024. On July 4, 2024, the Company exercised the renewal option and extended the lease term such that it will now end on December 31, 2027.

For the six months ended June 30, 2025, the lease expense related to these leases were $765 and $743, respectively. These expenses are reflected in the cost of revenue and selling, general and administrative expenses in the consolidated statements of income.

As of June 30, 2025 and December 31, 2024, there were no accounts payable outstanding related to the office lease as payments are due on the 1st day of each calendar month.

Corporate Cost Allocation

The Company provides corporate services to TTIC under a corporate cost allocation agreement between Exzeo and affiliates. Expenses allocated under this agreement during the six months ended June 30, 2025 and 2024 were $1,746 and $1,251, respectively. The cost allocation is presented as a reduction in selling, general and administrative expenses within the consolidated statements of income. Such fees are typically settled in the month following the period in which the services were rendered. The agreement was terminated effective July 1, 2025. See Note 16 — “Subsequent Events” for additional details.

EXZEO GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share amounts, unless otherwise stated)

Notes Payable

On December 22, 2021, the Company issued a demand promissory note to HCI for the principal amount of $40,000 with an annual interest rate of 2.0%, maturing on June 30, 2023. The proceeds were used to make a capital contribution to TTIC. On February 5, 2023, HCI’s Board of Directors extended the maturity date for the principal and accrued interest to June 30, 2025.

On June 1, 2022, the Company issued a promissory note to HCI for the principal amount of $2,994 with an annual interest rate of 3.25%, maturing on June 1, 2025.

On December 21, 2022, the Company issued a promissory note to HCI for the principal amount of $15,000 with an annual interest rate of 5.5%, maturing on December 21, 2025. The proceeds were used to make a capital contribution to TTIC.

On January 22, 2024, the Company issued a $100,000 promissory note to HCI with an annual interest rate of 5.5%, maturing on January 22, 2029. The proceeds were used to finance the redemption of the Redeemable Series A Preferred Stock. See Note 12 — “Redeemable Series A Preferred Stock” for additional details.

On July 1, 2024, the Company entered into a Purchase Agreement with HCI. Pursuant to the Purchase Agreement, the Company transferred to HCI 2,500,000 shares of TTIC’s $1.00 par value common stock, representing all of TTIC’s issued and outstanding common shares. In exchange, HCI agreed to consider three promissory notes issued by the Company, totaling $117,994 in principal, as fully repaid with the exception of the 2.0% Promissory Note due June 1, 2025. This promissory note remained in effect with its principal balance reduced from $40,000 to $2,994 until it was fully repaid in November 2024.

Interest expenses for the six months ended June 30, 2024 for the notes with HCI were $3,306.

Non-cash Capital Contributions

On January 22, 2024, the Company redeemed all of the Redeemable Series A Preferred Stock held by the fund associated with Centerbridge Partners, L.P. (collectively, the “Preferred Investor”) and in connection with the redemption, HCI extended the expiration date of the warrant currently held by the Preferred Investor. See Note 12 — “Redeemable Series A Preferred Stock” for additional details. The Company reflected the full costs of redemption by recording the incremental fair value of the HCI warrant modification as a non-cash capital contribution and deemed dividend, amounting to $3,386 which was subtracted from net income to arrive at income available to common stockholders in the calculation of earnings per share.

For the six months ended June 30, 2025, the Company recognized compensation expense related to HCI restricted stock of $25 in the consolidated statements of income and non-cash capital contribution in the consolidated balance sheets. See Note 14 – “Stock-based Compensation” for additional details.

EXZEO GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share amounts, unless otherwise stated)

Note 8 — Leases

The Company’s ROU assets and corresponding liabilities for operating leases are as follows:

	June 30,	December 31,
	2025	2024
Operating leases:
ROU Assets	$7,469	$8,052
Liabilities - current	$2,291	$2,132
Liabilities - non-current	5,518	6,219

Total liabilities	$7,809	$8,351

The Company has entered into multiple lease agreements with its affiliates. See Note 7 — “Related Party Transactions” for additional details.

The Company’s operating leases in which the Company is a lessee are as follows:

Class of Assets	Initial Term	Renewal Option	Other Terms and Conditions
Operating lease:
Office space	3 to 10 years	Yes	(a), (b)
Office equipment	5.25 years	Not applicable

(a)	There is a variable lease payment.
(b)	Rent escalation provisions exist.

As of June 30, 2025, maturities of lease liabilities were as follows:

Operating Leases
Due in 12 months following June 30,
2025	$1,687
2026	1,738
2027	1,461
2028	1,162
2029	1,184
2030 and after	2,878

Total lease payments	10,110

Less: interest and foreign taxes	2,301

Total lease obligations	$7,809

EXZEO GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share amounts, unless otherwise stated)

The quantitative information with regards to the Company’s operating and financing leases is as follows:

	Six Months Ended June 30,
	2025	2024
Lease costs:
Operating lease costs*	$872	847

Total lease costs	$872	$847

Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows – operating leases	$816	$797
Weighted-average remaining lease term:
Operating leases (in years)
Weighted-average discount rate:
Operating leases

*	Included in selling, general and administrative expenses on the consolidated statements of income.

Note 9 — Segment Information

Operating segments are defined as components of an enterprise, which separate financial information is available that is evaluated regularly by the chief operating decision maker (“CODM”), or decision group, in deciding how to allocate resources and assessing performance. The Company’s chief executive officer serves as the CODM. The CODM reviews financial information on a consolidated basis and allocates resources and evaluates financial performance based on consolidated revenue and operating income. As such, the Company has determined that it operates as one operating and reportable segment.

During the third quarter of 2024, the Company completed the sale of TTIC to its parent company, HCI. As a result, the operations of TTIC have been classified as discontinued operations in the consolidated financial statements for all periods presented. In connection with this change, the Company reevaluated its segment reporting and determined that the remaining operations constitute a single operating and reportable segment. Prior period segment information has been recast to conform to the current period presentation reflecting one reportable segment.

All of the Company’s revenues are earned in the United States, and all assets are located in the United States. See Note 6 – “Concentration of Credit Risk” for additional details about major customers.

EXZEO GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share amounts, unless otherwise stated)

The following table presents consolidated revenue, significant expense categories regularly reviewed by the CODM, and net income for the periods indicated:

	Six Months Ended June 30,
	2025	2024
Revenue	$108,498	$60,305
Cost of revenue:
Policy commission and related expenses	22,741	18,710
Outsourced claims fees	6,086	3,891
Direct personnel expense	10,079	7,002
Other operating expenses	6,011	6,214
Depreciation and amortization	1,205	1,102

Gross profit	62,376	23,386

Operating expenses
Selling, general and administrative:
Personnel cost	4,224	2,777
Other operating expenses	1,442	1,455
Research and development	4,575	3,290
Depreciation and amortization	211	156

Total operating expenses	10,452	7,678

Operating income	51,924	15,708

Investment income	1,161	142
Interest expense	—	(3,306)
Income before taxes	$53,085	$12,544
Income tax expense	13,471	3,433

Net income	$39,614	$9,111

Note 10 — Income Taxes

During the six months ended June 30, 2025 and 2024, the Company recorded income tax expense from continuing operations of $13,471 and $3,433, respectively, which resulted in effective tax rates of 25.4% and 27.4% respectively. The decrease in the effective tax rate, as compared with the corresponding period in the prior year, was primarily attributable to a higher effective tax rate for the period during 2024 from certain non-deductible compensation expenses for the period during 2024. The Company’s estimated annual effective tax rate differs from the statutory federal tax rate due to state and foreign income taxes, certain nondeductible components and tax-exempt items.

A valuation allowance must be established for deferred tax assets when it is more likely than not that deferred assets will not be realized based on available evidence both positive and negative, including recent results, available tax planning strategies, and projected future taxable income. As a result of the sale of TTIC, the Company incurred a tax loss and recognized a deferred tax asset of $544. As of June 30, 2025, management concluded that it was more likely than not that the deferred tax asset related to the sale of TTIC would not be realized and therefore recorded a valuation allowance of $544.

EXZEO GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share amounts, unless otherwise stated)

Note 11 — Earnings Per Share

GAAP requires the Company to use the two-class method in computing basic earnings per share since holders of the Company’s restricted stock have the right to share in dividends, if declared, equally with common stockholders. These participating securities affect the computation of both basic and diluted earnings per share during periods of net income or loss. A summary of the numerator and denominator of the basic and diluted loss per common share for the six months ended June 30, 2025 and 2024, is as follows:

	Six Months Ended
	June 30, 2025
	Income	Shares (a)	Per Share
	(Numerator)	(Denominator)	Amount
Continuing Operations:
Income from continuing operations, after tax	$39,614
Less: (Income) loss attributable to participating securities	(1,912)

Basic Income Per Share:
Income (loss) allocated to common stockholders	37,702	78,741	$0.48

Diluted Income Per Share:
Income available to common stockholders and assumed conversions	$37,702	78,741	$0.48

	Six Months Ended
	June 30, 2024
	Income	Shares (a)	Per Share
	(Numerator)	(Denominator)	Amount
Continuing Operations:
Income from continuing operations, after tax	$9,111
Less: Dividends on preferred stock	(10,149)
Less: (Income) loss attributable to participating securities from continuing operations	52

Basic Income Per Share:
Income (loss) allocated to common stockholders from continuing operations	(986)	76,297	$(0.01)

Diluted Income Per Share:
Income available to common stockholders and assumed conversions from continuing operations	$(986)	76,297	$(0.01)

Discontinued Operations:
Income from discontinued operations, after taxes	$19,253
Less: Income attributable to participating securities from discontinued operations	(967)

Basic Income Per Share:
Income allocated to common stockholders from discontinued operations	18,286	76,297	$0.24

Diluted Income Per Share:
Income available to common stockholders and assumed conversions from discontinued operations	$18,286	76,297	$0.24

EXZEO GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share amounts, unless otherwise stated)

(a)	Shares in thousands.

We exclude antidilutive Exzeo stock options and Redeemable Series A Preferred Stock from our calculation of weighted-average shares for diluted earnings per share when the inclusion would have an anti-dilutive effect.

Note 12 — Redeemable Series A Preferred Stock

In 2021, the Company completed a capital investment transaction with the Preferred Investor, a private investment management fund. Under the investment agreement, the Company issued 9,000,000 voting shares of its Series A-1 Preferred Stock and 1,000,000 non-voting shares of its Series A-2 Preferred Stock (together “Series A Preferred Stock”), $0.001 par value, at a price of $10 per share for total proceeds of $100,000. On July 3, 2023, an additional 1,000,000 shares of non-voting Series A-2 Preferred Stock was authorized to exchange an equal number of shares of Series A-1 Preferred Stock. See Note 13 — “Stockholders’ Equity” for additional details.

On January 22, 2024, the Company entered into a Stock Redemption Agreement with the Preferred Investor which allowed the Company to redeem all of the Series A Preferred Stock. The redemption totaled $100,000 plus accrued and unpaid dividends of approximately $2,923. At redemption, the difference between the consideration transferred of $102,923 and the redemption date carrying value of $96,695 is recorded as a deemed dividend which is subtracted from net income when calculating income available to common stockholders.

In connection with the redemption described above, HCI had extended the expiration date of the warrants for HCI stock that had been issued as a part of the original capital investment transaction with the Preferred Investor to purchase 750,000 shares of HCI common stock. The amended and restated warrant had extended the expiration for 450,000 underlying warrant shares in 150,000 share increments to December 31, 2026, December 31, 2027, and December 31, 2028. The remaining 300,000 warrants continued to have the same original expiration date of February 26, 2025. The Company had reflected the full costs of redemption by recording the incremental fair value of the HCI warrants modification as a non-cash capital contribution and deemed dividend, amounting to $3,386.

The activity of redeemable preferred stock during the six months ended June 30, 2024, is as follows:

2024
Balance as of January 1	$96,160
Increase (decrease):
Accrued cash dividends	424
Accretion - increasing dividend rate	111
Adjustment to maximum redemption value	6,228
Dividends paid	(2,923)
Redemption	(100,000)

Balance as of March 31	$—

The Company fully redeemed all Series A Preferred Stock in January 2024. For the six months ended June 30, 2024, dividends on the Series A Preferred Stock totaled $535, consisting of accrued cash dividends of $424 and accretion related to increasing dividend rates of $111.

EXZEO GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share amounts, unless otherwise stated)

Note 13 — Stockholders’ Equity

Common Stock

The Company is authorized to issue 184,000,000 shares of common stock consisting of 181,860,000 shares of voting common stock and 2,140,000 shares of non-voting common stock.

Preferred Stock

On January 22, 2024, the Company redeemed the outstanding 10,000,000 shares of Series A Preferred Stock. See Note 12 — “Redeemable Series A Preferred Stock” for additional details. The Company is authorized to issue to 38,502,000 shares of Preferred Stock upon the terms and conditions set forth in the Company’s Third Amended and Restated Articles of Incorporation, as amended.

Note 14 — Stock-Based Compensation

2021 Omnibus Incentive Plan

As of June 30, 2025, the 2021 Omnibus Incentive Plan (the “2021 Omnibus Plan”) authorizes the issuance of up to 12,585,851 shares, with 3,353,376 shares remaining for future grant.

Stock Options

A summary of the stock option activity for the six months ended June 30, 2025 and 2024, is as follows (option amounts not in thousands):

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at January 1, 2025	6,350,000	$23.00	0.75 years	$—
Outstanding at March 31, 2025	6,350,000	$23.00	0.5 years	$—

Outstanding at June 30, 2025	6,350,000	$23.00	0.25 years	$—

Exercisable as of June 30, 2025	5,725,000

Outstanding at January 1, 2024	6,350,000	$23.00	1.75 years	$—

Outstanding at March 31, 2024	6,350,000	$23.00	1.50 years	$—

Outstanding at June 30, 2024	6,350,000	$23.00	1.25 years	$—

Exercisable as of June 30, 2024	3,968,750

There were no options granted or exercised for the six months ended June 30, 2025 and 2024. For the six months ended June 30, 2025 and 2024, the Company recognized $690 and $878, respectively, of compensation expense for stock options which was recorded within the cost of revenue and selling, general and administrative sections in the consolidated statement of income. The deferred tax benefits related to stock options were $50 for the six months ended June 30, 2025 and 2024.

As of June 30, 2025 and December 31, 2024, there were $351 and $1,040, respectively, of unrecognized compensation expense related to non-vested stock options. The Company expects to recognize the remaining compensation expense over a period of 0.25 years.

EXZEO GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share amounts, unless otherwise stated)

Restricted Stock Awards

Information with respect to the activity of unvested restricted stock awards during the six months ended June 30, 2025 and 2024 is as follows:

	Number of Restricted Stock Awards	Weighted Average Grant Date Fair Value
Balance at January 1, 2025	4,120,174	$2.16
Vested	(51,554)	$1.12
Forfeited	(100,500)	$3.00

Nonvested at March 31, 2025	3,968,120	$2.15

Vested	—	$—
Forfeited	(8,400)	$3.00

Nonvested at June 30, 2025	3,959,720	$2.15

Balance at January 1, 2024	4,233,243	$0.63
Vested	(224,904)	$1.39
Forfeited	(18,480)	$2.02

Nonvested at March 31, 2024	3,989,859	$0.58

Vested	(118,624)	$4.60
Forfeited	(6,503)	$1.32

Nonvested at June 30, 2024	3,864,732	$0.45

For the six months ended June 30, 2025 and 2024, the Company recognized compensation expense of $714 and $479, respectively, and deferred tax benefits of $119 and $75, respectively, related to restricted stock awards.

As of June 30, 2025 and December 31, 2024, there was approximately $7,414 and $8,455, respectively, of total unrecognized compensation expense related to non-vested restricted stock. The Company expects to recognize the remaining compensation expense over a weighted-average period of 5.42 years.

For the six months ended June 30, 2025, there was no repurchase of common shares held by former employees. For the six months ended June 30, 2024, the Company repurchased 6,830 of common shares outstanding with a fair value of $1.46 per share held by former employees for total repurchase price of $12. The total purchase price includes $2, related to the excess of the repurchase price over the fair value paid, and was recognized as additional compensation cost in the selling, general and administrative expenses in the consolidated statements of income for the six months ended June 30, 2024.

HCI Equity Incentive Plan

HCI has an incentive plan that provides restricted stock awards to employees of HCI and its subsidiaries in connection with their service. The terms of the restricted stock awards include service conditions and market condition, and the awards generally vest over a period of four years. In December 2024, certain employees of HCI and its subsidiaries were transferred to the Company. The Company recognizes stock-based compensation expense for those employees’ unvested shares based on the fair value determined by HCI at the original grant date and the same vesting terms established at the grant date. The awards are not remeasured following the transfer.

EXZEO GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share amounts, unless otherwise stated)

For the six months ended June 30, 2025, the Company recognized compensation expense related to HCI restricted stock of $25 in the consolidated statements of income and non-cash capital contribution in the consolidated balance sheets.

Note 15 — Commitments and Contingencies

Legal Matters

From time to time, the Company may be involved in legal and regulatory proceedings arising in the ordinary course of business. As of June 30, 2025 and December 31, 2024, the Company is not a party to any material legal proceedings that, individually or in the aggregate, are expected to have a material adverse effect on its business, financial condition, or results of operations. The Company evaluates potential exposure to such matters and records a liability when an outcome is probable, and the amount can be reasonably estimated.

Lease Commitments

The Company leases office spaces and certain equipment under non-cancelable operating leases. These leases have remaining terms ranging from two and a half years to eight and a half years, and may include renewal options or escalation clauses. The Company also has minimum future lease payments obligations. See Note 8 — “Leases” for additional details.

Indemnification Obligations

The Company provides certain indemnification commitments under its agreements with customers. These obligations may require the Company to defend against claims for certain damages arising from breaches of contractual terms. As of June 30, 2025 and December 31, 2024, the Company has not accrued any expenses related to such claims.

Regulatory Matters

The Company is required to maintain compliance with various federal and state laws, including data privacy regulations and insurance-related requirements. The Company continues to enhance its compliance process and address evolving operations.

Note 16 — Subsequent Events

The Company has evaluated subsequent events through September 25, 2025, the date the consolidated financial statements were available to be issued. There were no subsequent events requiring modification to or disclosure in the consolidated financial statements, except as detailed below:

Effective July 1, 2025, the Company’s corporate cost allocation agreement was amended to exclude TTIC as part of the agreement. Therefore, we will not expect to apportion cost moving forward. The Company does not expect a material impact to its financial statements as a result of the termination.

On July 4, 2025, the One Big Beautiful Bill Act (“OBBBA”) was signed into law. The OBBBA includes various provisions, such as the permanent extension of certain expiring provisions of the Tax Cuts and Jobs Act, modifications to the international tax framework and the restoration of favorable tax treatment for certain business provisions. The OBBBA has multiple effective dates, with certain provisions effective in 2025 and others implemented through 2027. We are currently assessing its impact on our consolidated financial statements and will recognize the income tax effects in the consolidated financial statements beginning in the period in which the OBBBA was signed into law.

EXZEO GROUP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Amounts in thousands, except share and per share amounts, unless otherwise stated)

On July 22, 2025, the Company granted approximately 90,000 shares of service-condition restricted stock awards to certain employees under the 2021 Omnibus Incentive Plan. The stock awards will vest over a six-year period. The Company expects to recognize compensation expense over the service period accordingly.

Common Stock

Shares

Exzeo Group, Inc.

PRELIMINARY PROSPECTUS

Joint Bookrunning Managers

Truist Securities

Citizens Capital Markets		William Blair
Co-Manager Fifth Third Securities

Through and including    , 20  (the 25th day after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

, 2025

PART II.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth all the costs and expenses, other than underwriting discounts and commissions, to be paid by us in connection with the sale of the shares of common stock being registered hereby. All amounts shown below are estimates, except the SEC registration fee, the FINRA filing fee and the stock exchange listing fee:

Amount
SEC registration fee		$15,310
FINRA filing fee		15,500
NYSE listing fee		*
Printing expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Transfer agent and registrar fees and expenses		*
Miscellaneous expenses		*

Total	$	*

*	To be filed by amendment.

Item 14. Indemnification of Directors and Officers

Exzeo Group, Inc. is incorporated under the laws of the state of Florida. Section 607.0831 of the Florida Business Corporation Act, as amended (the “FBCA”), provides that a director is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision to take or not to take action, or any failure to take any action, as a director, unless (1) the director breached or failed to perform his or her duties as a director and (2) the director’s breach of, or failure to perform, those duties constitutes (a) a violation of the criminal law, unless the director had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful, (b) a transaction from which the director derived an improper personal benefit, either directly or indirectly, (c) a circumstance under which the liability provisions of Section 607.0834 of the FBCA are applicable, (d) in a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation, or willful or intentional misconduct, or (e) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property. A judgment or other final adjudication against a director in any criminal proceeding for a violation of the criminal law estops that director from contesting the fact that his or her breach, or failure to perform, constitutes a violation of the criminal law; but does not estop the director from establishing that he or she had reasonable cause to believe that his or her conduct was lawful or had no reasonable cause to believe that his or her conduct was unlawful.

Under Section 607.0851 of the FBCA, a corporation has power to indemnify any person who is a party to any proceeding (other than an action by, or in the right of the corporation), because he or she is or was a director or officer of the corporation against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation or, with respect to any criminal action or proceeding, has reasonable cause to believe that his or her conduct was unlawful.

For purposes of the indemnification provisions of the FBCA, “director” or “officer” means an individual who is or was a director or officer, respectively, of a corporation or who, while a director or officer of the corporation, is or was serving at the corporation’s request as a director or officer, manager, partner, trustee, employee, or agent of another domestic or foreign corporation, limited liability company, partnership, joint venture, trust, employee benefit plan, or another enterprise or entity and the terms include, unless the context otherwise requires, the estate, heirs, executors, administrators, and personal representatives of a director or officer.

In addition, under Section 607.0851 of the FBCA, a corporation has the power to indemnify any person, who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director or officer, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made under this subsection in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

Section 607.0852 of the FBCA provides that a corporation must indemnify an individual who is or was a director or officer who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the individual was a party because he or she is or was a director or officer of the corporation against expenses incurred by the individual in connection with the proceeding.

Section 607.0853 of the FBCA provides that a corporation may, before final disposition of a proceeding, advance funds to pay for or reimburse expenses incurred in connection with the proceeding by an individual who is a party to the proceeding because that individual is or was a director or an officer if the director or officer delivers to the corporation a signed written undertaking of the director or officer to repay any funds advanced if (a) the director or officer is not entitled to mandatory indemnification under Section 607.0852; and (b) it is ultimately determined under Section 607.0854 or Section 607.0855 (as described below) that the director or officer has not met the relevant standard of conduct described in Section 607.0851 or the director or officer is not entitled to indemnification under Section 607.0859 (as described below).

Section 607.0854 of the FBCA provides that, unless the corporation’s articles of incorporation provide otherwise, notwithstanding the failure of a corporation to provide indemnification, and despite any contrary determination of the board of directors or of the shareholders in the specific case, a director or officer of the corporation who is a party to a proceeding because he or she is or was a director or officer may apply for indemnification or an advance for expenses, or both, to a court having jurisdiction over the corporation which is conducting the proceeding, or to a circuit court of competent jurisdiction. Our amended and restated articles of incorporation do not provide any such exclusion. After receipt of an application and after giving any notice it considers necessary, the court may order indemnification or advancement of expenses upon certain determinations of the court.

Section 607.0855 of the FBCA provides that, unless ordered by a court under Section 607.0854, a corporation may not indemnify a director or officer under Section 607.0851 unless authorized for a specific proceeding after a determination has been made that indemnification is permissible because the director or officer has met the relevant standard of conduct set forth in Section 607.0851.

Section 607.0857 of the FBCA also provides that a corporation shall have the power to purchase and maintain insurance on behalf of and for the benefit of any person who is or was a director or officer of the corporation against any liability asserted against the person and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify or advance expenses to the individual against such liability under the provisions of Section 607.0857.

Section 607.0858 of the FBCA provides that the indemnification provided pursuant to Section 607.0851 and Section 607.0852, and the advancement of expenses provided pursuant to Section 607.0853, are not exclusive. A corporation may, by a provision in its articles of incorporation, bylaws or any agreement, or by vote of shareholders or disinterested directors, or otherwise, obligate itself in advance of the act or omission giving rise to a proceeding to provide any other or further indemnification or advancement of expenses to any of its directors or officers.

Section 607.0859 of the FBCA provides that, unless ordered by a court under the provisions of Section 607.0854 of the FBCA, a corporation may not indemnify a director or officer under Section 607.0851 or Section 607.0858, or advance expenses to a director or officer under Section 607.0853 or Section 607.0858, if a judgment or other final adjudication establishes that his or her actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (a) willful or intentional misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder; (b) a transaction in which a director or officer derived an improper personal benefit; (c) a violation of the criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; or (d) in the case of a director, a circumstance under which the liability provisions of Section 607.0834 are applicable (relating to unlawful distributions).

Our amended and restated articles of incorporation and bylaws provide that we shall indemnify, and advance any and all reasonable expenses incurred by, any director or former director to the fullest extent permitted by law.

The underwriting agreement for this offering will provide that the underwriters indemnify us against certain civil liabilities that may be incurred in connection with this offering, including certain liabilities under the Securities Act of 1933.

We also maintain director and officer liability insurance against certain claims and liabilities which may be made against our former, current or future directors and officers. In addition, we have individual indemnification agreements with our directors.

Item 15. Recent Sales of Unregistered Securities

In the preceding three years, we have sold and issued the following securities that were not registered under the Securities Act:

•

From February 14, 2022 through September 26, 2022, we granted to our employees and directors an aggregate of 87,500 shares of restricted common stock pursuant to our 2021 Omnibus Plan. We claimed exemption from registration under the Securities Act for such grants under Section 4(a)(2) of the Securities Act in that such sales and issuances did not involve a public offering or under Rule 701 promulgated under the Securities Act, in that they were offered and sold either pursuant to written compensatory plans or pursuant to a written contract relating to compensation, as provided by Rule 701.

•

From December 18, 2024 through December 22, 2024, we granted to our employees and directors an aggregate of 2,793,900 shares of restricted common stock pursuant to our 2021 Omnibus Plan. We claimed exemption from registration under the Securities Act for such grants under Section 4(a)(2) of the Securities Act in that such sales and issuances did not involve a public offering or under Rule 701 promulgated under the Securities Act, in that they were offered and sold either pursuant to written compensatory plans or pursuant to a written contract relating to compensation, as provided by Rule 701.

•

On July 22, 2025, we granted approximately 90,000 shares of service-condition restricted stock awards to certain employees under the 2021 Omnibus Plan. We claimed exemption from registration under the Securities Act for such grants under Section 4(a)(2) of the Securities Act in that such sales and issuances did not involve a public offering or under Rule 701 promulgated under the Securities Act, in that they were offered and sold either pursuant to written compensatory plans or pursuant to a written contract relating to compensation, as provided by Rule 701.

Item 16. Exhibits and Financial Statement Schedules

(A) Exhibits. See the Exhibit Index immediately preceding the signature page hereto, which is incorporated by reference as if fully set forth herein.

(B) Financial Statement Schedules.

All schedules are omitted because the required information is (i) not applicable, (ii) not present in amounts sufficient to require submission of the schedule and/or (iii) included in the financial statements and accompanying notes thereto included in the prospectus filed as part of this registration statement.

Item 17. Undertakings

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in Item 14 of this registration statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

INDEX TO EXHIBITS

Exhibit No.	Exhibit Description

1.1*	Form of Underwriting Agreement.

3.1	Form of Amended and Restated Articles of Incorporation of Exzeo Group, Inc., to be in effect immediately prior to the completion of this offering.

3.2	Form of Amended and Restated Bylaws of Exzeo Group, Inc., to be in effect immediately prior to the completion of this offering.

4.1*	Specimen stock certificate evidencing shares of common stock.

5.1	Form of Opinion of Foley & Lardner LLP.

10.1	Form of Indemnification Agreement by and among the registrant and its directors and officers.

10.2	Amended and Restated Managing General Agency Agreement, dated November 5, 2020, by and between Exzeo Insurance Services, Inc. and TypTap Insurance Company.

10.3	First Amendment to Amended and Restated Managing General Agency Agreement, effective as of March 1, 2021, by and between Exzeo Insurance Services, Inc. and TypTap Insurance Company.

10.4	Claims Services Agreement, effective as of March 1, 2021, by and between Griston Claim Management, Inc. and Exzeo Insurance Services, Inc.

10.5	Second Amendment to Amended and Restated Managing General Agency Agreement, effective as of September 1, 2022, by and between Exzeo Insurance Services, Inc. and TypTap Insurance Company.

10.6	Policy Administration Services Agreement, effective as of January 1, 2025, by and between Exzeo Insurance Services, Inc. and Homeowners Choice Managers, Inc.

10.7	Software License and Services Agreement, effective March 1, 2021, by and between Homeowners Choice Managers, Inc. and Exzeo USA, Inc.

10.8	Catastrophe Software License and Services Agreement, effective September 28, 2022, between Homeowners Choice Managers, Inc. and Exzeo USA, Inc.

10.9	Managing General Agency Agreement, dated November 21, 2023, by and between Exzeo Insurance Services, Inc. and Core Risk Managers, LLC, for itself and as attorney-in-fact for Condo Owners Reciprocal Exchange.

10.10	Claims Services Agreement, effective as of November 21, 2023, by and between Griston Claim Management, Inc. and Exzeo Insurance Services, Inc.

10.11	Managing General Agency Agreement, dated November 5, 2024, by and between Exzeo Insurance Services, Inc. and Tailrow Risk Managers, LLC, for itself and as attorney-in-fact for Tailrow Insurance Exchange.

10.12	Claims Services Agreement, effective as of November 5, 2024, between Griston Claim Management, Inc. and Exzeo Insurance Services, Inc.

10.13	Tax Allocation Agreement, dated February 13, 2025, by and among HCI Group, Inc. and its subsidiaries party thereto.

10.14+	Exzeo Group Inc. 2021 Equity Incentive Plan (the 2021 Equity Plan).

10.15+	Form of Restricted Stock Award Agreement under the 2021 Equity Plan.

10.16+	Exzeo Group Inc. 2021 Omnibus Incentive Plan (the 2021 Omnibus Plan).

Exhibit No.	Exhibit Description

10.17+	Form of Stock Option Award under the 2021 Omnibus Plan.

10.18+	Form of Restricted Stock Award Agreement under the 2021 Omnibus Plan.

10.19*+	Exzeo Group Inc. 2025 Omnibus Incentive Plan (the 2025 Omnibus Plan).

10.20*+	Form of Stock Option Award under the 2025 Omnibus Plan.

10.21*+	Form of Restricted Stock Award Agreement under the 2025 Omnibus Plan.

21.1	Subsidiaries of the registrant.

23.1	Consent of Foley & Lardner LLP (included in Exhibit 5.1).

23.2	Consent of Forvis Mazars, LLP, independent registered public accounting firm.

24	Power of Attorney (included on signature page).

107	Filing Fees Exhibit.

*	To be filed by amendment.
+	Indicates management contract or compensatory plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, Florida, on this 25th day of September, 2025.

Exzeo Group, Inc.

By:	/s/ Paresh Patel
Name: Paresh Patel
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints each of Paresh Patel and Kevin Mitchell, and each of them individually, his or her true and lawful attorneys-in-fact and agents, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post effective amendments) to this registration statement and any subsequent registration statement filed pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifying and confirming all that either of the said attorneys-in-fact and agents, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date
/s/ Paresh Patel	Chief Executive Officer (Principal Executive Officer) and Chairman of the Board of Directors	September 25, 2025
Paresh Patel

/s/ Suela Bulku	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	September 25, 2025
Suela Bulku

/s/ Kevin Mitchell	President and Director	September 25, 2025
Kevin Mitchell

/s/ Irene Hurst	Director	September 25, 2025
Irene Hurst

/s/ Robert A. Lopes, Jr.	Director	September 25, 2025
Robert A. Lopes, Jr.

/s/ James Macchiarola	Director	September 25, 2025
James Macchiarola

/s/ Loreen Spencer	Director	September 25, 2025
Loreen Spencer